FILING PURSUANT TO RULE 424(b)(3)

REGISTRATION STATEMENT NO. 333-117218

PROSPECTUS

$235,000,000

Offer to Exchange

8 3/4% Senior Subordinated Notes Due 2012,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 8 3/4% Senior Subordinated Notes Due 2012

The Exchange Notes

We are offering to exchange $235 million aggregate principal amount of our 8 3/4% senior subordinated notes due 2012 that we have registered under the Securities Act, or the exchange notes, for any and all outstanding 8 3/4% senior subordinated notes due 2012 that we issued on March 10, 2004, or the old notes. The terms of the exchange notes will be identical to the material terms of our old notes, except for the elimination of some transfer restrictions, registration rights and certain liquidated damage provisions relating to the registration rights of the holders of the old notes.

The exchange notes will mature on March 15, 2012. Interest on the exchange notes will accrue at 8 3/4% per year, and the interest will be payable semi-annually in arrears on March 15 and September 15, beginning September 15, 2004. The exchange notes will be subject to full and unconditional guarantees on a senior subordinated basis by all of our existing and future domestic wholly-owned subsidiaries other than Global Cash Access Finance Corporation. The exchange notes will not be senior to any of our current obligations and will be subordinate to up to $276,750,000 of indebtedness under our senior secured credit facilities. We may redeem the exchange notes at any time on or after March 15, 2008. In addition, at any time prior to March 15, 2008, we may redeem up to 35% of the exchange notes with the net proceeds of one or more public equity offerings.

If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase exchange notes from holders. The exchange notes and the guarantees will be our general unsecured senior subordinated obligations. Accordingly, they will rank:

•	behind all of our and the guarantors’ existing and future senior debt, whether or not secured; as of June 30, 2004, we and the guarantors had $256.8 million of senior debt (excluding four letters of credit for a total of $3.4 million), all of which was secured;

•	effectively behind the liabilities of those of our subsidiaries that are not guaranteeing the exchange notes by virtue of the fact that such subsidiaries may pay their liabilities without regard to the exchange notes;

•	effectively behind all of our and the guarantors’ existing and future secured debt by virtue of the fact that the secured creditors may seek recourse to collateral without regard to the exchange notes;

•	equally with all of our and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the exchange notes; and

•	ahead of any of our and the guarantors’ future debt that expressly provides that it is subordinated to the exchange notes.

Material Terms of The Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on October 14, 2004, unless extended. We do not currently intend to extend the expiration date.

Our completion of the exchange offer is subject to customary conditions which we may waive. Any such waiver will apply evenly to all holders of old notes.

Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act. Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of the exchange notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. Federal income tax purposes.

We will not receive any proceeds from the exchange offer.

Resales of Exchange Notes

The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. There has been no public market for the old notes and we cannot assure you that any public market for the exchange notes will develop. We do not intend to list the exchange notes on any national securities exchange or any automated quotation system. As a result, holders of exchange notes may have difficulty selling the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all exchange notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Please see “ Risk Factors” beginning on page 12 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission, any gaming authority, any state securities commission nor any other regulatory agency has approved or disapproved of the notes offered hereby or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2004

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a license has been filed with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State of New Hampshire has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective investor, customer or client any representation inconsistent with the provisions of this paragraph.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering and is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. This summary does not contain all of the information that is important to you. We urge you to carefully read and review the entire prospectus, including the Risk Factors and our financial statements and related notes before you decide whether or not to participate in the exchange offer.

The Company

We are a provider of cash access products and services to the gaming industry in the United States, Canada, the Caribbean and the United Kingdom. We provide a suite of cash access products and services to the gaming industry. Our cash access products and services allow gaming patrons to access funds through a variety of methods, including credit card cash advances, point-of-sale, or POS, debit card transactions, automated teller machine, or ATM, withdrawals, check cashing transactions and money transfers. We also own a gaming patron credit bureau database, which is used in the industry as a resource for underwriting patron credit decisions, or markers. In 2003, we processed over 60 million transactions, representing approximately $12 billion in face value. For the year ended December 31, 2003, we generated $356.4 million in revenues, $63.8 million in operating income and $58.4 million in net income.

We provide our cash access services to patrons at approximately 920 gaming establishments. We have contracts with eight of the top ten gaming operators in the United States, including Harrah’s Entertainment, Inc., Caesars Entertainment, Inc., Mandalay Resort Group, Boyd Gaming Corporation, Foxwoods Resort Casino, Mohegan Tribal Gaming Authority, Trump Hotels & Casino Resorts, Inc. and Penn National Gaming, Inc., and three of the top four gaming operators in the United Kingdom. Our contracts are generally exclusive for terms ranging from three to five years.

We generate revenues by charging patrons and gaming establishments service fees for the use of our cash access services. We typically share a portion of our service fees with gaming establishments in the form of commissions.

Global Cash Access, Inc.’s principal executive offices are located at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120. Our telephone number is (800) 833-7110. Our web site address is www.globalcashaccess.com. The information on our web site is not deemed to be part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or exchange these securities (1) in any jurisdiction where the offer, sale or exchange is not permitted, (2) where the person making the offer is not qualified to do so, or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the exchange notes.

This prospectus contains trademarks and service marks owned by us and our subsidiaries, such as ACM®, Global Cash Access®, QuikPlay®, and QuikCash®, and also contains trademarks and service marks owned by third parties.

The Private Equity Restructuring

The transactions summarized below, pursuant to which we and GCA Holdings, L.L.C. were converted into Delaware corporations, and pursuant to which GCA Holdings, Inc. became 55% owned by a number of private equity investors (who obtained, in the aggregate, only 49.96% of the voting interests), approximately 40% owned by M&C International and approximately 5% owned by Bank of America Corporation, occurred subsequent to the recapitalization and prior to the date of this prospectus. We refer to these transactions in this prospectus as the private equity restructuring. While an understanding of the transactions summarized below is important to your understanding of our corporate structure, future cost structure, results of operations, financial position and cash flows, we do not believe that the transactions described below directly impact either the exchange offer or your decision as to whether or not to participate in the exchange offer.

Our parent company, formerly known as GCA Holdings, L.L.C., entered into a Securities Purchase and Exchange Agreement, dated April 21, 2004, as amended on May 13, 2004, with certain entities affiliated with Summit Partners, L.P., certain entities affiliated with Tudor Investment Corporation, certain entities directly or indirectly administered or managed by HarbourVest Partners, LLC and certain entities directly or indirectly administered or managed by General Motors Investment Management Corporation or JPMorgan Chase Bank. We refer to these entities in this prospectus as the private equity investors. Pursuant to the private equity restructuring, (i) GCA Holdings, L.L.C. agreed to exchange with M&C International its Common Units in GCA Holdings, L.L.C. for Class A Common Units, Class A Preferred Units and Class B Preferred Units in GCA Holdings, L.L.C., (ii) GCA Holdings, L.L.C. agreed to exchange with Bank of America Corporation its Common Units in GCA Holdings, L.L.C. for Class A Common Units and Class B Common Units in Holdings, (iii) M&C International agreed to sell to the private equity investors 244.000 Class A Preferred Units and 58.5 Class B Preferred Units (which constituted all of the Class A Preferred Units and Class B Preferred Units acquired by M&C International in connection with the exchange described in clause (i) above) for an aggregate purchase price of $316,400,000, (iv) GCA Holdings, L.L.C. agreed to convert from a limited liability company to a corporation organized under the laws of Delaware and named GCA Holdings, Inc., (v) GCA Holdings, L.L.C. agreed to cause GCA to be converted from a limited liability company to a corporation organized under the laws of Delaware named Global Cash Access, Inc., and (vi) in connection with the conversion of GCA Holdings, L.L.C., all outstanding Class A Common Units, Class B Common Units, Class A Preferred Units and Class B Preferred Units in GCA Holdings, L.L.C. were automatically converted into shares of Class A Common Stock, Class B Common Stock, Class A Preferred Stock and Class B Preferred Stock of GCA Holdings, Inc. respectively.

The sale of equity interests to the private equity investors was consummated on May 13, 2004, the conversion of GCA Holdings, L.L.C. to a Delaware corporation was consummated on May 14, 2004, and the conversion of GCA to a Delaware corporation was consummated on June 7, 2004. Upon the consummation of the private equity restructuring, we became a Delaware corporation and wholly-owned subsidiary of GCA Holdings, Inc., and GCA Holdings, Inc. became 55% owned by the private equity investors (who obtained, in the aggregate, only 49.96% of the voting interests), approximately 40% owned by M&C International and approximately 5% owned by Bank of America Corporation. See “The Private Equity Restructuring” for more details of these transactions.

We did not receive any of the proceeds of the investments in the private equity restructuring, but we became obligated to pay costs and expenses associated with the private equity restructuring in the aggregate amount of approximately $1.5 million. These transactions are referred to herein as the private equity restructuring.

Corporate Structure Following the Private Equity Restructuring

The chart below illustrates our corporate structure upon completion of the private equity restructuring.

(1)	After the private equity restructuring, GCA Holdings, Inc. became 55% owned by the private equity investors (who obtained, in the aggregate, only 49.96% of the voting interests), approximately 40% owned by M&C International and approximately 5% owned by Bank of America Corporation.
(2)	After the private equity restructuring, GCA Holdings, Inc. directly owned 100% of the outstanding capital stock of GCA and pledged such membership interests to the lenders under GCA’s senior secured credit facilities. GCA Holdings, Inc. is also a guarantor under the senior secured credit facilities.
(3)	GCA Canada Inc. is a wholly-owned Canadian subsidiary of GCA Holdings, Inc. GCA Canada Inc. has no operations and is not a guarantor under either the senior secured credit facilities or the old notes and will not guarantee the exchange notes.
(4)	The senior secured credit facilities consist of a $20.0 million revolving credit facility and a $260.0 million term loan.
(5)	CashCall Systems, Inc. is a wholly-owned Canadian subsidiary. CashCall Systems, Inc. is not a guarantor under either the senior secured credit facilities or the old notes and will not guarantee the exchange notes.
(6)	CCI Acquisition, LLC owns Central Credit, LLC. CCI Acquisition, LLC and Central Credit, LLC have guaranteed the senior secured credit facilities and the old notes and will guarantee the exchange notes.
(7)	QuikPlay, LLC is a joint venture that is owned 60% by GCA and 40% by International Game Technology. QuikPlay, LLC is not a guarantor under the senior secured credit facilities or the old notes and will not guarantee the exchange notes.
(8)	Global Cash Access Finance Corporation is a co-issuer of the old notes and will be a co-issuer of the exchange notes and has guaranteed all amounts outstanding under the senior secured credit facilities.

Summary of the Exchange Offer

The Exchange Offer

We are offering to exchange an aggregate of $235 million principal amount of our exchange notes for $235 million of our old notes. Old notes may be exchanged in integral multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $235 million aggregate principal amount of old notes outstanding and no exchange notes outstanding.

The form and terms of the exchange notes will be identical to the material terms of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to consummation of the exchange offer.

The obligations under the exchange notes will be subject to the full and unconditional guarantees on a senior subordinated basis of all of our existing and future domestic wholly-owned subsidiaries other than Global Cash Access Finance Corporation.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on October 14, 2004, unless extended, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

Withdrawal	You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions which we may waive. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you are a holder of old notes who wishes to accept the exchange offer, you must:

•	properly complete, sign and date the accompanying letter of transmittal (including any documents required by the letter of transmittal), or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent;” or

•	arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your old notes in either manner, you will be representing, among other things, that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Owners

If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date,

you may tender your old notes pursuant to the guaranteed delivery procedures set forth in this prospectus and the letter of transmittal. See “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon effectiveness of the registration statement of which this prospectus is a part and commencement of the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Old Notes For Exchange and Delivery of Exchange Notes.”

Material Federal Income Tax Considerations	The exchange of exchange notes for old notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Material Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Fees and Expenses

We will pay all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement. We will also pay certain transfer taxes applicable to the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Termination of Certain Rights

The old notes were issued and sold in a private offering to Banc of America Securities LLC as the initial purchaser, on March 10, 2004. In connection with that sale, we executed and delivered a registration rights agreement for the benefit of the noteholders.

Pursuant to the registration rights agreement, holders of old notes: (i) have rights to receive liquidated damages in certain instances; and (ii) have certain rights intended for the holders of unregistered securities. Holders of exchange notes will not be, and upon consummation of the exchange offer, holders of old notes will no longer be, entitled to the right to receive liquidated damages in certain instances, as well as certain other rights under the registration rights agreement for holders of unregistered securities. See “The Exchange Offer.”

Resale of Exchange Notes

We believe, based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties in other transactions, that you may offer to sell, sell or otherwise transfer the exchange notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer and you receive exchange notes for your own account in exchange for old notes that you acquired for your own account as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange

If you do not tender your old notes or if you tender your old notes improperly, you will continue to be subject to the restrictions on transfer of your old notes as contained in the legend on the old notes. In general, you may not sell or offer to sell the old notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with all applicable state securities laws. See “The Exchange Offer—Consequences of Failure to Exchange.”

Exchange Agent	The Bank of New York, the trustee under the indenture, is the exchange agent for the exchange offer.

Summary of the Exchange Notes

The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to the consummation of the exchange offer.

Issuers	Global Cash Access, Inc. and Global Cash Access Finance Corporation.

Securities	$235.0 million in aggregate principal amount of exchange notes.

Maturity	March 15, 2012.

Interest	Annual Rate: 8 3/4%.

Payment Frequency: every six months on March 15 and September 15. First Payment: September 15, 2004.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis by all of our domestic wholly-owned subsidiaries other than Global Cash Access Finance Corporation.

Ranking	The exchange notes and the guarantees will be unsecured senior subordinated obligations. Accordingly, they will rank:

•	behind all of our and the guarantors’ existing and future senior debt, whether or not secured;

•	equally with all of our and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the exchange notes; and

•	ahead of any of our and the guarantors’ future debt that expressly provides that it is subordinated to the exchange notes.

As of June 30, 2004, after the completion of the offering of the old notes and the application of the net proceeds therefrom, we and the guarantors had $256.8 million of senior debt (excluding 4 letters of credit for a total of $3.4 million), all of which would have been secured. In addition, approximately $16.6 million would have been available to borrow under our senior secured credit facilities. In addition, our non-guarantor subsidiaries had $0.6 million of intercompany and related party liabilities.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Optional Redemption

On or after March 15, 2008, we may redeem some or all of the exchange notes at any time at the redemption prices listed under “Description of Exchange Notes—Optional Redemption,” plus accrued interest. At any time prior to March 15, 2008, we may redeem some or all of the exchange notes at any time at a price equal to 100% of their outstanding principal amount plus the make-whole premium described under “Description of Exchange Notes—Optional Redemption.”

At any time before March 15, 2007, we may redeem up to 35% of the exchange notes with the proceeds from certain equity offerings at the redemption price listed under “Description of Exchange Notes—Optional Redemption.”

Special Redemption

The exchange notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Exchange Notes—Special Redemption.”

Change of Control

If we experience certain types of change of control, we must offer to repurchase the exchange notes at 101% of the aggregate principal amount of the exchange notes repurchased plus accrued and unpaid interest.

Certain Covenants	The indenture governing the exchange notes, among other things, restricts our and our subsidiaries’ ability to:

•	incur additional debt;

•	make distributions on, redeem or repurchase membership interests;

•	create liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with our affiliates;

•	merge or consolidate;

•	restrict dividends or other payments from subsidiaries;

•	sell preferred equity interests of subsidiaries; and

•	sell, assign, transfer, lease, convey or dispose of assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Exchange Notes—Certain Covenants.”

Trustee and Paying Agent	The Bank of New York.

You should carefully consider all of the information contained in this prospectus, including the discussion in the section entitled “Risk Factors,” for an explanation of certain risks of participating in the exchange offer.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary consolidated financial data for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements. The unaudited summary condensed consolidated financial data for the six months ended June 30, 2004 and 2003 has been derived from our unaudited condensed consolidated financial statements. Our summary historical consolidated financial data may not be indicative of our future financial condition or results of operations. See “Consolidated Financial Statements” and “Unaudited Condensed Consolidated Financial Statements.” The pro forma income tax amounts below are unaudited and have been calculated to reflect the taxes that would have been reported had we been subject to federal and state income taxes as a C Corporation during the periods presented.

For the Years Ended December 31,	For the Six Months Ended June 30,
2003	2002	2001 (1)	2000	1999	2004	2003
(dollars in thousands)
Income Statement Data:
Revenues:
Cash advance	$186,547	$182,754	$174,787	$170,792	$172,154	$100,806	$92,376
ATM	132,341	119,424	110,074	33,611	12,847	77,382	62,660
Check cashing	26,326	29,412	26,614	26,997	23,761	11,520	14,211
Central Credit and other	11,176	10,825	10,758	10,537	3,546	5,928	5,494

Total revenues	356,390	342,415	322,233	241,937	212,308	195,636	174,741
Costs and Expenses:
Commissions	154,889	146,824	140,640	87,409	74,868	88,433	74,320
Interchange and processing	67,245	59,574	54,251	52,594	56,469	37,221	34,146
Check cashing warranties	9,848	9,827	8,532	7,582	6,294	5,129	4,902
Central Credit and other costs of revenues	414	511	492	620	182	155	213

Total costs and expenses	232,396	216,736	203,915	148,205	137,813	130,938	113,581
Gross profit	123,994	125,679	118,318	93,732	74,495	64,698	61,160
Operating expenses	(45,494)	(55,527)	(52,867)	(38,243)	(33,193)	(24,872)	(25,765)
Depreciation and amortization	(14,061)	(11,820)	(16,838)	(11,084)	(8,361)	(6,813)	(7,000)
Other operating expenses	(679)	(2,566)	(1,368)	—	—	—	(564)

Operating income	63,760	55,766	47,245	44,405	32,941	33,013	27,831
Interest expense, net (2)	(5,450)	(4,933)	(5,082)	(1,177)	206	(12,652)	(2,441)

Income before income tax (provision) benefit and minority ownership loss	58,310	50,833	42,163	43,228	33,147	20,361	25,390
Income tax (provision) benefit	(321)	(1,451)	(442)	(637)	(1,133)	208,082	(233)

Income before minority ownership loss	57,989	49,382	41,721	42,591	32,014	228,443	25,157
Minority ownership loss (3)	400	1,040	420	—	—	122	400

Net income	$58,389	$50,422	$42,141	$42,591	$32,014	$228,565	$25,557

Pro forma computation related to conversion to C corporation for tax purposes
Income before provision for income taxes and minority ownership loss—historical	$58,310	$50,833	$42,163	$43,228	$33,147	$20,361	$25,390
Income tax provision—historical, exclusive of one-time tax benefit (8)	(321)	(1,451)	(442)	(637)	(1,133)	(2,542)	(233)
Pro forma income tax provision (7)	(20,741)	(16,940)	(16,154)	(17,951)	(10,857)	(4,788)	(8,938)
Minority ownership loss—historical	400	1,040	420	—	—	122	400

Pro forma net income	$37,648	$33,482	$25,987	$24,640	$21,157	$13,153	$16,619

Other Financial Data:
Cash flows provided by (used in):
Operating activities (4)	$33,508	$81,964	$73,610	$51,110	$65,061	$23,559	$(10,459)
Investing activities	(7,047)	(9,750)	(6,295)	(14,348)	(4,288)	(2,794)	(5,916)
Financing activities (5)	(63,067)	(52,333)	(56,812)	(45,475)	(36,203)	(30,457)	(24,580)
Capital expenditures	7,047	9,750	6,295	14,348	4,288	2,794	5,916
Ratio of earnings to fixed charges (6)	9.1	x	8.5	x	6.6	x	13.6	x	19.3	x	18.1	x	5.6	x

	December 31, 2003	June 30, 2004
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$23,423	$13,536
Total assets	239,257	443,218
Total borrowings	—	491,750

(1)	The increase in revenues and operating expenses during fiscal 2001, as compared to fiscal 2000, is primarily attributable to our acquisitions of the gaming ATM portfolios of Bank of America, N.A. and InnoVentry Corporation.
(2)	Interest expense, net, includes interest income.
(3)	Minority ownership loss represents the portion of the loss from operations of QuikPlay, LLC that is attributable to the 40% ownership interest in QuikPlay, LLC that is not owned by us.
(4)	Our cash flows from operating activities depend upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash flows from operating activities can change substantially based upon the timing of our settlement liability payments. We calculate our net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities. As a result, the following table reflects our relatively constant net cash position.

	December 31,			June 30, 2004
	2003	2002	2001
	(dollars in thousands)
Cash and cash equivalents	$23,423	$57,584	$37,500	$13,536
Settlement receivables	15,937	20,828	33,378	13,844
Settlement liabilities	(17,624)	(56,962)	(47,859)	(3,444)

Net cash position	$21,736	$21,450	$23,019	$23,936

(5)	Cash used in financing activities primarily reflect distributions to our owners for all periods presented, except for the six months ended June 30, 2004. In this period, in addition to distributions to our owners we also received proceeds from our credit facility and note offering that were utilized to redeem a portion of the membership interests of our owners.
(6)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before minority ownership loss plus fixed charges, and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion (1/3) of operating lease expense deemed by management to represent the interest component of rent expense.
(7)	The pro forma unaudited income tax adjustments represent the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation. Pro forma expenses are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during the period. Actual rates and expenses could have differed had the Company been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes for all periods presented.

The following table presents the computation of the pro forma income tax expense for all the periods presented (amounts in thousands):

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2003	2002	2001	2000	1999	2004	2003
Income before income taxes, as reported	$58,310	$50,833	$42,163	$43,228	$33,147	$20,361	$25,390
Effective pro forma income tax rate	36.12%	36.18%	39.36%	43.00%	36.17%	36.00%	36.12%

Pro forma income tax expense	$21,062	$18,391	$16,596	$18,588	$11,990	$7,330	$9,171

(8)	In connection with our conversion to a taxable corporate entity for U.S. income tax purposes, we recognized a net tax asset created by a step up in the tax basis of our net assets due to the Restructuring of Ownership and the Securities Purchase and Exchange Agreement. For purposes of determining the pro forma net income, the recognition of this one-time step up in basis has been excluded from our pro forma tax computation.

RISK FACTORS

Our business faces significant risks. The following is a description of what we consider to be all material risks to our business known to us. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, our ability to make payments under the notes could be impaired and the market value of the notes could decline. As used herein, the term “notes” means both the old notes and the exchange notes, unless otherwise indicated.

Risk Factors Related to Our Business

Competition in the market for cash access products and services is intense, and if we are unable to compete effectively, we could face price reductions and decreased demand for our services.

Some of our current and potential competitors have a number of significant advantages over us, including:

•	commission structures that are more beneficial to gaming establishments than ours;

•	longer operating histories;

•	pre-existing relationships with potential customers; and

•	significantly greater financial, marketing and other resources, which allow them to respond more quickly to new or changing opportunities.

In addition, some of our potential competitors have greater name recognition and marketing power.

Furthermore, some of our current competitors have established, and in the future potential competitors may establish, cooperative relationships with each other or with third parties or adopt aggressive pricing policies to gain market share.

As a result of the intense competition in this industry, we could encounter significant pricing pressures and lose customers. These pricing pressures could result in significantly lower average service charges for our cash access services or higher commissions payable to gaming establishments. We may not be able to offset the effects of any service charge reductions with an increase in the number of customers, cost reductions or otherwise. In addition, the gaming industry is always subject to market consolidation, which could result in increased pricing pressure and additional competition. We believe that the breadth of our offerings, our differentiating technology and the ease of use of our services allow us to provide greater overall value to our customers and therefore to command higher prices for our cash access services than other providers without making our pricing uncompetitive. To the extent that competitive pressures in the future force us to reduce our pricing to establish or maintain relationships with gaming establishments, our revenues could decline.

First Data Corporation’s resources and its familiarity with our business and the markets that we serve may help it compete with us, and such competition may have a material adverse effect on our business, results of operations and financial condition.

From our inception and up until the closing of the recapitalization, First Data Corporation indirectly held an ownership interest in us. As a result, First Data Corporation has had detailed access to and knowledge of our operations, including but not limited to our technology, our strategy, our results of operations, our marketing plan and our pricing practices. First Data Corporation also has greater financial resources than us. We continue to have contractual business relationships with affiliates of First Data Corporation following the consummation of the recapitalization of our membership. The definitive agreement that effected our recapitalization contains a covenant by First Data Corporation, on behalf of itself and affiliates under its control, not to compete with us during the three-year period following the consummation of the recapitalization. This covenant not to compete is subject to limited qualifications and exceptions that permit First Data Corporation to, among other things: (i) own up to 5% of any publicly-traded corporation that competes with us, (ii) acquire a business that competes with us and continue the operation of such business for a specified period of time, (iii) provide competitive services in areas of gaming establishments outside of the areas where minors are prohibited from entering, (iv) provide gaming patron credit bureau services, and (v) provide certain back-end processing services, such as authorization, capture, submission to interchange, settlement, chargeback, clearing, reporting or customer support services. Upon the expiration of this covenant not to compete, First Data Corporation or affiliates under its control may compete with us.

The cash access industry is subject to change, and we must keep pace with the changes to successfully compete.

The demand for our products and services is affected by changing technology, evolving industry standards and the introduction of new products and services. Cash access services are based on existing financial services and payment methods, which are also continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new cash access services based on emerging financial services and payment methods, which may, for example, be based on stored value cards, Internet-based payment methods or the use of portable consumer devices such as personal digital assistants and cellular telephones, and to enhance our existing products and services on a timely basis to respond to changes in patron preferences and industry standards. We cannot be sure that the products, services or technologies that we choose to develop will achieve market acceptance or obtain any necessary regulatory approval or that products, services or technologies that we choose not to develop will not threaten our market position. If we are unable, for technological or other reasons, to develop new products or services, enhance or sell existing products or services in a timely and cost-effective manner in response to technological or market changes, our business, financial condition and results of operations may be materially adversely affected.

If we are unable to protect our intellectual property, we may lose a valuable competitive advantage or be forced to incur costly litigation to protect our rights.

We utilize technology in operating our business, and our success depends on developing and protecting our intellectual property. We rely on copyright, patent, trademark and trade secret laws, as well as the terms of license agreements with third parties, to protect our intellectual property. We also rely on other confidentiality and contractual agreements and arrangements with our employees, affiliates, business partners and customers to establish and protect our intellectual property and similar proprietary rights. We do not hold any issued patents, but we have three patent applications pending. At the same time, our products may not be patentable in their entirety or at all. For example, although we currently have three inventions that are the subject of patent applications pending in the United States Patent and Trademark Office, we can provide no assurance that these applications will become issued patents. If they do not become issued patents, our competitors would not be prevented from using these inventions.

We also license various technology and intellectual property rights from third parties as an exclusive licensee in the gaming industry, such as our 10-year license to use the “3-in-1 rollover” feature from USA Payments, which is under common control with M&C International, and our license for at least 10 years to certain portions of the software infrastructure upon which our systems operate from Infonox on the Web, which is under common control with M&C International. The licenses expire in 2014. We rely heavily on the maintenance and protection of these technology and intellectual property rights. If our licensors or business partners fail to protect their intellectual property rights in material that we license, the value of our licenses may diminish significantly. It is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. In addition, we may not be able to deter current and former employees, consultants, and other parties from breaching confidentiality agreements and misappropriating proprietary information. If we are unable to adequately protect our technology or our exclusively licensed rights, or if we are unable to continue to obtain or maintain licenses for technology from third parties including in particular from USA Payments and Infonox on the Web, it could have a material adverse effect on the value of our intellectual property, similar proprietary rights, our reputation, or our results of operations.

In the future, we may have to rely on litigation to enforce our intellectual property rights and contractual rights. In addition, although we do not believe that our products or services infringe upon the intellectual property rights of third parties, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. If litigation that we initiate is unsuccessful, we may not be able to protect the value of some of our intellectual property. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that we had been using or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products and services may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

We have formed relationships with and rely heavily on the services and technology of a number of third-party and affiliated companies and consultants to operate our systems and ensure the integrity of our technology. Although we do not anticipate severing relations with any of these parties, any of these providers may cease providing these services or technology in an efficient, cost-effective manner, or altogether, or be unable to adequately expand their services to meet our needs. In the event of an interruption in, or the cessation of, services or technology by an existing third-party or affiliated provider, we may not be able to make alternative arrangements for the supply of the services or technology that are critical to the operation of our business and this could have a material adverse effect on our business.

Our products and services are complex, depend on a myriad of complex networks and technologies and may be subject to software or hardware errors or failures that could lead to an increase in our costs, reduce our net revenues or damage our reputation.

Our products and services, and the networks and third-party services upon which our products and services are based, are complex and may contain undetected errors or may suffer unexpected failures. The computer networks that we rely upon in providing our products and services are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data, public release of confidential data or the inability to complete patron transactions. The occurrence of these errors or failures, disruptions or unauthorized access could adversely affect our sales to customers, diminish the use of our cash access products and services by patrons, cause us to incur significant repair costs, result in our liability, divert the attention of our development personnel from product development efforts, and cause us to lose credibility with current or prospective customers or patrons.

Because of our dependence on a few providers, or in some cases one provider, for some of the financial services we offer to patrons, the loss of a provider could have a material adverse effect on our business or our financial performance.

We depend on a few providers, or in some cases one provider, for some of the financial services that we offer to patrons. For example, we exclusively use the TeleCheck check verification, processing and guarantee service of TeleCheck for our check cashing services. We also exclusively use Integrated Payment Systems, Inc. to issue negotiable instruments to complete certain cash access transactions. We also exclusively use USA Payments and USA Payment Systems to obtain authorizations for credit card cash advances, POS debit transactions and ATM withdrawal transactions under a 10-year contract. USA Payments is under common control with M&C International and USA Payment Systems is 50% owned by the principals of M&C International. In addition, we depend on Bank of America Merchant Services, formerly known as BA Merchant Services, Inc. for sponsorship into the Visa U.S.A. and MasterCard International associations. We depend on Bank of America, N.A. to supply cash for our ATMs. We depend on Western Union Financial Services, Inc. for money transfers. We have shorter-term (in some cases as short as one year) contracts with TeleCheck, Bank of America Merchant Services and Western Union Financial Services, Inc. that provide us with certain rights to continue our business relationships for specified terms, subject to certain early termination rights in the event of a breach. Some of these contracts are also terminable by the third party after the occurrence of specified events of default described in the contract. We also rely heavily on Infonox on the Web for the research, design, development, testing, deployment, operation, monitoring and support of our systems and the software that runs our systems. We have a 10-year contract with Infonox on the Web, which is under common control with M&C International. This contract expires in 2014. We could replace any of these providers with an alternate provider of similar services, but doing so could be materially disruptive to our operations, and there can be no assurance that we would be able to enter into contracts or arrangements with alternate providers on terms and conditions as beneficial to us as contracts or arrangements with our current providers or at all. A change in our business relationships with any of these third-party providers or the loss of their services or failed execution on their part could adversely affect our business, financial condition and results of operation.

We may experience difficulties in transitioning our supply of cash for our ATMs and ACMs.

We recently transitioned our supply of cash for our ATMs and ACMs from Wells Fargo Bank, N.A. to Bank of America, N.A. The transition of our supply of currency has involved discontinuing operational procedures that we had previously developed and refined with Wells Fargo Bank, N.A. and establishing new operational procedures with Bank of America, N.A. We may also have to modify other existing operational procedures in order to accommodate the requirements of our new supplier of currency. If, in the course of this transition, we are unable to establish operational procedures that allow us to access our new supply of currency as readily as our former supply of currency, if we are required to modify our other operational procedures, or if we experience unanticipated difficulties, we may suffer a disruption in our ATM and ACM or other operations.

The loss of our sponsorship by Bank of America Merchant Services into the Visa U.S.A. and MasterCard International card associations could have a material adverse effect on our business.

We cannot provide cash access services involving Visa cards and MasterCard cards without sponsorship into the Visa U.S.A. and MasterCard International card associations. Our sponsorship into these card associations by Bank of America Merchant Services is conditioned upon First Data Corporation’s continued indemnification of Bank of America Merchant Services for any losses it may suffer as a result of such sponsorship. Bank of America Merchant Services has never made a claim under this indemnity. First Data Corporation will have the right to terminate its indemnification obligations, and therefore our sponsorship into the card associations, in the event that we breach certain indemnification obligations that we owe to First Data Corporation, in the event that we incur chargebacks in excess of certain levels, in the event that we are fined in excess of certain amounts for violating card association operating rules, or in the event that we amend the sponsorship agreement without First Data Corporation’s consent.

In the event that First Data Corporation terminates its indemnification obligations and as a result we lose our sponsorship into the card associations, we would need to obtain sponsorship into the card associations through another member of the card associations that is capable of supporting our transaction volume. We do not believe that we would be able to obtain such alternate sponsorship on terms as favorable to us as the terms of our current sponsorship by Bank of America Merchant Services. We cannot assure you that we would be able to obtain alternate sponsorship at all. Our inability to obtain alternate sponsorship on favorable terms or at all would have a material adverse effect on our business, financial condition and results of operations.

Because of our dependence on certain customers, the loss of a top customer could have a material adverse effect on our revenues and profitability.

For the six months ended June 30, 2004, our five largest customers, which accounted for approximately 36.6% of our cash advance and ATM revenues, were: Harrah’s Entertainment, Inc., Caesars Entertainment, Inc., Mandalay Resort Group, Station Casinos, Inc. and Foxwoods Resort Casino. For the six months ended June 30, 2004, cash advance and ATM revenues attributable to Harrah’s Entertainment, Inc. were approximately 12.1% of our cash advance and ATM revenues. We believe that revenues attributable to these customers will continue to be a substantial percentage of our revenues throughout 2004. The loss or financial hardship experienced by, or a substantial decrease in revenues from, any one of our top customers could have a material adverse effect on our business, financial condition and results of operations. Consolidation among operators of gaming establishments, such as the proposed acquisition of the Mandalay Resort Group by MGM Mirage, may also result in the loss of a top customer to the extent that customers of ours are acquired by our competitors’ customers. In addition, our contracts are generally exclusive contracts with three to five year terms. Any failure to renew our significant contracts, or a large number of our contracts, could have a material adverse effect on our business, financial condition and results of operations.

Economic downturns, a decline in the popularity of gaming or changes in the demographic profile of gaming patrons could reduce the number of patrons that use our services or the amounts of cash that they access using our services.

The strength and profitability of our business depends on consumer demand for gaming. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming activities in connection with which we provide our cash access services are discretionary leisure activity expenditures and participation in leisure activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in gaming operations, as consumers spend less in anticipation of a potential economic downturn. Reductions in tourism could also have a material adverse effect on our business, financial condition and results of operations.

Changes in consumer preferences or discretionary consumer spending could harm our business. Gaming competes with other leisure activities as a form of consumer entertainment, and may lose relative popularity as new leisure activities arise or as other existing leisure activities become more popular. The popularity of gaming is also influenced by the social acceptance of gaming, which is dictated by prevailing social mores. To the extent that the popularity of gaming declines as a result of either of these factors, the demand for our cash access services may decline and our business may be harmed.

Aside from the general popularity of gaming, the demographic profile of gaming patrons changes over time. The gaming habits and use of cash access services varies with the demographic profile of gaming patrons. To the extent that the demographic profile of gaming patrons either narrows or migrates towards patrons who use cash access services less frequently or for lesser amounts of cash, the demand for our cash access services may decline and our business may be harmed.

An unexpectedly high level of chargebacks could adversely affect our business.

When patrons use our cash access services, we either dispense cash or produce a negotiable instrument that can be endorsed and exchanged for cash. If a completed cash access transaction is subsequently disputed by a cardholder or accountholder and if we are unsuccessful in establishing the validity of the transaction, the transaction becomes a chargeback and we may not be able to collect payment for such transaction. We are always subject to the risk of chargebacks, which we manage by employing detailed transaction completion procedures designed to detect and prevent fraudulent transactions. During the years ending December 31, 2003, 2002 and 2001, our chargeback expenses represented approximately 0.008%, 0.049% and (0.089)%, respectively, of our total revenues during such years. If, in the future, we incur an unexpectedly high level of chargebacks, we may suffer a material adverse effect to our business, financial condition or results of operation.

Following the recapitalization of our ownership, we must make alternate arrangements to receive certain services that we have historically received from First Data Corporation.

We have historically obtained certain services from or through First Data Corporation or its affiliates as a result of its indirect ownership interest in us. For example, as a majority-owned subsidiary of First Data Corporation, we received tax and regulatory compliance services and procured insurance coverage and telecommunications services through First Data Corporation’s enterprise-wide procurement arrangements. For these services we incurred expenses of $0.2 million during fiscal 2003. As a result of the recapitalization of our ownership, we must perform these services ourselves or make alternate arrangements to receive these services from third parties. We cannot assure you that we will be able to provide these services ourselves or procure them from third parties on terms as favorable as those upon which we received them from First Data Corporation and its affiliates. In addition, we may lose certain other benefits of being associated with a large, well-known, publicly-traded company.

We are subject to extensive rules and regulations of MasterCard International and Visa U.S.A., which may harm our business.

A significant portion of our cash access services are processed as transactions subject to the extensive rules and regulations of the two leading card associations, MasterCard International and Visa U.S.A. From time to time, we receive correspondence from the card associations regarding our compliance with their rules and regulations. In the ordinary course of our business, we engage in discussions with our sponsoring bank and/or the card associations regarding our compliance with their rules and regulations. The rules and regulations do not expressly address some of the contexts and settings in which we process cash access transactions, or do so in a manner subject to varying interpretations. For example, when we first launched our ACM, the card associations had difficulty determining whether our ability to process credit card cash advance transactions at an unmanned machine, without cashier involvement, complied with card association regulations. As another example, in 2003, one of the card associations informed our sponsoring bank that authorization requests originating from our systems needed to be encoded to identify our transactions as gambling transactions, even though our services do not directly involve any gambling activity. We resolved the issue by encoding the authorization requests with an indicator that the card association agreed was applicable. From time to time we also face technical compliance issues, e.g. the format of data submission files. We expect to continue to face and resolve issues such as these in the ordinary course of business, which we do not believe will result in a material adverse impact on our operations. The card associations modify their rules and regulations from time to time. In the event that the card associations or our sponsoring bank determine that the manner in which we process certain card transactions is not in compliance with existing rules and regulations, or if the card associations adopt new rules or regulations that prohibit or restrict the manner in which we process certain card transactions, we may be forced to modify the manner in which we operate which may increase our costs, or cease processing certain types of cash access transactions altogether which could have a material negative impact on our business.

Changes in interchange rates may affect our costs of revenues.

We pay credit card associations interchange fees for services they provide in settling transactions routed through their networks. In addition, we pay fees to participate in various ATM or debit networks. The amounts of these interchange fees are fixed by the card associations and networks in their sole discretion, and are subject to increase in their discretion from time to time. Visa U.S.A. increased certain interchange fees in February 2004 and MasterCard International increased certain interchange fees in April 2004. Visa U.S.A.’s Interlink network, through which we processes approximately 30% of the dollar volume of our PIN-based debit transactions, recently increased the interchange rates applicable to our PIN-based debit transactions by an amount that will effectively increase our interchange expenses for PIN-based debit transactions processed through Interlink by a factor of ten times. Many of our contracts enable us to pass through to our customers the amount of any increase in interchange or processing fees, but competitive pressures might prevent us from doing so. To the extent that we are unable to pass through to our customers the amount of any increase in interchange or processing fees, our costs of revenues would increase and our net income would decrease, assuming no change in transaction volumes. Any such decrease in net income could have a material adverse effect on our financial condition and results of operations.

We are subject to extensive governmental gaming regulation, which may harm our business.

We are subject to a variety of regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of gaming-related activities and may revoke, suspend, condition or limit our licenses, impose substantial fines and take other actions, any one of which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that any new gaming license or related approval that may be required in the future will be granted, or that our existing licenses will not be revoked, suspended or limited or will be renewed. If additional gaming-related regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a material adverse effect on our business. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future.

Members of our management team and the beneficial owners of equity interests in our company must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. Certain public issuances of securities and certain other transactions by us also require the approval of certain regulatory authorities.

In addition, certain new products and services that we may develop cannot be offered in the absence of regulatory approval of the product or licensing of us, or both. For example, the QuikPlay cashless gaming product has to date only been approved for use at one casino and cannot be used at any other location until we receive approval from the appropriate authority in such additional location. These approvals could require that we and our officers, directors or ultimate beneficial owners obtain a license or be found suitable and that the product be approved after testing and review. We cannot assure you that we will obtain any such approvals in the future.

In most jurisdictions in which we do business, we must obtain a non-gaming supplier’s or vendor’s license, qualification or approval. The obtaining of these licenses, qualifications or approvals and the regulations imposed on non-gaming suppliers and vendors are typically less stringent than for gaming-related suppliers and vendors. In some jurisdictions in which we do business, we must obtain a gaming-related supplier’s or vendor’s license, qualification or approval. If we must obtain a gaming-related supplier’s or vendor’s license, qualification or approval because of the introduction of new products (such as products related to cashless gaming) or because of a change in the laws or regulations, or interpretation thereof, our business could be materially adversely affected. This increased regulation over our business could include, but is not limited to: requiring the licensure or finding of suitability of any equity owner, officer, director or key employee of the company; the termination or disassociation with any equity owner, officer, director or key employee that fails to file an application or to obtain a license or finding of suitability; the submission of detailed financial and operating reports; submission of reports of material loans, leases and financing; and, requiring regulatory approval of certain commercial transactions such as the transfer or pledge of equity interests in the company.

Many of the financial services that we provide are subject to extensive rules and regulations, which may harm our business.

Some of our Central Credit services are subject to the Fair Credit Reporting Act. Our QuikCredit service and our collection practices in connection with checks with respect to which we issue authorizations, using the

TeleCheck check verification service or otherwise, are subject to the Fair Debt Collections Practices Act. All of our cash access services and customer relationship marketing products and services are subject to the privacy provisions of state and federal law, including the Gramm-Leach-Bliley Act. Our POS debit card transactions and ATM withdrawal services are subject to the Electronic Fund Transfer Act. Our ATM services are subject to the applicable state banking regulations in each jurisdiction in which we operate ATMs. The cash access services we provide are subject to certain recordkeeping and reporting obligations under the Bank Secrecy Act. In jurisdictions in which we serve as a check casher or offer our QuikCredit service, we are subject to the applicable state licensing requirements and regulations governing check cashing activities and deferred deposit service providers.

In the event that any regulatory authority determines that the manner in which we provide certain cash access services, customer relationship marketing products and services or gaming patron credit bureau services is not in compliance with existing rules and regulations, or the regulatory authorities adopt new rules or regulations that prohibit or restrict the manner in which we provide cash access services, customer relationship marketing products and services or gaming patron credit bureau services, we may be forced to modify the manner in which we operate, or cease processing certain types of cash access transactions or providing customer relationship marketing or gaming patron credit bureau services altogether or pay substantial penalties and fines. In addition, we could be subject to private litigation as a result of these circumstances. Any such actions could have a material adverse effect on our business, financial condition and results of operations.

If consumer privacy laws change, or if we are required to change our business practices, the value of our customer relationship marketing products and services may be hampered.

Our customer relationship marketing products and services depend on our ability to collect and use certain non-public personal information relating to patrons who use our products and services and the transactions they consummate using our products and services. We are required by applicable privacy legislation to safeguard and protect the privacy of such information, to make certain disclosures to patrons regarding our privacy and information sharing policies and, in some cases, to provide patrons an opportunity to “opt out” of the use of their information for certain purposes. We cannot assure you that regulators reviewing our policies and practices would not require us to modify our practices in a material or immaterial manner or impose fines or other penalties if they believe that our policies and practices do not meet the necessary standard. To the extent that our customer relationship marketing products and services have in the past failed or now or in the future fail to comply with applicable law, our privacy policies or the notices that we provide to patrons, we may become subject to actions by a regulatory authority or patrons which cause us to pay monetary penalties or require us to modify the manner in which we provide customer relationship marketing services, Historically, the vast majority of patrons do not exercise their right to “opt out.” To the extent that patrons exercise this right, our ability to leverage existing and future databases of information would be curtailed. Consumer and data privacy laws are evolving, and to the extent that such laws are broadened in their application or narrow the types of information that may be collected or used for marketing or certain other purposes or require patrons to “opt-in” to the use of their information for certain purposes, the value of our customer relationship marketing products and services may be hampered.

Our joint development activities may result in products that are not commercially successful or that are not available in a timely fashion.

We have engaged in joint development projects with third parties in the past and we expect to continue doing so in the future. Joint development can magnify several risks for us, including the loss of control over development of aspects of the jointly developed products and over the timing of product availability. Accordingly, we face increased risk that joint development activities will result in products that are not commercially successful or that are not available in a timely fashion.

For example, we are developing cashless gaming products through our joint venture with International Game Technology, or IGT, via QuikPlay, LLC. We are also jointly developing with NRT a self-service redemption kiosk that incorporates certain of our cash access products and services. We are also negotiating an alliance with the manufacturer of self-service cash handling machines to incorporate certain of our cash access products and services into such machines. These activities have risks resulting from unproven combinations of disparate products and services, reduced flexibility in making design changes in response to market changes and in reduced control over product completion schedules. In addition, if the QuikPlay, LLC products are unsuccessful, we could lose our entire investment in QuikPlay, LLC.

In addition to joint development activities, from time to time we consider acquiring additional technologies, products and intellectual property. We periodically enter into discussions with third parties regarding such potential acquisitions. We cannot assure you that we will enter into any such acquisition agreements in the near future or at all. We have no present understanding or agreements with respect to any acquisitions.

We may not be able to sustain the benefit of our recent cost reduction initiatives and we may incur offsetting cost increases in the future.

In 2003, as we continued to grow our revenues and net income, we began to further analyze our cost structure. As part of this analysis, we realized that our critical mass created significant opportunities for us to renegotiate certain contracts with our vendors. The two key areas for improvement were with our ATM maintenance and service agreement and our agreement to market the TeleCheck check verification, processing and guarantee service. In 2003, we entered into new ATM maintenance and service agreements, which have more favorable terms than our prior ATM maintenance and service agreement. We also renegotiated our TeleCheck marketing agreement to reduce the attributable operating expenses, as a percentage of our TeleCheck revenues, that we are required to pay to TeleCheck Services, Inc. Our new contract with TeleCheck Services, Inc. is on more favorable terms and we believe more properly reflects the ongoing costs necessary to operate this business in the gaming industry. In addition, we also reduced our overhead through headcount reduction and renegotiated, or benefited from industry-wide changes in, various contracts related to interchange, reverse interchange and transaction processing costs.

We have realized a number of benefits from these recent cost reduction initiatives. We may not be able to sustain the benefit of some or all of these cost reduction initiatives in the future. For example, upon the expiration of our right to market the TeleCheck check verification, processing and guarantee service, if we are unable to obtain the right to market alternate services under terms as favorable to us as those under which we market the TeleCheck check verification, processing and guarantee service, we may lose the benefit of the cost reduction we have realized by our recent renegotiation of the agreement pursuant to which we market the TeleCheck check verification, processing and guarantee service.

In addition, we may incur cost increases in the future that offset some or all of the benefit of our recent cost reduction initiatives. For example, if we need to hire additional accounting and financial staff to comply with the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and the Sarbanes-Oxley Act, we may lose all or a portion of the benefit of the cost reduction we have realized by reducing our headcount. We may also incur offsetting cost increases unrelated to our cost reduction initiatives. For example, we may incur additional costs if the card associations increase the interchange fees for services they provide in settling transactions routed through their networks. This fee increase may offset all or a portion of the benefit of our recent cost reduction initiatives. In addition, in connection with the consummation of the offering of the old notes, we incurred the additional expense of obtaining liability insurance for our officers and directors.

The requirements of being a reporting company under the Securities Exchange Act of 1934 may strain our resources and divert management’s attention from other business concerns.

Pursuant to a registration rights agreement which we and the guarantors entered with the initial purchaser of the old notes, we will have filed an exchange offer registration statement with the SEC and therefore we have become subject to the reporting requirements of the Securities Exchange Act and the Sarbanes-Oxley Act, neither of which we have previously been subject to. These requirements may place a strain on our systems and resources. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. We have not previously borne the burden of preparing and filing such reports. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We currently do not have an internal audit group and we have recently lost the benefit of support services provided to us by First Data Corporation. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, cash flows, financial condition and results of operations. In addition, we may need to hire additional accounting and financial staff with appropriate reporting company experience and technical accounting knowledge and we cannot assure you that we will be able to do so in a timely fashion. The costs associated with complying with the Securities Exchange Act and the Sarbanes-Oxley Act could be material.

We depend on our key personnel.

We are highly dependent on the involvement of Kirk Sanford, our President and Chief Executive Officer, Harry Hagerty, our Chief Financial Officer, and other members of our senior management team. Other than Mr. Hagerty, none of our executive officers have employment agreements with us. The loss of Mr. Sanford, Mr. Hagerty or other members of our senior management team would have a material adverse effect on our business.

Our success depends to a significant degree upon the performance and continued service of key managers involved in the development and marketing of our products and services to gaming establishments. Our future success depends upon our ability to attract, train and retain such personnel. We may need to increase the number of key managers as we further develop our products and services and as we penetrate other geographic markets. Our ability to enter into contracts with gaming establishments depends in large part on the relationships that our key managers have formed with management-level personnel of gaming establishments. Competition for individuals with such relationships is intense, and we cannot be certain that we will be successful in recruiting and retaining such personnel. In addition, employees may leave our company and subsequently compete with us. Our sales efforts are particularly hampered by the defection of personnel with long-standing relationships with management-level personnel of gaming establishments. Other than Mr. Sanford and Mr. Hagerty, our employees do not sign non-compete agreements. If we are unable to attract or retain key managerial personnel, our business, financial condition and results of operations could be materially adversely affected.

Our international operations expose us to additional political, economic and regulatory risks not faced by businesses that operate only in the United States.

We derived 3.5% of our cash advance and ATM revenues from our operations in Canada, the United Kingdom and the Caribbean for the year ended December 31, 2003 and for the six months ended June 30, 2004. A part of our strategy is to expand into foreign markets, including markets in which we have not previously operated. We are not completely familiar with the legal and regulatory regimes of our target foreign markets and their ramifications on our business. Our international operations will be subject to unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, difficulty in enforcing contracts, political and economic instability, seasonal reductions in gaming activity in certain other parts of the world and potentially adverse tax consequences. These risks, among others, could materially adversely affect our business, financial condition and results of operations.

M&C International owns a significant ownership interest in GCA Holdings, Inc. and us and may significantly influence our affairs.

Upon the consummation of the private equity restructuring, M&C International owns approximately 40% of the equity interests in GCA Holdings, Inc. and, indirectly, in us. As a result, M&C International has the ability to significantly influence our affairs, including the designation of members of the Board of Directors of GCA Holdings, Inc. and us and, except as otherwise provided by law or by the Certificate of Incorporation of GCA Holdings, Inc., approving or disapproving other matters submitted to a vote of GCA Holdings, Inc.’s stockholders or our sole stockholder, including a merger, consolidation or sale of assets. Circumstances may occur in which the interests of M&C International could be in conflict with the holders of the notes.

In addition, we depend on certain services provided by entities affiliated with M&C International to provide many of the financial services that we offer to patrons, which further enhances M&C International’s ability to significantly influence our affairs. We rely exclusively on the use of USA Payments, which is under common control with M&C International, and USA Payment Systems, 50% of which is owned by the principals of M&C International, to obtain authorizations for credit card cash advances, POS debit card and ATM cash withdrawal transactions. We have a 10-year payment processing contract with USA Payments and USA Payment Systems, but any loss of those services could adversely impact our financial performance. We also have a 10-year license for USA Payments’ patented “3-in-1 rollover” feature and the loss of this license or the loss of the patent by USA Payments could materially adversely affect our revenues and profitability. In addition, we depend on Infonox on the Web, which is under common control with M&C International, for the research, design, development, testing, deployment, operation, monitoring and support of our systems and the software that runs our systems. We have a 10-year contract with Infonox on the Web for the provision of implementation, hosting, operation, maintenance and support of the majority of our systems and a separate, but related license with Infonox on the Web for computer software that runs our systems, but any loss of its services and the licensed software could materially adversely affect our revenues and profitability. These contracts and licenses expire in 2014. During fiscal 2003, we incurred costs and expenses from USA Payments and Infonox on the Web of an aggregate of $8.6 million for these and other services. M&C International also owns Casino Credit Services, LLC, which provides gaming patron credit bureau database services to gaming establishments in Michigan. M&C International granted options to acquire ownership interests in Casino Credit Services, LLC to BankAmerica Corporation and the private equity investors in connection with the recapitalization and private equity restructuring, respectively.

Risk Factors Related to the Exchange Notes

Our substantial indebtedness could materially adversely affect our operations and financial results and prevent us from fulfilling our obligations under the exchange notes or obtaining additional financing, if necessary.

We have a significant amount of indebtedness. On June 30, 2004, after giving effect to the offering of the old notes and borrowings under our senior secured credit facilities and the use of proceeds therefrom, we had total indebtedness of $491.8 million (of which $235.0 million consisted of the old notes and $256.8 million consisted of senior secured debt). Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes offered hereby;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion (ranging, in the case of our senior secured debt, from 25% to 75% of our excess cash flow, depending upon our total leverage ratio) of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our other indebtedness, among other things, our ability to borrow additional funds. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

In addition, the indenture and our senior secured credit facilities will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. These restrictions include, among other things, limits on our ability to make investments, loans or guarantees, make distributions to our members, incur debt, sell assets, enter sale and leaseback transactions or merge with another entity. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

We and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, all of which indebtedness may be senior to the exchange notes. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our senior secured credit facilities permit additional borrowing after completion of the exchange offer of up to $20 million as of June 30, 2004 we had $16.6 million available (after $3.4 million has been set aside for letters of credit), and this additional borrowing would be senior to the exchange notes and the guarantees of our subsidiary guarantors. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund planned capital expenditures and expansion efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

It is possible that our business will not generate sufficient cash flow from operations, or that future borrowings will not be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, as it matures and to fund our other liquidity needs. In such event, we will need to refinance all or a portion of our indebtedness, including these exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and these exchange notes, on commercially reasonable terms or at all. We could have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt or obtaining additional equity or debt financing or joint venture partners. There can be no assurance that any of these financing strategies could be effected on satisfactory terms, if at all. Our failure to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business and our ability to satisfy our obligations with respect to the exchange notes.

Management believes that borrowings available under our senior secured credit facilities and operating cash flows will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled interest payments on the exchange notes and under our senior secured credit facilities through at least the next twelve months. Although no additional financing is currently contemplated, we will seek, if necessary and to the extent permitted under the indenture governing the exchange notes and the terms of the senior secured credit facilities, additional financing through bank borrowings or debt or equity financings. We cannot assure you that additional financing, if needed, will be available to us, or that, if available, the financing will be on terms favorable to us. We also cannot assure you that our estimates of our reasonably anticipated liquidity needs are accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds.

Your right to receive payments on these exchange notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of these exchange notes are junior to all of our guarantors’ existing indebtedness and possibly to all their future borrowings.

These exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors’ existing indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to these exchange notes or the subsidiary guarantees.

In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. See “Description of Exchange Notes—Subordination” for more information concerning the subordination of these exchange notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of exchange notes may receive less, ratably, than the holders of our senior debt.

As of June 30, 2004, the old notes and the subsidiary guarantees were subordinated to $256.8 million of senior debt (excluding letters of credit for $3.4 million) and $16.6 million was available for borrowing as additional senior debt under our senior secured credit facilities.

In addition, we will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

The exchange notes are not secured by any of our assets and any secured creditors, including lenders under our senior secured credit facilities, would have a prior claim on any assets securing our obligations to them.

The exchange notes are not secured by any of our assets. Our senior secured credit facilities are secured by substantially all of our assets and the assets of our subsidiaries which are guarantors thereunder, including a pledge of all of the capital stock and equity interests that we own in our subsidiaries. Subject to some limitations, the terms of the indenture governing the notes and our senior secured credit facilities permit us to incur additional secured debt. If we become insolvent or are liquidated, or if payments under any of the agreements governing our secured debt are accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreements governing the secured debt, including the ability to foreclose on and sell the collateral securing the indebtedness in order to satisfy the indebtedness. In that case, we may not have sufficient assets to repay the exchange notes.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The exchange notes will be effectively subordinated to indebtedness of any of our subsidiaries that do not guarantee the exchange notes. Certain of our subsidiaries will not guarantee the exchange notes. In particular, the joint venture entity which is developing the QuikPlay product and the Canadian subsidiary that conducts our

Canadian operations will not guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Assuming we had completed the offering of the old notes and borrowings under our senior secured credit facilities on December 31, 2003, these exchange notes would have been effectively junior to $6.5 million of intercompany and related party liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated $4.6 million, or 1.3%, of our total revenues in fiscal 2003 and $0.7 million of our total net income in fiscal 2003.

Future subsidiaries may not be required to guarantee the exchange notes. In addition, subsidiaries which are guarantors and any future guarantors may be released from their guarantees in various circumstances as more fully described in “Description of Notes—Guarantees” and “Description of Senior Secured Credit Facilities.”

We may be unable to meet the requirements under the indenture to purchase your exchange notes upon a change of control.

You may require us to purchase all or a portion of your exchange notes upon a change of control at a purchase price equal to 101% of the principal amount of the exchange notes being repurchased plus accrued and unpaid interest to the date of purchase. If a change of control occurs, we might not have enough funds to pay the purchase price for all tendered exchange notes. Our failure to purchase tendered exchange notes would constitute an event of default under the indenture governing the exchange notes, which, in turn, would constitute a default under our senior secured credit facilities. In addition, the terms of our senior secured credit facilities will prohibit us from purchasing any exchange notes until we have repaid all debt outstanding under the senior secured credit facilities. Future credit agreements or other agreements relating to our indebtedness might prohibit the redemption or repurchase of the exchange notes and provide that a change of control constitutes an event of default. If we are required to repurchase exchange notes at a time when we are prohibited from doing so, we could seek the consent of our lenders to purchase the exchange notes or could attempt to refinance this debt. If we do not obtain a consent or refinance this debt, we could not purchase the exchange notes. In such circumstances, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The repurchase requirements may also delay or make it harder for others to obtain control of us. The term “change of control” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the exchange notes upon a change of control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Fraudulent transfer statutes may limit your rights as a holder of exchange notes.

Federal and state fraudulent transfer laws permit a court, in some instances, to allow us to:

•	avoid all or a portion of our obligations to you under the exchange notes;

•	subordinate our obligations to you under the exchange notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the exchange notes; and

•	take other action detrimental to you, including invalidating the exchange notes and directing the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

In any such event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the exchange notes were issued, or, in some states, when payments became due thereunder, we:

(1) issued the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

(2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the exchange notes; and

(a) were insolvent or were rendered insolvent by reason of the issuance of the exchange notes;

(b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

(c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature; or

(d) were a defendant in an action for money damages, or had a judgment for money damages entered against us, if, in either case, after final judgment the judgment was unsatisfied.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds from the sale of the old notes were used to redeem ownership interests from First Data Corporation and M&C International, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the old notes, and therefore the exchange notes.

Various jurisdictions define “insolvency” differently. However, we generally would be considered insolvent at the time we issued the old notes or the exchange notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present salable value of our assets is less than the amount required to pay our total existing debts and liabilities, including the probable liability related to contingent liabilities, as they become absolute or matured. We cannot assure you as to what standard a court would apply to determine whether we were “insolvent” as of the date the old notes or the exchange notes were issued. Regardless of the method of valuation, a court may determine that we were insolvent on that date or, regardless of whether we were insolvent on the date the old notes or the exchange notes were issued, that the redemption payments constituted fraudulent transfers on another ground.

In addition, our subsidiary guarantees of the old notes and the exchange notes may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the subsidiary guarantors may challenge the guarantees as a fraudulent transfer or conveyance, applying the analysis set forth above. In addition, the guarantees could also be subject to the claim that, because the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the exchange notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the exchange notes. In addition, the liability of each guarantor under the indenture governing the exchange notes will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in determining the maximum liability of each guarantor. If a court voids a subsidiary guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that subsidiary guarantor, and you will be a creditor solely of us and the other subsidiary guarantors whose guarantees have not been voided.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to the exchange notes and its guarantee of the exchange notes, as the case may be, and our senior secured credit facilities and the guarantors’ guarantee of our senior secured credit facilities will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

The exchange notes will not be listed on any securities exchange or the Nasdaq National Market. If an active trading market does not develop for these exchange notes, you may not be able to resell them.

We are offering the exchange notes to the holders of the old notes. The old notes were sold in March 2004 to a small number of qualified institutional buyers in the United States and to investors outside of the United States under Regulation S and are eligible for trading in the PORTALTM Market. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your old notes. The liquidity of the trading market in these exchange notes, and the market price quoted for these exchange notes, may be adversely affected by:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the old notes or the exchange notes.

The exchange notes are new securities for which there is currently no market. Although the exchange notes are expected to be eligible for trading in the PORTAL™ Market, we do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the NASDAQ National Market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the old notes have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of any shelf registration statement or exchange offer.

As a note holder you may be required to comply with licensing, qualification or other requirements under gaming laws and could be required to dispose of the exchange notes.

Federal, state and local authorities in several jurisdictions regulate extensively gaming casino operations. The gaming authority of any jurisdiction in which we or any of our subsidiaries conducts or proposes to conduct gaming operations, or services related thereto, may require that a holder of the exchange notes or the beneficial owner of the exchange notes be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the exchange notes shall be deemed to have agreed, by accepting such exchange notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to apply within the required time period, is denied the license or qualification or is determined to be unsuitable, the issuers shall have the right, at their election, (1) to require the holder or beneficial owner to dispose of all or a portion of the holder’s or beneficial owner’s exchange notes within 120 days after the holder or beneficial owner receives notice of the finding by the applicable gaming authorities, or any other different time period as may be prescribed by those authorities; or (2) to redeem such exchange notes at a redemption price equal to the lesser of:

•	such holder’s or beneficial owner’s cost, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability;

•	100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or

•	such other lesser amount as may be required by any government gaming authority.

There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your exchange notes upon a finding of unsuitability. See “Description of Exchange Notes—Special Redemption” for more information concerning the terms upon which the exchange notes may be redeemed.

You must comply with certain restrictions on the exchange offer.

Issuance of exchange notes in exchange for old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, including all other documents required by such letter of transmittal. Therefore, holders of old notes desiring to tender such old notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We and the exchange agent are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange notes. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “The Exchange Offer—Resale of Exchange Notes” and “Plan of Distribution.”

You may suffer certain consequences if you fail to exchange your old notes.

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected. See “The Exchange Offer— Consequences of Failure to Exchange.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under “Summary,” “Business” and elsewhere regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. These forward-looking statements include, among others, statements about our cost reduction initiatives implemented in 2003 and the anticipated cost savings resulting from such initiatives, the addition of future costs and expenses that we believe we will have to incur to file periodic reports with the SEC and satisfy the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and other public company requirements, the anticipated growth of our industry, our competitive position and the revenue associated with transaction volume that we may attain in the future. When used in this prospectus, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions, cost savings or expectations will be achieved or that any positive trends noted in this prospectus will continue. Actual results may differ from those suggested by forward looking statements for any number of reasons, such as unanticipated cost increases, insufficient transaction volume to leverage cost reduction measures to expected amounts or more under estimation of the magnitude of effort or resources required to scale our business, enter new markets, or comply with applicable laws. All forward-looking statements speak only as of the date of this prospectus. Neither we nor the guarantors of the exchange notes undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read carefully the factors described in the section entitled “Risk Factors” of this prospectus, among other things, for a description of certain risks that could cause actual results to differ from these forward-looking statements.

THE RECAPITALIZATION

The transactions summarized below, pursuant to which we became a wholly-owned subsidiary of GCA Holdings, L.L.C., which was subsequently converted into a corporation named GCA Holdings, Inc., and pursuant to which GCA Holdings, L.L.C. became approximately 95% owned by M&C International and approximately 5% owned by Bank of America Corporation, include the issuance of the old notes and borrowings under our senior secured credit facilities. We refer to these transactions in this prospectus as the recapitalization. While an understanding of the transactions summarized below is important to your understanding of our future cost structure, results of operations, financial position and cash flows, we do not believe that the transactions described below directly impact either the exchange offer or your decision as to whether or not to participate in the exchange offer. In addition, we do not believe that the transactions described below will affect our future corporate structure.

The following is a summary of the material terms of the Restructuring Agreement, dated as of December 10, 2003, as amended January 20, 2004, February 20, 2004, and March 3, 2004, among First Data Corporation, FDFS Holdings, LLC, M&C International, Karim Maskatiya, Robert Cucinotta, GCA Holdings, L.L.C. and us and its ancillary agreements. The primary transactions under the Restructuring Agreement were consummated on March 10, 2004. The following summary is qualified in its entirety by reference to the Restructuring Agreement and/or the ancillary agreements.

The Recapitalization

The Restructuring Agreement provided for the recapitalization of our membership as a limited liability company so that (1) all of the membership units in us owned by FDFS Holdings, LLC and M&C International were contributed to GCA Holdings, L.L.C., (2) M&C International exercised its option to purchase certain membership units in GCA Holdings, L.L.C. from FDFS Holdings, LLC, (3) all of the remaining membership units in GCA Holdings, L.L.C. owned by FDFS Holdings, LLC were redeemed, (4) all of the common shares of CashCall Systems, Inc., the entity through which we provide cash access services to gaming establishments in Canada, held by First Data Financial Services, L.L.C. were either redeemed by CashCall Systems, Inc. or purchased by us, and (5) FDFS Holdings, LLC and First Data Financial Services, L.L.C. received an aggregate amount of $435.6 million. Under the terms of the Restructuring Agreement, we were relieved of our obligation to reimburse FDFS Holdings, LLC for foreign income taxes paid on our behalf in the approximate amount of $1.0 million, which is treated in our financial records as a capital contribution. A receivable payable to us from M&C International in the amount of approximately $3.2 million was canceled and treated in our financial records as a distribution of capital.

On March 10, 2004, immediately prior to the redemption of all of the membership units of GCA Holdings, L.L.C. held by FDFS Holdings, LLC, Bank of America Corporation purchased approximately 5% of the membership units in GCA Holdings, L.L.C. from M&C International for an aggregate purchase price of approximately $20.0 million, GCA Holdings, L.L.C. redeemed certain membership units held by M&C International for an aggregate redemption price of $38.0 million and a $12.1 million seller note payable to Bank of America, N.A. from M&C International was retired.

Upon the consummation of the transaction on March 10, 2004, we became fully-owned by GCA Holdings, L.L.C., and GCA Holdings, L.L.C. became approximately 95% owned by M&C International and approximately 5% owned by Bank of America Corporation. Upon the consummation of the transaction, neither First Data Corporation nor its affiliates owned any equity interest, or any option, warrant or right to acquire any equity interest in GCA Holdings, L.L.C. or us.

The Transaction

M&C International exercised its previously acquired option to purchase an additional 9% of the outstanding equity interests in GCA Holdings, L.L.C. from FDFS Holdings, LLC in exchange for $27.0 million.

FDFS Holdings, LLC and GCA Holdings, L.L.C. executed and delivered a Membership Unit Redemption Agreement, pursuant to which FDFS Holdings, LLC assigned and transferred all of its membership units in GCA Holdings, L.L.C. to GCA Holdings, L.L.C. in exchange for $478,566.26 per membership unit.

CashCall Systems, Inc. redeemed a portion, and we purchased the remainder, of the 670 common shares in CashCall Systems, Inc. held by FDFS Holdings, LLC for approximately $11.7 million in the aggregate. M&C International contributed to us all 330 common shares in CashCall Systems, Inc. held by M&C International. CashCall Systems, Inc. became a wholly-owned subsidiary of ours.

FDFS Holdings, LLC transferred all of its interests in Casino Credit Services, LLC to M&C International. Casino Credit Services, LLC is not a subsidiary of ours. Casino Credit Services, LLC is the entity through which an affiliate of First Data Corporation previously provided gaming patron credit bureau database services to gaming establishments in the state of Michigan. These services generated less than $0.1 million of revenue in 2003.

We also amended, restated, executed, and delivered various agreements to which we were a party, including a Sponsorship Indemnification Agreement, a Western Union Financial Services, Inc. Network Agency Agreement, an Integrated Payment Systems, Inc. Money Order Trust Agreement, a CashCall Systems, Inc. and Integrated Payment Systems Canada, Inc. Money Order Trust Agreement and a TeleCheck Marketing Agreement.

A distribution to our members of “Distributable Funds” was made in proportion to the members’ membership units prior to the transactions contemplated by the Restructuring Agreement. The term “Distributable Funds” as defined in our operating agreement at the time means all proceeds received by us during any period, as reduced by funds used during such period to pay all costs and expenses incurred during such period, to discharge our debt or liabilities during such period, and to create or increase during such period such expenses as the Management Committee may determine for the discharge of known existing liabilities.

Significant Provisions and Covenants

The Restructuring Agreement contains broad mutual releases of FDFS Holdings, LLC and its affiliates, M&C International and its affiliates and us and our affiliates. In addition, the Restructuring Agreement contains a covenant by us and our affiliates not to sue First Data Corporation or its affiliates for claims relating to intellectual property developed during the period during which First Data Corporation or its affiliates held a membership interest in us, with the exception of products, ideas, inventions, concepts, discoveries or other items that (1) were disclosed to First Data Corporation subject to restrictions on use or disclosure pursuant to the terms of any confidentiality or nondisclosure agreement, or (2) are covered by certain United States or foreign patents or patent applications.

The Restructuring Agreement also contains a covenant by First Data Corporation not to compete with us until the third anniversary of the consummation of the recapitalization. Pursuant to the Restructuring Agreement, First Data Corporation shall not own, manage, operate, control, participate in, advise or otherwise possess an ownership interest in, or carry on a business engaged in any of the following services to gaming establishments and/or gaming patrons at gaming establishments: credit card cash advance services, debit quasi-cash services effected through an ATM or other delivery service and tied to an account, operations of financial services booths, operation of a cashless gaming system for use in slot machines and similar gaming devices, debit services providing for withdrawals, balance inquiries and similar transactions effected through an ATM or other delivery service and tied to any account, and check verification, processing and guarantee services anywhere in the U.S. or Canada.

In addition, First Data Corporation covenants that it will not induce or attempt to persuade any of our customers to terminate their business relationship with us or enter into a business relationship involving certain competitive activities on behalf of any other business organization in competition with us. First Data Corporation also covenants that it will not induce or attempt to persuade any employee, agent or customer of ours to terminate its employment, agency or business relationship in order to enter into such relationship involving certain competitive activities on behalf of any other business organization in competition with us. Furthermore, by the terms of the agreement, First Data Corporation may not circumvent the prohibition by entering into an above-market processing agreement (i.e., a processing agreement on economic terms sufficiently more favorable to First Data Corporation than comparable processing agreements so that the processing agreement is a disguised sale of the portion of the customer’s business covered by such processing agreement) with a person engaged in certain competitive activities.

This covenant not to compete is subject to limited qualifications and exceptions that permit First Data Corporation to, among other things: (i) own up to 5% of any publicly-traded corporation that competes with us, (ii) acquire a business that competes with us and continue the operation of such business for a specified period of time, (iii) provide competitive services in areas of gaming establishments outside of the areas where minors are prohibited from entering, (iv) provide gaming patron credit bureau services, and (v) provide certain back-end processing services, such as authorization, capture, submission to interchange, settlement, chargeback, clearing, reporting or customer support services. Upon the expiration of this covenant not to compete, First Data Corporation or affiliates under its control may compete with us.

Pursuant to the Restructuring Agreement, we have agreed to indemnify First Data Corporation and its affiliates for any harm that they may suffer in connection with or arising from the offering of old or exchange notes or our senior secured credit facilities.

Membership Unit Redemption Agreement

The Membership Unit Redemption Agreement is an agreement between FDFS Holdings, LLC and GCA Holdings, L.L.C. that was executed as part of the recapitalization. The agreement provided for FDFS Holdings, LLC’s assignment and transfer of all of its membership units in GCA Holdings, L.L.C. to GCA Holdings, L.L.C. in exchange for $478,566.26 per membership unit.

Equity Investment by Bank of America Corporation

Concurrent with the consummation of the transactions contemplated by the Restructuring Agreement, Bank of America Corporation purchased approximately 5% of the membership interests in GCA Holdings, L.L.C. from M&C International for an aggregate purchase price of approximately $20.0 million. As consideration for this purchase, Bank of America Corporation issued to M&C International a one-year promissory note in the principal amount of approximately $12.0 million for 2.99% of the membership interests in GCA Holdings, L.L.C. and a three-year promissory note in the principal amount of approximately $8.0 million for 2.0% of the membership interests in GCA Holdings, L.L.C. Each promissory note bears interest at 1.62% per annum and interest is payable annually, with principal and interest due and payable in full upon maturity. The notes are non-recourse to Bank of America Corporation and are secured by a pledge of the respective membership interests purchased thereby. Maturity of the notes accelerates in the event of an initial public offering of equity securities by us, GCA Holdings, L.L.C. or its successors, or a transaction involving a change of control of or sale of substantially all of the assets of us or GCA Holdings, L.L.C. Any transaction that changes the form of business entity of us or GCA Holdings, L.L.C., such as the incorporation of us or GCA Holdings, L.L.C., will not trigger acceleration of these notes. The notes and pledge agreements were amended in connection with the private equity restructuring.

We do not have any obligations under the notes referred to above.

THE PRIVATE EQUITY RESTRUCTURING

The transactions summarized below, pursuant to which we and GCA Holdings, L.L.C. were converted into Delaware corporations, and pursuant to which GCA Holdings, Inc. became 55% owned by a number of private equity investors (who obtained, in the aggregate, only 49.96% of the voting interests), approximately 40% owned by M&C International and approximately 5% owned by Bank of America Corporation, occurred subsequent to the recapitalization and prior to the date of this prospectus. We refer to these transactions in this prospectus as the private equity restructuring. While an understanding of the transactions summarized below is important to your understanding of our corporate structure, future cost structure, results of operations, financial position and cash flows, we do not believe that the transactions described below directly impact either the exchange offer or your decision as to whether or not to participate in the exchange offer.

The following is a summary of the material terms of the Securities Purchase and Exchange Agreement, dated as of April 21, 2004, as amended on May 13, 2004, among GCA Holdings, L.L.C., certain entities affiliated with Summit Partners, L.P., certain entities affiliated with Tudor Investment Corporation, certain entities affiliated with HarbourVest Partners, LLC and certain entities directly or indirectly administered or managed by General Motors Investment Management Corporation or JPMorgan Chase Bank, and the ancillary agreements thereto. The following summary is qualified in its entirety by reference to the Securities Purchase and Exchange Agreement and/or the ancillary agreements.

The Private Equity Restructuring

Pursuant to the Securities Purchase and Exchange Agreement, (i) GCA Holdings, L.L.C. agreed to exchange with M&C International its Common Units in GCA Holdings, L.L.C. for Class A Common Units, Class A Preferred Units and Class B Preferred Units in GCA Holdings, L.L.C., (ii) GCA Holdings, L.L.C. agreed to exchange with Bank of America Corporation its Common Units in GCA Holdings, L.L.C. for Class A Common Units and Class B Common Units in GCA Holdings, L.L.C., (iii) M&C International agreed to sell to the private equity investors 244.000 Class A Preferred Units and 58.5 Class B Preferred Units (which constituted all of the Class A Preferred Units and Class B Preferred Units acquired by M&C International in connection with the exchange described in clause (i) above) for an aggregate purchase price of $316,400,000, (iv) GCA Holdings, L.L.C. agreed to convert from a limited liability company to a corporation organized under the laws of Delaware and named GCA Holdings, Inc., (v) GCA Holdings, L.L.C. agreed to cause GCA to be converted from a limited liability company to a corporation organized under the laws of Delaware named Global Cash Access, Inc., and (vi) in connection with the conversion of GCA Holdings, L.L.C., all outstanding Class A Common Units, Class B Common Units, Class A Preferred Units and Class B Preferred Units in GCA Holdings, L.L.C. were automatically converted into shares of Class A Common Stock, Class B Common Stock, Class A Preferred Stock and Class B Preferred Stock of GCA Holdings, Inc. respectively.

The sale of equity interests to the private equity investors was consummated on May 13, 2004, the conversion of GCA Holdings, L.L.C. to a Delaware corporation was consummated on May 14, 2004 and the conversion of GCA to a Delaware corporation was consummated on June 7, 2004. Upon the consummation of the private equity restructuring, we became a Delaware corporation and wholly-owned subsidiary of GCA Holdings, Inc., and GCA Holdings, Inc. became 55% owned by the private equity investors (who obtained, in the aggregate, only 49.96% of the voting interests), approximately 40% owned by M&C International and approximately 5% owned by Bank of America Corporation.

We did not receive any of the proceeds of the investments in the private equity restructuring, but we became obligated to pay certain costs and expenses associated with the private equity restructuring. These transactions are referred to herein as the private equity restructuring.

The Transaction

As a condition to the private equity restructuring, the limited liability company agreement of GCA Holdings, L.L.C. was amended and restated to, among other things, create membership interests denominated as Class A Common Units, Class B Common Units, Class A Preferred Units, and Class B Preferred Units, and obligate GCA Holdings, L.L.C. to convert to a Delaware corporation on the day immediately following the closing of the private equity restructuring. The rights of holders of Class A Common Units, Class A Preferred Units, Class B Common Units and Class B Preferred Units were substantially identical, except that Class B Common Units and Class B Preferred Units did not provide any voting rights. In addition, our limited liability company agreement was amended and restated to, among other things, provide that our Management Committee would be comprised of the same individuals that comprise the Management Committee of GCA Holdings, L.L.C.

As a condition to the private equity restructuring, we negotiated an amendment to the terms of our senior secured credit facility to, among other things, permit M&C International to sell 55% of the equity interest (but not more than 49.96% of the voting interest) in GCA Holdings, L.L.C. to the private equity investors without triggering provisions that relate to changes of control, and permit GCA Holdings, L.L.C. to convert to a Delaware corporation. The amendment was approved by the requisite approval of lenders under our senior secured credit facility.

As a condition to the private equity restructuring, M&C International and two entities affiliated with Summit Partners, L.P. notified the Federal Trade Commission of their proposed acquisitions of voting securities in GCA Holdings, Inc. pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Federal Trade Commission granted early termination of the requisite waiting period.

Prior to the consummation of the private equity restructuring on May 13, 2004, GCA Holdings, L.L.C. distributed cash in the aggregate amount of $3,017,629 to its members as a permitted tax distribution under our senior secured credit facility and the indenture governing the notes.

On May 13, 2004, the exchange of membership interests of M&C International and Bank of America Corporation for Class A Common Units, Class B Common Units, Class A Preferred Units and Class B Preferred Units, and the sale of Class A Preferred Units and Class B Preferred Units to the private equity investors was consummated. Concurrent with this sale, GCA Holdings, L.L.C. entered into a Registration Agreement, Stockholders Agreement and Investor Rights Agreement with its members.

On May 14, 2004, GCA Holdings, L.L.C. distributed cash in the aggregate amount of $50,313 to its members as a permitted tax distribution under our senior secured credit facility and the indenture governing the notes, and GCA Holdings, L.L.C. converted to a Delaware corporation named GCA Holdings, Inc. The rights of holders of Class A Common Stock and Class B Common Stock are substantially identical, except that Class B Common Stock provides for limited voting rights; in particular, the Class B Common Stock provides no rights to vote in the election of directors. The rights of holders of Class A Preferred Stock and Class B Preferred Stock are substantially identical, except that Class B Preferred Stock provides for limited voting rights; in particular, the Class B Preferred Stock provides no rights to vote in the election of directors. The Class A Preferred Stock and Class B Preferred Stock provide certain preferential rights with respect to dividends, voting and rights to distributions upon liquidation of GCA Holdings, Inc. The Class A Preferred Stock and Class B Preferred Stock provide for rights to convert to Class A Common Stock and Class B Common Stock, respectively. The Class B Preferred Stock provides for rights to convert to Class A Preferred Stock in certain circumstances, and the Class B Common Stock provides for the right to convert to Class A Common Stock in certain circumstances. The Class A Common Stock provides for the right to convert to Class B Common Stock in certain circumstances. Concurrent with this conversion, GCA Holdings, Inc. entered into a Noncompete Agreement with our President and Chief Executive Officer, Kirk Sanford.

In addition, M&C International granted options to the private equity investors to acquire up to 55% of the membership interests in Casino Credit Services, LLC.

Registration Agreement

The Registration Agreement provides M&C International, Bank of America Corporation and the private equity investors with certain rights to cause GCA Holdings, Inc. to register their shares of capital stock on a registration statement filed with the SEC. The Registration Agreement also obligates the stockholders of GCA Holdings, Inc. to refrain from certain selling activities involving equity securities of GCA Holdings, Inc. following certain public offerings of securities by GCA Holdings, Inc.

Stockholders Agreement

The Stockholders Agreement provides for the following composition of the Board of Directors of GCA Holdings, Inc. and each of its subsidiaries, including us: two representatives designated by private equity investors holding a majority in interest of the voting shares of capital stock held by the private equity investors, who are initially Walter Kortschak and Charles J. Fitzgerald, two representatives designated by M&C International, who are initially Karim Maskatiya and Robert Cucinotta, and one individual, who is not an officer or employee of ours and who qualifies as an independent director under the rules of the New York Stock Exchange or the NASDAQ National Market, elected by the holders of a majority in interest of the voting shares of capital stock so long as such individual is approved by M&C International and private equity investors holding a majority in interest of the voting shares of capital stock held by the private equity investors, which seat is initially vacant. In addition, the Stockholders Agreement provides for the appointment of up to two additional directors, who are neither officers nor employees of ours and who qualify as independent directors under the rules of the New York Stock Exchange or the NASDAQ National Market, if and to the extent required by our senior credit facility or the indenture governing the notes or applicable federal securities laws, subject to the approval of certain specified stockholder constituencies.

The Stockholders Agreement imposes certain restrictions on the transfer of shares of capital stock of GCA Holdings, Inc., including a right of first refusal in favor of GCA Holdings, Inc. to purchase shares proposed to be sold and co-sale rights in favor of other stockholders. The Stockholders Agreement grants M&C International and the private equity investors with a right of first refusal to purchase certain shares of capital stock proposed to be sold by GCA Holdings, Inc. The Stockholders Agreement obligates certain stockholders to vote in favor of and take certain actions in furtherance of certain transactions involving the disposition of all or substantially all of the capital stock or assets of GCA Holdings, Inc. The Stockholders Agreement obligates the stockholders to cooperate with GCA Holdings, Inc. if M&C International or a majority in interests of the private equity investors instructs GCA Holdings, Inc. to pursue its initial public offering. Finally, the Stockholders Agreement obligates M&C International to repurchase shares of capital stock from Bank of America Corporation in certain circumstances.

Investor Rights Agreement

The Investor Rights Agreement provides the private equity investors with certain rights to receive financial statements and other information from GCA Holdings, Inc. and to inspect the properties, books and records of GCA Holdings, Inc. The Investor Rights Agreement prohibits GCA Holdings, Inc. and Global Cash Access, Inc. from taking certain actions without the prior written consent of M&C International and the holders of a majority in interest of the Preferred Stock. The Investor Rights Agreement prohibits GCA Holdings, Inc. from taking certain actions without the prior written consent of certain specified constituencies of holders of Preferred Stock. The Investor Rights Agreement obligates GCA Holdings, Inc. to take certain actions so long as certain constituencies of private equity investors continue to hold certain equity interests in GCA Holdings, Inc.

Noncompete Agreement

The Noncompete Agreement prohibits our President and Chief Executive Officer, Kirk Sanford, from engaging in certain competitive activities during the 24-month period following the termination of his employment with us. In addition, the Noncompete Agreement prohibits Mr. Sanford from soliciting or inducing our employees to leave our employ, hiring certain employees and former employees of ours and inducing any of our business partners to cease doing business with us or otherwise interfering with our relationships with our business partners.

Amendment of Agreements between M&C International and Bank of America Corporation

Concurrent with the consummation of the private equity restructuring on May 13, 2004, the promissory notes issued by Bank of America Corporation to M&C International in connection with Bank of America Corporation’s purchase of membership interests in GCA Holdings, L.L.C. from M&C International and the pledge agreements pursuant to which Bank of America Corporation pledged its ownership interests in GCA Holdings, L.L.C. as collateral were amended and restated to, among other things, reflect the conversion of GCA Holdings, L.L.C. to a corporation and the conversion of the collateral into shares of capital stock of GCA Holdings, Inc.

We do not have any obligations under the notes referred to above.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected consolidated financial data for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements. The selected condensed consolidated financial data for the six months ended June 30, 2004 and 2003 have been derived from our unaudited condensed consolidated financial statements. Our selected consolidated financial data may not be indicative of our future financial condition or results of operations. See “Consolidated Financial Statements” and “Unaudited Condensed Consolidated Financial Statements.” The pro forma income tax amounts below are unaudited and have been calculated to reflect the taxes that would have been reported had we been subject to federal and state income taxes as a C Corporation during the periods presented.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2003	2002	2001(1)	2000	1999	2004	2003
	(dollars in thousands)
Income Statement Data:
Revenues:
Cash advance	$186,547	$182,754	$174,787	$170,792	$172,154	$100,806	$92,376
ATM	132,341	119,424	110,074	33,611	12,847	77,382	62,660
Check cashing	26,326	29,412	26,614	26,997	23,761	11,520	14,211
Central Credit and other	11,176	10,825	10,758	10,537	3,546	5,928	5,494

Total revenues	356,390	342,415	322,233	241,937	212,308	195,636	174,741
Costs and Expenses:
Commissions	154,889	146,824	140,640	87,409	74,868	88,433	74,320
Interchange and processing	67,245	59,574	54,251	52,594	56,469	37,221	34,146
Check cashing warranties	9,848	9,827	8,532	7,582	6,294	5,129	4,902
Central Credit and other costs of revenues	414	511	492	620	182	155	213

Total costs and expenses	232,396	216,736	203,915	148,205	137,813	130,938	113,581
Gross profit	123,994	125,679	118,318	93,732	74,495	64,698	61,160
Operating expenses	(45,494)	(55,527)	(52,867)	(38,243)	(33,193)	(24,872)	(25,765)
Depreciation and amortization	(14,061)	(11,820)	(16,838)	(11,084)	(8,361)	(6,813)	(7,000)
Other operating expenses	(679)	(2,566)	(1,368)	—	—	—	(564)

Operating income	63,760	55,766	47,245	44,405	32,941	33,013	27,831
Other income (expense):
Interest expense, net (2)	(5,450)	(4,933)	(5,082)	(1,177)	206	(12,652)	(2,441)

Total other income (expense)	(5,450)	(4,933)	(5,082)	(1,177)	206	12,652	(2,441)
Income before income tax (provision) benefit and minority ownership loss	58,310	50,833	42,163	43,228	33,147	20,361	25,390
Income tax (provision) benefit	(321)	(1,451)	(442)	(637)	(1,133)	208,082	(233)

Income before minority ownership loss	57,989	49,382	41,721	42,591	32,014	228,443	25,157
Minority ownership loss (3)	400	1,040	420	—	—	122	400

Net income	$58,389	$50,422	$42,141	$42,591	$32,014	$228,565	$25,557

Pro forma computation related to conversion to C corporation for tax purposes
Income before provision for income taxes and minority ownership loss—historical	$58,310	$50,833	$42,163	$43,228	$33,147	$20,361	$25,390
Income tax provision—historical, exclusive of one-time tax benefit (7)	(321)	(1,451)	(442)	(637)	(1,133)	(2,542)	(233)
Pro forma income tax provision (6)	(20,741)	(16,940)	(16,154)	(17,951)	(10,857)	(4,788)	(8,938)
Minority ownership loss—historical	400	1,040	420	—	—	122	400

Pro forma net income	$37,648	$33,482	$25,987	$24,640	$21,157	$13,153	$16,619

	For the Years Ended December 31,										For the Six Months Ended June 30,
	2003		2002		2001(1)		2000		1999		2004		2003
	(dollars in thousands)
Balance Sheet Data:
(at end of period)
Cash and cash equivalents	$23,423		$57,584		$37,500		$27,448		$36,161		$13,536
Total assets	239,257		283,177		276,207		291,249		222,332		443,218
Members’ capital	199,247		202,271		205,202		220,448		180,570		—
Stockholders’ deficit	—		—		—		—		—		(83,820)

Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$33,508		$81,964		$73,610		$51,110		$65,061		$23,559		$(10,459)
Investing activities	(7,047)		(9,750)		(6,295)		(14,348)		(4,288)		(2,794)		(5,916)
Financing activities (4)	(63,067)		(52,333)		(56,812)		(45,475)		(36,203)		(30,457)		(24,580)

Other Financial Data:
Capital expenditures	7,047		9,750		6,295		14,348		4,288		2,794		5,916
Ratio of earnings to fixed charges (5)	9.1	x	8.5	x	6.6	x	13.6	x	19.3	x	18.1	x	5.6	x

(1)	The increase in revenues and operating expenses during fiscal 2001, as compared to fiscal 2000, is primarily attributable to our acquisitions of the gaming ATM portfolios of Bank of America, N.A. and InnoVentry Corporation.
(2)	Interest expense, net, includes interest income.
(3)	Minority ownership loss represents the portion of the loss from operations of QuikPlay, LLC that is attributable to the 40% ownership interest in QuikPlay, LLC that is not owned by us.
(4)	Cash used in financing activities primarily reflect distributions to our owners for all periods presented, except for the six months ended June 30, 2004. In this period, in addition to distributions to our owners we also received proceeds from our credit facility and note offering that were utilized to redeem the membership interests of our owners.
(5)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before minority ownership loss plus fixed charges, and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion (1/3) of operating lease expense deemed by management to represent the interest component of rent expense.
(6)	The pro forma unaudited income tax adjustments represent the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation. Pro forma expenses are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during the period. Actual rates and expenses could have differed had the Company been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes for all periods presented.

The following table presents the computation of the pro forma income tax expense for all the periods presented (amounts in thousands):

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2003	2002	2001	2000	1999	2004	2003
Income before income taxes, as reported	$58,310	$50,833	$42,163	$43,228	$33,147	$20,361	$25,390
Effective pro forma income tax rate	36.12%	36.18%	39.36%	43.00%	36.17%	36.00%	36.12%

Pro forma income tax expense	$21,062	$18,391	$16,596	$18,588	$11,990	$7,330	$9,171

(7)	In connection with our conversion to a taxable corporate entity for U.S. income tax purposes, we recognized a net tax asset created by a step up in the tax basis of our net assets due to the Restructuring of Ownership and the Securities Purchase and Exchange Agreement. For purposes of determining the pro forma net income the recognition of this one-time step up in basis has been excluded from our pro forma tax computation.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis does not reflect the significant impact that the recapitalization transactions have had on us, including significantly increased leverage and liquidity requirements. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

We are a provider of cash access products and services to the gaming industry in the United States, Canada, the Caribbean and the United Kingdom. We provide a suite of cash access products and services to the gaming industry. Our cash access products and services allow gaming patrons to access funds through a variety of methods, including credit card cash advances, point-of-sale, or POS, debit card transactions, automated teller machine, or ATM, withdrawals, check cashing transactions and money transfers. We also own a gaming patron credit bureau database, which is used in the industry as a resource for underwriting patron credit decisions, or markers. In 2003, we processed over 60 million transactions, representing approximately $12 billion in face value. For the year ended December 31, 2003, we generated $356.4 million in revenues, $63.8 million in operating income and $58.4 million in net income.

Global Cash Access, L.L.C., which was subsequently converted into a Delaware corporation named Global Cash Access, Inc., was formed as a joint venture on July 9, 1998 by FDFS Holdings, LLC, M&C International, and BA Merchant Services, Inc. with respective ownership at formation of 58%, 21%, and 21%. We operated as BMCF Gaming, L.L.C. until May 25, 1999 when we changed our name to Global Cash Access, L.L.C. Prior to July 9, 1998, certain of our members independently conducted operations similar to ours. On August 1, 2000, we acquired certain ATM and cash advance assets of InnoVentry Corporation. Shortly thereafter, on September 29, 2000, we acquired Casino ATM, LLC from Bank of America, N.A. In connection therewith, BA Merchant Services, Inc. sold its ownership interest in us to the remaining members, resulting in ownership by FDFS Holdings, LLC and M&C International of 67% and 33%, respectively.

In 2003, as our revenues and net income continued to increase, we began to further analyze our cost structure. As part of this analysis, we realized that our critical mass created significant opportunities for us to renegotiate certain contracts with our vendors. The two key areas for improvement were with our ATM maintenance and service agreement and our agreement to market the TeleCheck check verification, processing and guarantee service. In 2003, we entered into new ATM maintenance and service agreements, which have more favorable terms than our prior ATM maintenance and service agreement. We also renegotiated our TeleCheck marketing agreement to reduce the attributable operating expenses, as a percentage of our TeleCheck revenues, that we are required to pay to TeleCheck Services, Inc. Our new contract with TeleCheck Services, Inc. is on more favorable terms and we believe more properly reflects the ongoing costs necessary to operate this business in the gaming industry. In addition, we also reduced our overhead through headcount reduction and renegotiated, or benefited from industry-wide changes in, various contracts related to interchange, reverse interchange and transaction processing costs.

Pursuant to the restructuring discussed in “The Recapitalization,” all of the membership units in us owned by FDFS Holdings, LLC and M&C International were contributed to GCA Holdings, L.L.C., Bank of America Corporation purchased membership units from M&C International, all of the membership units in GCA

Holdings, L.L.C. owned by FDFS Holdings, LLC were redeemed and a portion of the membership units held by M&C International were redeemed. Following the consummation of the recapitalization, we became fully-owned by GCA Holdings, L.L.C., and GCA Holdings, L.L.C. became approximately 95% owned by M&C International and approximately 5% owned by Bank of America Corporation.

Pursuant to the private equity restructuring discussed in “The Private Equity Restructuring,” certain entities affiliated with Summit Partners, L.P., certain entities affiliated with Tudor Investment Corporation, certain entities affiliated with Harbour Vest Partners, LLC and certain entities directly or indirectly administered or managed by General Motors Investment Corporation and JPMorgan Chase Bank purchased 55% of the equity interests (and 49.96% of the voting interests) in GCA Holdings, L.L.C. from M&C International, GCA Holdings, L.L.C. was converted to a Delaware corporation named GCA Holdings, Inc. and we were converted to a Delaware corporation named Global Cash Access, Inc. Following the consummation of the private equity restructuring, we were a wholly-owned subsidiary of GCA Holdings, Inc. and GCA Holdings, Inc. was 55% owned by the private equity investors (who obtained, in the aggregate, only 49.96% of the voting interests), approximately 40% owned by M&C International and approximately 5% owned by Bank of America Corporation.

Principal Sources of Revenues and Expenses

We derive our revenues as follows:

Cash Advance. Cash advance revenues are comprised of upfront patron transaction fees assessed in connection with credit card cash advances and POS debit card transactions at the time the transaction is initiated. Such fees are based on a combination of a fixed fee plus a percentage of the face amount of the cash advance.

ATM. ATM revenues are comprised of upfront patron transaction fees or surcharges assessed at the time the transaction is initiated and a percentage of interchange fees paid by the patron’s issuing bank. As we enter into an increasing number of contracts that are based on a percentage of revenues, we will benefit when average surcharge increases.

Check Cashing. Check cashing revenues are contractually based upon either a percentage of the face amount of total checks approved and warranted or a percentage of the face amount of the checks presented for warranty reimbursement.

Central Credit and Other Revenues. Central Credit revenues are based upon either a flat monthly unlimited usage fee or a variable fee structure driven by the volume of patron credit histories generated, while other revenues are primarily based on a fee for specific service performed.

Our principal costs and expenses include:

Commissions. For cash advance, ATM and check cashing transactions, we pay a commission to the gaming establishment at which the transaction occurred.

Interchange and Processing. We pay credit card associations interchange fees for services they provide in settling transactions routed through their networks. In addition, we pay fees to participate in various ATM networks. The amounts of these interchange fees are fixed by the card associations and networks in their sole discretion, and are subject to increase in their discretion from time to time. Many of our cash advance contracts enable us to pass through to our customers the amount of any increase in interchange or processing fees. Connectivity and processing fees are paid to those companies that provide us with network services.

Check Cashing Warranties. Check cashing warranties relate to the costs we incur in connection with dishonored checks that we have warranted. Our check cashing warranty expenses are contractually limited to

30% of the total face amount of checks warranted each month, but can be less depending upon credit characteristics of the check writers whose checks we warrant.

Other Costs of Revenues. Other costs of revenues consist primarily of costs related to maintaining our Central Credit and patron marketing databases.

Operating Expenses. Operating expenses consist primarily of salaries and benefits, armored carrier expenses, the cost of repair and maintenance on our cash access devices and gain (loss) on sale or disposal of assets.

Other Operating Expenses. Other operating expenses consist of the development costs associated with the QuikPlay business.

Interest Expense. We have historically incurred interest expense in connection with our procurement of sufficient currency to fund the normal operating requirements of our ATMs.

Interest Income. We generate interest income on the amount of cash, or float, that is deposited into our accounts in settlement of credit card cash advance or POS debit card transactions prior to the time when we must make payment upon the corresponding negotiable drafts generated in connection with such transactions.

Income Tax. Our earnings are subject to taxation under the tax laws of the jurisdictions in which we operate. Prior to our conversion to a corporation on June 7, 2004, our domestic earnings were not subject to corporate taxation because we were organized as a limited liability company. Subsequent to June 7, 2004, our domestic earnings have been subject to corporate taxation.

Minority Interest. Minority interest represents the net income or loss that is attributable to minority owners in our subsidiaries for the period. The minority interest shown on the consolidated financial statements reflects a minority interest of 40% held by IGT in our QuikPlay, LLC subsidiary.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

The following table sets forth the condensed consolidated results of operations for the years ended (amounts in thousands):

	December 31, 2003		December 31, 2002
	$	%	$	%
Revenues	$356,390	100.0%	$342,415	100.0%

Commission expense	154,889	43.5	146,824	42.9
Interchange and processing	67,245	18.9	59,574	17.4
Check cashing warranties	9,848	2.8	9,827	2.9
Central Credit and other costs of revenues	414	0.1	511	0.1

Total costs and expenses	232,396	65.2	216,736	63.3

Gross profit	123,994	34.8	125,679	36.7
Operating expenses	(45,494)	(12.8)	(55,527)	(16.2)
Amortization and depreciation	(14,061)	(3.9)	(11,820)	(3.5)
Other operating expenses	(679)	(0.2)	(2,566)	(0.7)

Operating income	63,760	17.9	55,766	16.3
Total other expense	(5,450)	(1.5)	(4,933)	(1.4)

Income before income tax provision and minority ownership loss	58,310	16.4	50,833	14.8
Income tax provision	(321)	(0.1)	(1,451)	(0.4)

Income before minority ownership loss	57,989	16.3	49,382	14.4

Minority ownership loss	400	0.1	1,040	0.3

Net income	$58,389	16.4%	$50,422	14.7%

Total Revenues

Total revenues for the year ended December 31, 2003 were $356.4 million, an increase of $14.0 million, or 4.1%, as compared to the year ended December 31, 2002. This increase was primarily due to the reasons described below.

Cash Advance. Cash advance revenues for the year ended December 31, 2003 were $186.5 million, an increase of $3.8 million, or 2.1%, as compared to the year ended December 31, 2002. This increase was primarily due to a 20.0% increase in debit card revenue and a 0.9% increase in credit card revenue. The increase in debit card revenues was primarily due to a 13.8% increase in the number of transactions primarily facilitated through the patented “3-in-1 rollover” feature in our ATMs. The increase in credit card revenues was due to a 4.5% increase in revenue per transaction offset by a 3.5% decrease in the number of transactions. We anticipate that debit card revenue will continue to grow more rapidly than credit card revenue.

ATM. ATM revenues for the year ended December 31, 2003 were $132.3 million, an increase of $12.9 million, or 10.8%, as compared to the year ended December 31, 2002. This increase was primarily due to a 5.2% increase in the average surcharge amount and a 7.4% increase in transaction volume. The transaction growth was primarily due to an increase in ATM placements and the acquisition of a significant new customer account offset by the removal of low-volume producing ATMs. We expect ATM revenue to grow as we add more accounts and as the average transaction amount grows, leading to a higher average surcharge.

Check Cashing. Check cashing revenues for the year ended December 31, 2003 were $26.3 million, a decrease of $3.1 million, or 10.5%, as compared to the year ended December 31, 2002. This decrease was primarily due to the migration from checks to card-based transactions in retail environments generally and in gaming in particular and the loss of certain accounts for competitive pricing reasons. We expect check cashing revenues to continue to decline as casino patrons increasingly use ATM, debit and credit cards to access funds.

Central Credit and Other. Central Credit and other revenues for the year ended December 31, 2003, including revenues from our customer relationship marketing products and services, were $11.2 million, an increase of $0.4 million, or 3.2%, as compared to the year ended December 31, 2002. This increase was primarily due to our first price increase for Central Credit services in the last five years. We expect Central Credit revenues to grow modestly.

Costs and Expenses

Total costs and expenses, including commissions, interchange and processing, check cashing warranties and other costs and expenses, for the year ended December 31, 2003 were $232.4 million, an increase of $15.7 million, or 7.2%, as compared to the year ended December 31, 2002. This increase was primarily due to the reasons described below.

Commissions. Commissions for the year ended December 31, 2003 were $154.9 million, an increase of $8.1 million, or 5.5%, as compared to the year ended December 31, 2002. This increase was partially due to the increase in ATM transaction volume of 7.4% coupled with a 5.2% increase in the average surcharge amount, which resulted in an 11.6% increase in ATM commissions paid to gaming establishments. Cash advance commissions paid to gaming establishments experienced a 3.5% decrease primarily due to a 3.5% decline in credit card transactions, partially offset by a 4.5% increase in average revenue per transaction. In addition, cash advance commissions decreased due to a blended interchange rate increase of 4.3%, which we passed through to customers in the form of lower commissions. In general, we expect that commissions will increase as a percent of revenues due to increases in ATM revenues, which typically carry higher commissions.

Interchange and Processing. Interchange and processing costs and expenses for the year ended December 31, 2003 were $67.2 million, an increase of $7.7 million, or 12.9%, as compared to the year ended December 31, 2002. This increase was primarily due to a 4.3% increase in blended interchange rates by the card associations, a 2.4% increase in the cash advance dollar volume and a 7.4% increase in ATM transaction volumes. We expect that the card associations will periodically increase intercharge costs. We may not be able to pass these cost increases along to our customers.

Check Cashing Warranties. Check cashing warranty costs and expenses for the year ended December 31, 2003 were $9.8 million, unchanged as compared to year ended December 31, 2002, but represented an increase in check cashing warranty costs and expenses as a percentage of check cashing revenue. To address this situation, in the fourth quarter of 2003, the check authorization criteria were adjusted to reduce the authorization of checks that are subsequently dishonored.

Central Credit and Other Costs and Revenues. Other costs of revenues for the year ended December 31, 2003, including costs and expenses related to our Central Credit business and customer relationship marketing products and services, were $0.4 million, a decrease of $0.1 million, or 19.0% as compared to the year ended December 31, 2002. The decrease in costs was primarily attributable to the provision of fewer customer relationship marketing products and services.

Operating Income

Operating income for the year ended December 31, 2003 was $63.8 million, an increase of $8.0 million, or 14.3%, as compared to the year ended December 31, 2002. This increase was primarily due to the reasons described below.

Operating Expenses. Operating expenses for the year ended December 31, 2003 were $45.5 million, a decrease of $10.0 million, or 18.1%, as compared to the year ended December 31, 2002. This decrease was primarily due to cost reduction initiatives implemented in 2003 offset by higher operating expenses due to increased ATM transactional volumes. We expect operating expenses to increase slightly due to expected increase in ATM volumes.

Depreciation and Amortization. Depreciation expense for the year ended December 31, 2003 was $7.6 million, an increase of $2.2 million, or 42.3%, as compared to the year ended December 31, 2002. This increase was primarily due to the procurement of additional ATM equipment to support new business we gained during the year. Amortization expense related to computer software and customer contracts for the year ended December 31, 2003 was $6.5 million, unchanged as compared to the year ended December 31, 2002. We would expect a meaningful increase in depreciation expense only if we add significant new customers.

Other Operating Expenses. Other operating expenses for the year ended December 31, 2003 were $0.7 million, a decrease of $1.9 million as compared to the year ended December 31, 2002. This decrease was due to the completion of development and the first installation of the QuikPlay product. Following this completion and first installation, all costs and expenses incurred in the deployment of our QuikPlay product are classified as operating expenses.

Net Income

Net income for the year ended December 31, 2003 was $58.4 million, an increase of $8.0 million, or 15.8%, as compared to the year ended December 31, 2002. Pro forma net income for the year ended December 31, 2003 was $37.6 million, an increase of $4.2 million as compared to the year ended December 31, 2002. This increase was primarily due to the reasons described below.

Other Income (Expense). Interest expense for the year ended December 31, 2003 was $6.8 million, an increase of $0.5 million as compared to the year ended December 31, 2002. This increase was primarily due to an increase in cash balances necessary to support the growth in the ATM business offset by lower interest rates tied to the prime rate. Interest income for the year ended December 31, 2003 was $1.3 million, unchanged as compared to the year ended December 31, 2002. This was primarily due to higher average float balances due to increased business volume offset by lower market interest rates.

Foreign Income Tax. Provision for foreign income tax for the year ended December 31, 2003 was $0.3 million, a decrease of $1.1 million as compared to the year ended December 31, 2002. This decrease was primarily due to unanticipated provincial taxes that were paid in 2002.

Minority Ownership Loss. Minority ownership loss attributable to QuikPlay, LLC for the year ended December 31, 2003 was $0.4 million, a decrease of $0.6 million as compared to the year ended December 31, 2002. This decrease was due to the completion of development and the first installation of the QuikPlay product.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

The following table sets forth the condensed consolidated results of operations for the years ended (amounts in thousands):

	December 31, 2002		December 31, 2001
	$	%	$	%
Revenues	$342,415	100.0%	$322,233	100.0%

Commission expense	146,824	42.9	140,640	43.6
Interchange and processing	59,574	17.4	54,251	16.8
Check cashing warranties	9,827	2.9	8,532	2.6
Central Credit and other costs of revenues	511	0.1	492	0.2

Total costs and expenses	216,736	63.3	203,915	63.3

Gross profit	125,679	36.7	118,318	36.7
Operating expenses	(55,527)	(16.2)	(52,867)	(16.4)
Amortization and depreciation	(11,820)	(3.5)	(16,838)	(5.2)
Other operating expenses	(2,566)	(0.7)	(1,368)	(0.4)

Operating income	55,766	16.3	47,245	14.7
Total other expense	(4,933)	(1.4)	(5,082)	(1.6)

Income before income tax provision and minority ownership loss	50,833	14.8	42,163	13.1
Income tax provision	(1,451)	(0.4)	(442)	(0.1)

Income before minority ownership loss	49,382	14.4	41,721	12.9

Minority ownership loss	1,040	0.3	420	0.1

Net income	$50,422	14.7%	$42,141	13.1%

Total Revenues

Total revenues for the year ended December 31, 2002 were $342.4 million, an increase of $20.2 million, or 6.3%, as compared to the year ended December 31, 2001. This increase was primarily due to the reasons described below.

Cash Advance. Cash advance revenues for the year ended December 31, 2002 were $182.8 million, an increase of $8.0 million, or 4.6%, as compared to the year ended December 31, 2001. This increase was primarily due to a 33.7% increase in debit card revenue and a 3.0% increase in credit card revenue. The increase in debit card revenue was primarily due to a 25.2% increase in the number of transactions primarily facilitated through the patented “3-in-1 rollover” feature in our ATMs. The increase in credit card revenues was due to a 2.0% increase in revenue per transaction and a 1.0% increase in the number of transactions.

ATM. ATM revenues for the year ended December 31, 2002 were $119.4 million, an increase of $9.4 million, or 8.5%, as compared to the year ended December 31, 2001. This increase was primarily due to a 7.4% increase in the average surcharge amount and a 3.3% increase in transaction volume. The transaction growth was primarily due to an increase in ATM placements offset by the removal of low-volume producing ATMs.

Check Cashing. Check cashing revenues for the year ended December 31, 2002 were $29.4 million, an increase of $2.8 million, or 10.5%, as compared to the year ended December 31, 2001. This increase was primarily due to the acquisition of additional check cashing accounts during the year.

Central Credit and Other. Central Credit and other revenues for the year ended December 31, 2002, including revenues from our customer relationship marketing products and services, were $10.8 million, an increase of $0.1 million, or 0.6%, as compared to the year ended December 31, 2001. This increase was primarily due to an increase in our customer relationship marketing products and services, partially offset by a decrease in the volume of Central Credit services.

Costs and Expenses

Total costs and expenses, including commissions, interchange and processing, check cashing warranties and other costs and expenses, for the year ended December 31, 2002 were $216.7 million, an increase of $12.8 million, or 6.3%, as compared to the year ended December 31, 2001. This increase was primarily due to the reasons described below.

Commissions. Commissions for the year ended December 31, 2002 were $146.8 million, an increase of $6.2 million, or 4.4%, as compared to the year ended December 31, 2001. This increase was partially due to a 3.3% increase in ATM transaction volume coupled with a 7.4% increase in the average surcharge amount, which resulted in a 7.0% increase in ATM commissions paid to gaming establishments. Cash advance commissions paid to gaming establishments experienced a 0.4% decrease due to improved contract pricing on certain contracts.

Interchange and Processing. Interchange and processing costs and expenses for the year ended December 31, 2002 were $59.6 million, an increase of $5.3 million, or 9.8%, as compared to the year ended December 31, 2001. This increase was primarily due to an increase in the interchange rate applied to us by Visa U.S.A. and a 4.1% increase in cash advance dollar volume.

Check Cashing Warranties. Check cashing warranty costs and expenses for the year ended December 31, 2002 were $9.8 million, an increase of $1.3 million, or 15.2%, as compared to the year ended December 31, 2001. This increase was primarily due to the 10.5% increase in check cashing revenues which resulted in a corresponding increase in warranties, coupled with unfavorable warranty experiences that are customary for new accounts.

Central Credit and Other Costs of Revenues. Other costs of revenues for the year ended December 31, 2002, including costs and expenses related to our Central Credit business and customer relationship marketing products and services, were $0.5 million, unchanged as compared to the year ended December 31, 2001. The decrease in costs as a percentage of total revenues was primarily attributable to a decrease in the volume of Central Credit services.

Operating Income

Operating income for the year ended December 31, 2002 was $55.8 million, an increase of $8.5 million, or 18.0%, as compared to the year ended December 31, 2001. This increase was primarily due to the reasons described below.

Operating Expenses. Operating expenses for the year ended December 31, 2002 were $55.5 million, an increase of $2.7 million, or 5.0%, as compared to the year ended December 31, 2001. This increase was primarily due to the associated costs with increased check cashing and ATM volumes, coupled with a significant increase in the costs associated with developing check cashing kiosks. At the request of Western Union Financial Services, Inc., a subsidiary of First Data Corporation, we developed a free-standing Western Union kiosk for the traditional retail environment that was able to deploy cash from money transfers and cash checks, among other things. Although the final product was completed, the project was abandoned.

Depreciation and Amortization. Depreciation expense for the year ended December 31, 2002 was $5.3 million, an increase of $0.2 million, or 3.6%, as compared to the year ended December 31, 2001. This increase was primarily due to the procurement of additional ATM equipment to support new business we gained during the year. Amortization expense for the year ended December 31, 2002 was $6.5 million, a decrease of $5.2 million, or 44.4% as compared to the year ended December 31, 2001. This decrease was primarily due to the elimination of $5.9 million in goodwill amortization as a result of Statement of Financial Accounting Standards, or SFAS, No. 142, coupled with a $0.7 million increase in amortized software costs.

Other Operating Expenses. Other operating expenses for the year ended December 31, 2002 were $2.6 million, an increase of $1.2 million, or 87.6%, as compared to the year ended December 31, 2001. This increase was due to the development costs associated with the QuikPlay product.

Net Income

Net income for the year ended December 31, 2002 was $50.4 million, an increase of $8.3 million, or 19.7%, as compared to the year ended December 31, 2001. Pro forma net income for the year ended December 31, 2002 was $33.5 million, an increase of $7.5 million as compared to the year ended December 31, 2001. This increase was primarily due to the reasons described below.

Other Income (Expense). Interest expense for the year ended December 31, 2002 was $6.2 million, a decrease of $0.7 million as compared to the year ended December 31, 2001. This decrease was primarily due to lower interest rates tied to the prime rate offset by an increase in cash balances necessary to support the growth in the ATM business. Interest income for the year ended December 31, 2002 was $1.3 million, a decrease of $0.6 million as compared to the year ended December 31, 2001. This decrease was primarily due to lower market interest rates.

Foreign Income Tax. Provision for foreign income tax for the year ended December 31, 2002 was $1.5 million, an increase of $1.0 million as compared to the year ended December 31, 2001. This increase was primarily due to unanticipated provincial taxes paid in 2002.

Minority Ownership Loss. Minority ownership loss attributable to QuikPlay, LLC for the year ended December 31, 2002 was $1.0 million, an increase of $0.6 million as compared to the year ended December 31, 2001. This increase was due to ongoing product development costs.

Six-months ended June 30, 2004 Compared to Six-months ended June 30, 2003

The following table sets forth the unaudited condensed consolidated results of operations for the six months ended (amounts in thousands):

	June 30, 2004		June 30, 2003
	$	%	$	%
Revenues	$195,636	100.0%	$174,741	100.0%
Commission expense	88,433	45.2	74,320	42.5
Interchange and processing	37,221	19.0	34,146	19.5
Check cashing warranties	5,129	2.6	4,902	2.8
Central Credit and other costs of revenues	155	0.1	213	0.1

Total costs and expenses	130,938	66.9	113,581	65.0

Gross profit	64,698	33.1	61,160	35.0
Operating expenses	(24,872)	(12.7)	(25,765)	(14.7)
Amortization and depreciation	(6,813)	(3.5)	(7,000)	(4.0)
Other operating expenses	—	0.0	(564)	(0.3)

Operating income	33,013	16.9	27,831	15.9
Total other expense	(12,652)	(6.5)	(2,441)	(1.4)

Income before income tax benefit (provision) and minority ownership loss	20,361	10.4	25,390	14.5
Income tax benefit (provision)	208,082	106.4	(233)	(0.1)

Income before minority ownership loss	228,443	116.8	25,157	14.4

Minority ownership loss	122	0.1	400	0.2

Net income	$228,565	116.8%	$25,557	14.6%

Total Revenues

Total revenues for the six months ended June 30, 2004 were $195.6 million, an increase of $20.9 million, or 12.0%, as compared to the six months ended June 30, 2003. This increase was primarily due to the reasons described below.

Cash Advance. Cash advance revenues for the six months ended June 30, 2004 were $100.8 million, an increase of $8.4 million, or 9.1%, as compared to the six months ended June 30, 2003. This increase was primarily due to a $2.7 million or 41.0% increase in debit card revenues and a $5.7 million or 6.7% increase in credit card revenues. We expect debit card revenue to continue to increase at a faster rate than credit card revenues.

Transaction volume related to debit card cash advances increased 26.7% and average transaction amount increased 29.0% as consumers continued to become more comfortable with card-based payment instruments. This shift towards card-based payments instruments has caused us to experience a transfer of some of our check cashing volume to our cash advance business. We anticipate that this trend will continue.

The increase in credit card revenues was primarily due to the growth from new contracts and expansion in existing locations. New contracts accounted for an increase of approximately $4.7 million, while lost accounts resulted in a decrease of approximately $1.8 million from the same period in the prior year. Same location credit card cash advance revenue increased $2.8 million or 3.6% from the same period in the prior year.

Our United Kingdom operations continued to show strong growth and expansion as credit card cash advance revenues increased by $1.2 million from $1.9 million to $3.1 million, or 64.5% from the prior year. Our Canadian operations decreased $0.4 million from $2.3 million to $1.9 million, or 17.2%, primarily from the temporary closure of one of our significant customers in the second quarter as a result of a labor dispute.

ATM. ATM revenues for the six months ended June 30, 2004 were $77.4 million, an increase of $14.7 million, or 23.5%, as compared to the six months ended June 30, 2003.

The increase in ATM revenues was primarily due to the growth in surcharge from new contracts and expansion in existing locations. New contracts accounted for an increase of approximately $8.6 million, while lost accounts resulted in a decrease of approximately $0.9 million from the same period in the prior year. Same location ATM revenue increased $8.1 million or 13.2% from the same period in the prior year. We expect that ATM revenues will continue to grow as casino patrons carry less cash and become accustomed to accessing cash in casinos.

This increase was primarily due to a 4.1% increase in the average surcharge amount and a 19.6% increase in transaction volume. The transaction growth was primarily due to an increase in ATM placements offset by the removal of low-volume producing ATMs. We generate minimal revenues from our ATM operations in international markets.

Check Cashing. Check cashing revenues for the six months ended June 30, 2004 were $11.5 million, a decrease of $2.7 million, or 18.9%, as compared to the six months ended June 30, 2003. This decrease was primarily due to the migration from checks to card-based transactions in retail environments generally, and in gaming in particular, and the loss of certain accounts for competitive pricing reasons. We expect the migration trend will continue.

Central Credit and Other Revenues. Central Credit and other revenues, including revenue from our customer relationship marketing services, were $5.9 million for the six months ended June 30, 2004, an increase of $0.4 million, or 7.9%, as compared to the six months ended June 30, 2003. This increase was primarily due to a price increase for Central Credit services. We expect Central Credit revenues to increase modestly in the future.

Costs and Expenses

Total costs and expenses, including commissions, interchange and processing, check cashing warranties and other costs and expenses, for the six months ended June 30, 2004 were $130.9 million, an increase of $17.4 million, or 15.3%, as compared to the six months ended June 30, 2003. This increase was primarily due to the reasons described below.

Commissions. Commissions for the six months ended June 30, 2004 were $88.4 million, an increase of $14.1 million, or 19.0%, as compared to the six months ended June 30, 2003. The increase in commission expense is directly related to the increase in the overall ATM revenue growth. As transaction counts and average surcharge have increased for the ATM business the related commission expense has risen as well. These increases in ATM commissions have been partially offset by the decrease in the cash advance commissions. As interchange rate increases have occurred, these increases have proportionately reduced the actual cash advance commission percentage. We expect that commissions will increase as a percent of revenues due to increases in ATM revenues, which typically carry higher commissions.

Interchange and Processing. Interchange and processing costs and expenses for the six months ended June 30, 2004 were $37.2 million, an increase of $3.1 million, or 9.0%, as compared to the six months ended June 30, 2003. This increase was primarily due to an increase in blended interchange rates charged by the credit card associations, an increase in the cash advance dollar volume and an increase in ATM transaction volumes. We expect that the card associations will periodically increase interchange costs. We may not be able to pass these costs along to our customers.

Check Cashing Warranties. Check cashing warranty costs and expenses for the six months ended June 30, 2004 were $5.1 million, an increase of $0.2 million, or 4.6%, compared to six months ended June 30, 2003. Management is working with TeleCheck to evaluate the check cashing criteria to ensure that the loss percentage on dishonored checks reduces to historical levels.

Central Credit and Other Costs of Revenues. Other costs of revenues, including costs and expenses related to our Central Credit business and customer relationship marketing services, were $0.2 million for the six months ended June 30, 2004, an increase of $0.1 million as compared to the six months ended June 30, 2003.

Operating Income

Operating income for the six months ended June 30, 2004 was $33.0 million, an increase of $5.2 million, or 18.6%, as compared to the six months ended June 30, 2003. This increase was primarily due to the reasons described below.

Operating Expenses. Operating expenses for the six months ended June 30, 2004 were $24.9 million, a decrease of $0.9 million, or 3.5%, as compared to the six months ended June 30, 2003. This decrease was primarily due to cost reduction initiatives implemented in 2003 in the areas of employee headcount ($0.9 million decrease), ATM operating fees from the renegotiation of service contracts and termination of ATM leases ($2.7 million decrease), the reduction of TeleCheck operating expenses from renegotiating our service agreement ($2.8 million decrease) and other field operational improvements including the reduction of telecom costs and travel expenditures for field support personnel ($0.4 million decrease). The decreases were offset by higher operating expenses due to a one-time Canadian Goods and Services Tax expense ($1.6 million increase) and legal, tax and licensing expenses incurred related to the GameCash Litigation settlement ($2.3 million increase) and the restructuring of ownership with First Data Corp. and the Securities Purchase and Exchange Agreement ($2.0 million increase). We expect operating expenses to increase slightly due to the expected increase in ATM volumes.

Depreciation and Amortization. Depreciation expense for the six months ended June 30, 2004 was $4.0 million, an increase of $0.2 million, or 6.6%, as compared to the six months ended June 30, 2003. This increase was primarily due to the procurement of additional ATM equipment to support new business we gained during the year. Amortization expense for the six months ended June 30, 2004 was $2.8 million, a decrease of $0.4 million, or 13.1%, compared to the six months ended June 30, 2003.

Other Operating Expense. There were no other operating expenses for the six months ended June 30, 2004, a decrease of $0.6 million as compared to the six months ended June 30, 2003. This decrease was due to the completion of development and the first installation of the QuikPlay product. Following this completion and first installation in August 2003, all costs and expenses incurred in the deployment of our QuikPlay product are classified as operating expenses.

Interest Income. Interest income for the six months ended June 30, 2004 was $0.6 million, a decrease of $0.1 million as compared to the six months ended June 30, 2003.

Interest Expense. Interest expense for the six months ended June 30, 2004 was $13.2 million, an increase of $10.1 million as compared to the six months ended June 30, 2003. This increase was primarily due to the Company borrowing $260 million under the senior secured credit facility and issuing $235 million subordinated notes in March 2004. We expect high levels of interest expense to continue due to the incurrence of debt in connection with the restructuring of ownership.

Income Tax Benefit (Provision). Income tax benefit (provision) for the six months ended June 30, 2004 was $208.1 million, an increase of $208.3 million as compared to the six months ended June 30, 2003. This increase was primarily due to the tax benefit that was recorded related to the conversion of the Company from a limited liability company to a corporation. We expect to record income tax expenses at statutory U.S., state and foreign tax rates in the future.

Minority Ownership Loss. Minority ownership loss attributable to QuikPlay for the six months ended June 30, 2004 was $0.1 million, a decrease of $0.3 million as compared to the six months ended June 30, 2003.

Net Income

Net income for the six months ended June 30, 2004 was $228.6 million, an increase of $203.0 million as compared to the six months ended June 30, 2003. Pro forma net income for the six months ended June 30, 2004 was $13.2 million as compared to $16.6 million for the six months ended June 30, 2003.

Critical Accounting Policies

The preparation of our financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in our consolidated financial statements. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the financial condition and results of operations, and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates about matters that are inherently uncertain. Based on this definition, we have identified our critical accounting policies as those addressed below. We also have other key accounting policies that involve the use of estimates, judgments and assumptions. You should review the notes to our consolidated financial statements for a summary of these policies. We believe that our estimates and assumptions are reasonable, based upon information presently available; however, actual results may differ from these estimates under different assumptions or conditions.

Goodwill

We have approximately $156.7 million in net unamortized goodwill on our consolidated balance sheets at December 31, 2003 and June 30, 2004, respectively, resulting from our acquisition of other businesses. A new accounting standard adopted in 2002 requires an annual review of goodwill and other non-amortizing intangible assets for impairment. We completed our initial assessment for impairment of goodwill and determined that no impairment was necessary at that time. Our most recent annual assessment was performed as of October 1, 2003 and it was determined that no impairment adjustment was necessary at that time. The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results of each reporting unit to determine their estimated fair value. Changes in forecasted operations can materially affect these estimates, which could significantly affect our results of operations.

Revenue Recognition

We recognize revenue when evidence of an arrangement exists, services have been rendered, our price fixed or determinable and collectibility is reasonably assured. We evaluate our revenue streams for proper timing of revenue recognition.

Cash advance revenue is comprised of upfront patron transaction fees assessed at the time the transaction is initiated and a percentage of the face amount of the cash advance. Cash advance revenue is recognized at the point that a negotiable money order instrument is generated by the casino cashier.

ATM revenue is comprised of upfront patron transaction fees or surcharges assessed at the time the transaction is initiated and a percentage of interchange fees paid by the patron’s issuing bank. These issuing banks share the interchange revenue, or reverse interchange, with us to cover the costs we incur to acquire the ATM transaction. Upfront patron transaction fees are recognized when a transaction is initiated, and reverse interchange is recognized on a monthly basis.

Check cashing revenue is contractually based upon either a percentage of the face amount of total checks warranted or a percentage of the face of all returned checks warranted for the month or a percentage of the face amount of the checks presented for warranty reimbursement. Check cashing revenue is recognized on a monthly basis.

Central Credit revenue is based upon either a flat monthly unlimited usage fee or a variable fee structure driven by the volume of patron credit histories generated. This revenue is recognized on a monthly basis. Revenue derived from our customer relationship marketing products and services is recognized upon completion of services.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46R (revised December 2003), Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The revised effective date is now generally effective for financial statements of public companies for interim or annual periods ending after March 2004. We adopted these requirements as of January 1, 2004, and their adoption has not had a material effect on our financial reporting, financial position or results of operations.

Liquidity and Capital Resources

Our principal sources of liquidity are:

•	Our available borrowing capacity under our $20.0 million revolving credit facility, for which there are $3.4 million of letters of credit outstanding at June 30, 2004; and

•	Cash flows from operating activities, which were $33.5 million, $82.0 million and $73.6 million for the years ended December 31, 2003, 2002, and 2001, respectively, and $23.6 million and ($10.5) million for the six months ended June 30, 2004 and 2003, respectively. Our cash flows from operating activities depend upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash flows from operating activities can change substantially based upon the timing of our settlement liability payments. We calculate our net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities. As a result, the following table reflects our relatively constant net cash position.

	December 31,			June 30, 2004
	2003	2002	2001
	(dollars in thousands)
Cash and cash equivalents	$23,423	$57,584	$37,500	$13,536
Settlement receivables	15,937	20,828	33,378	13,844
Settlement liabilities	(17,624)	(56,962)	(47,859)	(3,444)

Net cash position	$21,736	$21,450	$23,019	$23,936

The approximately $499.2 million required to consummate the recapitalization on March 10, 2004 was derived from $4.2 million of existing cash and cash equivalents, $235.0 million of gross proceeds from the offering of old notes and $260.0 million of initial borrowings under our senior secured credit facilities (excluding letters of credit for $6.0 million at March 10, 2004). See “Use of Proceeds.”

In connection with the recapitalization, on March 10, 2004 we entered into senior secured credit facilities arranged by Banc of America Securities LLC with Bank of America, N.A. as administrative agent in an aggregate principal amount of $280.0 million, consisting of a five-year revolving credit facility of $20.0 million and a six-year term loan facility of $260.0 million. Proceeds of the term loan under the senior secured credit facilities were used to finance in part the recapitalization and to pay related fees and expenses. The revolving credit facility will be used to provide ongoing working capital and for other general corporate purposes. See “Description of Senior Secured Credit Facilities.”

After giving effect to the recapitalization, our total consolidated debt increased and, as a result, our cash interest expense increased compared to historic levels. See “Unaudited Condensed Consolidated Financial Statements.”

The following is a summary of our contractual cash obligations as of July 1, 2004, including the notes and our senior secured credit facilities:

Contractual Cash Obligations	Total	Less than 1 Year (1)	1-3 Years	4-5 Years	After 5 Years
	(dollars in thousands)
Long-term debt	$491,750	$6,500	$26,000	$28,600	$430,650
Operating leases	3,102	247	955	950	950

Total cash obligations	$494,852	$6,747	$26,955	$29,550	$431,600

(1)	Amount represents the remaining six months of the fiscal year ended December 31, 2004.

Capital expenditures totaled $7.0 million, $9.8 million and $6.3 million for the years ended December 31, 2003, 2002, and 2001, respectively, and $2.8 million and $5.9 million for the six months ended June 30, 2004 and 2003, respectively. Included in capital expenditures were funds spent on software development, mainly for QCP Web and similar products, of $1.0 million, $2.0 million and $2.8 million for the years ended December 31, 2003, 2002 and 2001, respectively, and $0.2 million and $0.7 million for the six months ended June 30, 2004 and 2003, respectively, and funds spent on the procurement of ACMs and to upgrade ATM machinery that we acquired through acquisitions in the amounts of $5.6 million, $6.3 million and $1.0 million for the years ended December 31, 2003, 2002 and 2001, respectively, and $1.4 million and $5.1 million for the six months ended June 30, 2004 and 2003, respectively. We expect our capital expenditures for fiscal 2004 to be approximately $3.0 million (excluding a $1.0 million investment in two non-compete agreements with former employees). We have met our capital requirements to date through cash flows from operating activities.

Cash flows used in financing activities were $63.1 million, $52.3 million, and $56.8 million for the years ended December 31, 2003, 2002, and 2001, respectively, and $30.5 million and $24.6 million for the six months ended June 30, 2004 and 2003, respectively. These cash outflows were a result of cash distributions made to our owners, offset partially by minority capital contributions from IGT related to QuikPlay, LLC.

Bank of America, N.A. supplies us with currency needed for normal operating requirements of our ATMs pursuant to a treasury services agreement. Under the terms of this agreement, we pay a monthly cash usage fee based upon the product of the average daily dollars outstanding in all ATMs multiplied by the average London Interbank Offered Rate, or LIBOR, for one-month United States dollar deposits for each day that rate is published in that month plus a margin of 25 basis points. We are therefore exposed to interest rate risk to the extent that the applicable LIBOR rate increases. As of June 30, 2004, the rate in effect, inclusive of the 25 basis points margin, was 1.6%, and the currency supplied by Bank of America, N.A. pursuant to this agreement was $273.0 million.

Our QuikPlay joint venture with IGT is operated through a Delaware limited liability company, of which we own 60% of the equity interests and of which IGT owns 40% of the equity interests. The joint venture was formed to develop and market a cash access product that allows patrons to utilize a debit card to access cash directly at slot machines. Pursuant to the terms of our agreement with IGT, we are obligated to invest up to our pro rata share of $10.0 million in capital to QuikPlay. As of June 30, 2004, we had invested a total of $3.2 million in QuikPlay. Our obligation to invest additional capital in QuikPlay is conditioned upon capital calls, which are in our sole discretion.

The cash generated by CashCall Systems, Inc., our subsidiary that manages our Canadian operations, provides sufficient working capital for the operations of CashCall Systems, Inc. We process cash access transactions for CashCall Systems, Inc. pursuant to the terms of a transfer pricing agreement under which CashCall Systems, Inc. pays us a processing fee equal to the portion of our expenses allocable to processing such transactions.

The terms of our senior secured credit facilities require that a significant portion of our excess cash flow be devoted to reducing amounts outstanding under these facilities. Notwithstanding these requirements, we believe that borrowings available under our senior secured credit facilities, together with our anticipated operating cash flows will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled interest payments on the notes and under our senior secured credit facilities through at least the next 12 months. Although no additional financing is currently contemplated, we may seek, if necessary or otherwise advisable and to the extent permitted under the indenture governing the notes and the terms of the senior secured credit facilities, additional financing through bank borrowings or public or private debt or equity financings. We cannot assure you that additional financing, if needed, will be available to us, or that, if available, the financing will be on terms favorable to us. The terms of any additional debt or equity financing that we may obtain in the future could impose additional limitations on our operations and/or management structure. We also cannot assure you that our estimates of our reasonably anticipated liquidity needs are accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds.

Off-Balance Sheet Arrangements

We obtain currency to meet the normal operating requirements of our ATMs and ACMs pursuant to a treasury services agreement with Bank of America, N.A. Under this agreement, all currency supplied by Bank of America, N.A. remains the sole property of Bank of America, N.A. at all times until it is dispensed, at which time Bank of America, N.A. obtains an interest in the corresponding settlement receivable. Because it is never an asset of ours, supplied cash is not reflected on our balance sheet. Because Bank of America, N.A. merely obtains an interest in our settlement receivables, there is no liability corresponding to the supplied cash reflected on our balance sheet. The fees that we pay to Bank of America, N.A. pursuant to the treasury services agreement are, however, reflected as interest expense in our financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are exposed to foreign currency exchange risk. We operate and conduct business in foreign countries and, as a result, are exposed to movements in foreign currency exchange rates. Our exposure to foreign currency exchange risk related to our foreign operations is not material to our results of operations, cash flows or financial position. At present, we do not hedge this risk, but continue to evaluate such foreign currency translation risk exposure. At present, we do not hold any derivative securities of any kind.

Bank of America, N.A. supplies us with currency needed for normal operating requirements of our ATMs pursuant to a treasury services agreement. Under the terms of this agreement, we pay a monthly cash usage fee based upon the product of the average daily dollars outstanding in all ATMs multiplied by the average London Interbank Offered Rate, or LIBOR, for one-month United States dollar deposits for each day that rate is published in that month plus a margin of 25 basis points. We are therefore exposed to interest rate risk to the extent that the applicable LIBOR rate increases. As of June 30, 2004, the rate in effect, inclusive of the 25 basis points margin, was 1.6% and the currency supplied by Bank of America, N.A. pursuant to this agreement was $273.0 million.

BUSINESS

Overview

We provide cash access products and services to the gaming industry in the United States, Canada, the Caribbean and the United Kingdom. We contractually provide our cash access products and services to patrons at approximately 70% of the gaming establishments in these markets. Our cash access products and services allow gaming patrons to access funds through a variety of methods, including credit card cash advances, POS debit card transactions, ATM withdrawals, check cashing transactions and money transfers. We also own a gaming patron credit bureau database, which is used by the industry as a resource for underwriting patron credit decisions. In 2003, we processed over 60 million transactions, representing approximately $12 billion in face value. For the year ended December 31, 2003, we generated revenues, operating income and net income of $356.4 million, $63.8 million and $58.4 million, respectively.

We provide our cash access services to patrons at approximately 920 gaming establishments. We have contracts with eight of the top ten gaming operators in the United States, including Harrah’s Entertainment, Inc., Caesars Entertainment, Inc., Mandalay Resort Group, Boyd Gaming Corporation, Foxwoods Resort Casino, Mohegan Tribal Gaming Authority, Trump Hotels & Casino Resorts, Inc. and Penn National Gaming, Inc., and three of the top four gaming operators in the United Kingdom. Our contracts are generally exclusive for terms ranging from three to five years.

We generate revenues by charging patrons and gaming establishments service fees for the use of our cash access services. We typically share a portion of our service fees with gaming establishments in the form of commissions. The ability to combine our customer relationship marketing products and services with our suite of cash access products and services has allowed us to consistently demand a pricing premium relative to our competition. Our customer relationship marketing products and services help gaming establishments strengthen their patron relationships by leveraging a significant marketing database of patron and transaction information using reporting and marketing technologies.

Cash Access Services

Unlike the traditional merchant environment, the delivery of our cash access services, and the products through which they are delivered, need to meet extremely high standards of reliability and efficiency in order to handle the high transaction volume of the gaming industry. The following table highlights the cash access services we offer through our products.

Service	Description	% of 2003 Revenues	2003 Transactions
Cash Advance	Credit card cash advances enable a gaming patron to access funds up to a specified limit set by the card-issuing bank. Our POS debit card transactions are processed much like a regular merchant transaction, whereby a patron is able to access funds up to the cardholder’s POS limit, which is usually higher than the daily ATM limit.	52.4%	8.1 million

ATM	Through our network of over 1,000 ATMs and ACMs, a patron can withdraw funds directly from his or her account.	37.1%	45.7 million

Check Cashing	The TeleCheck check verification, processing and guarantee service, for which we are the only marketer to the gaming industry in the U.S., except for the state of Michigan, enables the cashing of patron checks at the casino cashier.	7.4%	6.4 million

Central Credit	Gaming establishments subscribe to our Central Credit service to obtain detailed credit information for the purpose of reducing the risk associated with extending markers to patrons.	2.8%	4.9 million

Industry Drivers

The target customers for our cash access products and services are the approximately 1,350 gaming establishments in the United States, Canada, the Caribbean and the United Kingdom. These gaming establishments include traditional, land-based casinos, gaming establishments operated on Native American lands, riverboats and cruise ships with gaming operations, pari-mutuel wagering facilities and card rooms. The expanding demand for cash access services has been fueled by growth in the gaming industry. The broadening demographic profile of gaming patrons and the liberalization of gaming legislation have all contributed to growth in the gaming industry. Based on the following four drivers, we believe that demand for cash access services will continue to grow faster than total gaming revenues.

Growth in Outsourcing of Cash Access Services. Gaming revenues depend on the amount of available funds on the gaming floor. Therefore, the selection of a cash access services provider is critical to a gaming establishment’s business. Without cash access services, gaming revenues would be limited by the amount of cash that patrons bring to gaming establishments. Most gaming establishments in the United States outsource their cash access services to third-party providers because providing these services is not a core competency of gaming operators. Conversely, most international gaming operators do not currently provide cash access services, but rather provide lines of credit to their patrons. As many of these operators look to adopt U.S.-style gaming practices as a means to improve their profitability by increasing the amount of available funds on the casino floor through the use of cash access products and services, we believe that international gaming operators will increasingly seek to utilize third parties to provide a broader range of cash access services.

Continuation of Cash-to-Card Conversion. Consumer acceptance and utilization of card-based payment instruments will continue to grow the demand for cash access services. According to the Federal Reserve Bank of Kansas City, debit card-based transactions in the United States have increased at an annual growth rate of 32% between 1995 and 2002. We believe that the proliferation of card-based payment instruments in retail environments and consumer expectation of the availability of card-based payment instruments has led to a general reduction in the amount of cash that patrons bring to gaming establishments, thereby spurring demand for cash access services.

Evolution of Cash Access Technologies. We believe that the continued growth in cash access transactions will be governed by the delivery products’ ease of use. Patrons who are driven away by complex or time consuming transactions will migrate towards more intuitive and faster methods of accessing their funds. A cash access provider’s ability to continually increase the number of cash access services, improve the products from which they are delivered and maximize the reliability of the technologies will increase overall patron usage. Cash access products and services that expedite or eliminate transactions at the cashier will increase the amount of funds on the gaming floor and reduce cashier labor costs.

Increases in Cash Access Surcharges. Gaming establishments set the surcharge amounts that cash access providers impose upon their patrons. Because they receive a portion of these surcharges through commissions, gaming establishments are able to increase revenues by increasing surcharges. Consistent with past practices, we believe that cash access providers will benefit as gaming establishments continue to increase surcharges as a means of improving profitability.

Business Strategy

We intend to continue to expand our business, enhance our competitive position and increase our revenues and cash flow by focusing on the following:

Deepen our Existing Customer Relationships. We intend to continue to increase the number of services that we provide to our existing customers. Many gaming establishments procure some, but not all, of the products and services we provide. For example, although we have quickly become what we believe to be the largest provider of ATM services to the U.S. gaming industry since acquiring certain gaming ATM portfolios in late fiscal 2000, fewer of our customers utilize our ATM services than our cash advance services. We believe that increasing the penetration of our ATM services is a significant opportunity for us. We can also increase the number of services that we provide to existing customers by leveraging our value-added customer relationship marketing products and services. By combining our customer relationship marketing products and services with the cash access services that we currently provide to gaming establishments, our customers can benefit from our integrated service offering. The unique technology platform of our QCP Web product will allow us to remotely add services to our customers’ cashier facilities without the need to update or upgrade their local hardware or software. As of June 30, 2004, we had approximately 1,230 QCP Web workstations in operation at approximately 180 different gaming establishments.

Focus on Differentiating Technology. We intend to continue focusing on improving the technology of our full suite of products and services as a means to further differentiate us from our competition. While the processing of cash access transactions is relatively standardized, we believe that the efficient delivery of these transactions is a differentiating factor in the marketplace. Aggregating diverse financial services onto a single integrated hardware and software platform, employing emerging technologies such as biometric facial recognition, wireless communication and cashless gaming, and providing secure remote access to patron and transaction information via the Internet are all examples of the continuing evolution of our cash access products. We believe that the ability to introduce and respond to technological innovation in the gaming industry will be an increasingly important qualification for any provider’s future success.

Continue to Benefit from Our Highly Variable Cost Structure. We strive to be the most cost-effective provider of cash access products and services to the gaming industry. We have a highly variable cost structure, with variable costs accounting for more than 90% of our total costs in fiscal 2003. Although we are not burdened by a large amount of fixed overhead, we will continue to analyze areas for margin improvement. For example, in 2003, we demonstrated our ability to reduce our cost structure, as we implemented seven key initiatives that we believe will account for approximately $22 million in annual cost reductions compared to fiscal 2002.

Further Capitalize On Our Proprietary Databases. We plan to continue to build and capitalize upon our proprietary patron marketing database and our database of gaming patron credit bureau information. Our patron marketing database includes information that is captured from transactions we process in which personal information is available, i.e. ATM transactions are not included. Using our QuikMarketing service, gaming establishments can execute targeted mailings to patrons matching specified criteria. Our patron marketing database continues to grow as our credit card cash advance and check cashing transaction volume increases. Our gaming patron credit bureau database continues to grow as patrons apply for and receive markers from gaming establishments. Our customer relationship marketing products and services allow gaming establishments to access our proprietary patron marketing database to specifically target their loyalty building programs. Since marketing is one of a gaming establishment’s largest cost items, we believe that our customers will find our marketing services increasingly helpful as they try to attract new patrons and retain valued patrons. By enhancing our cash access services with our value-added customer relationship marketing products and services, we intend to continue to differentiate our premium product offering from commodity cash access services in the industry.

Expand Our Customer Base. We intend to expand our customer base by leveraging our competitive advantages. We believe that our cash access products and services are a compelling proposition to many gaming operators whose contracts with our competitors are reaching expiration. We also intend to expand our customer base by developing additional channels for our services. For example, our new alliance with NRT incorporates our credit card cash advance, POS debit card and ATM services into QuickJack Plus, a self-service slot voucher redemption kiosk that is supplied and marketed by NRT to gaming establishments. When a patron presses the cash out button on a cashless slot machine, the patron receives the value of the winnings on a paper voucher dispensed from a printer embedded in the slot machine. The voucher can then be inserted into other slot machines or exchanged for cash at a QuickJack Plus kiosk. Because the QuickJack Plus kiosk does not initiate cash access transactions, we view this product as a complementary means for us to conveniently offer our cash advance and ATM services to patrons who use a QuickJack Plus kiosk to redeem slot vouchers. The combination of these product offerings provides us with additional points of contact with gaming locations that are typically closer to the slot machines than traditional cash access devices on the periphery of the gaming floor. As the gaming industry evolves, whether through the use of stored value cards, legalized Internet gaming, or the use of cell phones or personal digital assistants, we believe that our unique system architecture will enable us to deliver our services over any device.

Further Diversify Our Geographic Focus. We plan on growing our business by further broadening our geographic presence. For instance, we believe that our relationships with many of the largest United States and United Kingdom gaming operators will allow us to benefit from the proposed liberalization of gaming regulations in the United Kingdom. The most significant proposed change would liberalize the United Kingdom’s casino laws allowing for an increase in the number of gaming establishments and the number of slot machines. In addition, the proposed changes would reduce operating limitations by allowing casinos to provide additional gaming products, eliminating the required waiting period before a patron may begin gaming at a gaming establishment, and eliminating the requirement that patrons join the membership of a gaming establishment before engaging in any gaming activities at the gaming establishment. We also plan on expanding our operations to established gaming markets such as continental Europe and Australia, where we believe significant cash access opportunities exist.

Products and Services

Cash Access Products and Services

We provide a broad suite of cash access products and services to the gaming industry.

Casino Cash Plus 3-in-1 ATM. Our Casino Cash Plus 3-in-1 ATM is an unmanned, cash-dispensing machine that offers patrons a quick way to access cash through credit card cash advances, POS debit card transactions and ATM cash withdrawal services, including the “3-in-1 rollover” feature. ATM transactions may be completed at the device without the assistance of the cashier. For successful credit card cash advances and POS debit card transactions, once the transaction is authorized, the Casino Cash Plus 3-in-1 ATM instructs the patron to proceed to the cashier. The cashier verifies the patron’s card and identity, produces a negotiable draft that is payable to the gaming establishment, and dispenses cash to the patron after the patron endorses the draft. The Casino Cash Plus 3-in-1 ATM can also be used as a marketing tool through “property-branded” graphics and customized promotional messages on its overhead monitor and printing of customized receipts. Casino Journal named our Casino Cash Plus 3-in-1 ATM to its list of the “Top 20 Most Innovative Gaming Products” for 1998. As of June 30, 2004, we had approximately 790 Casino Cash Plus 3-in-1 ATMs in operation at approximately 250 gaming establishments.

Automated Cashier Machine. Our Automated Cashier Machine, or ACM, is the successor generation device to our Casino Cash Plus 3-in-1 ATM. The ACM is an unmanned, cash-dispensing “virtual cashier” that offers patrons a quick way to access cash through credit card cash advances, POS debit card transactions, ATM cash withdrawals, including the “3-in-1 rollover” feature, and check cashing. ATM transactions may be completed at the ACM without the assistance of the cashier. To complete credit card cash advances, POS debit card transactions and check cashing transactions at an ACM, the patron must complete a brief enrollment during his or her initial visit to the cashier. During the enrollment process, the cashier gathers certain pieces of identification and account information and take a digitized photograph of the patron’s face. After enrollment, our ACMs use biometric facial recognition technology, as a surrogate for face-to-face interaction with the cashier, to verify the patron’s identity. For successful Visa U.S.A. and MasterCard International credit card cash advances and POS debit card transactions, the ACM currently instructs the patron to proceed to the cashier. The cashier verifies the patron’s card and identity, produces a negotiable draft that is payable to the gaming establishment, and dispenses cash to the patron after the patron endorses the draft. Visa U.S.A. and MasterCard International have always required face-to-face interaction with cardholders to complete cash advances. The use of biometric facial recognition is not an accepted surrogate to face-to-face interaction. We have been actively working with Visa U.S.A. and MasterCard International to achieve the acceptance of biometric facial recognition as an approved transaction completion protocol. All other types of credit card cash advances and POS debit card transactions and all check cashing transactions can be completed at the ACM without utilizing the cashier. The ACM reduces transaction turnaround time and eliminates patron trips to the cashier, resulting in a more dollars to the gaming floor, a more pleasant patron experience, and reduced cashier labor costs. Other services, such as the ability to purchase show tickets, can be added to the ACM with minimal effort. The ACM can also be used as a marketing tool through “property-branded” graphics and customized promotional messages on its overhead interface monitor and printing of customized receipts. Casino Journal named our ACM to its list of the “Top 20 Most Innovative Gaming Products” for 2001. We began deploying ACMs during fiscal 2002, and as of June 30, 2004, we had approximately 280 ACMs in operation at approximately 45 gaming establishments.

QuikCash. Our QuikCash terminals are customer-activated, touch screen terminals that provide patrons with access to credit card cash advances and POS debit card transactions. These terminals are available in countertop, wall-mount or free-standing styles that can be installed virtually anywhere in a gaming establishment or handheld portable terminals that can be taken directly to the gaming area. Following approval of transactions at a QuikCash terminal, patrons may retrieve and endorse negotiable drafts at the cashier with gaming establishment personnel only collecting minimal information. QuikCash is a recognized cash access brand name in the gaming industry. As of June 30, 2004, we had approximately 3,200 QuikCash terminals in operation at approximately 920 gaming establishments.

QuikCash Plus Web. QCP Web is a browser-based software product for gaming establishment cashier personnel to access all of our cash access products and services, excluding our ATM services, from a single PC, minimizing the impact on cashier space by eliminating multiple pieces of disparate hardware. QCP Web is delivered as an application service (with a customizable user interface) so that gaming establishments can easily bring additional workstations online by simply connecting them to the application server. Because QCP Web is delivered as an application service accessible from our servers through a gaming establishment’s existing PCs and network, software upgrade hassles and additional hardware investment are avoided. QCP Web utilizes patron profiles from our database to eliminate or reduce manual data input by the cashier. We believe that our QCP Web product provides better customer efficiency and patron service levels than disaggregated product offerings. As of June 30, 2004, we had approximately 1,230 QCP Web workstations in operation with approximately 180 different gaming establishments. Casino Journal recently recognized QCP Web as one of the “Top 20 Most Innovative New Gaming Products” for 2003.

Central Credit. Through our wholly-owned subsidiary, Central Credit, LLC, we own a gaming patron credit bureau database of over 47 years of gaming patron credit history and transaction data on over 10 million patrons. Through this database, we provide gaming establishments with access to credit information enabling them to manage the risk of extending credit to patrons. We offer a variety of tools that help gaming establishments make credit-granting decisions. Our gaming credit reports are comprised of information recorded from patron experiences at hundreds of gaming establishments. We can apply a gaming establishment’s credit rules or business logic to our gaming credit reports to provide our customers with a means of underwriting patron credit requests in advance of their arrival or upon demand in person. To augment the information provided in our gaming credit reports with non-gaming credit information, gaming establishments may obtain credit reports or bank ratings on patrons through our relationships with consumer credit bureaus and bank reporting agencies. As of June 30, 2004, we provided our Central Credit services to approximately 300 gaming establishments.

TeleCheck. Through a contractual relationship with TeleCheck, we are currently the only marketer of the TeleCheck check verification, processing and guarantee service to gaming establishments, except in the state of Michigan. To complete a typical check cashing transaction, the patron tenders a check payable to the gaming establishment, the cashier or ACM scans the patron’s check to extract checking account information, the TeleCheck database is queried using the checking account information, and based upon the patron’s checkwriting history and certain other risk criteria, TeleCheck either issues or does not issue an authorization that guarantees payment on the check. If an authorized check is subsequently dishonored, TeleCheck purchases the check for its face amount, thereby eliminating any collections risk to the gaming establishment. As of June 30, 2004, approximately 170 gaming establishments were using the TeleCheck service.

Western Union. Through a contractual relationship with Western Union Financial Services, Inc., we are the exclusive marketer to the gaming industry of Western Union’s electronic and paper-based systems for transferring funds worldwide. As of June 30, 2004, approximately 139 gaming establishments provided Western Union money transfer services.

QuikCredit. Where permitted by applicable law, we provide the QuikCredit service to gaming establishments that do not extend credit to their patrons. Our QuikCredit service can be used to provide up to $5,000 of credit to patrons who deposit checks under deferred presentment terms. Before using QuikCredit, a patron must enroll in the program at any participating gaming establishment. To use QuikCredit, a patron deposits a check that is payable to us with the gaming establishment, subject to the gaming establishment’s agreement not to present the check for payment for a specified period of time. QuikCredit then seeks an authorization from us. We query the Central Credit database and the TeleCheck database, but do not seek an authorization from TeleCheck. If the check and checkwriter satisfy certain risk criteria and underwriting guidelines, we issue an authorization to the gaming establishment to endorse the check over to the gaming establishment and dispense funds. If any authorized check is subsequently dishonored, we purchase the check from the gaming establishment for its face amount, thereby eliminating any collection risk to the gaming establishment. By basing our authorization decisions on reliable information sources, we are able to reduce our credit risk. QuikCredit is a relatively new service of ours. The average available credit line under QuikCredit is approximately $1,500 and we have enjoyed favorable collection rates on our QuikCredit checks. As of June 30, 2004, 9 gaming establishments were using QuikCredit. Patrons who have enrolled in QuikCredit at any participating gaming establishment may access their available credit at any other participating gaming establishment.

QuikFunds. Our QuikFunds service allows a patron using interactive voice response telephony to transfer funds from a credit card or checking account to the patron’s account at a pari-mutuel wagering facility.

Customer Relationship Marketing Products and Services

QuikReports. QuikReports is a browser-based reporting tool through which we provide gaming operators with real-time access to, and analysis of, information on patron cash access activity through a secure Internet connection at user-specified levels of detail ranging from aggregated summary information to individual cash access transactions. For example, an operator may use QuikReports to focus its marketing efforts on target patrons by generating a report of the patrons who accessed the greatest amounts of cash at the operator’s gaming establishment during a specified period, and comparing the amounts of cash accessed at the operator’s gaming establishments with the amounts of cash accessed at other gaming establishments that are part of our network. A gaming establishment may also use QuikReports to monitor or analyze the cash access practices of its patrons to determine peak periods, the relative popularity of various cash access methods, or the traffic volumes, at particular machines in particular locations.

QuikMarketing. Through our QuikMarketing service, we query our marketing database of more than approximately 12 million gaming patrons using criteria supplied by the gaming establishment. We then distribute gaming establishment-supplied marketing materials to patrons in our database that match target patron criteria supplied by the gaming establishment. In 2003, some of our largest customers, including Harrah’s Entertainment, Inc., Caesars Entertainment, Inc. and Trump Hotels & Casino Resorts, Inc. utilized our QuikMarketing services to execute approximately 40 projects which sent out approximately 650,000 pieces of mail. Our marketing database includes information that is captured from transactions we process in which personal information is available, i.e. ATM transactions are not included. As the applicable transaction volume increases, we continue to build existing patron profiles and add new patron profiles. During 2003, we added approximately 84,000 new patron profiles each month.

QuikMedia. Our QuikMedia service enables gaming establishments to control the delivery of customized multimedia marketing content to captive audiences through high-definition monitors mounted on top of our ACM and Casino Cash Plus 3-in-1 ATM machines. We also have the capability to assist gaming establishments with the creation of the multimedia content.

Other Services. We also provide patron database enhancement and analysis services, call campaign services, direct mail campaign services and VIP paging services to help gaming establishments focus their marketing efforts on specific types of patrons.

Cashless Gaming Initiatives

One trend in gaming over recent years has been the movement towards cashless gaming as a more efficient means for gaming operators to manage their slot machine operations. Although cashless gaming reduces the amount of cash utilized in slot machines, and as a result reduces casino labor needs, we do not believe it will impact our core product offering as gaming patrons have the same requirement for funds in both a cashless and a traditional gaming environment. To capitalize on the movement towards cashless gaming initiatives, we have developed, together with our strategic partners, products that facilitate an efficient means of accessing funds in a cashless gaming environment. Our cash access services are platform independent and our existing infrastructure has been designed to be adaptable to new platforms or operating environments.

QuikPlay. Through our joint venture with IGT, the patent-pending QuikPlay cashless gaming product provides slot machine patrons secure access to their funds without having to leave the machine they are playing. Rather than insert cash into a QuikPlay-enabled slot machine, patrons may access their funds by swiping debit cards directly at the machine. The QuikPlay product offers convenience and safety by reducing the amounts of cash carried by patrons and ameliorates the cash-handling burden of gaming establishments. As of June 30, 2004, QuikPlay-enabled slot machines had been deployed at one gaming establishment to conduct a patron acceptance test. We are currently seeking regulatory approval in order to deploy QuikPlay-enabled slot machines at additional locations. Given that there are an estimated 725,000 slot machines in the United States, we believe that the QuikPlay product will provide a significant growth opportunity for us. Casino Journal named our QuikPlay cashless gaming product to its list of the “Top 20 Most Innovative Gaming Products” for 2002.

QuickJack Plus. We have incorporated our credit card cash advance, POS debit card transaction and ATM services into QuickJack Plus, which is a multi-function self-service slot voucher redemption kiosk that is supplied and marketed by NRT. When a patron presses the cash out button on a cashless slot machine, the patron receives the value of the winnings on a paper voucher dispensed from a printer embedded in the slot machine. The voucher can then be inserted into other slot machines or exchanged for cash at a QuickJack Plus kiosk. Because the QuickJack Plus kiosk does not initiate cash access transactions, we view this product as a complementary means for us to conveniently offer our cash advance and ATM services to patrons who use a QuickJack Plus kiosk to redeem slot vouchers. The combination of these product offerings provides us with additional points of contact with gaming patrons at locations that are typically closer to the slot machines than traditional cash access devices on the periphery of the gaming floor. In addition, by incorporating these cash access services into QuickJack Plus, we enjoy the benefit of NRT’s existing relationships with gaming establishments and its sales and marketing efforts directed towards additional gaming establishments. We have the exclusive right to provide cash access services on NRT’s self-service redemption devices. Casino Journal recently recognized QuickJack Plus as one of the “Top 20 Most Innovative New Gaming Products” for 2003.

Competition

We believe that the principal competitive factors for cash access services include:

•	breadth of product offering;

•	differentiating technology; and

•	reliability.

We believe our cash access services compete favorably with respect to each of these factors.

We face intense competition from three different types of competitors or potential competitors:

•	Third-Party Cash Access Providers. For cash access services other than ATM withdrawals, our largest competitors are third-party providers of cash access services that contract with gaming establishments to provide cash access services that are competitive with ours. In this regard, we compete primarily with Game Financial Corporation, operating as GameCash, a direct or indirect subsidiary of Certegy Inc.; Comerica Bank; and Cash Systems, Inc.

•	ATM Operators. For ATM withdrawals, we compete with a number of financial institutions that operate ATM machines on the premises of gaming establishments. In this regard, we compete primarily with U.S. Bank and other regional and local banks.

•	In-House Cash Access Providers. In the past, some gaming establishments operated their own in-house cash access systems that provided certain functionality that was competitive with our products and services, and many gaming establishments are capable of providing in-house cash access services should they decide not to outsource to us or one of our competitors. Most gaming establishments outsource their cash access services to third party providers because providing these services is not a core competency of gaming operators, and because operators are unable to achieve the same operating leverage that can be obtained by third party providers who deploy cash access services across multiple gaming establishments.

We believe our competitive position is enhanced by the breadth of our product offering. We can combine our suite of cash access products and services, value-added customer relationship marketing products and services and access to our gaming patron credit bureau database to provide gaming establishments with a broad array of offerings from a single source provider. We believe our competitive position is also enhanced by our differentiating technology, such as QCP Web, our PC-based, web-enabled technology platform that offers all of our non-ATM cash access services through a single architecture, eliminating a gaming establishment’s need to operate disparate hardware and software platforms, and our ability to provide gaming establishment’s with the “3-in-1 rollover” feature, which is a patented method that allows a patron to easily convert an unsuccessful ATM cash withdrawal into a POS debit card transaction or credit card cash advance. We believe our competitive position is also enhanced by the reliability of our cash access products and services, which were available to process transactions during a an average of 99.9% of the available hours of operation of our gaming establishment customers in 2003.

Customer Relationships

We enter into contracts with our customers to provide our cash access services to their patrons. Our contracts are typically exclusive for a term ranging from three to five years in duration, and are often renewed for multiple terms. Wherever possible, we enter into “enterprise-wide” contracts with entities that directly or indirectly own or control multiple gaming establishments. Our relationships with our top ten customers by revenue for the year ended December 31, 2003 range in duration from four to twelve years:

Name	Start of Contractual Relationship
Harrah’s Entertainment, Inc.	December 1995
Caesars Entertainment, Inc.	March 1999
Mandalay Resort Group	October 1998
Station Casinos, Inc.	December 1999
Mohegan Tribal Gaming Authority	March 1996
Trump Hotels & Casino Resorts, Inc.	March 1996
Foxwoods Resort Casino	February 1992
Pechanga Resort & Casino	December 1999
Boyd Gaming Corporation	June 1994
Casino Arizona at Salt River	March 1999

We typically enter into one contract for credit card cash advances and POS debit card transactions and separate contracts for each of our ATM and Central Credit services. Our customers contract directly with the providers of the TeleCheck check verification, processing and guarantee service and Western Union money transfer services. Our standard terms and conditions include transaction completion procedures that must be followed by gaming establishment personnel, our warranty on the payment of drafts generated by our cash access services, and the monthly payment of commissions to gaming establishments. The consumer fees paid to us vary by gaming establishment location and are typically based upon the customer requested amount and/or a per transaction fee established by the gaming establishment. After we collect the patron fees, we pay the gaming establishments a commission based upon the patron fee charged less the processing fee. The commissions and processing fees vary by contract and depend upon the services provided. While we provide the equipment, supplies and maintenance to a majority of the gaming establishments with whom we have service contracts, certain gaming establishments have elected to replenish their own ATMs. Our contracts generally provide both us and the gaming establishments with termination rights in the event of a breach of the contract, provided, however, that the non-breaching party must provide the breaching party with written notice of the nature of the breach and allow up to 30 days for cure of the breach. Our ATM service agreements typically permit us to terminate any contract without liability if (i) the surcharging of ATM transactions is abolished or prohibited by any law or network regulation, or (ii) the installation, placement and maintenance of ATMs, which is a regulated activity, is withdrawn or materially altered by any applicable law or authority. Many of our contracts provide us with the right to provide cash access services to gaming establishments that are acquired by our gaming operator customers subsequent to entering into the contracts with us.

No single gaming property accounted for more than 3.5% of our cash advance and ATM revenues for the six months ended June 30, 2004. For the year ended December 31, 2003, our five largest customers, which accounted for approximately 36.6% of our cash advance and ATM revenues, are: Harrah’s Entertainment, Inc., Caesars Entertainment, Inc., Mandalay Resort Group, Station Casinos, Inc. and Foxwoods Resort Casino. Harrah’s Entertainment, Inc., to whom we have provided cash access services since 1995, was our largest customer in the six months ended June 30, 2004, accounting for approximately 12.1% of our cash advance and ATM revenues for the six month period.

We provide on site customer service to most of our customers in the United States through our personnel that reside in the vicinity of specific gaming establishments and are specifically assigned to tend to the customer service needs of those gaming establishments. We also operate a customer service call center from our facility in

Las Vegas, Nevada that is accessible 24 hours a day, 365 days a year. Our customer service representatives assist cashier personnel and patrons in their use of our products and services. Through our use of third party translation services, our customer service representatives can serve gaming establishment customers and patrons in approximately 150 different languages.

Third Party Agreements

Our operations depend upon a number of material third party agreements.

Our headquarters are located in a leased facility in Las Vegas, Nevada and consist of approximately 40,000 square feet of office space which we have leased under a lease agreement through May 2011.

We are party to a Sponsorship Agreement between Bank of America Merchant Services, First Data Corporation and us whereby Bank of America Merchant Services agrees to take all necessary actions to sponsor us as a licensee under certain Visa and MasterCard rules. The sponsorship is necessary for our participation in certain ATM and POS networks. Under the terms of the agreement, we may only use sponsored accounts to process transactions on behalf of gaming establishments or terminals located in gaming establishments. We may not process transactions for Internet gaming enterprises or activities and we may not assign or permit any other entity to use any of our sponsored accounts without the prior written approval of Bank of America Merchant Services or the necessary approvals of Visa or MasterCard. In addition, we are responsible for complying with all Visa and MasterCard rules. We have agreed to execute contracts with merchant customers and process transactions through the sponsored accounts in strict adherence to Visa and MasterCard rules and Bank of America Merchant Services’ membership and licensing agreements with Visa and MasterCard. Should we fail to comply with these rules and agreements, Bank of America Merchant Services, in its sole discretion, may terminate its sponsorship of us and our terminals with respect to any card association or network, provided that we will have 15 days after written notice to cure any violation.

In connection with the sponsorship, we and First Data Corporation agree to jointly and severally indemnify Bank of America Merchant Services against all costs related to our failure to comply with the rules of Visa, MasterCard or the ATM and POS networks. Notwithstanding the foregoing, First Data Corporation may terminate the sponsorship agreement by at least 30 days’ prior written notice to Bank of America Merchant Services, but has agreed not to exercise such right prior to September 30, 2010, and we may terminate the sponsorship agreement upon 180 days’ written notice to Bank of America Merchant Services. Bank of America Merchant Services may, however, terminate the sponsorship agreement immediately in the event that we materially breach our obligations under the agreement and fail to cure such breach within the specified cure period, in the event that we become insolvent or in the event that Bank of America Merchant Services ceases to be a member of or sponsored into Visa or MasterCard. While we may not assign this agreement without the prior written consent of Bank of America Merchant Services, Bank of America Merchant Services may assign its rights and obligations under the agreement to an affiliate without our consent. This agreement expires on September 30, 2010.

At the sole discretion of Bank of America Merchant Services, Bank of America Merchant Services may terminate its sponsorship of our company and our terminals with respect to any card association or network if it is informed by a card association or network that we are in violation of the operating rules or terms of Bank of America Merchant Services’ membership or our licensees’ rights in the sponsored accounts with respect to such card association, provided that we will have 15 days after written notice to cure any violation.

Upon the closing of the transactions contemplated by the Restructuring Agreement, we entered into an agreement with First Data Corporation whereby we agree to indemnify, protect and hold harmless FDFS Holdings, LLC and its affiliates from and against any and all losses and expenses, imposed in any manner upon, incurred by or asserted against FDFS Holdings, LLC and/or its affiliates in connection with or arising from its indemnification obligations pursuant to the Sponsorship Agreement. The Sponsorship Indemnification

Agreement indemnifies First Data Corporation for its liability under the Sponsorship Agreement until (i) the Sponsorship Agreement between Bank of America Merchant Services, First Data Corporation and us is terminated or (ii) an event of default occurs and is unremedied. While First Data Corporation may terminate the Sponsorship Agreement upon 30 days’ written notice, First Data Corporation covenants in the Sponsorship Indemnification Agreement that it will not exercise its termination right under the Sponsorship Agreement prior to September 30, 2010.

We are also party to a Software License Agreement with Infonox on the Web pursuant to which Infonox on the Web grants us royalty-free, exclusive rights in the gaming industry to use certain computer software that is critical to our operations. The term of this agreement lasts so long as Infonox on the Web continues to host or operate its and our systems, but the agreement is also terminable upon our breach pursuant to the terms of this agreement.

We are party to a Professional Services Agreement with Infonox on the Web pursuant to which Infonox on the Web develops, maintains, hosts, operates, monitors and supports certain software for us on an as requested basis. Under this agreement Infonox on the Web’s implementation, hosting, operation, maintenance and support of a majority of our systems is scheduled to expire 10 years after the consummation of the recapitalization of our ownership, but may be terminated upon certain breaches. During the year ended December 31, 2003 and the six months ended June 30, 2004, we incurred costs and expenses of $3.6 million and $0.8 million, respectively, in connection with these services.

We are party to a Patent License Agreement with USA Payments pursuant to which we are granted a royalty-free, exclusive license to use the patented “3-in-1 rollover” feature in the gaming industry. So long as the patent remains viable, this agreement expires 10 years after the consummation of the recapitalization of our ownership, but is terminable upon our breach.

We are party to an Amended and Restated Agreement for Electronic Payment Processing with USA Payments and USA Payment Systems pursuant to which they perform for us electronic payment processing services relating to credit card cash advances, POS debit transactions and ATM withdrawal transactions. USA Payments is under common control with M&C International and USA Payment Systems is 50% owned by the principals of M&C International. The agreement prohibits, with specified exceptions, USA Payments and USA Payment Systems from providing these services within the gaming industry such that neither USA Payments nor USA Payments Systems shall provide, directly or indirectly, these services to any third party’s machine or device used in the gaming industry, including without limitation machines or devices that provide cash access services to patrons of gaming establishments, but permits us to obtain these services from other providers. This agreement expires 10 years after the consummation of the recapitalization of our ownership, but is terminable by us following a breach by USA Payments or USA Payment Systems, or by USA Payments following a breach by us. This agreement requires us to pay fees based on the volume of transactions that USA Payments processes for us, with a minimum annual fee. The scale of fees and the minimum remain fixed for the term of the agreement. During the year ended December 31, 2003 and the six months ended June 30, 2004, we incurred costs and expenses of $5.0 million and $2.2 million, respectively, in connection with the provision of these services.

In connection with the private equity restructuring, we entered into a 10-year letter agreement relating to technology matters with USA Payments, USA Payment Systems and Infonox on the Web. Under the letter agreement, we have rights to access and use source code escrowed by Infonox on the Web for the continued operation of our business in the event of certain occurrences, such as Infonox on the Web ceasing to do business. The letter agreement also provides for a mechanism whereby we can obtain different or additional services or service levels from Infonox on the Web, third party contractors or a combination of both. At the end of the term of the letter agreement, we obtain license rights to certain technology of Infonox on the Web that is used in the operation of our business. The letter agreement obligates USA Payments and USA Payment Systems to provide us with electronic payment processing services as our transaction processing volume increases, and obligates them to provide transition assistance to alternate providers upon the termination of the Amended and Restated

Electronic Payment Processing Agreement. The letter agreement also expands the scope of our license rights under the Patent License Agreement.

We are party to an Automated Teller Machine Sponsorship Agreement with First Financial Bank (formerly known as Western Union Bank) pursuant to which First Financial Bank sponsors us as a participant in certain ATM networks. The sponsorship allows us to connect our ATMs to the Cirrus, NYCE, Plus and Star networks. In exchange, we pay First Financial Bank a fee for each completed transaction that is transmitted through any of the networks sponsored by First Financial Bank. We may not assign our rights under the agreement without prior written consent from First Financial Bank, which may not be unreasonably withheld. This agreement was amended upon the closing of the transactions contemplated by the Restructuring Agreement to reduce the list of networks to which our ATMs can connect. Pursuant to the amended Automated Teller Machine Sponsorship Agreement, we are only able to connect to the NYCE network. The term of this agreement expires on November 12, 2004. Thereafter, the agreement will automatically renew for successive one-year renewal periods unless terminated by either party according to the terms thereof. During the year ended December 31, 2003 and the six months ended June 30, 2004, we made minimal payments to First Financial Bank pursuant to the terms of this agreement.

We have entered into an agreement with Bank of America, N.A. for the supply of currency to satisfy the normal operating requirements of our ATMs and our ACMs. Under the terms of this agreement, we pay a monthly cash usage fee equal to the average daily dollars outstanding in all ATMs multiplied by the average LIBOR rate for one-month deposits for the month (calculated on the basis of the number of days in the month and a 360-day year) plus a margin of 25 basis points.

We are party to a TeleCheck Marketing Agreement with TRS Recovery Services, Inc. pursuant to which we were appointed as an agent to market the TeleCheck check verification, processing and guarantee service to gaming establishments. In exchange for marketing the TeleCheck check verification, processing and guarantee service, we receive 87% of all service fees collected from gaming establishments that have entered into TeleCheck gaming service agreements as a result of our marketing efforts. The current term of this agreement expires March 31, 2005. The warranty provision of the agreement provides that TRS Recovery Services, Inc. covenants to recover from check writers of returned checks, within 120 days of its purchase of such returned checks, not less than 70% of the aggregate face amount of such returned checks. During the year ended December 31, 2003 and the six months ended June 30, 2004, we incurred warranty expenses of $9.8 million and $5.1 million, respectively, pursuant to the terms of this agreement with TRS Recovery Services, Inc.

Sales and Marketing

We use a direct sales force as the primary method of marketing and selling our products and services to gaming establishments. We strategically hire direct sales personnel that reside in close proximity to actual or potential customers. We believe that the personal relationships that our direct sales personnel form with gaming establishment personnel result in superior customer service and a significant competitive advantage.

We also market our products through joint ventures and alliances with third party providers of non-competitive services to gaming establishments. For example, we have formed alliances with NRT to incorporate certain of our cash access products and services into NRT’s self-service slot voucher redemption kiosks. This alliance allows us to provide our cash access services to gaming establishments through a third party hardware device without the incurring any capital expense for hardware or any operating expense for currency supply or maintenance. We have also formed an alliance with Hibernia National Bank to incorporate the patented “3-in-1 rollover” feature into ATMs that Hibernia National Bank operates in gaming establishments. This alliance enables us to generate revenue without any capital expense for hardware or any operating expense for currency supply or maintenance.

Equipment Supply

Other than general purpose PCs used to access our browser-based products, we supply gaming establishments with all of the hardware and equipment necessary for our cash access devices to operate in gaming establishments. We retain ownership of all such hardware and equipment. We also procure the telecommunications lines necessary to connect our hardware and equipment to our network.

We procure the hardware and equipment needed to deploy our products and we configure and deploy them ourselves. We can procure the hardware and equipment from multiple suppliers. We generally do not maintain an inventory of hardware and equipment, but rather procure hardware and equipment on an as-needed basis. We spent approximately $6.0 million on hardware and equipment in fiscal 2003, most of which was attributable to the refurbishment of one of the ATM portfolios we acquired in late fiscal 2000 and $1.6 million for the six months ended June 30, 2004.

Research and Development

Our business development personnel work with gaming establishments, our joint venture partners, our strategic partners and the suppliers of the financial services upon which our cash access services rely to design and develop our innovative cash access products and services, and to identify potential additional channels for distributing our cash access products and services. We are presently developing our cashless gaming initiatives with IGT and NRT.

We engage Infonox on the Web to implement our functional designs and specifications. Once they are built, we typically offer our new products and services in a beta test offering at a limited number of gaming establishments. Once our products or services are ready for commercial launch, we engage Infonox on the Web to host, operate and maintain them through its operating infrastructure.

Intellectual Property

We have three pending U.S. patent applications related to technology incorporated into our ACM and QuikPlay products, two registered trademarks related to our ACM, one registered trademark relating to our name and other trademarks, some of which are pending registration; however, we rely principally on copyrights and trade secrets for protection of our intellectual property. We believe that our competitiveness depends on the pace of our product development, copyrights, trade secrets and our relationships with customers.

Certain of our systems, such as the software that implements our QCP Web and QuikReports products and the software that drives our ACM product, were developed by Infonox on the Web, a corporation that is under common control with M&C International, to be hosted and operated on an infrastructure platform that is owned by Infonox on the Web. We own all of the intellectual property developed by Infonox on the Web to implement our products and services on such infrastructure platform, and Infonox on the Web has granted us an exclusive license in the gaming industry to use its infrastructure platform to deliver our products and services to our customers.

We enjoy use of the “3-in-1 rollover” feature pursuant to a patent license from USA Payments, a corporation that is under common control with M&C International. Under the terms of our license, we have been granted an exclusive, royalty-free license to use the patented feature in the gaming industry for a period of 10 years.

Employees

As of June 30, 2004, we had approximately 280 employees. We are not subject to any collective bargaining agreement and have never been subject to a work stoppage. We believe that we have maintained good relationships with our employees.

Facilities

Our headquarters are located in a leased facility in Las Vegas, Nevada and consist of approximately 40,000 square feet of office space which is under a lease through May 2011. We operate a remote sales office in approximately 800 square feet of office space in Atlantic City, New Jersey under a lease through August 14, 2005. We also lease approximately 1,262 square feet of space in Reno, Nevada under a lease through July 31, 2005, which houses computer systems and equipment that constitute our backup data center. We believe that these facilities are adequate for our business as presently conducted. Each of these facilities is used by each of our business segments.

Legal Proceedings

We are threatened with or named as a defendant in various lawsuits in the ordinary course of business, such as personal injury claims and employment-related claims. It is not possible to determine the ultimate disposition of these matters; however, we are of the opinion that the final resolution of any such threatened or pending litigation, individually or in the aggregate, is not likely to have a material adverse effect on our business, cash flow, results of operations or financial position.

REGULATION

We are subject to a variety of gaming and other regulations in the jurisdictions in which we operate. As a general matter, we are regulated by gaming commissions or similar authorities at the state or tribal level, such as the New Jersey Casino Control Commission and New Jersey Division of Gaming Enforcement. We are typically regulated as a supplier or vendor of goods and services, and as such, we are generally subject to a lesser degree of regulation than our customers. States that classify our services as gaming-related generally subject us to a higher degree of regulation than states that classify our services as non-gaming-related. Most state and many tribal gaming regulators require us to obtain and maintain a permit or license to provide our services to gaming establishments. The process of obtaining such permits or licenses often involves substantial disclosure of information about us and the individuals that control our company, and may involve a determination by the regulators as to our suitability as a supplier or vendor to gaming establishments.

The changes in our ownership, management and corporate structure that resulted from the recapitalization and the private equity restructuring have required us to notify many of the state and tribal gaming regulators under whose jurisdiction we operate. In many cases, regulators have asked us for further information and explanation of these changes. To date, we have satisfied many of these inquiries, and are continuing to cooperate with those that are ongoing.

Given the magnitude of the changes in our ownership, we have been required to re-apply for new permits or licenses in many jurisdictions, but have not been required to discontinue our operations during this period of re-application.

Our collection of information from patrons who use our cash access services is subject to the financial information privacy protection provisions of the Gramm-Leach-Bliley Act. We gather, as permitted by law, certain non-public, personally-identifiable financial information from patrons who use our cash access services, such as names, addresses, telephone numbers, bank and credit card account numbers, Social Security numbers and income, credit histories and transaction information. The Gramm-Leach-Bliley Act requires us to safeguard and protect the privacy of such non-public personal information. Also, the Gramm-Leach-Bliley Act requires us to make certain disclosures to patrons regarding our privacy and information sharing policies and give patrons the opportunity to prevent us from releasing information about them to unaffiliated third parties in certain situations. In this regard, we provide patrons with a privacy notice, an opportunity to review our privacy policy, and an opportunity to opt out of certain disclosures.

The cash access services that we provide are subject to certain recordkeeping and reporting obligations under the Bank Secrecy Act. Our gaming establishment customers, and in some cases we, are required to file a Suspicious Activity Report with the U.S. Treasury Department’s Financial Crimes Enforcement Network of any suspicious transaction relevant to a possible violation of law or regulation. To be reportable, the transaction must meet certain criteria that are designed to identify the hiding or disguising of funds derived from illegal activities. We are also required to file a Currency Transaction Report of each deposit, withdrawal, exchange of currency or other payment or transfer by, through, or to us which involves a transaction in currency of more than $10,000 in a single day. We have had our computer systems developed to automatically identify transactions that give rise to such reporting obligations. When we issue or sell drafts for currency in amounts between $3,000 and $10,000, we must maintain a record of certain information about the purchaser, such as the purchaser’s address, Social Security Number and date of birth. Finally, we must maintain a record of each extension of credit by us in an amount in excess of $10,000, including the name and address of the person to whom the extension of credit is made, the amount, the nature and purpose of the credit, and the date of the loan.

Our POS debit card transactions and ATM services are subject to the Electronic Fund Transfer Act, which provides gaming patrons with certain rights including with respect to disputes relating to unauthorized charges, charges that list the wrong date or amount, charges for goods and services that are not accepted or delivered as agreed, math errors and charges for which a cardholder asks for an explanation or written proof of transaction along with a claimed error or request for clarification.

Our ATM services are subject to applicable state banking regulations in each jurisdiction in which we operate ATMs. These regulations require, among other things, that we register with the state banking regulators as an operator of ATMs, that we provide gaming patrons with certain notices of the transaction fees assessed upon use of our ATMs, that our transaction fees do not exceed designated maximums, that we offer gaming patrons an means of resolving disputes with us, and that we comply with prescribed safety and security requirements.

Some of our Central Credit services are subject to the Fair Credit Reporting Act, which provides patrons certain rights to access their Central Credit files, dispute information contained in their Central Credit files and add brief statements to their Central Credit files in the event disputes are not resolved by our investigation.

We assume debt collection responsibilities for credit extended using our QuikCredit service. Our collection practices, are subject to the Fair Debt Collections Practices Act, which generally prohibits unfair, deceptive or abusive debt collection practices.

In jurisdictions in which we serve as a check casher or agree to defer deposit of gaming patrons’ checks under our QuikCredit services, we are subject to the state licensing requirements and regulations governing check cashing activities. Generally, these regulations require us to obtain a license from the state’s banking regulators to operate as a check casher. Certain states also impose restrictions on this activity such as restrictions on the amounts of service fees that may be imposed on the cashing of certain types of checks, requirements as to records that must be kept with respect to dishonored checks, and requirements as to the contents of receipts that must be delivered to gaming patrons at the time a check is cashed.

We are also subject to a variety of gaming and other laws and regulations in Canada, the Caribbean and the United Kingdom.

MANAGEMENT

Upon the consummation of the private equity restructuring, we became a Delaware corporation and a wholly-owned subsidiary of GCA Holdings, Inc. As such, our operations are effectively directed by the Board of Directors of GCA Holdings, Inc. The following table sets forth the names, ages and positions of our executive officers and the individuals who are members of our Board of Directors. The composition of our Board of Directors is at all times identical to the composition of the Board of Directors of GCA Holdings, Inc. The Board of Directors appoints executive officers, who serve at the discretion of the Board of Directors. Each current member of the Board of Directors began his term as a director upon our incorporation on June 7, 2004. Each member of the Board of Directors holds office from the time of his or her election until his or her successor is elected and qualified, at an annual meeting of stockholders or by written consent of the stockholders, as permitted by the Delaware General Corporation Law, or until he or she resigns or is removed.

Name	Age	Position with the Company
Karim Maskatiya	52	Co-Founder, Co-Chairman and Director
Robert Cucinotta	43	Co-Founder and Director
Kirk Sanford	37	President and Chief Executive Officer
Harry C. Hagerty	44	Executive Vice President and Chief Financial Officer
Diran Kludjian	47	Executive Vice President of North American and International Sales
Kurt Sullivan	52	Executive Vice President
Tom Sears	45	Executive Vice President of Business Development
Walter Kortschak	44	Co-Chairman and Director
Charles J. Fitzgerald	37	Director
Mark Labay	32	Controller

Karim Maskatiya is a co-founder and co-chairman of the company and serves as a member of the Board of Directors designated by M&C International pursuant to the stockholders agreement that was entered into in connection with the private equity restructuring. Mr. Maskatiya is also President and Chairman of M&C International. From 1992 to present, Mr. Maskatiya has been a principal of USA Processing, Inc., an independent sales organization in the merchant processing industry. From 2001 to present, Mr. Maskatiya has been a principal of WD International, L.L.C., formerly known as Cornerstone Payment Systems, L.L.C., an independent sales organization in the merchant processing industry. Mr. Maskatiya is also President and Chairman of USA Payments, a payment processing company whose services we use, and Chairman of Infonox on the Web, a technology research and development company whose services we use. Mr. Maskatiya has also been a real estate investor and developer in Northern California since 1978.

Robert Cucinotta is a co-founder of the company and serves as a member of the Board of Directors designated by M&C International pursuant to the stockholders agreement that was entered into in connection with the private equity restructuring. Mr. Cucinotta is also Secretary of M&C International. From 1992 to present, Mr. Cucinotta has been a principal of USA Processing, Inc. From 2001 to present, Mr. Cucinotta has been a principal of WD International, L.L.C., formerly known as Cornerstone Payment Systems, L.L.C. Mr. Cucinotta is also Secretary of USA Payments and Secretary of Infonox on the Web. Mr. Cucinotta has been a real estate investor and developer in Northern California since 1983.

Kirk Sanford has served as our President and Chief Executive Officer since 1999 and was a member of our Management Committee from 1998 until the consummation of the private equity restructuring in May 2004. Before serving as our Chief Executive Officer, Mr. Sanford was our Executive Vice President of Sales, Marketing and Product Development from 1998 to 1999. Prior to joining the company, Mr. Sanford was the general manager of a joint venture between USA Processing, Inc. and BA Merchant Services, Inc. from 1995 to 1998, where he managed the operations, sales, marketing and product development of the joint venture. Prior to this position, Mr. Sanford was Executive Vice President of Sales for Universal Services Association, a start-up merchant payment services company.

Harry C. Hagerty has served as Executive Vice President and Chief Financial Officer since July 2004. Before joining our executive team, Mr. Hagerty was Executive Vice President and Chief Financial Officer of Caesars Entertainment, Inc. from March 2002 to May 2004. Prior to that, he was the Chief Operating Officer of Akula Software, Inc. from October 2001 to March 2002, and Chief Financial Officer from April 2001 to October 2001. From November 1999 to April 2001, he was President of Venator Corporate Advisors. Mr. Hagerty has also served as Managing Director, Investment Banking of BancBoston Robertson Stephens Inc. from March 1998 to November 1999, and Managing Director, Investment Banking of Deutsche Morgan Grenfell Inc. from January 1994 to March 1998.

Diran Kludjian has served as our Executive Vice President of North American and International Sales since the company was formed in July 1998. Before joining our executive team, Mr. Kludjian spent five years with First Data Corporation, last serving as a vice president of the Chase Banking Alliance for the entertainment and travel sector. Mr. Kludjian also has 15 years of consumer product sales and marketing experience.

Kurt Sullivan joined us in December 2000 and currently serves as an Executive Vice President where he directs the development and deployment of our QCP Web, ACM and QuikCredit products and services. Prior to joining us, Mr. Sullivan had 22 years of experience in the gaming industry, including 20 years with Circus Circus Enterprises, Inc. He served on the Board of Directors of Circus Circus Enterprises, Inc. and held several management positions, the most recent being senior vice president of operations and general manager. Mr. Sullivan has also worked for the MGM Grand Hotel & Casino and Park Place Entertainment Corporation.

Tom Sears joined us in March 2002 as our Executive Vice President of Business Development. Prior to joining the company, Mr. Sears spent seven years at Park Place Entertainment as vice president of operations and vice president of interactive strategies. Prior to that, Mr. Sears spent nine years in operations at Harrah’s Entertainment, Inc., including positions in five different markets (Atlantic City, NJ, Reno, NV, Laughlin, CA, Las Vegas, NV and Vicksburg, MS). Mr. Sears began his career at Harrah’s Entertainment, Inc., which was then known as Holiday Inns, Inc., as a labor analyst in 1984 and eventually served as director of finance during the opening of the Vicksburg facility.

Walter Kortschak has served as a member of the Board of Directors since May 2004 as a designee pursuant to the stockholders agreement that was entered into in connection with the private equity restructuring. Mr. Kortschak is a managing partner and managing member of various entities affiliated with Summit Partners, a private equity and venture capital firm, where he has been employed since June 1989. Mr. Kortschak is a member of the board of directors of Somera Communications, Inc., a telecommunications company, and several privately held companies.

Charles J. Fitzgerald has served as a member of the Board of Directors since May 2004 as a designee pursuant to the stockholders agreement that was entered into in connection with the private equity restructuring. Mr. Fitzgerald has been a principal at Summit Partners, a private equity capital firm, since May 2001. From 1998 to May 2001, Mr. Fitzgerald was the chief executive officer of North Systems, Inc., a software vendor. In addition, Mr. Fitzgerald serves as a member of the board of directors for GoldenGate Software, Inc., an infrastructure software development company, Meridian Project Systems, Inc., a provider of integrated project management software and business solutions, and M-Audio, Inc., a developer and supplier of digital audio solutions.

Mark Labay has served as our Controller since August 2002. Mr. Labay is principally responsible for all of our financial and accounting matters. From 2000 to 2002, Mr. Labay was the controller of Bentley’s Luggage Corp. and then El Portal Luggage Inc. following its acquisition of Bentley’s Luggage Corp. From 1995 to 2000, Mr. Labay was an accountant with Deloitte & Touche LLP.

Our Board of Directors, and the Board of Directors of GCA Holdings, Inc., consists of Karim Maskatiya, Robert Cucinotta, Walter Kortschak and Charles J. Fitzgerald. As soon as is practicable, we will add one member to our Board of Directors and the Board of Directors of GCA Holdings, Inc. who qualifies as an independent director under the rules of the New York Stock Exchange or the NASDAQ National Market, who is mutually agreeable to the private equity investors and M&C International, and who is neither an officer nor an employee of the company. To the extent required by the indenture governing the notes, the agreements governing our senior secured credit facility, or the requirements of any applicable federal securities laws, we will add a sixth and seventh members to our Board of Directors and the Board of Directors of GCA Holdings, Inc. pursuant to the terms of the stockholders agreement entered into in connection with the private equity restructuring. On or before the six month anniversary of the recapitalization, we will also establish an audit committee which will include at least two independent directors.

Compensation of Members of the Board of Directors

Since inception, members of the Management Committees of GCA Holdings, L.L.C. and Global Cash Access, L.L.C. and members of the Boards of Directors of GCA Holdings, Inc. and Global Cash Access, Inc. have not received, and at the present time do not receive, any compensation for serving on the Management Committee or Board of Directors.

Executive Compensation

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid by us to our Chief Executive Officer and our five other most highly compensated executive officers during the last three fiscal years:

Annual Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)			All Other Compensation
Kirk Sanford	2003 2002 2001	$297,500 350,000 350,000	$150,000 350,000 300,000	$	— — —		$6,077 6,154 5,385
Diran Kludjian	2003 2002 2001	200,000 150,000 148,846	123,100 190,781 143,669		— — —		6,970 6,277 6,116
Robert C. Fry (1)	2003 2002 2001	212,500 230,769 200,000	75,000 120,000 125,000		26,432 26,442 —	(2) (2)	6,057 5,615 5,577
Pamela Shinkle (4)	2003 2002 2001	168,846 183,077 170,000	37,500 50,000 50,000		55,703 — —	(2)	6,127 5,508 5,269
Tom Sears	2003 2002 2001	199,750 185,288 —	37,500 18,750 —		— — —		8,000 7,371 —
Kurt Sullivan	2003 2002 2001	215,954 240,000 240,000	12,500 12,500 25,000		— — —		8,170 8,000 4,408

(1)	Mr. Fry is our former chief financial officer, whose employment terminated on May 28, 2004.
(2)	Represents payout of accrued, but unused vacation time.
(3)	Represents company-provided match payments under our 401(k) plan.
(4)	Ms. Shinkle is our former chief operating officer, whose employment terminated on May 28, 2004.

Harry C. Hagerty was hired as our Chief Financial Officer in July 2004. His base salary is $300,000 per year and he is eligible for a bonus of $200,000 per year. Mr. Hagerty has also received an option to purchase 55,555 shares of Class A Common Stock of GCA Holdings, Inc. at an exercise price of $104.60 per share. We do not currently provide any of our other employees with any form of equity-based incentives or compensation.

In 2003, our President and Chief Executive Officer received payments in the aggregate amount of approximately $1.0 million from M&C International and USA Payments. In 2002 and 2001, he received payments in comparable amounts from these entities. These payments were made pursuant to an informal arrangement between Mr. Sanford and the other principals of these entities, who also control M&C International. Under the terms of this informal arrangement, these entities compensate Mr. Sanford for advisory services that he performs for them, by paying him an amount based on the performance of each entity. The principals decide, in their sole discretion, the amount of payments to be made to Mr. Sanford, if any, pursuant to the terms of this arrangement. The terms of this arrangement are solely economic, and do not provide Mr. Sanford with any voting rights or rights to participate in the management of any entity. The terms of this arrangement do not provide Mr. Sanford with any rights to distribution proceeds or rights upon the liquidation of M&C International or USA Payments. This informal arrangement is terminable at any time at the will of the principals of M&C International and USA Payments; Mr. Sanford has no expectation as to whether the payments under this arrangement will continue in the future.

In 2004, Mr. Sanford received payments in the aggregate amount of approximately $14 million from M&C International and USA Payments pursuant to such informal arrangement.

In 2004, Mr. Sanford purchased a 1% interest in M&C International, and he received payments in the aggregate of $3.3 million in respect of such interest.

Employment Agreements

We have entered into an Employment Agreement with Harry C. Hagerty, our Chief Financial Officer, for a term of three years, at a base annual salary of $300,000 and eligibility for a discretionary bonus of $200,000. In addition, the Employment Agreement provides Mr. Hagerty with one year’s salary continuation and target bonus, a pro rated partial target bonus, pro rated vesting of his stock option plus one year’s accelerated vesting of his stock option if his employment is terminated without cause prior to the first anniversary of his employment, and full accelerated vesting of his stock option in the event his employment is terminated without cause after the first anniversary of his employment. The Employment Agreement also provides for full accelerated vesting of his stock option upon the occurrence of certain events, including an acquisition of us or a change in control of us. Further, the Employment Agreement provides Mr. Hagerty with severance and noncompete payments in the aggregate amount of 2.99 times his most recent year’s base annual salary plus bonus in the event his employment is terminated without cause within 12 months after a change in control of us. Mr. Hagerty’s severance benefits are conditioned upon him executing certain releases in favor of us. Mr. Hagerty’s Employment Agreement also contains a noncompetition covenant lasting for two years after termination of his employment and a nonsolicitation covenant lasting for one year after termination of his employment. We do not have employment agreements with any of our other current officers.

SECURITY OWNERSHIP

GCA Holdings, Inc. holds all 1,000 outstanding shares of our common stock. All of such shares are subject to a pledge under our senior secured credit facility which, if executed upon, would result in a change of control of us.

The outstanding equity securities of GCA Holdings, Inc. are denominated as Class A Common Stock, Class B Common Stock, Class A Preferred Stock and Class B Preferred Stock. The following table sets forth, as of the consummation of the private equity restructuring, certain information regarding the beneficial ownership of the capital stock of GCA Holdings, Inc.

Name and Address	Class A Common Stock	Class B Common Stock	Class A Preferred Stock	Class B Preferred Stock	Total Shares	Ownership Percentage
M&C International (1)	2,200,550				2,200,550	39.61%

Karim Maskatiya (2)	2,200,550				2,200,550	39.61

Robert Cucinotta (3)	2,200,550				2,200,550	39.61

Kirk Sanford (4) 2350 Mission College Blvd., Suite 200 Santa Clara, California 95054	2,200,550				2,200,550	39.61

Harry C. Hagerty (5) 3525 East Post Road, Suite 120 Las Vegas, NV 89120	55,555				55,555	1.00

Bank of America Corporation 600 Montgomery Street San Francisco, California 94111	243,700	30,750			274,450	4.94

Summit/GCA Holdings LLC			1,553,708	372,508	1,926,216	34.67

Walter Kortschak (6)			1,553,708	372,508	1,926,216	34.67

Charles J. Fitzgerald (7) c/o Summit Partners, L.P. 499 Hamilton Avenue, Suite 200 Palo Alto, California 94301			1,553,708	372,508	1,926,216	34.67

Tudor Ventures II, L.P.			192,672	46,194	238,866	4.30

Tudor Proprietary Trading, L.L.C.			33,944	8,138	42,082	0.76

Tudor BVI Global Portfolio Ltd.			63,345	15,187	78,532	1.41

The Altar Rock Fund L.P.			3,131	751	3,882	0.07

The Raptor Global Portfolio Ltd. c/o Tudor Investment Corporation 50 Rowes Wharf, 6th Floor Boston, Massachusetts 02110			284,924	68,312	353,236	6.36

HarbourVest VI-GCA LLC c/o HarbourVest Partners, LLC One Financial Center, 44th Floor Boston, Massachusetts 02111			154,138	36,955	191,093	3.44

GM Capital Partners I, L.P. c/o General Motors Investment Management Corporation 767 Fifth Avenue, 16th Floor New York, NY 10153			88,374	21,188	109,562	1.97

JPMorgan Chase Bank, as Trustee for First Plaza Group Trust 4 Chase MetroTech Center, 18th Floor Brooklyn, New York 11245			65,764	15,767	81,531	1.47

Directors and officers as a group (8)	2,256,105		1,553,708	372,508	4,182,321	75.28

TOTAL OUTSTANDING	2,499,805	30,750	2,440,000	585,000	5,555,555	100.00%

(1)	M&C International is beneficially owned as to 49.5% by Karim Maskatiya, as to 49.5% by Robert Cucinotta and as to 1% by our President and Chief Executive Officer, Kirk Sanford.
(2)	Includes 2,200,550 shares of Class A Common Stock held by M&C International. Mr. Maskatiya disclaims beneficial ownership of shares held by M&C International except to the extent of his pecuniary interest in M&C International.
(3)	Includes 2,200,550 shares of Class A Common Stock held by M&C International. Mr. Cucinotta disclaims beneficial ownership of shares held by M&C International except to the extent of his pecuniary interest in M&C International.
(4)	Includes 2,200,550 shares of Class A Common Stock held by M&C International. Mr. Sanford disclaims beneficial ownership of shares held by M&C International except to the extent of his pecuniary interest in M&C International.
(5)	Includes 55,555 shares of Class A Common Stock issuable upon exercise of an option held by Mr. Hagerty.
(6)	Includes 1,553,708 shares of Class A Preferred Stock and 372,508 shares of Class B Preferred Stock held by Summit/GCA Holdings LLC. Mr. Kortschak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Summit/GCA Holdings LLC, if any.
(7)	Includes 1,553,708 shares of Class A Preferred Stock and 372,508 shares of Class B Preferred Stock held by Summit/GCA Holdings LLC. Mr. Fitzgerald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Summit/GCA Holdings LLC, if any.
(8)	See notes 2, 3, 4, 5, 6 and 7.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangements with Entities Controlled by Stockholders and Members of the Board of Directors

Throughout our history, we have entered into arrangements with entities that are controlled by our owners or members of our Management Committee or Board of Directors. We believe that in doing so, we have entered into arrangements on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Entities Controlled by First Data Corporation

The following are arrangements we have entered into with entities directly or indirectly controlled by First Data Corporation, or the members of the Management Committee of Global Cash Access, L.L.C. designated by FDFS Holdings, LLC, at a time when First Data Corporation indirectly held an ownership interest in us:

TRS Recovery Services, Inc.

We are party to a TeleCheck Marketing Agreement with TRS Recovery Services, Inc. pursuant to which we were appointed as an agent to market the TeleCheck check verification, processing and guarantee service to gaming establishments. In exchange for marketing the TeleCheck check verification, processing and guarantee service, we receive 87% of all service fees collected from gaming establishments that have entered into TeleCheck gaming service agreements as a result of our marketing efforts. The current term of this agreement expires March 31, 2005. The warranty provision of the agreement provides that TRS Recovery Services, Inc. covenants to recover from check writers of returned checks, within 120 days of its purchase of such returned checks, not less than 70% of the aggregate face amount of such returned checks. During the year ended December 31, 2003 and the six months ended June 30, 2004, we incurred warranty expenses of $9.8 million and $5.1 million, respectively, pursuant to the terms of this agreement with TRS Recovery Services, Inc.

Integrated Payment Systems, Inc. and Integrated Payment Systems Canada Inc.

We are party to a Money Order Trust Agreement with Integrated Payment Systems, Inc. and CashCall Systems, Inc. is party to a Money Order Trust Agreement with Integrated Payment Systems Canada Inc. pursuant to which we and CashCall Systems, Inc. were appointed as agents to sell money order instruments issued by Integrated Payment Systems, Inc. and Integrated Payment Systems Canada Inc. Under the agreements, we and CashCall Systems, Inc. may charge a discretionary consumer fee for each money order we sell. In exchange, we pay Integrated Payment Systems, Inc. $0.07 for each money order we sell. Pursuant to the agreements, neither we nor CashCall Systems, Inc. may assign the rights without prior written consent of Integrated Payment Systems, Inc. In the event of a change of control in the ownership or control of us or CashCall Systems, Inc., GCA and CashCall Systems, Inc., respectively, are required to notify Integrated Payment Systems, Inc. in advance of such change of control and Integrated Payment Systems, Inc., at its sole option, may terminate the agreement. These agreements were amended upon the closing of the transactions contemplated by the Restructuring Agreement to extend our and CashCall Systems, Inc.’s appointment as agents to sell money order instruments issued by Integrated Payment Systems, Inc. and Integrated Payment Systems Canada Inc. for a period of one year following the closing. During the year ended December 31, 2003 and the six months ended June 30, 2004, we paid Integrated Payment Systems, Inc. approximately $1.5 million and $0.5 million, respectively, for these and other services.

Western Union Financial Services, Inc.

We are party to a Network Agency Agreement with Western Union Financial Services, Inc. pursuant to which we were appointed as an agent to market Western Union’s money transfer services to gaming establishments. As a network agent, we enable casinos to complete Western Union’s regular two-party money transfers. In exchange, Western Union pays us fees and commissions that vary with the amount of monthly transactions. This agreement was amended upon the closing of the transactions contemplated by the Restructuring Agreement to extend our appointment as an agent to market Western Union’s money transfer services to gaming establishments for a period of three years following the closing.

We are party to a Participation Agreement with Western Union Financial Services, Inc. pursuant to which we are granted certain rights to access the Western Union Financial Services, Inc. network through ATMs or other eligible services employed to access the network. For each Western Union domestic money transfer transaction initiated at one of our terminals, we will receive $0.50 and for each Western Union domestic money transfer transaction disbursed from one of our terminals, we will receive $2.50. Western Union receives from us a monthly support fee of $500. The term of this agreement expires on November 28, 2006. Thereafter, the agreement will continue in effect subject to the right of either party to terminate the agreement upon 90 days’ notice.

During the year ended December 31, 2003 and the six months ended June 30, 2004, we recorded revenues from Western Union Financial Services, Inc. of approximately $0.4 million and $0.2 million, respectively, pursuant to the terms of this agreement.

Chase Merchant Services, L.L.C.

We are party to a Joint Marketing Agreement with Chase Merchant Services, L.L.C. pursuant to which we are to market the merchant processing services of Chase Merchant Services, L.L.C. to our gaming establishment customers in exchange for referral fees. During the year ended December 31, 2003 and the six months ended June 30, 2004, we received minimal payment from Chase Merchant Services, L.L.C. pursuant to the terms of this agreement.

FDFS Holdings, LLC

We were party to an ATM Cash Agreement and a Currency Control Agreement with FDFS Holdings, LLC pursuant to which FDFS Holdings, LLC provided us with a supply of operating currency for our ATMs. We have recently discontinued our procurement of operating currency for our ATMs from FDFS Holdings, LLC and now procure our supply of operating currency from Bank of America, N.A.

First Data Loan Company

CashCall Systems, Inc. is party to a Merchant Services Agreement with First Data Loan Company pursuant to which First Data Loan Company provides processing and settlement services to support CashCall Systems, Inc.’s provision of cash access services to gaming establishments in Canada. In exchange, CashCall Systems, Inc. pays a fee to First Data Loan Company, Canada for services, based upon assumptions associated with the anticipated annual volume, average transaction size and customer’s method of business. Under the agreement, a change of control in CashCall Systems, Inc. provides First Data Loan Company, Canada with the right to terminate this agreement by giving not less than 10 days’ notice to CashCall Systems, Inc. We have obtained the consent of First Data Loan Company, Canada to the change of control in CashCall Systems, Inc. that resulted from the recapitalization. The term of this agreement expires on August 16, 2005, but unless any party terminates by written notice at least 60 days’ prior to term expiration, the agreement will automatically renew for successive one-year renewal periods. During the year ended December 31, 2003 and the six months ended June 30, 2004, we paid First Data Loan Company approximately $0.8 million and $0.4 million, respectively, in interchange and processing fees.

First Financial Bank (formerly known as Western Union Bank)

We are party to an Automated Teller Machine Sponsorship Agreement with First Financial Bank (formerly known as Western Union Bank) pursuant to which First Financial Bank sponsors us as a participant in certain

ATM networks. The sponsorship allows us to connect our ATMs to the Cirrus, NYCE, Plus and Star networks. In exchange, we pay First Financial Bank $0.005 for each completed transaction that is transmitted through any of the networks sponsored by First Financial Bank. We may not assign our rights under the agreement without prior written consent from First Financial Bank, which may not be unreasonably withheld. This agreement was amended upon the closing of the transactions contemplated by the Restructuring Agreement to reduce the list of networks to which our ATMs can connect. Pursuant to the amended Automated Teller Machine Sponsorship Agreement, we are only able to connect to the NYCE network. The term of this agreement expires on November 12, 2004. Thereafter, the agreement will automatically renew for successive one-year renewal periods unless terminated by either party according to the terms thereof. During the year ended December 31, 2003 and the six months ended June 30, 2004, we made minimal payments to First Financial Bank pursuant to the terms of this agreement.

First Data POS, Inc.

First Data POS, Inc. has historically deployed, warehoused and maintained equipment for us without a written agreement. During the year ended December 31, 2003 and the six months ended June 30, 2004, we made minimal payments to First Data POS, Inc. pursuant to this arrangement.

First Data Corporation

We have historically obtained various support services from First Data Corporation, including tax, accounting, and regulatory compliance services, corporate insurance coverage. Also, we have historically obtained telecommunication services and insurance coverage through enterprise-wide procurement arrangements of First Data Corporation. In the normal course of business, First Data Corporation and its affiliates pass through to us invoices related to operating expenses incurred by First Data Corporation on our behalf.

We are also party to a Sponsorship Agreement to which First Data Corporation is a party. The Sponsorship Agreement is an agreement between Bank of America Merchant Services, First Data Corporation and us whereby Bank of America Merchant Services agrees to take all necessary actions to sponsor us as a licensee under certain Visa U.S.A. and MasterCard International rules. The sponsorship is necessary for our participation in certain ATM and POS networks. In connection with the sponsorship, GCA and First Data Corporation agree to jointly and severally indemnify Bank of America Merchant Services against all costs related to our failure to comply with the rules of Visa U.S.A., MasterCard International or the ATM and POS networks. The term of this agreement expires on September 30, 2010.

Upon the closing of the transactions contemplated by the Restructuring Agreement, we entered into an agreement with First Data Corporation whereby we agree to indemnify, protect and hold harmless FDFS Holdings, LLC and its affiliates from and against any and all losses and expenses, imposed in any manner upon, incurred by or asserted against FDFS Holdings, LLC and/or its affiliates in connection with or arising from its indemnification obligations pursuant to the Sponsorship Agreement. The Sponsorship Indemnification Agreement indemnifies First Data Corporation for its liability under the Sponsorship Agreement until (i) the Sponsorship Agreement between Bank of America Merchant Services, First Data Corporation and us is terminated or (ii) an event of default occurs and is unremedied. While First Data Corporation may terminate the Sponsorship Agreement upon 30 days’ written notice, First Data Corporation covenants in the Sponsorship Indemnification Agreement that it will not exercise its termination right under the Sponsorship Agreement prior to September 30, 2010.

NYCE Corporation

We are party to a NYCE Network Terminal Participant Agreement with NYCE Corporation pursuant to which certain of our ATMs are permitted to participate in the NYCE network. NYCE owns and operates an electronic funds transfer network whereby insured depository institutions and other approved organizations are able, among other things, to route, process and settle transactions originated at terminals and the agreement permits our becoming a banking terminal participant in the NYCE network. The term of this agreement expires on May 17, 2005, but unless any party terminates by written notice at least 180 days’ prior to term expiration, the agreement will automatically renew for successive three-year renewal periods. From November 2003, when we entered into this agreement, through December 2003, we earned a net amount of $0.3 million and in the six months ended June 30, 2004, we earned $2.0 million from NYCE Corporation pursuant to this agreement.

Entities Controlled by Karim Maskatiya and Robert Cucinotta

The following are arrangements we have entered into with entities directly or indirectly controlled by Karim Maskatiya and Robert Cucinotta, members of our Board of Directors and controlling principals of M&C International:

Infonox on the Web

We are party to a Professional Services Agreement with Infonox on the Web pursuant to which Infonox on the Web develops, maintains, hosts, operates, monitors and supports certain software for us on an as requested basis. Under this agreement Infonox on the Web’s implementation, hosting, operation, maintenance and support of a majority of our systems is scheduled to expire 10 years after the consummation of the recapitalization of our ownership, but may be terminated upon certain breaches. During the year ended December 31, 2003 and the six months ended June 30, 2004, we incurred costs and expenses of $3.6 million and $0.8 million, respectively, in connection with these services.

We are also party to a Software License Agreement with Infonox on the Web pursuant to which Infonox on the Web grants us royalty-free, exclusive rights in the gaming industry to use certain computer software that is critical to our operations. The term of this agreement lasts so long as Infonox on the Web continues to host or operate its and our systems, but the agreement is also terminable upon our breach pursuant to the terms of this agreement.

USA Payments

We are party to an Amended and Restated Agreement for Electronic Payment Processing with USA Payments and USA Payment Systems pursuant to which they perform for us electronic payment processing services relating to credit card cash advances, POS debit transactions and ATM withdrawal transactions. USA Payments is under common control with M&C International and USA Payment Systems is 50% owned by the principals of M&C International. The agreement prohibits, with specified exceptions, USA Payments and USA Payment Systems from providing these services within the gaming industry such that neither USA Payments nor USA Payments Systems shall provide, directly or indirectly, these services to any third party’s machine or device used in the gaming industry, including without limitation machines or devices that provide cash access services to patrons of gaming establishments, but permits us to obtain these services from other providers. This agreement expires 10 years after the consummation of the recapitalization of our ownership, but is terminable by us following a breach by USA Payments or USA Payment Systems, or by USA Payments following a breach by us. This agreement requires us to pay fees based on the volume of transactions that USA Payments processes for us, with a minimum annual fee. The scale of fees and the minimum remain fixed for the term of the agreement. During the year ended December 31, 2003 and the six months ended June 30, 2004, we incurred costs and expenses of $5.0 million and $2.2 million, respectively, in connection with the provision of these services.

We are party to a Patent License Agreement with USA Payments pursuant to which we are granted a royalty-free, exclusive license to use the patented “3-in-1 rollover” feature in the gaming industry. So long as the patent remains viable, this agreement expires 10 years after the consummation of the recapitalization of our ownership, but is terminable upon our breach.

Other

Upon the consumation of the recapitalization, FDFS Holdings, LLC contributed all of its interests in Casino Credit Services, LLC to M&C International. Casino Credit Services, LLC is not be a subsidiary of ours. Casino Credit Services, LLC is the entity through which an affiliate of First Data Corporation previously provided gaming patron credit bureau database services to gaming establishments in the state of Michigan. These services generated less than $0.1 million of revenue in the year ended December 31, 2003 and the six months ended June 30, 2004.

Entities Affiliated with Banc of America Securities LLC and Bank of America Corporation

The following are arrangements we have entered into with entities directly or indirectly affiliated with Banc of America Securities LLC, the initial purchaser of the old notes, and Bank of America Corporation, the holder of approximately 5% of the capital stock of GCA Holdings, Inc.:

Sponsorship Agreement

We are party to a Sponsorship Agreement to which Bank of America Merchant Services is a party. The Sponsorship Agreement is an agreement between Bank of America Merchant Services, First Data Corporation and us whereby Bank of America Merchant Services agrees to take all necessary actions to sponsor us as a licensee under certain Visa and MasterCard rules. The sponsorship is necessary for our participation in certain ATM and POS networks. Under the terms of the agreement, we may only use sponsored accounts to process transactions on behalf of gaming establishments or terminals located in gaming establishments. We may not process transactions for Internet gaming enterprises or activities and we may not assign or permit any other entity to use any of our sponsored accounts without the prior written approval of Bank of America Merchant Services or the necessary approvals of Visa or MasterCard. In addition, we are responsible for complying with all Visa and MasterCard rules. We have agreed to execute contracts with merchant customers and process transactions through the sponsored accounts in strict adherence to Visa and MasterCard rules and Bank of America Merchant Services’ membership and licensing agreements with Visa and MasterCard. Should we fail to comply with these rules and agreements, Bank of America Merchant Services, in its sole discretion, may terminate its sponsorship of us and our terminals with respect to any card association or network, provided that we will have 15 days after written notice to cure any violation.

In connection with the sponsorship, we and First Data Corporation agree to jointly and severally indemnify Bank of America Merchant Services against all costs related to our failure to comply with the rules of Visa, MasterCard or the ATM and POS networks. Notwithstanding the foregoing, First Data Corporation may terminate the sponsorship agreement by at least 30 days’ prior written notice to Bank of America Merchant Services, but has agreed not to exercise such right prior to September 30, 2010, and we may terminate the sponsorship agreement upon 180 days’ written notice to Bank of America Merchant Services. Bank of America Merchant Services may, however, terminate the sponsorship agreement immediately in the event that we materially breach our obligations under the agreement and fail to cure such breach within the specified cure period, in the event that we become insolvent or in the event that Bank of America Merchant Services ceases to be a member of or sponsored into Visa or MasterCard. While we may not assign this agreement without the prior written consent of Bank of America Merchant Services, Bank of America Merchant Services may assign its rights and obligations under the agreement to an affiliate without our consent. This agreement expires on September 30, 2010.

At the sole discretion of Bank of America Merchant Services, Bank of America Merchant Services may terminate its sponsorship of our company and our terminals with respect to any card association or network if it is informed by a card association or network that we are in violation of the operating rules or terms of Bank of America Merchant Services’ membership or our licensees’ rights in the sponsored accounts with respect to such card association, provided that we will have 15 days after written notice to cure any violation.

Bank of America Merchant Services has informed us that, in the event that the Sponsorship Agreement is terminated or expires, it does not currently intend to enter into a new sponsorship agreement with us.

Equity Investment in GCA Holdings, Inc.

In connection with the transactions described under “The Recapitalization,” GCA Holdings, L.L.C., M&C International and Bank of America Corporation entered into a Membership Unit Purchase Agreement, pursuant to which, concurrently with the other recapitalization transactions, Bank of America Corporation purchased from M&C International 4.99% of the membership units in GCA Holdings, L.L.C. Bank of America Corporation paid for the membership units by issuing to M&C International two non-recourse promissory notes in the principal amount of approximately $12.0 million and approximately $8.0 million. The approximately $12.0 million note was applied to the purchase of, and was initially secured by, 2.99% of the membership units in GCA Holdings, L.L.C. The approximately $8.0 million note was applied to the purchase of, and was initially secured by, 2.0% of the membership units in GCA Holdings, L.L.C. The approximately $12.0 million note bears interest at 1.62% per annum, payable at maturity of the note and will mature on the earlier of the first anniversary of its issuance, the initial public offering of GCA Holdings, L.L.C. or the consummation of a transaction resulting in a sale of control of GCA Holdings, L.L.C. to an unaffiliated third party or liquidation of GCA Holdings, L.L.C. The approximately $8.0 million note bears interest at 1.62% per annum, payable at maturity of the note and will mature on the earlier of the third anniversary of its issuance, the initial public offering of GCA Holdings, L.L.C. or the consummation of a transaction resulting in a sale of control of GCA Holdings, L.L.C. to an unaffiliated third party or liquidation of GCA Holdings, L.L.C. Concurrent with the consummation of the private equity restructuring, the promissory notes and the pledge agreements pursuant to which Bank of America Corporation pledged its ownership interests in GCA Holdings, L.L.C. as collateral were amended and restated to, among other things, reflect the conversion of GCA Holdings, L.L.C. to a corporation and the conversion of the collateral into shares of capital stock of GCA Holdings, Inc.

Bank of America Corporation may redeem either note, in whole or in part, at any time, without premium or penalty, by paying cash in the amount of the principal amount of such note being prepaid, together will all accrued and unpaid interest on such principal amount to the date of prepayment. In the case of the payment at the stated maturity of either note or certain redemptions of either note, Bank of America Corporation will have an option, in lieu of paying cash, to tender to M&C International shares of capital stock purchased with that note, in full satisfaction of the amount of that note being so paid. Moreover, if Bank of America Corporation defaults on either note, M&C International’s only remedy would be to foreclose on the shares of capital stock purchased with the defaulted note.

The Membership Unit Purchase Agreement provides, among other things, that, if GCA Holdings, L.L.C. grants piggyback registration rights to any other person, Bank of America Corporation will also receive piggyback registration rights no less favorable than those granted to that other person. The Membership Unit Purchase Agreement further provides that Bank of America Corporation will be subject to a customary lock-up for a period not exceeding 180 days in connection with any public offering of securities by GCA Holdings, L.L.C.

Other

We have entered into an agreement with Bank of America, N.A. for the supply of currency to satisfy the normal operating requirements of our ATMs and our ACMs. Under the terms of this agreement, we pay a monthly cash usage fee equal to the average daily dollars outstanding on all ATMs multiplied by the average LIBOR rate for one-month deposits for the month (calculated on the basis of the number of days in the month and a 360-day year) plus a margin of 25 basis points. This agreement commenced in June 2004, and we incurred $0.2 million of cash usage fees under terms of this agreement for the six months ended June 30, 2004. We also utilize Bank of America, N.A. for our general corporate banking purposes. Our total fees incurred for services provided to us for the six month periods ended June 30, 2004 and 2003 were $0.2 million and $0.7 million, respectively.

In addition, Bank of America Corporation was granted an option by M&C International to acquire up to 4.99% of the membership interests in Casino Credit Services, LLC for a nominal exercise price.

Entities Affiliated with the Private Equity Investors

GCA Holdings, Inc. and the private equity investors are party to the Securities Purchase and Exchange Agreement, the Registration Agreement, the Stockholders Agreement and the Investor Rights Agreement that were executed and delivered in connection with the private equity restructuring.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITIES

In connection with the recapitalization, we entered into senior secured credit facilities arranged by Banc of America Securities LLC, with Bank of America, N.A. as administrative agent and collateral agent, in an aggregate principal amount of $280.0 million, consisting of a five-year revolving credit facility of $20.0 million (with a $10.0 million letters of credit sub-facility and a $5.0 million swingline sub-facility) and a six-year term loan of $260.0 million. Proceeds of the term loan portion of the senior secured credit facilities were used to finance in part the recapitalization and to pay related fees and expenses. Proceeds of the revolving credit facility portion of the senior secured credit facilities (of which $6.0 million has been set aside for letters of credit) will be used to provide for ongoing working capital and other general corporate purposes.

Mandatory Prepayments. The term loan portion of our senior secured credit facilities will amortize at a rate of 5.00% per annum, payable in equal quarterly installments, for the first five years after the closing of the transaction, commencing on the last day of the calendar quarter following the closing date, with the balance paid in four equal quarterly payments in the sixth year. Our senior secured credit facilities will also, in certain circumstances, be required to be prepaid with net cash proceeds from asset sales, insurance proceeds, condemnation awards and other extraordinary receipts, subject to customary reinvestment rights, 50% of the net cash proceeds from issuances of equity interests or the incurrence of additional indebtedness by us or any of our subsidiaries and 75% of excess cash flow, if the total leverage ratio equals or exceeds 4.0:1.0, 50% of the excess cash flow, if the total leverage ratio is less than 4.0:1.0 and equals or exceeds 3.0:1.0 and 25% of the excess cash flow, if the total leverage ratio is less than 3.0:1.0.

Interest. Borrowings under the senior secured credit facilities will bear interest, at our option, at either a base rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal funds rate plus 0.50%) or LIBOR rate plus, in each case, an applicable margin. For the term loan portion of the senior secured credit facilities, the applicable margin for LIBOR loans will be 2.75% and the applicable margin for base rate loans will be 1.75%. For the revolving credit facility portion of the senior secured credit facilities, the applicable margin for LIBOR loans initially will be 2.75% and the applicable margin for base rate loans initially will be 1.75%. Following the last day of our second full fiscal quarter ending after the closing date for the senior secured credit facilities, the applicable margins for the term loan and revolving credit facility may be adjusted from time to time based on a performance-based pricing grid, provided that the applicable margins for base rate loans will always be 1% less than the applicable margins for LIBOR loans.

Guarantees. The senior secured credit facilities are guaranteed by GCA Holdings, L.L.C. and by our existing domestic wholly-owned subsidiaries and our future domestic wholly-owned subsidiaries.

Security. The senior secured credit facilities are secured by a first priority lien on all of our membership interests, substantially all of our assets and the assets of GCA Holdings, L.L.C. and our guarantor subsidiaries, including, but not limited to, real property, accounts receivable, inventory, instruments, documents, deposit accounts, investment property, intellectual property, general intangibles and equipment, and 65% of the membership interests of our foreign subsidiaries.

Covenants. The senior secured credit facilities contain customary representations and warranties and affirmative and negative covenants, including, among others, covenants relating to financial and compliance reporting, covenants restricting us, GCA Holdings, L.L.C. and our subsidiaries from incurring debt (including guarantees) and entering into derivatives transactions, creating liens, consummating certain transactions (such as dispositions of assets, mergers, acquisitions, reorganizations, recapitalizations, and sale and leaseback transactions), making certain investments and loans, making dividends and other distributions, liquidating, prepaying, repurchasing, redeeming, amending or modifying other indebtedness (including the notes offered hereby), and transactions with affiliates. The senior secured credit facilities limit our ability to make capital expenditures. The senior secured credit facilities also require us to meet certain financial tests on a consolidated basis.

Events of Default. The senior secured credit facilities also contain customary events of default including, among others, payment defaults under the credit facilities, covenant default under the credit facilities, cross defaults on debt, certain judgments, certain intellectual property licenses being not in full force and effect or are amended, a change of control and any event of default under the notes offered hereby. An event of default under the senior secured credit facilities will allow the lenders to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the debt under the senior secured credit facilities.

THE EXCHANGE OFFER

The following summary of certain provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the Exchange Offer

The old notes were issued and sold in a private offering to Banc of America Securities LLC as the initial purchaser pursuant to a purchase agreement, on March 10, 2004. The initial purchaser subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the old notes, we entered into a registration rights agreement with the initial purchaser on March 10, 2004. Pursuant to the registration rights agreement, we agreed that we would:

(1) cause to be filed, on or prior to July 8, 2004, an exchange offer registration statement with the SEC under the Securities Act concerning the exchange offer;

(2) use our best efforts to cause such registration statement to be declared effective by the SEC on or prior to September 6, 2004;

(3) consummate the exchange offer upon the effectiveness of the registration statement; and

(4) keep the registration statement continuously effective, supplemented, amended and current for a period of 180 days after the date upon which the registration statement becomes effective, or such shorter period ending when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must either register their old notes under the Securities Act, or rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes. See “Risk Factors—You may suffer certain consequences if you fail to exchange your old notes.”

Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	holders are acquiring the exchange notes issued in the exchange offer in the ordinary course of their business;

•	holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer; and

•	holders are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer, an “affiliate” of ours, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, may be deemed an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see “Plan of Distribution.”

In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests.

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, an aggregate of $235.0 million principal amount of our exchange notes for $235.0 million of our old notes. Old notes may be exchanged in integral multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $235.0 million principal amount of old notes outstanding and no exchange notes outstanding.

We will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “—Conditions to the Exchange Offer.”

The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes. See “Description of Exchange Notes.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m. New York City time, on October 14, 2004, unless we, in our sole discretion, extend the exchange offer. The time and date, as it may be extended, is referred to herein as the “expiration date.”

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

We expressly reserve the right at our sole discretion:

•	to extend the exchange offer;

•	to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions listed under “—Conditions to the Exchange Offer” are not satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will follow any extension or termination as promptly as practicable by oral or written notice to the exchange agent. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders of the old notes. We may also extend the exchange offer for a period of at least five business days, depending upon the significance of the amendment and the manner of disclosure.

Conditions to the Exchange Offer

We will not accept old notes for exchange notes and may terminate or not complete the exchange offer if the registration statement covering the exchange offer is not effective under the Securities Act. We will use reasonable efforts to fulfill any requirements or comply with any SEC regulations or orders necessary to cause this registration agreement to be declared effective. Notwithstanding any other term of the exchange offer, we will not be required to exchange the exchange notes for any old notes and may terminate the exchange offer as provided in this prospectus before the expiration date, if, and only if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes;

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn; or

•	amend the terms of the exchange offer in any manner.

If the waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and may extend the exchange offer depending on the significance of the waiver and the manner of disclosure to the registered holders of the old notes.

The exchange offer is not conditioned upon any minimal principal amount of notes being tendered.

Accrued Interest

Interest on the exchange notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2004. Interest on the exchange notes will accrue from the date of original issuance of the old notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the old notes accepted for exchange, which interest accrued at the rate of 8 3/4% per annum, will cease to accrue on the day prior to the issuance of the exchange notes.

Procedures for Tendering Old Notes

Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus.

A holder of old notes may tender the old notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth under “—Exchange Agent” on or prior to the expiration date; or

•	complying with all the procedures for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. HOLDERS SHOULD NOT SEND OLD NOTES OR LETTERS OF TRANSMITTAL TO US.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered old notes are registered in the name of the signer of the letter of transmittal; and

•	the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

•	any untendered old notes are to be reissued in the name of the holder.

In any other case:

•	the certificates representing the tendered old notes must be properly endorsed for transfer by the registered holder or be accompanied by a properly completed bond power from the registered holder or appropriate powers of attorney, in form satisfactory to us;

•	the tendered old notes must be duly executed by the holder; and

•	signatures on the endorsement, bond power or powers of attorney must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC” and the “book-entry transfer facility.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.”

If you beneficially own the old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. The beneficial owner may also obtain and include with the letter of transmittal the old notes properly endorsed for transfer by the registered holder or accompanied by a properly completed bond power from the registered holder, with signatures on the endorsement or bond power guaranteed by an eligible institution. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering the old notes, make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

By tendering, each registered holder of old notes will represent to us that, among other things:

•	the exchange notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;

•	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under “—Resale of Exchange Notes”;

•	if the holder is a broker-dealer, such holder represents that it acquired the old notes as a result of market making or other trading activities, and that it will deliver a prospectus in connection with any resale of exchange notes acquired in the exchange offer;

•	if the holder is a broker-dealer and receives exchange notes pursuant to the exchange offer it shall notify us before using the prospectus in connection with any sale or transfer of exchange notes;

•	the holder and each beneficial owner understand that a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission;

•	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 144 of the Securities Act, of ours;

•	in connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal; and

•	it is a person to whom communications or offers of securities may be addressed without breach of the United Kingdom’s Financial Services and Markets Act 2000, the Public Offers of Securities Regulations 1995 or any other applicable UK laws and regulations.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to the tender of any old notes either before or after the expiration date.

The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you desire to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date,

you may effect a tender according to the guaranteed delivery procedures set forth in the letter of transmittal.

Pursuant to such procedures:

•	your tender of old notes must be made by or through an eligible institution and you must properly complete and duly execute a notice of guaranteed delivery (as defined in the letter of transmittal);

•	on or prior to the expiration date, the exchange agent must have received from you and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer (or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC) must be received by the exchange agent within three (3) business days after the expiration date.

Any holder who wishes to tender their old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery relating to such old notes prior to 5:00 p.m., New York City time, on the expiration date.

Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent.

Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent’s message.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	specify the principal amount of old notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us in our sole discretion and our determination will be final and binding on all parties.

Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuances of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, such unaccepted old notes will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

THE BANK OF NEW YORK

By Registered or Certified Mail, Overnight Delivery, or Hand Delivery:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attention: Ms. Carolle Montreuil

By Facsimile Transmission:

(212) 298-1915

Confirm by Telephone:

(212) 815-5920

For Additional Information:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attention: Ms. Carolle Montreuil

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

Pursuant to the registration rights agreement, we are required to pay all expenses incident to the consummation of the exchange offer, including our compliance with the registration rights agreement, regardless of whether a registration statement becomes effective, including without limitation:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	all expenses of printing (including printing certificates for the exchange notes to be issued in the exchange offer and printing of prospectuses), messenger and delivery services and telephone;

•	all fees and disbursements of our counsel;

•	all application and filing fees in connection with listing the exchange notes on a national securities exchange or automated quotation system pursuant to the requirements of the registration rights agreement; and

•	all fees and disbursements of our independent certified public accountants (including the expenses of any special audit and comfort letters required by or incident to such performance).

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize a gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take. As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

Shelf Registration Statement

If, pursuant to the terms of the registration rights agreement:

(1) the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of the old notes notifies us within 20 days following the date we are required to consummate the exchange offer that:

(a) such holder was prohibited by law or SEC policy from participating in the exchange offer; or

(b) such holder cannot resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

(c) such holder is a broker-dealer and holds old notes acquired directly from us or any of our affiliates; or

(d) the initial purchaser of the old notes requests,

then we shall cause to be filed a shelf registration statement to cover resales of the notes by such holder(s) pursuant to Rule 415 under the Securities Act (which may be an amendment to the exchange offer registration statement), subject to the terms set forth in the registration rights agreement, and use our best efforts to cause such shelf registration statement to become effective on or prior to 120 days after such registration statement was required to be filed.

In addition, pursuant to the registration rights agreement, we are required, to the extent necessary to ensure that the shelf registration statement is available for sales of old notes by certain holders of old notes, to use our best efforts to keep any shelf registration statement so required continuously effective, supplemented, amended and current as required by and subject to the provisions of the registration rights agreement, for a period of at least two years or such shorter period as is described in the registration rights agreement, depending on the circumstances, all as set forth in the registration rights agreement.

Liquidated Damages

If, pursuant to the terms of the registration rights agreement, one of the following occurs (each such event is referred to as a “registration default”):

•	we do not file any of the registration statements required by the registration rights agreement with the SEC on or prior to the applicable filing deadline; or

•	any of such registration statements is not declared effective by the SEC on or prior to the applicable effectiveness deadline; or

•	we fail to consummate the exchange offer on or prior to 30 days after the registration statement is declared effective by the SEC; or

•	any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective or fail to be useable for its intended purpose for more than 30 days, then we will pay to each holder of old notes affected thereby liquidated damages such that the interest rate borne by the old notes shall be increased by 0.50% per annum during the 90-day period immediately following the registration default and shall increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description:

•	references to the “Company” refer only to Global Cash Access, Inc., formerly known as Global Cash Access, L.L.C. (“Global Cash”) and not to any of the subsidiaries of Global Cash;

•	references to “Finance Corp” refer only to Global Cash Access Finance Corporation, a wholly owned subsidiary of the Company;

•	references to “Co-Obligors” refer to the Company and Finance Corp.; and

•	references to “Holdings” refer to GCA Holdings, Inc., a Delaware limited liability company and the parent of the Company, formerly known as GCA Holdings, L.L.C. (or its successor pursuant to the applicable provisions of the Indenture, and thereafter “Holdings” shall mean such successor person).

General

The Co-Obligors will issue the exchange notes, or the “Notes”, under an indenture, or the “Indenture” among themselves, the Subsidiary Guarantors and The Bank of New York, as trustee, or the “Trustee”. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, or the “Trust Indenture Act”, as in effect on the date of the Indenture.

The following summary of the material provisions of the Indenture does not include all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes, including those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. We will make a copy of the form of the Indenture available to prospective purchasers of the Notes upon request.

Global Cash Access Finance Corporation was formed solely for purposes of serving as a co-obligor of the old notes and the Notes in order to facilitate the offering of the old notes and the exchange offer. Global Cash Access Finance Corporation will not have any substantial operations or assets and will not have any revenues. As a result, prospective holders of the Notes should not expect Global Cash Access Finance Corporation to participate in servicing the interest and principal obligations on the Notes.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	will be general unsecured obligations of the Co-Obligors;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Co-Obligors;

•	will rank equally in right of payment with any future senior subordinated indebtedness of the Co-Obligors; and

•	will be guaranteed by the Subsidiary Guarantors.

The Guarantees

The Notes will be guaranteed by all of our domestic wholly owned restricted subsidiaries and any Subsidiary that is a guarantor under the Credit Agreement (other than Holdings). By a “wholly owned restricted subsidiary” we mean a restricted subsidiary all of which capital stock is owned by the Company or another wholly owned restricted subsidiary (other than directors’ qualifying shares). At the present time, CCI Acquisition, LLC and Central Credit, LLC are our only wholly owned restricted subsidiaries and, therefore, the only guarantors of the Notes. By “restricted subsidiary” and “unrestricted subsidiary” we mean any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described below under “—Material Covenants—Unrestricted Subsidiaries.”

Each guarantee of the Notes:

•	will be a general unsecured obligation of the Subsidiary Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantor; and

•	will rank equally in right of payment with any future senior subordinated indebtedness of the Subsidiary Guarantor.

Taking into account the consummation of the transactions contemplated by the Recapitalization Agreement and the transactions related thereto that we collectively refer to as “recapitalization” throughout this description, the Credit Agreement, the consummation of the offering of the old notes and the application of the net proceeds therefrom and the exchange offer, as of December 31, 2003, the Notes would have been subordinated to approximately $260.0 million (excluding letters of credit for $6.0 million) of the Co-Obligors’ and the Subsidiary Guarantors’ Senior Indebtedness and the Co-Obligors would have had no other senior subordinated debt. In addition, as of December 31, 2003, on a pro forma basis, the Co-Obligors’ non-guarantor subsidiaries would have had $6.5 million of indebtedness (including intercompany and related party liabilities) to which the Notes would have been structurally subordinated. By the Recapitalization Agreement we are referring to the Agreement, dated as of December 10, 2003, as amended January 20, 2004, February 20, 2004 and March 3, 2004 among the Company, M&C International, FDFS Holdings LLC, First Data Corporation, Karim Maskitaya, Robert Cucinotta and GCA Holdings, L.L.C.

As indicated above and as discussed in more detail below under the caption “—Subordination,” payments on the Notes and under the guarantees of the Notes will be subordinated to the prior payment in full of all Senior Indebtedness. The Indenture will permit the Co-Obligors and the Subsidiary Guarantors to incur additional Senior Indebtedness. For a further discussion regarding additional Senior Indebtedness, see “Risk Factors—Risk Factors Related to the Exchange Notes.”

Principal, Maturity and Interest

The Notes will mature on March 15, 2012, will be limited in aggregate principal amount to $235 million (excluding any Additional Notes, as defined below) and will be senior subordinated unsecured obligations of the Co-Obligors. The Indenture provides for the issuance of up to an unlimited amount of additional Notes, or Additional Notes, with identical terms and conditions to the Notes offered hereby in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes, subject to compliance with the covenants contained in the Indenture. Such Additional Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as to the Notes. For purposes of this “Description of Notes,” reference to the Notes includes Additional Notes unless otherwise indicated; however, no offering of any such Additional Notes is being or shall in any manner be deemed to be made by this prospectus. In addition, there can be no assurance as to when or whether the Co-Obligors will issue any Additional Notes or as to the aggregate principal amount of Additional Notes.

Interest on the Notes will accrue at the rate of 8 3/4% per annum and will be payable semiannually on each March 15 and September 15, commencing September 15, 2004, to the Holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance of the Indenture that we refer to as the Issue Date throughout this description. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

The principal of and premium, if any, and interest on the Notes will be payable and the Notes will be exchangeable and transferable, at the office or agency of the Co-Obligors in the City of New York maintained for such purposes (which initially will be the office of the Trustee located in New York, New York) or, at the option of the Co-Obligors, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. If a holder of Notes has given wire transfer instructions to the Co-Obligors at least 10 business days before payment is due, the Company will pay all principal, premium and interest on such holder’s Notes in accordance with those instructions. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Co-Obligors may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Notes, together with any exchange notes when issued as described below under the caption “—Exchange Offer; Registration Rights,” and any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Notes will not be entitled to the benefit of any sinking fund.

Guarantees

All of the existing and future direct and indirect domestic wholly owned restricted subsidiaries of the Company and all Subsidiaries of the Company that are obligors under the Credit Agreement, or collectively referred to as, the “Subsidiary Guarantors”, will guarantee the payment of principal, premium, if any, and interest on the Notes in accordance with the terms of the indenture. In addition, if any restricted subsidiary of the Company becomes a guarantor or obligor in respect of any Indebtedness of the Co-Obligors, the Company shall cause such restricted subsidiary to enter into a supplemental indenture pursuant to which such restricted subsidiary shall agree to guarantee the Company’s obligations under the Notes jointly and severally with any other such restricted subsidiary, fully and unconditionally, on a senior subordinated basis. Each Guarantee will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of Senior Indebtedness of the relevant Subsidiary Guarantor. For a further discussion of this subordination, see “—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries.” The obligations of the Subsidiary Guarantors under the Guarantees will be limited so as not to constitute a fraudulent conveyance under applicable statutes. For a further discussion on this limitation, see “Risk Factors—Risk Factors Related to the Notes and this Offering—Fraudulent transfer statutes may limit your rights as a note holder.”

The obligations of each Subsidiary Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Subsidiary Guarantor in a pro rata amount based on the net assets of each Subsidiary Guarantor determined in accordance with generally accepted accounting principles, or GAAP.

The Indenture will provide that a Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any holder of the Notes upon (a) a sale or other disposition to any person, such as an individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision, that is not an Affiliate of the Company or Holdings of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a person not an Affiliate of the Company or Holdings of all of the capital stock of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the caption “—Certain Covenants—Asset Sales,” or (b) the designation of such Subsidiary Guarantor as an unrestricted subsidiary in accordance with the terms of the Indenture; provided that any such release and discharge pursuant to clause (a) or (b) shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release. The guarantees may also be released in other situations as described below under the caption “—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries.”

Subordination

The Notes are unsecured senior subordinated obligations of the Co-Obligors. The payment of principal, premium, if any, and interest on the Notes and any other payment obligations on or with respect to the Notes (including any obligation to repurchase the Notes) is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of Senior Indebtedness. The Guarantee of a Subsidiary Guarantor will be subordinated to obligations of the Subsidiary Guarantor similar to the subordination provisions relating to the Notes described herein.

The holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding whether or not allowed or allowable as a claim in any such proceeding) before the Holders will be entitled to receive any direct or indirect payment in respect of any indenture obligations, in the event of any distribution to creditors of the Co-Obligors or a Subsidiary Guarantor:

(1)  in a liquidation or dissolution of either of the Co-Obligors or a Subsidiary Guarantor;

(2)  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to either of the Co-Obligors or a Subsidiary Guarantor or its property;

(3)  in an assignment for the benefit of creditors; or

(4)  in any marshaling of either of the Co-Obligors’ or a Subsidiary Guarantor’s assets and liabilities.

Accordingly, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the indenture obligations in any case, proceeding, dissolution, liquidation or other winding up or event of the type referred to in clauses (1) through (4) above, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of either of the Co-Obligors or a Subsidiary Guarantor which is subordinated to the payment of the indenture obligations with respect to the Notes, shall be paid by the Co-Obligors or Subsidiary Guarantor, as applicable, or by the trustee in bankruptcy, debtor-in-possession, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of either of the Co-Obligors or a Subsidiary Guarantor directly to the holders of the Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents after giving effect to any concurrent payment or distribution to or for the benefit of the holders of the Senior Indebtedness, except Holders may recover payments made from the trust described under the caption “Defeasance or Covenant Defeasance of Indenture.” By “indenture obligations”

we are referring to the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Subsidiary Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

A Co-Obligor also may not make any direct or indirect payment upon or in respect of the Notes (except from the trust described under the caption “Defeasance or Covenant Defeasance of Indenture”) if:

(1)  a default in the payment of principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

(2)  any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (A) with respect to the Designated Senior Indebtedness arising under the Credit Agreement, the Agent Bank or (B) with respect to any other Designated Senior Indebtedness, the holders or the representative of the holders of any such Designated Senior Indebtedness. We refer to Bank of America, N.A., and its successors under the Credit Agreement, in its capacity as administrative agent, as the “Agent Bank” throughout this description.

Payments on the Notes may and shall be resumed:

(1)  in the case of a payment default, upon the date on which such default is cured or waived or, if the Designated Senior Indebtedness has been accelerated, such acceleration has been rescinded;

(2)  in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Indebtedness has been accelerated; or

(3)  when the Designated Senior Indebtedness has been paid in full in cash or cash equivalents.

No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice; provided that:

(1)  the delivery of a Payment Blockage Notice by the representatives for or holders of Designated Senior Indebtedness other than under the Credit Agreement shall not bar the delivery of another Payment Blockage Notice by the Agent Bank for the Credit Agreement within such period of 360 days; and

(2)  no period of payment blockage shall exceed 179 days in any one year and no two consecutive interest payments on the Notes may be blocked by delivery of a Payment Blockage Notice.

No nonpayment event of default which existed or was continuing on the date of the delivery of a Payment Blockage Notice with respect to the Designated Senior Indebtedness delivering such Payment Blockage Notice shall be, or be made, the basis for the commencement of a second Payment Blockage Notice by the representative for or the holders of such Designated Senior Indebtedness whether or not within a period of 360 days unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except from the trust described under “—Defeasance or Covenant Defeasance of the Indenture”) when the payment is prohibited by these subordination provisions, then the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Indebtedness of the Co-Obligors. Upon the proper written request of the holders of Senior Indebtedness of the Co-Obligors, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Indebtedness of the Co-Obligors or their proper representative.

The Indenture will require that the Co-Obligors promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of any Event of Default. If any Designated Senior Indebtedness is outstanding, neither the Co-Obligors nor any of the Subsidiary Guarantors may pay the Notes until five business days after the representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of a Co-Obligor, creditors of such Co-Obligor who are holders of Senior Indebtedness and holders of trade payables may recover more, ratably, than the Holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

Payments under the Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of such Subsidiary Guarantor, including Senior Indebtedness of such Subsidiary Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Co-Obligors to the prior payment in full in cash or cash equivalents of Senior Indebtedness of the Co-Obligors.

The terms of the Indenture permit the Company and its restricted subsidiaries to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Company and its restricted subsidiaries. See the discussion below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Certain Covenants—Liens.”

Optional Redemption

At any time prior to March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

(1)  100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, and liquidated damages, if any, to the date of redemption, and

(2)  as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2008 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, and liquidated damages, if any, to the date of redemption.

For purposes of calculating the redemption price, the following terms have the meanings set forth below:

“Adjusted Treasury Rate” means the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date, calculated in accordance with standard market practice.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on March 15, 2008).

“Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Co-Obligors appoint.

“Reference Treasury Dealer” means each of Banc of America Securities LLC (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Co-Obligors.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

On or after March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2008	104.375%
2009	102.188%
2010	100.000%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

In addition, at any time prior to March 15, 2007, the Co-Obligors may use the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by Holdings to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase capital stock (other than disqualified capital stock, as defined below) of the Company from the Company, to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 108.750% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the aggregate principal amount of Notes issued under the indenture (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Co-Obligors must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering. Throughout this description:

•

“disqualified capital stock” of any person means any capital stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity at the option of the holder thereof; and

•	“qualified capital stock” of any person means any and all capital stock of such person other than disqualified capital stock, as described above.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to a Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

Special Redemption

Except as set forth below, the Co-Obligors are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Federal, state and local authorities in several jurisdictions regulate extensively casino operations. The gaming authority of any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes to conduct gaming operations, or services related thereto, may require that a holder of the Notes or the beneficial owner of the Notes be licensed, qualified or found suitable under applicable gaming laws. We refer to any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming-related operations of the Company or any of its Subsidiaries, as “gaming authority” throughout this description.

Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to apply within the required time period, is denied the license or qualification or is determined to be unsuitable, the Co-Obligors shall have the right, at their election, (1) to require the holder or beneficial owner to dispose of all or a portion of the holder’s or beneficial owner’s Notes within 120 days after the holder or beneficial owner receives notice of the finding by the applicable gaming authorities, or any other different time period as may be prescribed by those authorities; or (2) to redeem such Notes at a redemption price equal to the lesser of:

•	such holder’s or beneficial owner’s cost, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability;

•	100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or

•	such other lesser amount as may be required by any governmental gaming authority.

The Co-Obligors will notify the Trustee in writing of any such redemption under these circumstances as soon as practicable. The Co-Obligors are not required to pay or reimburse any holder or beneficial owner of a Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the applicable gaming authorities in connection with such qualification or application therefor.

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require that the Co-Obligors purchase all or any part (in integral multiples of $1,000) of such holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Co-Obligors will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Within 30 days of any Change of Control or, at the Co-Obligors’ option, prior to such Change of Control but after it is publicly announced, the Co-Obligors must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control;

•	the purchase price and the purchase date which shall be fixed by the Co-Obligors on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder, or the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

•	that any Note not tendered will continue to accrue interest;

•	that, unless the Co-Obligors default in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

If a Change of Control Offer is made, the Co-Obligors may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Co-Obligors to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under “—Events of Default.”

In addition, the Credit Agreement prohibits the Co-Obligors from purchasing the Notes or offering to purchase the Notes upon the occurrence of a Change of Control (or otherwise). Any future credit agreements or other agreements relating to Senior Indebtedness to which the Co-Obligors become a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Co-Obligors are prohibited from purchasing Notes, the Co-Obligors could seek the consent of their lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Co-Obligors do not obtain such a consent or refinance such borrowings, the Co-Obligors will remain prohibited from purchasing Notes. In such case, the Co-Obligors’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders.

In addition to the obligations of the Co-Obligors under the Indenture with respect to the Notes in the event of a Change of Control, the Co-Obligors’ Credit Agreement also contains an event of default upon a change of control, as defined therein, with respect to the Company or Holdings which obligates the Co-Obligors to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. There can be no assurance that if a Change of Control occurs and the Co-Obligors are required to repay amounts outstanding under the Credit Agreement that the Co-Obligors will have adequate funds, or access to adequate funds, to repurchase the Notes pursuant to a Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company or Holdings. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Co-Obligors elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require the Co-Obligors to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring the Company or Holdings in a transaction which constitutes a Change of Control.

The provisions of the Indenture will not afford holders of the Notes the right to require the Co-Obligors to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company or Holdings that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its affiliates, or a transaction involving a recapitalization of the Company or Holdings, will result in a Change of Control only if it is the type of transaction specified by such definition.

The Co-Obligors will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

The Co-Obligors will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Co-Obligors and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Material Covenants

The Indenture will contain covenants including, among others, the following material covenants:

Incurrence of Indebtedness and Issuance of Disqualified Stock

(a)  The Company will not, and will not cause or permit any of its restricted subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any acquired indebtedness and the issuance of disqualified capital stock), unless such Indebtedness is incurred by the Company or any Subsidiary Guarantor or constitutes acquired indebtedness of a restricted subsidiary and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are publicly available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.00:1. By “acquired indebtedness,” we mean Indebtedness of a person (1) existing at the time such person becomes a restricted subsidiary or (2) assumed in connection with the acquisition of assets from such person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such person becoming a restricted subsidiary or such acquisition, as the case may be. Acquired indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a restricted subsidiary, as the case may be.

(b)  Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the restricted subsidiaries may incur each and all of the following, all of which we refer to as the “permitted indebtedness”):

(1)  Indebtedness of the Company (and guarantees or co-obligations by Finance Corp. or any of the Subsidiary Guarantors of such Indebtedness) in respect of the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $300 million under any term loans made pursuant thereto, any notes or under any revolving credit facility or in respect of letters of credit thereunder, minus all permanent reductions of such Indebtedness arising out of principal payments made in respect of any term loans from the proceeds of an Asset Sale;

(2)  (a) Indebtedness of the Co-Obligors pursuant to the Notes (excluding any Additional Notes) and any Exchange Notes issued in exchange for the Notes (excluding any Additional Notes) pursuant to the Registration Rights Agreement and (b) any Guarantee of the Notes or the Exchange Notes;

(3)  Indebtedness of the Company or any restricted subsidiary outstanding on the date of the Indenture and not otherwise referred to in this definition of permitted indebtedness;

(4)  Indebtedness of the Company owed to a restricted subsidiary, provided that (a) any Indebtedness of the Company owed to a restricted subsidiary that is not a Subsidiary Guarantor, is made pursuant to an intercompany note, is unsecured and subordinated in right of payment to the payment and performance of the Company’s obligations under the Notes on the fixed dates on which the principal of Indebtedness or installment of interest is due and payable, upon acceleration or otherwise (such date referred to as “stated maturity” throughout this description); and (b) any disposition, pledge or transfer of any such Indebtedness to a person (other than (1) a disposition, pledge or transfer to a restricted subsidiary or (2) a pledge permitted by “—Liens”) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (4);

(5)  Indebtedness of a wholly owned restricted subsidiary owing to the Company or another wholly owned restricted subsidiary, provided that:

•  any such Indebtedness is made pursuant to an intercompany note; and

•  (a)  any disposition, pledge or transfer of any such Indebtedness to a person (other than (1) a disposition, pledge or transfer to the Company or a wholly owned restricted subsidiary or (2) a pledge permitted by “—Liens”) is an incurrence of such Indebtedness by the obligor not permitted by this clause (5), and (b) any transaction pursuant to which any wholly owned restricted subsidiary, which owes Indebtedness to the Company or any other wholly owned restricted subsidiary, ceases to be a wholly owned restricted subsidiary, is an incurrence of Indebtedness by such wholly owned restricted subsidiary that is not permitted by this clause (5);

(6)  guarantees by any Subsidiary Guarantor of the Co-Obligors’ or Company’s restricted subsidiary’s Indebtedness permitted under the Indenture, and guarantees by foreign subsidiaries of the Company of the foreign subsidiary’s Indebtedness permitted under the Indenture. By a “foreign subsidiary” of the Company, we refer to any restricted subsidiary of the Company that (a) is not organized under the state or federal laws of the United States of America, or (b) was organized under the state or federal laws of the United States of America that has no material assets other than capital stock of one or more foreign entities of the type described in clause (a) above and is not a guarantor of Indebtedness under the Credit Agreement;

(7)  obligations entered into in the ordinary course of business and not for speculative purposes

(a)  by the Company or any Subsidiary Guarantor pursuant to interest rate agreements designed to protect the Company or any Subsidiary Guarantor against fluctuations in interest rates in respect of Indebtedness of the Company or any Subsidiary Guarantor as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding, or

(b)  by the Company, any Subsidiary Guarantor or any restricted subsidiary under any agreements or arrangements designed to protect against the fluctuations in currency values, which we refer to as the

“currency hedging agreements” throughout this description, relating to (1) Indebtedness of the Company, any Subsidiary Guarantor or any restricted subsidiary and/or (2) obligations to purchase or sell assets or properties, incurred in the ordinary course of business of the Company, any Subsidiary Guarantor or any restricted subsidiary; provided, however, that the currency hedging agreements do not increase the Indebtedness or other obligations of the Company, any Subsidiary Guarantor or any restricted subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8)  Indebtedness of the Company or any restricted subsidiary represented on a consolidated basis under any (a) capitalized lease obligation in accordance with GAAP, which we refer to as “capital lease obligations”, (b) purchase money obligations for Indebtedness secured by liens on assets which are purchased after the Notes are issued, or (c) other Indebtedness incurred or assumed in connection with financing or refinancing the purchase price or cost of construction or improvement of property used in the business of the Company, in an aggregate principal amount pursuant to this clause (8) not to exceed $10 million outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause (8) did not in each case at the time of incurrence exceed the fair market value of the acquired or constructed asset or improvement so financed. By “fair market value” we mean the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller and buyer under no compulsion to either sell or buy, which shall be evidenced by a resolution of the management committee for items over $1.0 million;

(9)  Indebtedness of the Company or any restricted subsidiary in connection with (a) one or more standby letters of credit issued by the Company or a restricted subsidiary in the ordinary course of business consistent with past practice, (b) the $1 million letter of credit to be issued to First Data Corporation pursuant to the terms of the Sponsorship Indemnification Agreement, dated as of March 10, 2004, by and between the Company and First Data Corporation, as it may be amended from time to time, and (c) other letters of credit, surety, performance, appeal or similar bonds, bankers’ acceptances, completion guarantees or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that

•  in each case contemplated by this clause (9), such obligations are reimbursed within 30 days following the drawing of a letter of credit; and

•  with respect to clauses (a), (b), and (c), such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;

(10)  Indebtedness of the Company or any restricted subsidiary arising from the financial institution honoring a draft drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(11)  Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “—Defeasance or Covenant Defeasance of Indenture;”

(12)  Indebtedness of the Company or any restricted subsidiary arising from agreements incurred or assumed in connection with the acquisition or disposition of any business, assets or capital stock of a restricted subsidiary; provided that the maximum assumable liability of all such obligations shall not exceed the gross proceeds actually paid or received by the Company and any restricted subsidiary, including the fair market value of non-cash proceeds;

(13)  any guarantees including, without limitation, bid bonds or performance bonds, by the Company or any Subsidiary Guarantor in the ordinary course of business for the benefit of customers, suppliers and other business partners, in each case other than Affiliates, in the aggregate amount outstanding at any one time of $5 million;

(14)  any renewals, extensions, substitutions, refundings, refinancings or replacements (each, a “refinancing”) of any Indebtedness incurred pursuant to paragraph (a) of this covenant and clauses (2), (3) and (17) of this paragraph (b) including any successive refinancings so long as the borrower under such refinancing is the Company or a Subsidiary Guarantor or, if not the Company or a Subsidiary Guarantor, the

same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness is not increased by more than a permitted amount and (1) in the case of any refinancing of Indebtedness that is subordinated indebtedness, as defined below, the new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of pari passu indebtedness, as defined below, or subordinated indebtedness, as the case may be, the refinancing does not reduce the average life to stated maturity, as defined below, or the stated maturity of such Indebtedness. Throughout this description:

•  “subordinated indebtedness” means such Indebtedness of the Company, Finance Corp. or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or a Guarantee, as the case may be;

•  “pari passu indebtedness” means such Indebtedness of the Company or Finance Corp. that is equal in right of payment to the Notes, and, with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee; and

•  “average life to stated maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

(15)  Indebtedness arising solely out of the conversion of “vault cash” supplied pursuant to the Vault Cash Agreement for normal operating requirements at the automated teller machines of the Company or any of its restricted subsidiaries covered by the Vault Cash Agreement (the “ATMs”) into Indebtedness of the Company or any of its restricted subsidiaries in accordance with the terms of the Vault Cash Agreement, so long as the proceeds of such Indebtedness are used solely in ATMs and for no other purpose. By Vault Cash Agreement we are referring to the Vault Cash Custody Agreement, dated as of November 17, 2003, by and between the Company, Wells Fargo Bank, National Association, and the other parties thereto;

(16)  Indebtedness of the Company or any of its restricted subsidiaries in addition to that described in clauses (1) through (15) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness does not exceed $15 million outstanding at any one time; and

(17)  Indebtedness of one or more foreign subsidiaries, to the extent that the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.5:1.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types; provided that Indebtedness under the Credit Agreement (or amounts committed thereunder) which is in existence on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any disqualified capital stock or Preferred Stock in the form of additional shares of the same class of disqualified capital stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Consolidated Fixed Charge Coverage Ratio of the Company.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Restricted Payments

(a)  The Company will not, and will not cause or permit any restricted subsidiary to, directly or indirectly:

(1)  declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s capital stock (other than dividends or distributions payable solely in shares of its qualified capital stock or in options, warrants or other rights to acquire shares of such qualified capital stock);

(2)  purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s or Holdings’ capital stock or any capital stock of any Affiliate of Holdings or the Company, including any Subsidiary of Holdings or the Company (other than capital stock of any wholly owned restricted subsidiary of the Company) or options, warrants or other rights to acquire such capital stock;

(3)  make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any subordinated indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within 90 days of final maturity thereof;

(4)  declare or pay any dividend or distribution on any capital stock of any restricted subsidiary to any person (other than (a) to the Company or any of its wholly owned restricted subsidiaries or (b) dividends or distributions made by a restricted subsidiary on a pro rata basis to all stockholders of such restricted subsidiary); or

(5)  make any Investment in any person (other than any Permitted Investments).

We refer to such payments or other actions described in clauses (1) through (5) above (other than any such action that is a “permitted payment,” as defined below) as “restricted payments,” the amount of which, if other than cash, shall be the fair market value of the assets proposed to be transferred, as determined by the board of directors of the Company, unless

(1)  immediately before and immediately after giving effect to such proposed restricted payment on a pro forma basis, no Event of Default or event which is, or after notice or passage of time or both would be deemed an Event of Default (such event being referred to as a Default throughout this description) shall have occurred and be continuing and such restricted payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its restricted subsidiaries;

(2)  immediately before and immediately after giving effect to such restricted payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than permitted indebtedness) under the provisions described under paragraph (a) of “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(3)  after giving effect to the proposed restricted payment, the aggregate amount of all such restricted payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

(A)  50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter beginning after the date of the Indenture and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the restricted payment for which financial statements are available (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B)  the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of qualified capital stock of the Company or any options, warrants or rights to purchase such qualified capital stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire capital stock or subordinated indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of qualified capital stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C)  the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase qualified capital stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase qualified capital stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D)  the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or disqualified capital stock of the Company or its restricted subsidiaries into or for qualified capital stock of the Company plus, to the extent such debt securities or disqualified capital stock were issued after the date of the Indenture, the aggregate Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or disqualified capital stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E)  (a)  in the case of the disposition or repayment of any Investment constituting a restricted payment (including any Investment in an unrestricted subsidiary) made after the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and

(b)  in the case of the designation of an unrestricted subsidiary as a restricted subsidiary (as long as the designation of such Subsidiary as an unrestricted subsidiary was deemed a restricted payment), the fair market value of the Company’s interest in such Subsidiary provided that such amount shall not in any case exceed the amount of the restricted payment deemed made at the time the Subsidiary was designated as an unrestricted subsidiary; and

(F)  any amount which previously qualified as a restricted payment on account of any Guarantee entered into by the Company or any restricted subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b)  Notwithstanding the foregoing, and in the case of clauses (2) through (7), (8)(A), (8)(C) and (9) below, so long as no Default or Event of Default is continuing or would arise therefrom, and in the case of clause (8)(B) below, so long as no Default or Event of Default identified in clauses (1) and (2) under “Events of Default” is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions:

(1)  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a “permitted payment” for purposes of the calculation required by paragraph (a) of this Section;

(2)  the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of capital stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary of the Company) of, other shares of qualified capital stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of qualified capital stock are excluded from clause (3)(B) of paragraph (a) of this Section;

(3)  the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any subordinated indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any qualified capital stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of qualified capital stock are excluded from clause (3)(B) of paragraph (a) of this Section;

(4)  the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any subordinated indebtedness of the Company or a Subsidiary Guarantor (other than disqualified capital stock) (a “refinancing”) through the substantially concurrent issuance of new subordinated indebtedness of the same issuer, provided that any such new subordinated indebtedness

(a)  shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such subordinated indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the issuer incurred in connection with such refinancing;

(b)  has an average life to stated maturity greater than the remaining average life to stated maturity of the Notes;

(c)  has a stated maturity for its final scheduled principal payment later than the stated maturity for the final scheduled principal payment of the Notes; and

(d)  is expressly subordinated in right of payment to the Notes at least to the same extent as the subordinated indebtedness to be refinanced;

(5)  the repurchase, redemption, or other acquisition or retirement for value of disqualified capital stock of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale within 30 days of, disqualified capital stock of the same issuer; provided that any such new disqualified capital stock is issued in accordance with paragraph (a) of the covenant “Incurrence of Indebtedness and Issuance of Disqualified Stock” and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

(6)  the repurchase of any subordinated indebtedness or disqualified capital stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such subordinated indebtedness or disqualified capital stock plus accrued and unpaid interest or dividends, as the case may be, if any, in the event of a Change of Control pursuant to a provision similar to “Change of Control;” provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(7)  the repurchase of any subordinated indebtedness or disqualified capital stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such subordinated indebtedness or disqualified capital stock plus accrued and unpaid interest or dividends, as the case may be, if any in the event of an Asset Sale pursuant to a provision similar to the “—Asset Sales” covenant; provided that prior to consummating any such repurchase, the Company has made the Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Offer;

(8)  any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below:

(A)  to Holdings in amounts equal to the amounts required for Holdings to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and provide for other operating costs, in each case related to the Company, of up to $500,000 per fiscal year;

(B)  (x) with respect to each taxable year (or portion thereof) of the Company (if the Company is not a disregarded entity as described in clause (a)(ii) of the definition of Flow-Through Entity) or Holdings (if the Company is a disregarded entity) in which each of the Company and Holdings qualifies as a Flow-Through Entity (each such taxable year or portion thereof, a “Tax Year”), to Holdings in an amount equal to the Permitted Tax Distributions; provided, that in the case of the portion, if any, of any Permitted Tax Distribution that is proposed to be distributed for a particular Tax Year, which portion of such Permitted Tax Distribution is attributable to a Flow-Through Entity that is not a restricted subsidiary, such portion of such proposed Permitted Tax Distribution shall be limited to the excess of (a) the aggregate actual cash distributions received by the Company or a restricted subsidiary from all Flow-Through Entities that are not restricted subsidiaries of the Company during the period commencing with the Issue Date and continuing to and including the last day of the Tax Year in respect of which such proposed Permitted Tax Distribution is being determined over (b) the aggregate amount of such cash distributions described in the immediately preceding clause (a) that (1) have already been taken into account for purposes of making a Permitted Tax Distribution previously made and which was attributable to a Flow-Through Entity that was not a restricted subsidiary at the time such Permitted Tax Distribution was made or (2) the Company previously used to make a restricted payment permitted by clause (A) of clause (3) above, and (y) with respect to each taxable year (or portion thereof) of Holdings in which Holdings does not qualify as a Flow-Through Entity, to Holdings in amounts equal to amounts required for Holdings to pay Federal, state, local and foreign income taxes to the extent such income taxes are attributable to the taxable income of the Company and its restricted subsidiaries (and, to the extent of amounts actually received from its unrestricted subsidiaries, in amounts required to pay such taxes to the extent attributable to the taxable income of such unrestricted subsidiaries); or

(C)  to Holdings in amounts equal to amounts expended by Holdings to purchase, repurchase, redeem, retire or otherwise acquire for value capital stock of Holdings owned by employees, former employees, directors or former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (C) will not, in the aggregate, exceed $1 million per fiscal year of the Company, plus any amounts contributed by Holdings to the Company as a result of sales of shares of capital stock to employees, directors and consultants (not including any amounts received by Holdings in connection with the recapitalization), plus the net proceeds of any key person life insurance received by the Company after the date of the Indenture;

(9)  the purchase by the Company of all of the outstanding equity of QuikPlay, LLC not owned by the Company or a wholly owned restricted subsidiary; provided that the Company can incur $1.00 of additional Indebtedness pursuant to clause (a) of “Incurrence of Indebtedness and Issuance of Disqualified Stock” after giving effect to such purchase;

(10)  the repurchase of capital stock deemed to occur upon (a) exercise of stock options to the extent that shares of such capital stock represent a portion of the exercise price of such options and (b) the withholding of a portion of the capital stock granted or awarded to an employee to pay taxes associated therewith;

(11)  any reductions of subordinated indebtedness (which do not involve any payment of cash) as a result of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or a restricted subsidiary permitted by the Indenture;

(12)  the redemption or purchase of any capital stock or Indebtedness of the Company or any of its restricted subsidiaries to the extent required by any gaming authority (and any payments of dividends, other distributions or other amounts by the Company to Holdings for the redemption or purchase of any capital stock of Holdings to the extent required by (or as a result of any action taken by) any gaming authority); and

(13)  distributions to Holdings on the Issue Date of the proceeds of the issuance of the Notes and borrowings under the Credit Agreement in order to consummate the recapitalization and the cancellation of any receivables payable from the Company’s Ultimate Member pursuant to the Recapitalization Agreement.

We refer to each of clauses (2), (3), (4), (5), (8)(A), (8)(B), (11) and (13) as a “permitted payment.”

Transactions with Affiliates

The Company will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of Holdings or the Company (other than the Company or a wholly owned restricted subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and

(1)  such transaction or series of related transactions is on terms that are no less favorable to the Company or such restricted subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party,

(2)  with respect to any transaction or series of related transactions involving aggregate value in excess of $2.5 million,

(a)  the Company delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(b)  such transaction or series of related transactions has been approved by a majority of the members of the board of directors of the Company who do not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and who we refer to as disinterested directors, such as or in the event there is only one disinterested director, by such disinterested director, or

(3)  with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such restricted subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i)  employee benefit arrangements with any officer, director or manager of the Company, including under any stock option or stock incentive plans, and customary indemnification arrangements with officers, directors or managers of the Company, in each case entered into in the ordinary course of business,

(ii)  any restricted payments made in compliance with “—Certain Covenants—Restricted Payments” above,

(iii)  any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the Notes than those in effect on the Issue Date;

(iv)  transactions required by the Company’s operating agreement as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the holders of the Notes;

(v)  sales of capital stock of the Company (other than disqualified capital stock) to Holdings; and

(vi)  transactions necessary to consummate any aspect of the recapitalization.

Liens

The Company will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any pari passu indebtedness or subordinated indebtedness (including any assumption, guarantee or other liability with respect thereto by any restricted subsidiary) upon any property or assets (including any intercompany notes) of the Company or any restricted subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Subsidiary Guarantor) are directly secured equally and ratably with (or, in the case of subordinated indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated indebtedness) the obligation or liability secured by such Lien except for Liens

(A)  securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under “—Consolidation, Merger, Sale of Assets” or securing acquired indebtedness which was created prior to (and not created in connection with, or in contemplation of) the incurrence of such pari passu indebtedness or subordinated indebtedness (including any assumption, guarantee or other liability with respect thereto by any restricted subsidiary) and which Indebtedness is permitted under the provisions of “—Incurrence of Indebtedness and Issuance of Disqualified Stock,”

(B)  securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing by an amount greater than the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing or

(C)  on property existing at the time of acquisition thereof by the Company or any restricted subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition;

provided, however, that in the case of clauses (A), (B) and (C), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its restricted subsidiaries.

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the pari passu indebtedness or subordinated indebtedness described above of their Lien on the property or assets of the Company or any restricted subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such pari passu indebtedness or subordinated indebtedness also release their Lien on the property or assets of the Company or such restricted subsidiary, or upon any sale, exchange or transfer to any person not an Affiliate of the Company or Holdings of the property or assets secured by such Lien, or of all of the capital stock held by the Company or any restricted subsidiary in, or all or substantially all the assets of, any restricted subsidiary creating such Lien.

Asset Sales

(a)  The Company will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash and (2) the Company or such restricted subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution).

For purposes of Section (a)(1) of this covenant, the following will be deemed to be cash: (A) the amount of any Indebtedness (other than any subordinated indebtedness) of the Company or any restricted subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the restricted subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities), and (B) the amount of any notes, securities or other similar obligations received by the Company or any restricted subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 30 days of the related Asset Sale) by the Company or the restricted subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange.

(b)  All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by the Company or a restricted subsidiary, to the extent the Company or such restricted subsidiary elects (or is required by the terms of any Indebtedness under the Credit Agreement or other Senior Indebtedness):

(i)  to prepay permanently or repay permanently any Indebtedness under the Credit Agreement or other Senior Indebtedness or Indebtedness of any wholly owned restricted subsidiary, or

(ii)  if the Company determines not to apply such Net Cash Proceeds pursuant to clause (i), or if no such Indebtedness under the Credit Agreement or such other Senior Indebtedness is then outstanding, within 360 days of the Asset Sale, to invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its restricted subsidiaries (including pursuant to capital expenditures) existing on the date of the Indenture or in businesses reasonably related thereto.

The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i) and (ii) within 360 days of the Asset Sale constitutes “Excess Proceeds.” Pending the Company’s final determination regarding use or investment of such Net Cash Proceeds, the Company may temporarily repay Indebtedness under its revolving credit facility under the Credit Agreement or invest such Net Cash Proceeds in Cash Equivalents.

(c)  When the aggregate amount of Excess Proceeds exceeds $10 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and any other pari passu indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A)  the Company will make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such pari passu indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and

(B)  to the extent required by such pari passu indebtedness to permanently reduce the principal amount of such pari passu indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company will make an offer to purchase or otherwise repurchase or redeem pari passu indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such pari passu indebtedness plus the amount of any premium required to be paid to repurchase such pari passu indebtedness, plus accrued and unpaid interest, if any.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of pari passu indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and pari passu indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d)  If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the pari passu indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

(e)  The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

Issuances of Guarantees by New Restricted Subsidiaries

The Company will not cause or permit any restricted subsidiary (which is not a Subsidiary Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness to which the Company or any other restricted subsidiary is a party (other than any permitted indebtedness which may be incurred by a restricted subsidiary which is not a Subsidiary Guarantor) unless such restricted subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that

(A)  such guarantee need not be secured unless required pursuant to “—Liens,”

(B)  if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such restricted subsidiary with respect to such Indebtedness shall be subordinated to such restricted subsidiary’s Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes, and

(C)  a restricted subsidiary which is a Foreign subsidiary may guarantee Indebtedness of another restricted subsidiary which is a Foreign subsidiary to the extent such Indebtedness is permitted to be incurred pursuant to “—Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Such Guarantee of the Notes will be automatically released if the guarantee by such Subsidiary Guarantor which resulted in the Guarantee of the Notes is released and such Subsidiary Guarantor is not a guarantor under the Credit Agreement or any other Indebtedness of the Company.

For purpose of clarification, CashCall Systems, Inc. and QuikPlay, LLC shall initially not be Subsidiary Guarantors and neither CashCall Systems, Inc. nor QuikPlay, LLC shall be a Subsidiary Guarantor for so long as such entity is not a Guarantor under the Credit Agreement or of any Indebtedness of the Company.

Limitation on Subsidiary Preferred Stock

(a)  The Company will not permit any restricted subsidiary of the Company to issue, sell or transfer any Preferred Stock, except for (1) Preferred Stock issued or sold to, held by or transferred to the Company or a restricted subsidiary, and (2) Preferred Stock issued by a person prior to the time (A) such person becomes a restricted subsidiary, (B) such person consolidates or merges with or into a restricted subsidiary or (C) a restricted subsidiary consolidates or merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition by a third party of all the outstanding capital stock of such restricted subsidiary in accordance with the terms of the Indenture.

(b)  The Company will not permit any person (other than the Company or a restricted subsidiary) to acquire Preferred Stock of any restricted subsidiary from the Company or any restricted subsidiary, except upon the acquisition of all the outstanding capital stock of such restricted subsidiary in accordance with the terms of the Indenture.

Dividend and Other Payment Restrictions Affecting Subsidiaries

(a)  The Company will not, and will not cause or permit any of its restricted subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to

(1)  pay dividends or make any other distribution on its capital stock,

(2)  pay any Indebtedness owed to the Company or any other restricted subsidiary,

(3)  make any Investment in the Company or any other restricted subsidiary or

(4)  transfer any of its properties or assets to the Company or any other restricted subsidiary.

(b)  However, paragraph (a) will not prohibit any

(1)  encumbrance or restriction pursuant to an agreement (including the Credit Agreement and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereto) in effect on the date of the Indenture;

(2)  encumbrance or restriction with respect to a restricted subsidiary that is not a restricted subsidiary of the Company on the date of the Indenture, in existence at the time such person becomes a restricted subsidiary of the Company and not incurred in connection with, or in contemplation of, such person becoming a restricted subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any restricted subsidiary or the properties or assets of the Company or any restricted subsidiary other than such Subsidiary which is becoming a restricted subsidiary;

(3)  encumbrance or restriction pursuant to any agreement governing any Indebtedness permitted by clause (8) of the definition of permitted indebtedness as to the assets financed with the proceeds of such Indebtedness;

(4)  encumbrance or restriction contained in any acquired indebtedness or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any restricted subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

(5)  encumbrance or restriction existing under applicable law or any requirement of any regulatory body;

(6)  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(7)  customary non-assignment provisions in leases, licenses or contracts;

(8)  customary restrictions contained in (A) asset sale agreements permitted to be incurred under the provisions of the covenant described above under the caption “—Asset Sales” that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by that restricted subsidiary pending its sale or other disposition;

(9)  customary restrictions imposed by the terms of shareholders’, partnership, limited liability company or joint venture agreements entered into in the ordinary course of business; provided, however that

•  such restrictions do not apply to any restricted subsidiaries other than the applicable company, partnership, limited liability company or joint venture; and

•  such encumbrances and restrictions may not materially impact the ability of the company to permit payments on the Notes when due as required by the terms of the Indenture;

(10)  restrictions contained in any other credit or note facility or indenture governing debt of the Company or any Subsidiary Guarantor that are not (in the view of the board of directors of the Company as expressed in a board resolution thereof) materially more restrictive, taken as a whole, than those contained in the Credit Agreement;

(11)  customary restrictions contained in Indebtedness of foreign subsidiaries permitted to be incurred pursuant to the terms of “Incurrence of Indebtedness and Issuance of disqualified capital stock”; and

(12)  encumbrance or restriction under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (11), or in this clause (12), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Limitation on Layering Debt

Notwithstanding the provisions described above under “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company and senior in right of payment to the Notes, and Finance Corp. will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Finance Corp. and senior in right of payment to the Notes. In addition, no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Subsidiary Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Subsidiary Guarantor and senior in right of payment to the Guarantee of such Subsidiary Guarantor.

Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary (other than Finance Corp.) as an “unrestricted subsidiary” under the Indenture (a “Designation”) only if:

(a)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b)  the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of “—Restricted Payments” above in Designation Amount which is an amount equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the fair market value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s board of directors;

(c)  the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than permitted indebtedness) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock” at the time of such Designation (assuming the effectiveness of such Designation);

(d)  such unrestricted subsidiary does not own any capital stock in any restricted subsidiary of the Company which is not simultaneously being designated an unrestricted subsidiary;

(e)  such unrestricted subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than unrestricted subsidiary Indebtedness, as defined below, provided that an unrestricted subsidiary may provide a Guarantee for the Notes; and

(f)  such unrestricted subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any restricted subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such restricted subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company or Holdings or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such unrestricted subsidiary shall be deemed a restricted payment.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a restricted payment pursuant to the covenant “—Restricted Payments” for all purposes of the Indenture in the Designation Amount.

By “unrestricted subsidiary Indebtedness” we mean Indebtedness of such unrestricted subsidiary

(1)  as to which neither the Company nor any restricted subsidiary is directly or indirectly liable (by virtue of the Company or any such restricted subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Indebtedness of any Affiliate of the Company or any Affiliate of Holdings which is designated an unrestricted subsidiary and which is guaranteed by the Company or any of its restricted subsidiaries, in which case (unless the incurrence of such Guaranteed Debt by the Company or any of its restricted subsidiaries resulted in a restricted payment at the time of incurrence) the Company shall be deemed to have made a restricted payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate or Affiliate of Holdings is designated an unrestricted subsidiary and

(2)  which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity; provided that notwithstanding the foregoing any unrestricted subsidiary may guarantee the Notes.

The Indenture will also provide that the Company shall not and shall not cause or permit any restricted subsidiary to at any time

(a)  provide credit support for, guarantee or subject any of its property or assets (other than the capital stock of any unrestricted subsidiary) to the satisfaction of, any Indebtedness of any unrestricted subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in unrestricted subsidiaries) or

(b)  be directly or indirectly liable for any Indebtedness of any unrestricted subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of the Company as an unrestricted subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as unrestricted subsidiaries. Unless so designated as an unrestricted subsidiary, any person that becomes a Subsidiary of the Company will be classified as a restricted subsidiary.

The Company may revoke any Designation of a Subsidiary as an unrestricted subsidiary (a “Revocation”) if:

(a)  no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b)  all Liens and Indebtedness of such unrestricted subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c)  unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be permitted indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than permitted indebtedness) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock.”

All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Payments for Consent

The Indenture will provide that neither the Company nor any of its restricted subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Restrictions on Activities of Finance Corp.

The Indenture provides that Finance Corp. will not hold any material assets or become liable for any obligations or engage in any business activities, provided that Finance Corp. may be a co-obligor of the Notes (including any Additional Notes) pursuant to the terms of the Indenture, a borrower or guarantor pursuant to the terms of the Credit Agreement or a co-obligor on other Indebtedness of the Company if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s restricted subsidiaries other than Finance Corp. Finance Corp. may, as necessary, engage in any activities directly related to or necessary in connection with serving as a co-obligor of the Notes, a borrower or guarantor pursuant to the terms of the Credit Agreement and a co-obligor on such other Indebtedness. The Company will not sell or otherwise dispose of any shares of capital stock of Finance Corp. and will not permit Finance Corp., directly or indirectly, to issue or sell or otherwise dispose of any shares of its capital stock.

Reports

Whether or not the Co-Obligors are subject to Section 13(a) or 15(d) of the Exchange Act, the Co-Obligors and any Subsidiary Guarantor will (following the Exchange Offer or the effectiveness of a Shelf Registration Statement), to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Co-Obligors and such Subsidiary Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Co-Obligors or such Subsidiary Guarantor were so subject, such documents to be filed with the Commission on or prior to the date (the “Required Filing Date”) by which the Co-Obligors and such Subsidiary Guarantor would have been required so to file such documents if the Co-Obligors and such Subsidiary Guarantor were so subject.

The Co-Obligors and any Subsidiary Guarantor will also in any event (a) within 15 days of each Required Filing Date (whether before or following the Exchange Offer or the effectiveness of a Shelf Registration Statement) (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Co-Obligors and such Subsidiary Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Co-Obligors and such Subsidiary Guarantor were subject to either of such Sections and (b) if filing such documents by the Co-Obligors and such Subsidiary Guarantor with the Commission is not permitted under the Exchange Act or prior to the Exchange Offer or the effectiveness of a Shelf Registration Statement, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Co-Obligors’ cost.

If any Subsidiary Guarantor’s or secured party’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Co-Obligors were subject to Section 13(a) or 15(d) of the Exchange Act, the Co-Obligors shall include such Subsidiary Guarantor’s or secured party’s financial statements in any filing or delivery pursuant to the Indenture.

The Indenture also provides that, so long as any of the Notes remain outstanding, the Co-Obligors will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Co-Obligors have either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Consolidation, Merger, Sale of Assets

The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of persons, or permit any of its restricted subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its restricted subsidiaries on a Consolidated basis to any other person or group of persons (other than the Company or a Subsidiary Guarantor), unless at the time and after giving effect thereto

(1)  either (a) the Company will be the continuing corporation or limited liability company or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its restricted subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation or limited liability company duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement (as that term is defined under “Exchange Offer; Registration Rights”), as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2)  immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its restricted subsidiaries which becomes the obligation of the Company or any of its restricted subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3)  immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than permitted indebtedness) under the provisions of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(4)  at the time of the transaction, each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the Indenture and the Notes, and Finance Corp., unless it is the other party to the transactions described above, will have by supplemental indenture confirmed its obligations under the Indenture and the Notes;

(5)  at the time of the transaction, if any of the property or assets of the Company or any of its restricted subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Liens” are complied with;

(6)  such transaction would not result in the loss, suspension or material impairment of any gaming license of the Company or any of its restricted subsidiaries unless a comparable replacement gaming license is effective prior to or simultaneously with such loss, suspension or material impairment. By “gaming license” we mean any license, permit, franchise or other authorization from any gaming authority necessary on the date of the Indenture or at any time thereafter to own, lease or operate the assets of or otherwise conduct the business of the Company or any of its Subsidiaries;

(7)  such transaction would not require any holder or beneficial owner of Notes to obtain a gaming license or be qualified or found suitable under the laws of any applicable gaming jurisdictions, provided that such holder or beneficial owner would not have been required to obtain a gaming license or be qualified or found suitable under the laws of any gaming jurisdiction in the absence of such transaction; and

(8)  at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Each Subsidiary Guarantor will not, and the Company will not permit a Subsidiary Guarantor to, in a single transaction or through a series of related transactions, (x) consolidate with or merge with or into any other person (other than the Company or any Subsidiary Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of persons (other than the Company or any Subsidiary Guarantor) or permit any of its restricted subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, in the case of clause (y) would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Subsidiary Guarantor and its restricted subsidiaries on a Consolidated basis to any other person or group of persons (other than the Company or any Subsidiary Guarantor), unless at the time and after giving effect thereto

(1)  either (a) the Subsidiary Guarantor will be the continuing corporation or limited liability company in the case of a consolidation or merger involving the Subsidiary Guarantor or (b) the person (if other than the Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Subsidiary Guarantor and its restricted subsidiaries on a Consolidated basis (the “Surviving Subsidiary Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee of the Notes and the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

(2)  immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3)  at the time of the transaction such Subsidiary Guarantor or the Surviving Subsidiary Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Subsidiary Guarantor whose Subsidiary Guarantee of the Notes is unconditionally released and discharged in accordance with the Indenture.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company, Finance Corp. or any Subsidiary Guarantor, as the case may be, is not the continuing corporation, the successor person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company, Finance Corp. or such Subsidiary Guarantor, as the case may be, and the Company, Finance Corp. or any Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes or its Subsidiary Guarantee, as the case may be, and the Registration Rights Agreement.

Notwithstanding the foregoing, (1) the Company may merge with an Affiliate incorporated or organized in the United States of America, any state thereof or the District of Columbia solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits, provided that prior to and in connection with any such transaction, clause (7) of the definition of “Permitted C-Corp. Reorganization” shall have been satisfied, (2) the Company and any of its restricted subsidiaries may reorganize pursuant to a Permitted C-Corp Reorganization such that the Company becomes classified as a corporation for federal and state tax purposes, provided that such transaction is solely for the purpose of such reorganization and not for the purpose of evading this provision or any other provision of the Indenture, and (3) any restricted subsidiary (other than Finance Corp.) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor.

An assumption by any person of the Company’s, Finance Corp.’s or any Subsidiary Guarantor’s obligations under the Indenture and the Notes or a Subsidiary Guarantee might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for “new” Notes by the holders thereof resulting, in recognition of gain or loss for such purposes and possibly other adverse tax consequences to beneficial owners of the Notes. You should consult your own tax advisors regarding the tax consequence of any such assumption.

Events of Default

An Event of Default will occur under the Indenture if:

(1)  there shall be a default in the payment of any interest (including liquidated damages) on any Note when it becomes due and payable, and such default shall continue for a period of 30 days (whether or not such payment is prohibited by the provisions described under “Subordination” above);

(2)  there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise) (whether or not such payment is prohibited by the provisions described under “Subordination” above). Any reference to “maturity” when used with respect to the Notes, means the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at stated maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise;

(3)  (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Co-Obligors or any Subsidiary Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Co-Obligors by the Trustee or (2) to the Co-Obligors and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets;” (c) the Co-Obligors shall have failed to make or consummate an Offer in accordance with the provisions of “—Certain Covenants—Asset Sales;” or (d) the Co-Obligors shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “Change of Control;”

(4)  one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, any Subsidiary Guarantor or any restricted subsidiary then has outstanding Indebtedness in excess of $5 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(5)  any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor or either Co-Obligor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee, and such cessation or assertion shall not be cured within five days;

(6)  one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $7.5 million, either individually or in the aggregate, shall be rendered against the Company, any Subsidiary Guarantor or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect (provided that in calculating the aggregate $7.5 million liability for purposes of this provision, judgments, orders or decrees arising out of the action commenced in April of 2003 against the Company and First Data Corporation in the District Court of the State of Minnesota (Hennepin County) by Game Financial

Corporation and its then ultimate parent, Viad Corporation, that was settled pursuant to a Settlement Agreement dated on or about June 7, 2004, pursuant to which the Company paid Game Financial Corporation $2.1 million, shall be excluded in the amount not to exceed $7.5 million in the aggregate);

(7)  certain events of bankruptcy, insolvency or reorganization occur with respect to the Co-Obligors or any Subsidiary Guarantor; and

(8)  any material gaming license is revoked, suspended, expired (without previous or concurrent renewal) or lost for more than 60 days other than as a result of any Asset Sale made in accordance with the provisions of the Indenture or any voluntary relinquishment that is, in the judgment of the Company, both desirable in the conduct of the business of the Company and its restricted subsidiaries and not disadvantageous to the noteholders in any material respect.

If an Event of Default (other than as specified in clause (7) of the prior paragraph with respect to either of the Co-Obligors) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Co-Obligors (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately; provided, however, that so long as any Indebtedness under the Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Agreement and (y) five business days after the giving of the acceleration notice to the Co-Obligors and the Agent Bank of such acceleration. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Co-Obligors or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto (and any acceleration of such Indebtedness was rescinded), so long as (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default specified in clause (7) of the prior paragraph with respect to either of the Co-Obligors occurs and is continuing, then all the Notes shall become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Co-Obligors and the Trustee, may rescind and annul such declaration and its consequences if

(a)  the Co-Obligors have paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(b)  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)  all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered indemnity satisfactory to it, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice, written request and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Co-Obligors are required to notify the Trustee within five business days of their knowledge of the occurrence of any Default. The Co-Obligors are required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Co-Obligors with the intention of avoiding payment of the premium that the Co-Obligors would have had to pay if the Co-Obligors then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Co-Obligors with the intention of avoiding the premium payable upon optional redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Co-Obligors or any Subsidiary Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, member or stockholder of the Co-Obligors or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Co-Obligors or the Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

The Co-Obligors may, at their option and at any time, elect to have the obligations of the Co-Obligors, any Subsidiary Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Co-Obligors, any such Subsidiary Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

(1)  the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes and liquidated damages, if any, when such payments are due,

(2)  the Co-Obligors’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)  the rights, powers, trusts, duties and immunities of the Trustee and

(4)  the defeasance provisions of the Indenture.

In addition, the Co-Obligors may, at their option and at any time, elect to have the obligations of the Co-Obligors and any Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(a)  the Co-Obligors must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity (or on any date after March 15, 2008 (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either defeasance or covenant defeasance, the Co-Obligors have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(b)  in the case of defeasance, the Co-Obligors shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Co-Obligors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c)  in the case of covenant defeasance, the Co-Obligors shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (7) under the first paragraph under “—Events of Default” is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e)  such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Co-Obligors or any Subsidiary Guarantor;

(f)  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Subsidiary Guarantor or any restricted subsidiary is a party or by which it is bound;

(g)  such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(h)  the Co-Obligors will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (assuming no holder of the Notes would be considered an insider of the Co-Obligors or any Subsidiary Guarantor under any applicable bankruptcy or insolvency law and assuming no intervening bankruptcy or insolvency of the Co-Obligors or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(i)  the Co-Obligors shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Co-Obligors with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Co-Obligors or any Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Co-Obligors, any Subsidiary Guarantor or others;

(j)  no event or condition shall exist that would prevent the Co-Obligors from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(k)  the Co-Obligors will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when

(a)  either

(1)  all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Co-Obligors and thereafter repaid to the Co-Obligors or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

(2)  all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Co-Obligors;

(b)  either of the Co-Obligors or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such maturity, stated maturity or redemption date;

(c)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(d)  the Co-Obligors or any Subsidiary Guarantor have paid or caused to be paid all other sums payable under the Indenture by the Co-Obligors and any Subsidiary Guarantor; and

(e)  the Co-Obligors have delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Co-Obligors, any Subsidiary Guarantor or any Subsidiary is a party or by which the Co-Obligors, any Subsidiary Guarantor or any Subsidiary is bound.

Amendments and Waivers

Modifications and amendments of the Indenture may be made by the Company, Finance Corp., each Subsidiary Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1)  change the stated maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(2)  amend, change or modify the obligation of the Co-Obligors to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “Change of Control,” including, in each case, amending, changing or modifying any definitions related thereto;

(3)  reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(4)  modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(5)  except as otherwise permitted under “Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by the Company, Finance Corp. or any Subsidiary Guarantor of any of its rights and obligations under the Indenture; or

(6)  amend or modify any of the provisions of the Indenture in any manner which makes any change to the subordination provisions of the Notes or makes any change to the subordination provisions of any Guarantee.

Notwithstanding the foregoing, without the consent of any holders of the Notes, the Co-Obligors, any Subsidiary Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture:

(1)  to evidence the succession of another person to the Company, Finance Corp. or a Subsidiary Guarantor, and the assumption by any such successor of the covenants of the Company, Finance Corp. or such Subsidiary Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with “—Consolidation, Merger, Sale of Assets;”

(2)  to add to the covenants of the Company, Finance Corp., any Subsidiary Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, Finance Corp. or any Subsidiary Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3)  to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes;

(4)  to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5)  to add a Subsidiary Guarantor under the Indenture;

(6)  to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(7)  to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company’s, Finance Corp.’s and any Subsidiary Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(8)  to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture; or

(9)  to provide for the issuance of the Exchange Notes pursuant to the terms of the Indenture.

The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Notwithstanding the foregoing, and so long as the Credit Agreement is outstanding, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless holders of such Senior Indebtedness (or any group or representative thereof authorized to give such consent) consent thereto.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Co-Obligors may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Co-Obligors are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Governing Law

The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

The Bank of New York, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Co-Obligors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Notes will be issued in the form of one or more global notes (“Global Notes”). The global notes will be deposited on the Closing Date with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, the Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Co-Obligors take no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised the Co-Obligors that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations that we refer to collectively throughout this description as the “participants,” and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly and that we refer to collectively throughout this description as the “indirect participants”. Persons who are not participants may beneficially own securities held by or on behalf of the Depositary only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants or indirect participants.

DTC has also advised the Co-Obligors that pursuant to procedures established by it (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants), or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes). Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Notes will be limited to such extent.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interest in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Co-Obligors and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Co-Obligors, the Trustee nor any agent of the Co-Obligors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Co-Obligors that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Co-Obligors. Neither the Co-Obligors nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Co-Obligors and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Co-Obligors that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the U.S. Global Notes and the Offshore Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Co-Obligors nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form that we refer to as Certificated Notes throughout this description, if:

(1)  DTC (a) notifies the Co-Obligors that it is unwilling or unable to continue as depositary for the Global Notes and the Co-Obligors fail to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)  the Co-Obligors, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3)  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same-Day Settlement and Payment

The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages if any (as defined under the caption “—Exchange

Offer; Registration Rights”) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Co-Obligors will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Co-Obligors expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Co-Obligors that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“Affiliate” means, with respect to any specified person: (1) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; (2) any other person that owns, directly or indirectly, 10% or more of any class or series of such specified person’s (or any of such person’s direct or indirect parent’s) capital stock or any officer, director or manager of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin; or (3) any other person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified person; provided that any bank or lending institution that is a signatory to the Credit Agreement (or affiliates thereof) shall not be deemed an Affiliate of a person unless it has the right to elect a majority of the board of directors or managers of that person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Capital Gains Tax Rate” means,

(A)  with respect to a Tax Year and an Ultimate Member that is an individual, a rate equal to the sum of: (i) the highest marginal federal capital gain tax rate applicable in such Tax Year to an individual who is a citizen of the United States, plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable in such Tax Year to an individual who is a resident of the City of San Francisco in the State of California, multiplied by a factor equal to 1 minus the highest marginal federal capital gain tax rate described in clause (i) above; and

(B)  with respect to an Ultimate Member that is a corporation (or is an entity taxable as a corporation) for federal income tax purposes, the Applicable Ordinary Tax Rate.

“Applicable Ordinary Tax Rate” means, with respect to a Tax Year, a rate equal to the sum of: (i) the highest marginal federal ordinary income tax rate applicable in such Tax Year to an individual who is a citizen of the United States, plus (ii) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable in such Tax Year to an individual who is a resident of the City of San Francisco in the State of California, multiplied by a factor equal to 1 minus the highest marginal federal income tax rate described in clause (i) above; provided, however, that if the highest marginal federal corporate income tax rate applicable in such Tax Year exceeds the highest marginal federal ordinary income tax rate applicable in such Tax Year to an individual who is a citizen of the United States, then, solely for purposes of determining Permitted Tax Distributions with respect to an Ultimate Member that is a corporation (or is an entity taxable as a corporation) for federal income tax purposes, the rate described in clause (i) above shall be the highest marginal federal corporate income tax rate applicable in such Tax Year.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1)  any capital stock of any restricted subsidiary (other than director’s qualifying stock);

(2)  all or substantially all of the properties and assets of any division or line of business of the Company or any restricted subsidiary; or

(3)  any other properties, assets or rights or capital stock of the Company or any restricted subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include

(A)  any transfer of properties and assets that is governed by the provisions described under “Consolidation, Merger, Sale of Assets,”

(B)  any transfer of properties and assets that is by the Company to any Subsidiary Guarantor or wholly owned restricted subsidiary, or by any restricted subsidiary to the Company or any wholly owned restricted subsidiary or Subsidiary Guarantor in accordance with the terms of the Indenture,

(C)  any transfer of properties and assets that would be within the definition of a “restricted payment” under the “restricted payments” covenant and would be permitted to be made as a restricted payment (and shall be deemed a restricted payment) under such covenant,

(D)  any transfer of obsolete equipment in the ordinary course of business,

(E)  any transfer that involves the disposition of the capital stock of an unrestricted subsidiary,

(F)  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(G)  the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; or

(H)  any transfer of properties and assets the fair market value of which in the aggregate does not exceed $1 million in any transaction or series of related transactions.

“Cash Equivalents” means

(1)  any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2)  deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”),

(3)  commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company or Holdings) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s,

(4)  repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

(5)  money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

“Change of Control” means the occurrence of any of the following events:

(1)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or Holdings;

(2)  during any period of two consecutive years, individuals who at the beginning of such period constituted board of directors of the Company or Holdings (together with any new directors or managers whose election to such board or whose nomination for election by the stockholders or members of the Company or the stockholders or members of Holdings was approved by a vote of a majority of the directors or managers then still in office who were either directors or managers at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors of the Company or Holdings, as the case may be, then in office;

(3)  the Company or Holdings consolidates with or merges with or into any person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges into or with the Company or Holdings, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A)  the outstanding Voting Stock of the Company or Holdings is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not disqualified capital stock or (2) cash, securities and other property (other than capital stock of the surviving corporation) in an amount which could be paid by the Company or Holdings as a restricted payment as described under “—Certain Covenants—Restricted Payments” (and such amount shall be treated as a restricted payment subject to the provisions in the Indenture described under “—Certain Covenants—Restricted Payments”) and

(B)  immediately after such transaction, no “person” or “group,” other than Permitted Holders, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving entity;

(4)  the Company or Holdings is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger, Sale of Assets;” or

(5)  Holdings ceases to own 100% of the capital stock of the Company (other than as a result of a merger of the Company into Holdings to the extent permitted by the Indenture).

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company or Holdings will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. For purposes of clarification, the recapitalization shall not be deemed a Change of Control under the Indenture.

“Consolidated Fixed Charge Coverage Ratio” of any person means, for any period, the ratio of

(a)  the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such person and its restricted subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b)  the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any disqualified capital stock of such person and its restricted subsidiaries or Preferred Stock of its restricted subsidiaries during such period, in each case after giving pro forma effect (i) (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision) to

(1)  the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2)  the incurrence, repayment or retirement of any other Indebtedness by the Company and its restricted subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)  in the case of acquired indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(4)  any acquisition or disposition by the Company and its restricted subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

and (ii) with respect to calculations which include quarterly periods ending in 2003, to all adjustments reflected in the prospectus as cost savings;

provided that

(1)  in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such person, a fixed or floating rate of interest, shall be computed by applying at the option of such person either the fixed or floating rate and

(2)  in making such computation, the Consolidated Interest Expense of such person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” of any person means, for any period, the provision for federal, state, local and foreign income taxes of such person and its Consolidated restricted subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any person means, without duplication, for any period, the sum of

(a)  the interest expense of such person and its restricted subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1)  amortization of debt discount,

(2)  the net cash costs associated with interest rate agreements, currency hedging agreements and any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices, which we refer to as commodity price protection agreements throughout this description (including amortization of discounts),

(3)  the interest portion of any deferred payment obligation,

(4)  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing,

(5)  fees payable by the Company pursuant to the Vault Cash Agreement, and

(6)  accrued interest, plus

(b)   (1) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by such person and its restricted subsidiaries during such period and

(2) all capitalized interest (as amortized or accrued) of such person and its restricted subsidiaries plus

(c)  the interest expense under any Guaranteed Debt of such person and any restricted subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such person or its restricted subsidiaries, plus

(d)  dividend requirements of the Company with respect to disqualified capital stock and of any restricted subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of qualified capital stock of the Company or such restricted subsidiary, as the case may be).

“Consolidated Net Income (Loss)” of any person means, for any period, the Consolidated net income (or loss) of such person and its restricted subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1)  all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2)  the portion of net income (or loss) of such person and its restricted subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated persons or unrestricted subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Consolidated restricted subsidiaries,

(3)  any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP,

(4)  any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(5)  gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions),

(6)  the net income of any restricted subsidiary to the extent that the declaration of dividends or similar distributions by that restricted subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders,

(7)  any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture,

(8)  any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such person,

(9)  all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness,

(10)  the cumulative effect of a change in accounting principles, or

(11)  any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

For purposes of the calculations under “—Certain Covenants—Restricted Payments,” the Consolidated Net Income of the Company during any period (or portion thereof) in which the Company is a Flow-Through Entity shall be reduced by the amount of Permitted Tax Distributions made or which may be made with respect to such period pursuant to the definition thereof.

“Consolidated Non-cash Charges” of any person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any person, the consolidation of the accounts of such person and each of its subsidiaries if and to the extent the accounts of such person and each of its Subsidiaries would normally be consolidated with those of such person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Credit Agreement” means the Credit Agreement, to be dated on or about March 10, 2004, as amended, among the Company, Holdings, Banc of America Securities LLC, as sole lead arranger and sole book manager, Bank of America, N.A., as administrative agent, l/c issuer and swingline lender, and certain lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, letters of credit or other debt obligations which refinance or replace the Credit Agreement.

“Designated Senior Indebtedness” means (i) all Senior Indebtedness under the Credit Agreement and (ii) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by the Company.

“Equity Offering” means (x) an underwritten public offering of common stock (other than disqualified capital stock) of the Company or Holdings pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company or Holdings) or (y) a private offering of common stock (other than disqualified capital stock) of the Company or Holdings to a strategic investor (other than an Affiliate of the Company or Holdings), in either case (x) or (y) with gross cash proceeds to the Company or Holdings of at least $50 million.

“Flow-Through Entity” means an entity that (a) for federal income tax purposes (i) constitutes a “partnership” (within the meaning of Section 7701(a)(2) of the Code), other than a publicly traded partnership treated as a corporation under Section 7704 of the Code or (ii) constitutes a business entity that is disregarded as an entity separate from its single beneficial owner under the Code, Treasury Regulations or any published administrative guidance of the Internal Revenue Service (each of the entities described in (i) or (ii), a “Federal Flow-Through Entity”), and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made to Ultimate Members that are individuals, i.e., the State of California and the City of San Francisco, is subject to treatment on a basis substantially similar to a Federal Flow-Through Entity under the applicable state and local income tax laws.

“Guarantee” means the guarantee by any Subsidiary Guarantor of the Co-Obligors’ indenture obligations.

“Guaranteed Debt” of any person means, without duplication, all Indebtedness of any other person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person through an agreement:

(1)  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2)  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3)  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4)  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5)  otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” means, with respect to any person, without duplication,

(1)  all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2)  all obligations of such person evidenced by bonds, notes, debentures or other similar instruments,

(3)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4)  all obligations under interest rate agreements, currency hedging agreements or commodity price protection agreements of such person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time),

(5)  all capital lease obligations of such person,

(6)  all Indebtedness referred to in clauses (1) through (5) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness,

(7)  all Guaranteed Debt of such person,

(8)  all disqualified capital stock issued by such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(9)  Preferred Stock of any restricted subsidiary of the Company or any Subsidiary Guarantor and

(10)  any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the “maximum fixed repurchase price” of any disqualified capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such disqualified capital stock as if such disqualified capital stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such disqualified capital stock, such fair market value to be determined in good faith by the board of directors of the issuer of such disqualified capital stock.

“Investment” means, with respect to any person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such person of any capital stock, bonds, notes, debentures or other securities issued or owned by, any other person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any restricted subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any restricted subsidiary of the Company sells or otherwise disposes of any capital stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding capital stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the fair market value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in “—Certain Covenants—Restricted Payments.” Credit extension to gaming patrons in the ordinary course of business, consistent with industry practice, shall not be deemed an Investment.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease obligation or other title retention agreement.

“Net Cash Proceeds” means

(a)  with respect to any Asset Sale by any person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any restricted subsidiary) net of

(1)  brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2)  provisions for all taxes and Tax Distributions paid or payable as a result of such Asset Sale,

(3)  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4)  amounts required to be paid to any person (other than the Company or any restricted subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

(5)  appropriate amounts to be provided by the Company or any restricted subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any restricted subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee and

(b)  with respect to any issuance or sale of capital stock or options, warrants or rights to purchase capital stock, or debt securities or capital stock that have been converted into or exchanged for capital stock as referred to under “—Certain Covenants—Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any restricted subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes and Tax Distributions paid or payable as a result thereof.

“Net Capital Gain” means, with respect to any Tax Year, the sum of (i) any net capital gain (i.e., net long-term capital gain over net short-term capital loss) and (ii) any dividend income that is treated as net capital gain, under Section 1(h)(11) of the Internal Revenue Code or for California income tax purposes, of the Company that is allocated (or otherwise flows through) to the Ultimate Members for tax purposes for such Tax Year.

“Net Ordinary Income” means, with respect to any Tax Year, the excess of (A) all items of taxable income or gain (other than capital gain and, for purposes of determining Permitted Tax Distributions with respect to Ultimate Members that are individuals, any dividend income that is treated as net capital gain under Section 1(h)(11) of the Internal Revenue Code or for California income tax purposes) of the Company that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year over (B) all items of taxable deduction or loss (other than capital loss) of the Company that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year.

“Permitted C-Corp Reorganization” means a transaction resulting in the Company or any of its restricted subsidiaries becoming a subchapter “C” corporation under the Internal Revenue Code, provided that in connection with any such transaction

(1)  the resulting entity will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the

Company under the Notes and the Indenture and the Registration Rights Agreement, as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such entity’s obligations);

(2)  immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its restricted subsidiaries which becomes the obligation of the Company or any of its restricted subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3)  at the time of the transaction, each Subsidiary Guarantor, if any, will have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the Indenture and the Notes;

(4)  at the time of the transaction, if any of the property or assets of the Company or any of its restricted subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Liens” are complied with;

(5)  such transaction would not result in the loss, suspension or material impairment of any gaming license of the Company or any of its restricted subsidiaries unless a comparable replacement gaming license is effective prior to or simultaneously with such loss, suspension or material impairment;

(6)  such transaction would not require any holder or beneficial owner of Notes to obtain a gaming license or be qualified or found suitable under the laws of any applicable gaming jurisdictions, provided that such holder or beneficial owner would not have been required to obtain a gaming license or be qualified or found suitable under the laws of any gaming jurisdiction in the absence of such transaction;

(7)  prior to such transaction, the Co-Obligors shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (i) the holders and beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred, and (ii) the Co-Obligors will not recognize income, gain or loss for federal and state income (and franchise) tax purposes as a result of such transaction; and

(8)  at the time of the transaction, the Co-Obligors shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

“Permitted Holders” means Karim Maskatiya, Robert Cucinotta or any of their respective Affiliates, including without limitation their immediate family members and trusts for their benefit or the benefit of their immediate family members.

“Permitted Investment” means

(1)  Investments in any wholly owned restricted subsidiary or any person which, as a result of such Investment, (a) becomes a wholly owned restricted subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any wholly owned restricted subsidiary;

(2)  Indebtedness of the Company or a restricted subsidiary described under clauses (4), (5), (6) and (7) of the definition of “permitted indebtedness;”

(3)  Investments in any of the Notes;

(4)  Cash Equivalents;

(5)  Investments acquired by the Company or any restricted subsidiary in connection with an Asset Sale permitted under “—Certain Covenants—Asset Sales” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(6)  Investments in existence on the date of the Indenture;

(7)  Investments acquired in exchange for the issuance of capital stock of Holdings or the Company (other than disqualified capital stock of the Company or a restricted subsidiary or Preferred Stock of a restricted subsidiary);

(8)  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(9)  loans or advances to employees of the Company or Holdings in the ordinary course of business for bona fide business purposes of the Company and its restricted subsidiaries (including travel, entertainment and moving expenses) in the aggregate amount outstanding at any one time of $2 million;

(10)  any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(11)  Investments in QuikPlay, LLC in an aggregate amount not to exceed $20 million;

(12)  other Investments in the aggregate amount outstanding at any one time of up to $10 million;

(13)  Investments in any permitted joint venture in an amount not to exceed $5 million in the aggregate for all such permitted joint ventures, which, in this case refers to any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its restricted subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a business related to gaming or cash access or a business reasonably related or ancillary thereto, (b) the joint venture is managed by the Company or such restricted subsidiary and (c) the governing documents of the joint venture require the consent of the Company or such restricted subsidiary with respect to any material decisions relating to the existence, activities, governance or other matters of the joint venture;

(14)  Investments in any restricted subsidiary at least 70 % of the capital stock of which is owned by the Company or a wholly owned restricted subsidiary that we refer to as a “majority owned restricted subsidiary” throughout this description, or any person which, as a result of such Investment, (a) becomes a majority owned restricted subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any majority owned restricted subsidiary;

(15)  hedging obligations permitted under “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(16)  Investments in a joint venture entity with NRT Technology Corporation or its affiliates related to QuickJack Plus in an aggregate amount not to exceed $10 million.

In connection with any assets or property contributed or transferred to any person as an Investment, such property and assets shall be equal to the fair market value (as determined by the Company’s board of directors) at the time of Investment.

“Permitted Tax Distributions” means, with respect to each Tax Year, a distribution of cash to Holdings (for distribution to the direct members of Holdings and Ultimate Members) in an amount equal to (A) the sum of (x) the product of Net Ordinary Income and the Applicable Ordinary Tax Rate, (y) the product of Net Capital Gain and the Applicable Capital Gains Tax Rate, and (z) the product of Net Short-Term Capital Gain and the

Applicable Ordinary Tax Rate, minus (B) the sum of the Tax Loss Amount and Tax Credits. For purposes of calculating the amount of Permitted Tax Distributions (including the Tax Loss Amount and Tax Credits), (i) any elections made by Holdings, the Company or any Subsidiary of the Company under Section 754 of the Code shall be taken into account, (ii) the proportionate part of the items of taxable income, gain (including capital gain), deduction, loss (including capital loss) and credits of any Subsidiary of the Company that is a Flow-Through Entity (but only for such periods in which such Subsidiary is a Flow-Through Entity) shall be included in determining the taxable income, gain (including capital gain), deduction, loss (including capital loss) and credits of the Company, and (iii) notwithstanding the immediately preceding clause (ii), any income or gain (including capital gain) arising from a Permitted C-Corp Reorganization or a merger of the Company with an Affiliate for purposes of reincorporating the Company in another jurisdiction to realize tax benefits, shall not be taken into account.

Payments of estimated amounts of Permitted Tax Distributions as are reasonably necessary to enable the Ultimate Members to satisfy their respective liabilities to make estimated tax payments under applicable tax laws may be made within fifteen days following March 31, May 31, August 31, and December 31 of each calendar year (each, an “Estimated Tax Distribution Date”). The determination of the estimated amounts of Permitted Tax Distributions to be paid on the Estimated Tax Distribution Dates shall be based upon a reasonable estimate of the excess of (x) the Permitted Tax Distributions that would be payable for the period beginning on January 1 of such calendar year and ending on March 31, May 31, August 31, and December 31, respectively, of such calendar year if such period were a taxable year (computed as provided above) over (y) payments of estimated amounts of Permitted Tax Distributions made with respect to all prior periods during such calendar year.

The amount of the Permitted Tax Distributions for a Tax Year shall be re-computed promptly after (i) the filing by Holdings, the Company and each Subsidiary of the Company that is treated as a Flow-Through Entity of their respective annual income tax returns (if any) and (ii) an appropriate federal, state or local taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss (including capital gain or loss) or credits of or attributable to the Company or any such Subsidiary that is treated as a Flow-Through Entity for such Tax Year or the aggregate Tax Loss Amount carried forward to such Tax Year should be changed or adjusted (including by reason of a final determination that the Company or such Subsidiary was not a Flow-Through Entity) (each of clauses (i) and (ii), a “Tax Calculation Event”). Promptly after a Tax Calculation Event, the Company shall cause a nationally recognized accounting firm to deliver promptly to the Trustee a memorandum by such accounting firm (the “Accountant’s Memorandum”) (a) showing the computation of the Permitted Tax Distributions with respect to the relevant Tax Year, (b) certifying that such computation has been made in accordance with the definition of Permitted Tax Distributions and in a manner consistent with the reporting and treatment of the Company’s (including each such Subsidiary’s) items of income, gain, loss, deduction and credit for such Tax Year on Holdings’ and the Company’s respective federal, California and San Francisco income tax returns for such Tax Year (if any) and (c) showing the aggregate amount of Permitted Tax Distributions previously distributed to Holdings with respect to such Tax Year and the amount of any Tax Distribution Overage or Tax Distribution Shortfall (each as defined below). To the extent that the estimated amount of Permitted Tax Distributions previously paid with respect to any Tax Year are either greater than (a “Tax Distribution Overage”) or less than (a “Tax Distribution Shortfall”) the Permitted Tax Distributions with respect to such Tax Year, as determined by reference to the computation of the amount of the items of income, gain, deduction, loss and credits of the Company and each such Subsidiary and (if applicable) the aggregate Tax Loss Amount carried forward to such Tax Year as shown in the Accountant’s Memorandum in connection with a Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be paid on the Estimated Tax Distribution Date immediately following such Tax Calculation Event shall be reduced or increased as appropriate to the extent of the Tax Distribution Overage or the Tax Distribution Shortfall. To the extent that a Tax Distribution Overage remains after the Estimated Tax Distribution Date immediately following such Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be paid on the subsequent Estimated Tax Distribution Date shall be reduced to the extent of such Tax Distribution Overage.

Prior to paying any Permitted Tax Distributions, the Company shall require Holdings, each direct member of Holdings and each Ultimate Member to agree in writing that promptly after the second Estimated Tax

Distribution Date following a Tax Calculation Event, each direct member of Holdings and Ultimate Member shall (without duplication) reimburse to Holdings an amount in cash equal to such direct member of Holdings’ or Ultimate Member’s pro rata share (based on the portion of Permitted Tax Distributions paid to such direct member of Holdings and Ultimate Member for the Tax Year) of any remaining Tax Distribution Overage, and Holdings shall reimburse to the Company an amount in cash equal to any such remaining Tax Distribution Overage.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased or constructed by the Company or a restricted subsidiary at any time after the Notes are issued; provided that

(1)  the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(2)  at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

(3)  (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or a restricted subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Senior Indebtedness” means (a) all obligations (including principal, premium, if any, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not allowed or allowable as a claim in any such proceeding), fees, charges, expenses, indemnities and other amounts payable from time to time) arising under the Credit Agreement, or any guarantee or security or other collateral documents relating thereto, all amounts that may be or become available for drawings under all letters of credit outstanding under the Credit Agreement and all obligations arising under currency hedging agreements, in each case, whether at any time owing, actually or contingent, and (b) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not allowed or allowable as a claim in any such proceeding) on any other indebtedness (other than as otherwise provided in this definition), whether outstanding on the issue date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(1)  Indebtedness that is subordinate or junior in right of payment to any of the Co-Obligors’ or Guarantors’ Indebtedness;

(2)  Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Co-Obligors or Guarantors;

(3)  Indebtedness which is represented by disqualified capital stock;

(4)  any liability for foreign, federal, state, local or other taxes owed or owing by the Co-Obligors or Guarantors to the extent such liability constitutes indebtedness;

(5)  Indebtedness of the Co-Obligors to a Subsidiary or any other Affiliate of the Co-Obligors or Holdings (other than an original lender under the Credit Agreement or an Affiliate of such lender or any of such Affiliate’s Subsidiaries);

(6)  to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Co-Obligors or Guarantors, and amounts owed by the Co-Obligors or Guarantors for compensation to employees or services rendered to the Co-Obligors or Guarantors;

(7)  that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture; and

(8)  indebtedness evidenced by any guarantee of any subordinated indebtedness or pari passu indebtedness.

Obligations constituting Senior Indebtedness shall continue to constitute Senior Indebtedness for all purposes, notwithstanding that such Senior Indebtedness or any claim in respect thereof may be disallowed, avoided or subordinated pursuant to any bankruptcy law (i) as a claim for unmatured interest, (ii) as a fraudulent transfer or conveyance or (iii) otherwise.

“Subsidiary” of a person means

(1)  any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such person or by one or more other Subsidiaries of such person, or by such person and one or more other Subsidiaries thereof, or

(2)  any limited partnership of which such person or any Subsidiary of such person is a general partner, or

(3)  any other person in which such person, or one or more other Subsidiaries of such person, or such person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Subsidiary Guarantor” means any Subsidiary which is a Subsidiary Guarantor of the Notes, including any person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the “Liens” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor. For purposes of clarification, the initial Subsidiary Guarantors are CCI Acquisition LLC and Central Credit LLC. Neither CashCall Systems, Inc. and QuikPlay LLC shall be a Subsidiary Guarantor for so long as such entity is not a Guarantor under the Credit Agreement or of any Indebtedness of the Company.

“Tax Credits” means, with respect to any Tax Year, items of credit of the Company that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year.

“Tax Loss Amount” means, with respect to any Tax Year, the amount by which Permitted Tax Distributions would be reduced were a net operating loss or net capital loss of or attributable to the Company that was allocated (or otherwise flowed through) to the Ultimate Members for tax purposes in a prior Tax Year, carried forward to such Tax Year and treated as if it were actually incurred by the Company in such Tax Year; provided, however, that, for such purposes, the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding Tax Year until so utilized.

“Ultimate Member” means, with respect to each Tax Year in which Holdings qualifies as a Flow-Through Entity, (i) a direct member of Holdings that is subject to tax on a net income basis on the items of taxable income, gain, deduction and loss of the Company and its Subsidiaries that are Flow-Through Entities that are allocated (or otherwise flow through) to such direct member of Holdings for tax purposes, and (ii) a person (other than a direct member of Holdings) that is subject to tax on a net income basis on the items of taxable income, gain, deduction and loss of the Company and its Subsidiaries that are Flow-Through Entities that are allocated (or otherwise flow through) to such person for tax purposes.

“Voting Stock” of a person means capital stock of such person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

In this section we summarize the material tax considerations relevant to the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer and who or which hold the exchange notes as capital assets for purposes of the U.S. Internal Revenue Code. This summary does not purport to be a complete analysis of all potential tax considerations relating to the exchange notes. The U.S. Internal Revenue Code contains rules relating to securities held by special categories of holders, including financial institutions, certain insurance companies, broker-dealers, tax-exempt organizations, traders in securities that elect mark-to-market accounting, investors liable for the alternative minimum tax, investors that hold notes as part of a straddle or a hedging or conversion transaction, and investors whose functional currency is not the U.S. dollar. We do not discuss these rules and holders who are in special categories should consult their own tax advisors.

This discussion is based on the current provisions of:

•	the U.S. Internal Revenue Code and current and proposed regulations under the U.S. Internal Revenue Code;

•	the administrative policies published by the U.S. Internal Revenue Service or “IRS”; and

•	judicial decisions;

all of which are subject to change either prospectively or retroactively.

The following summarizes the material U.S. federal income tax considerations material to the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer. We do not discuss state, local, foreign or other tax laws, including gift and estate tax laws, that may apply.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

We have not sought and will not seek any rulings from the IRS on the matters discussed in this section. The IRS may take a different position on the tax consequences of the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer and that position may be sustained.

We refer to you as a “U.S. Holder” if you are an individual or entity who or that is:

•	for purposes of the U.S. Internal Revenue Code, a citizen or resident in the U.S.;

•	a corporation or other entity created or organized under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust which either (1) is subject to supervision of a court within the U.S. and the control of one or more U.S. persons, or (2) has elected to be treated as a U.S. person; or

•	otherwise subject to U.S. federal income tax on a net income basis on the exchange notes.

We refer to persons who or that are not “U.S. holders” as “non-U.S. holders.”

If a partnership holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the shares.

U.S. Holders

Interest. If you are a U.S. holder, the stated interest on the exchange notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of an Exchange Note. As a U.S. holder, you will recognize gain or loss on the sale, retirement, redemption or other taxable disposition of an exchange note in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange for the exchange note, other than amounts for accrued but unpaid stated interest, and (2) your adjusted tax basis in the exchange note. Any gain or loss recognized will generally be capital gain or loss. The capital gain or loss will generally be long-term capital gain or loss if your holding period for the exchange note is more than one year. Otherwise, the capital gain or loss will be a short-term capital gain or loss.

Market Discount. U.S. holders should be aware that the resale of the exchange notes may be affected by the “market discount” rules of the U.S. Internal Revenue Code under which a purchaser of an exchange note acquiring the exchange note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such exchange note, to the extent of the market discount that has accrued but not been included in income while the debt instrument was held by such purchaser.

Exchange Offer. As a U.S. holder, you will not recognize taxable gain or loss from exchanging notes for exchange notes in the registered exchange offer. The holding period of the exchange notes will include the holding period of the old notes that are exchanged for the exchange notes. The adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged for the exchange notes immediately before the exchange.

Effectively Connected Income. Holders whose income on the exchange notes is subject to U.S. federal income tax on a net income basis because such income is effectively connected with the conduct of a trade or business within the United States should consult their own tax advisors concerning the U.S. tax consequences of the exchange notes.

Discharge of Obligations. Under certain circumstances, we may discharge our obligations under the indenture prior to maturity of the notes by depositing funds with the trustee in an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire amount of principal and interest due on the notes through maturity. See “Description of Exchange Notes—Satisfaction and Discharge.” If we choose to exercise this right, it is possible that you will recognize income or gain at different times or in different amounts than otherwise described in this discussion of material considerations.

Backup Withholding and Information Reporting. As a U.S. holder, you may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply to payments of interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, an exchange note, unless you (1) are a corporation or come within other exempt categories and, when required, demonstrate this fact, or (2) provide us or our agent with your taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the backup withholding rules.

Non-U.S. Holders

Interest

If you are a non-U.S. holder, interest paid to you on the exchange notes will not be subject to U.S. withholding tax if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us through stock ownership;

•	you are not a bank that received the old notes on an extension of credit made under a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you, as the beneficial owner of the exchange note, provide us or our agent with a statement, on U.S. Treasury Form W-8 BEN or a suitable substitute form, signed under penalties of perjury that includes your name and address and certifies that you are not a U.S. person, or (2) an exemption is otherwise established. If you hold your exchange notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable U.S. Treasury Regulations.

If these requirements are not met, you will be subject to U.S. withholding tax at a rate of 30%, or lower treaty rate, if applicable, on interest payments.

Sale, Exchange or Other Taxable Disposition of an Exchange Note. As a non-U.S. holder, gain realized by you on the sale, exchange or redemption of an exchange note (except, in the case of redemptions, with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. withholding tax. However, gain will be subject to U.S. tax if (1) you are an individual who is present in the U.S. for a total of 183 days or more during the taxable year in which the gain is realized and other conditions are satisfied, or (2) you are subject to tax under U.S. tax laws that apply to certain U.S. expatriates. If you are described in clause (1) above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a holder described in clause (2) above, you should consult your tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

Backup Withholding and Information Reporting

The amount of any interest paid to, and the tax withheld with respect to, a non-U.S. holder must generally be reported annually to the IRS and to such non-U.S. holder regardless of whether any tax was actually withheld.

Payments on the exchange notes made by us or our paying agent to noncorporate non-U.S. holders may be subject to information reporting and possibly to “backup withholding.” Information reporting and backup withholding generally do not apply, however, to payments made by us or our paying agent on an exchange note if we (1) have received from you the U.S. Treasury Form W-8 BEN or a suitable substitute form as described above under “—Non-U.S. Holders—Interest,” or otherwise establish an exemption and (2) do not have actual knowledge or have reason to know that you are a U.S. holder.

Payment of proceeds from a sale of an exchange note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you certify as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding and the broker does not have actual knowledge or have reason to know that you are a U.S. holder. Payment outside the United States of the proceeds of the sale of an exchange note to or through a foreign office of a “broker,” as defined in the applicable U.S. Treasury

Regulations, should not be subject to information reporting or backup withholding. However, U.S. information reporting, but not backup withholding, generally will apply to a payment made outside the U.S. of the proceeds of a sale of an exchange note through an office outside the U.S. of a broker if the broker:

•	is a U.S. person;

•	is a foreign person who derives 50% or more of its gross income from the conduct of a U.S. trade or business;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its taxable year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business.

However, information reporting will not apply if (1) you certify as to your non-U.S. status or the broker has documentary evidence in its records that you are a non-U.S. holder, and certain other conditions are met or (2) an exemption is otherwise established.

Any amounts withheld under the backup withholding regulations from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you follow the requisite procedures.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that, starting at the expiration date and ending 180 days after the expiration date, or such shorter period ending when all exchange notes held by broker-dealers have been sold, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes), other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to holders of old notes in the exchange offer for exchange notes.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

•	makes any statement in the prospectus untrue in any material respect; or

•	requires the making of any changes in the prospectus to make the statements in the prospectus not misleading,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

The validity of the exchange notes has been passed upon for us by Morrison & Foerster LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements for Global Cash Access, Inc. and Subsidiaries (formerly Global Cash Access, L.L.C. and Subsidiaries) for the years ended December 31, 2003 and 2002 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph on the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

GCA and GCA Finance have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, or Securities Act, covering the exchange notes being offered hereby. This prospectus is not required to contain, and does not contain, all the information contained in the registration statement, such as information relating to the indemnification of directors, officers and managers, exhibits and undertakings by GCA and GCA Finance. For further information with respect to GCA, GCA Finance and the exchange offer, please refer to the registration statement. Although we have summarized the material provisions of the contracts, agreements and other documents filed as exhibits to the registration statement, we encourage you to read the documents contained in the exhibits for a more complete understanding and description of each contract, agreement or other document filed as an exhibit.

The indenture governing the old notes provides that we file the registration statement referred to above. We will file with the SEC (unless we are not permitted to file with the SEC by the applicable federal securities laws) and provide the trustee for the exchange notes, holders of the exchange notes and prospective holders of the exchange notes (upon request) within 15 days after we file them with the SEC, copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act of 1934, as amended, or Exchange Act. Upon consummation of the exchange offer, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act.

You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The registration statement and other information with respect to us also may be obtained from us free of charge upon written or oral request at Global Cash Access, Inc., 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120 or by telephone at (800) 833-7110. Holders of old notes must request such information no later than October 7, 2004, which date is five business days before the date on which they must make their investment decision.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

Index to Consolidated Financial Statements and

Unaudited Condensed Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members and Management Committee

Global Cash Access, Inc.

We have audited the accompanying consolidated balance sheets of Global Cash Access, Inc. and subsidiaries (formerly Global Cash Access, L.L.C. and subsidiaries) (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of income, members’ capital and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Cash Access, Inc. and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2002 Global Cash Access, Inc. changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles.

/s/    Deloitte & Touche LLP

February 19, 2004, except for the first paragraph of Note 8, as to which the date is February 21, 2004 and for the second and third paragraphs of Note 8, as to which the date is August 23, 2004.

Las Vegas, Nevada

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

(Amounts in thousands)

	2003	2002
ASSETS
Cash and cash equivalents	$23,423	$57,584
Settlement receivables	15,937	20,828
Receivables—other	1,286	972
Due from related parties—net	5,224	3,016
Prepaid and other assets	954	998
Property, equipment and leasehold improvements—net	15,129	17,077
Goodwill—net	156,685	156,572
Other intangibles—net	20,619	26,130

TOTAL	$239,257	$283,177

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Settlement liabilities—due to related party	$17,624	$56,962
Accounts payable	18,016	16,960
Accrued expenses	4,370	6,984

Total liabilities	40,010	80,906

COMMITMENTS AND CONTINGENCIES	—	—

MINORITY INTEREST	—	—

MEMBERS’ CAPITAL	199,247	202,271

TOTAL	$239,257	$283,177

See notes to consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Amounts in thousands)

	2003	2002	2001
REVENUES:
Cash advance	$186,547	$182,754	$174,787
ATM	132,341	119,424	110,074
Check cashing	26,326	29,412	26,614
Central Credit and other	11,176	10,825	10,758

Total revenues	356,390	342,415	322,233

COSTS AND EXPENSES:
Commissions	154,889	146,824	140,640
Interchange and processing	67,245	59,574	54,251
Check cashing warranties	9,848	9,827	8,532
Central Credit and other costs of revenues	414	511	492

Total costs and expenses	232,396	216,736	203,915

GROSS PROFIT	123,994	125,679	118,318
Operating expenses	(45,494)	(55,527)	(52,867)
Amortization	(6,508)	(6,512)	(11,716)
Depreciation	(7,553)	(5,308)	(5,122)
Other operating expenses	(679)	(2,566)	(1,368)

OPERATING INCOME	63,760	55,766	47,245

OTHER INCOME (EXPENSE):
Interest income	1,312	1,283	1,873
Interest expense	(6,762)	(6,216)	(6,955)

Total other expense	(5,450)	(4,933)	(5,082)

INCOME BEFORE PROVISION FOR FOREIGN INCOME TAXES AND MINORITY OWNERSHIP LOSS	58,310	50,833	42,163

PROVISION FOR FOREIGN INCOME TAXES	(321)	(1,451)	(442)

INCOME BEFORE MINORITY OWNERSHIP LOSS	57,989	49,382	41,721

MINORITY OWNERSHIP LOSS	400	1,040	420

NET INCOME	$58,389	$50,422	$42,141

PRO FORMA COMPUTATION RELATED TO CONVERSION TO C CORPORATION FOR TAX PURPOSES
INCOME BEFORE PROVISION FOR FOREIGN INCOME TAXES AND MINORITY OWNERSHIP LOSS	$58,310	$50,833	$42,163
PRO FORMA PROVISION FOR INCOME TAXES (UNAUDITED)	(21,062)	(18,391)	(16,596)
MINORITY OWNERSHIP LOSS—HISTORICAL	400	1,040	420

PRO FORMA NET INCOME (UNAUDITED)	$37,648	$33,482	$25,987

See notes to consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Amounts in thousands except membership units)

	Membership Units	Capital	Comprehensive Income	Other Comprehensive (Loss) Income	Total Members’ Capital
BALANCE—January 1, 2001	1,430	$220,546		$(98)	$220,448

Comprehensive income:
Net income		42,141	$42,141		42,141
Other comprehensive loss:
Foreign currency translation			(235)	(235)	(235)

Comprehensive income			$41,906

Distributions to partners		(57,152)			(57,152)

BALANCE—December 31, 2001	1,430	205,535		(333)	205,202

Comprehensive income:
Net income		50,422	$50,422		50,422
Other comprehensive income:
Foreign currency translation			20	20	20

Comprehensive income			$50,442

Distributions to partners		(53,373)			(53,373)

BALANCE—December 31, 2002	1,430	202,584		(313)	202,271

Comprehensive income:
Net income		58,389	$58,389		58,389
Other comprehensive income:
Foreign currency translation			2,054	2,054	2,054

Comprehensive income			$60,443

Distributions to partners		(63,467)			(63,467)

BALANCE—December 31, 2003	1,430	$197,506		$1,741	$199,247

See notes to consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Amounts in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,389	$50,422	$42,141
Adjustments to reconcile net income to cash provided by operating activities:
Amortization	6,508	6,512	11,716
Depreciation	7,553	5,308	5,122
Loss (gain) on sale or disposal of assets	458	(151)	—
Minority ownership loss	(400)	(1,040)	(420)
Changes in operating assets and liabilities:
Changes in settlement receivables	5,122	12,642	13,238
Changes in receivables—other	(312)	308	(178)
Changes in due from related parties—net	(2,500)	(2,138)	726
Changes in prepaid and other assets	44	360	797
Changes in settlement liabilities—due to related party	(39,496)	9,045	(3,807)
Changes in accounts payable	1,031	538	3,276
Changes in accrued expenses	(2,889)	158	999

Net cash provided by operating activities	33,508	81,964	73,610

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(6,012)	(7,785)	(3,458)
Purchase of other intangibles	(1,035)	(1,965)	(2,837)

Net cash used in investing activities	(7,047)	(9,750)	(6,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Minority capital contributions	400	1,040	340
Distributions to partners	(63,467)	(53,373)	(57,152)

Net cash used in financing activities	(63,067)	(52,333)	(56,812)

NET EFFECT OF EXCHANGE RATES ON CASH	2,445	203	(451)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(34,161)	20,084	10,052
CASH AND CASH EQUIVALENTS—Beginning of period	57,584	37,500	27,448

CASH AND CASH EQUIVALENTS—End of period	$23,423	$57,584	$37,500

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (received) during year for:
Interest	$6,839	$6,082	$7,243

Foreign income taxes	$1,636	$1,740	$(104)

See notes to consolidated financial statements

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1. BUSINESS AND BASIS OF PRESENTATION

Global Cash Access, L.L.C. formerly known as BMCF Gaming, L.L.C., or BMCF, is a joint venture formed July 9, 1998, by First Data Financial Services, LLC and, FDFS Holdings, LLC, or First Data, M&C International, or M&C, formerly known as Global Cash Access and Bank of America, N.A. through a subsidiary company, BA Merchant Services, Inc., or BofA, with respective ownership at formation of 58%, 21%, and 21%. BMCF subsequently changed its name to Global Cash Access, L.L.C., or the Company or GCA, on May 25, 1999.

On September 3, 1999, the members’ purchased and merged Central Credit, Inc. into Central Credit, LLC, which is a wholly-owned subsidiary of CCI Acquisition, LLC, or Central, from a third-party for $44 million in cash. The members then indirectly contributed Central to GCA. Central is one of the leading credit reporting agencies in the gaming industry, and provides credit-information services to gaming establishments and credit-reporting history on gaming patrons to the various gaming establishments. The information is accumulated from various credit reporting bureaus and the Company’s database of activity of patron activity populated by the gaming establishments.

On August 1, 2000, GCA directly acquired certain ATM and cash advance assets of InnoVentry Corporation.

Casino ATM, LLC, or Casino ATM, is a single member LLC contributed by BofA to GCA on September 29, 2000 that provides consumer cash access through automated teller machines. After this company was contributed to the GCA alliance, BofA sold their interest in the joint venture to the remaining partners. This resulted in an increase in the ownership interests of First Data and M&C to 67% and 33%, respectively. BofA serviced and provided cash replenishment services to these ATMs through September 29, 2003 pursuant to a servicing agreement dated the same (see Note 2).

CashCall Systems, Inc., or CashCall, is a Canadian corporation directly owned 67% by First Data and 33% by M&C. Because CashCall has the same ownership structure as GCA and the business is operated and managed as if it were a wholly owned subsidiary of GCA, its financial statements are combined with GCA’s financial statements for all periods presented.

GCA and CashCall provide consumer cash access to gaming establishments through credit/debit card cash advance transactions and automated teller machines, or ATMs.

In the credit/debit card cash advance transaction provided by GCA and CashCall, the gaming establishment reimburses itself for the cash or chips disbursed to the gaming patrons through a check issued by either Integrated Payment Systems, Inc. or IPS Canada Inc., or IPS. GCA is an agent of IPS, a licensed issuer of payment instruments that is wholly owned by First Data. Pursuant to these agency relationships, GCA indemnifies IPS for any losses incurred in conjunction with credit/debit card cash advance transactions, and thus, assumes all of the risks and rewards. GCA receives reimbursement from the patron’s credit/debit card issuer for the transaction in an amount equal to the check issued to the casino plus the cash advance fee charged to the patron. GCA then funds IPS for the amount of their check issued to the casino.

BofA is the acquiring member sponsoring GCA under applicable card rules through September 2010 for all credit/debit card cash advance transactions in then existing GCA markets and networks as of September 29, 2000. Accordingly, the assets and liabilities that arise from credit/debit card cash advance transactions originated at gaming establishments are reflected in the consolidated balance sheets. In addition, all items of income and expense associated with this business have been included in the GCA consolidated statements of income.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

GCA established a United Kingdom branch on August 30, 2001. Setup costs of this branch are included in the GCA consolidated statements of income. The branch did not initiate credit/debit card cash advance and ATM transactions until early 2002 when the regulatory approval to perform these types of transactions in gaming establishments was granted by Parliament.

QuikPlay, LLC, or QuikPlay, is a joint venture formed on December 6, 2000, owned 60% by GCA and 40% by International Game Technology, or IGT. IGT is one of the largest manufactures of gaming slot equipment in the United States of America. The QuikPlay ATM was in the initial development stages until August 28, 2003, at which time it received a Phase II approval letter issued by Gaming Laboratories International, Inc. providing regulatory approval to commence operations on a pilot tribal gaming location. All operating expenses incurred before regulatory approval was obtained, including the reserve against capitalized software development costs in the amount of $0.5 million and $1.5 million and $0.8 million for the years ended December 31, 2003, 2002, and 2001 respectively, have been classified in preopening expense (see Note 2).

Additional regulatory approval must still be obtained for all future locations, but management has determined that the QuikPlay product is no longer a start-up activity. Accordingly, beginning August 28, 2003, all revenue and expenses were classified within operating expenses rather than as part of preopening expenses. As GCA is the managing member of this entity, it has been fully consolidated in the Company’s consolidated financial statements in all periods presented.

IGT is in arrears on their contractually mandated contributions resulting in minority capital deficiencies of $0.1 million at December 31, 2003 and 2002. These deficiencies have been absorbed as part of the Company’s allocated net loss for financial reporting purposes in both years. If IGT fails to make any future contributions, GCA will be obligated to fund any additional cash required for capital expenditures or operating needs.

The accompanying consolidated financial statements include the accounts of GCA and its affiliated and consolidated companies: CashCall, Central, Casino ATM, and QuikPlay.

GCA provides additional services through affiliated companies wholly owned by First Data, including TRS Recovery Services, Inc., and TeleCheck Services, Inc., collectively TeleCheck, and Western Union Financial Services, Inc., or Western Union. GCA is a money transfer agent of Western Union, a wholly owned subsidiary of First Data. Western Union owns the contract with the casinos and provides GCA a commission on the transactions, which is included as income in the accompanying consolidated statements of income.

GCA markets check authorization services to gaming establishments pursuant to the TeleCheck Marketing Agreement dated July 9, 1998, as amended June 1, 2003. GCA, through TeleCheck, provides merchant subscribers check authorization services including verification and collection services directly to the gaming establishment. GCA provides marketing and customer service to the gaming establishment on behalf of TeleCheck. Because GCA controls the primary customer relationship and GCA can choose to offer check warranty products other than those of TeleCheck (including our own), GCA views TeleCheck as our agent with respect to these services. Under the TeleCheck Marketing Agreement and subsequent amendments, GCA receives the monthly fee charged to gaming establishments, net of the actual warranty losses and operating expenses reported by TeleCheck. GCA records the gross monthly fee charged to the gaming establishments in check cashing revenue. The actual warranty losses billed by TeleCheck are recorded as part of check cashing warranties expense. At month end, GCA estimates a liability for unpresented warranty claims and adjusts the month end accrual and warranty expense as necessary. The operating expenses invoiced by TeleCheck are recorded as part of operating expenses.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

Restructuring of Ownership—On December 10, 2003, GCA, its owners, and the principals of GCA’s owners entered into a restructuring agreement, which has been subsequently amended. The restructuring agreement provides for the recapitalization of GCA’s membership so that all of the membership units in GCA (currently 100% owned by FDFS Holdings, LLC and M&C International) will be contributed to a holding company, GCA Holdings, L.L.C. Pursuant to the recapitalization, all of the membership units in GCA Holdings, L.L.C. owned by FDFS Holdings, LLC will be redeemed. In exchange, affiliates of First Data will receive an aggregate amount of $435.6 million.

Immediately prior to the redemption of FDFS Holdings, LLC’s membership units in GCA Holdings, L.L.C., M&C International will sell to Bank of America Corporation a portion of M&C International’s membership units in GCA Holdings, L.L.C. for an aggregate purchase price of approximately $20 million. In addition, GCA Holdings, L.L.C. will redeem certain of M&C International’s membership units in GCA Holdings, L.L.C. for $38 million and a distribution to M&C International will be used to retire a $12.0 million seller note payable to Bank of America, N.A. from M&C International.

Upon the consummation of the transaction, GCA will be wholly-owned by GCA Holdings, L.L.C., and GCA Holdings L.L.C. will be approximately 95% owned by M&C International and approximately 5% owned by Bank of America Corporation. First Data and its affiliates will not own any equity interest, or any option, warrant or right to acquire any equity interest in GCA Holdings, L.L.C. or GCA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The consolidated financial statements include the accounts of Global Cash Access, L.L.C. and its subsidiaries and affiliated combined companies. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents—Cash and cash equivalents includes all balances on deposit in banks and financial institutions. The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash and cash equivalents. Such balances may at times exceed the federal insurance limits, however, the Company periodically evaluates the credit worthiness of these institutions to minimize risk.

ATM Funding Agreements, or Bailment Agreements—GCA entered into a Bailment Agreement with First Data on December 8, 2000, whereby First Data agreed to fund the cash requirements of the ATMs on the company’s operating platform, however, First Data would retain ownership of the cash. The Agreement initially allowed for First Data to fund up to $135 million to GCA’s ATM machines based upon the Company’s operational requirements. On April 15, 2003, the agreement was amended, effective retroactively to the point that bailed funds exceeded $135 million, to provide for up to $350 million of bailed funds. GCA utilized bailed funds of $213.3 million as of December 31, 2002. For the use of First Data’s cash, GCA paid a monthly funding fee equal to the lesser of 7% or the effective prime rate per annum on the balance of bailed funds utilized. Since GCA neither owned nor controlled the funds, the Company appropriately excluded the related cash from its consolidated balance sheets. This agreement was terminated on December 16, 2003, and all bailed funds were returned to First Data as part of the funding related to the Vault Cash Custody Agreement with Wells Fargo Bank, N.A., or Wells Fargo, discussed below.

As part of the contribution of Casino ATM to the Company on September 29, 2000, GCA entered into a three year Transition Services Agreement with BofA. This agreement required BofA to perform all the customary day-to-day operational services and funding activities related to Casino ATM’s leased and owned

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

ATM machines and to maintain all the related accounting until these ATMs were converted over to the company’s proprietary ATM operating platform. BofA would process all transactions and remit to Casino ATM monthly the net fee revenue earned.

For these services, BofA would deduct from the net revenue earned a monthly cost of servicing cash fee. The monthly servicing fee rate was set at 5% through September 29, 2001, and then transitioned to the three-month London Interbank Offered Rate, or LIBOR, plus 0.3% for the remaining two years of the agreement. Since GCA neither owned nor controlled the funds, the Company appropriately excluded the related cash from its consolidated balance sheets. The agreement expired September 29, 2003, at which time all required funds to operate these ATMs were provided by First Data as part of the existing Bailment Agreement discussed above. The funds provided by BofA pursuant to the Transition Services Agreement amounted to $34.2 million as of December 31, 2002. As of December 31, 2003, the company had no ATMs remaining on the BofA operating platform.

On November 17, 2003, the Company entered into a Vault Cash Custody agreement with Wells Fargo Bank to provide the currency needed for normal operating requirements for all the company’s ATMs. This agreement provides up to $300 million in the Company’s ATMs, and replaced the existing Bailment Agreement between the company and First Data. As part of this agreement, the company has agreed that Wells Fargo shall have absolute control over all of the cash and the settlement receivables resulting from ATM transactions at all times. Since GCA neither owns nor controls the funds or related receivables, the Company excludes these amounts from the consolidated balance sheets. Under the new agreement with Wells Fargo, GCA will pay a monthly funding fee to Wells Fargo equal to average daily dollars outstanding in all ATMs multiplied by the average Federal Funds rate published by the Federal Reserve Bank of San Francisco for the month plus a margin of 30 basis points multiplied by the number of days in the calendar month. As of December 31, 2003, the rate in effect was 1.30%. The funds provided by Wells Fargo pursuant to this agreement amounted to $368.4 million as of December 31, 2003. The company has obtained a waiver from Wells Fargo that authorized a temporary increase in the contractual limit of cash available to exceed $300.0 million dollars from December 29, 2003 through January 2, 2004.

Settlement Receivables—Settlement receivables represent amounts due from issuing banks for credit and debit card cash advance and ATM transactions. These amounts are typically received within three business days of the initiation of the original transaction.

Because GCA’s receivables are from a large and diverse group of issuing banks, the risk of default of any one bank to the company’s overall receivable balance is minimal. In addition, the various credit associations through which the transactions were initiated guarantee these receivables. The company performs ongoing credit evaluations of the credit associations’ financial condition and credit worthiness. Additionally due to the short duration between the transaction and subsequent collection, their book value does not differ materially from their fair value.

Property, Equipment and Leasehold Improvements—Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation, computed using the straight-line method over the lesser of the estimated life of the related assets, generally three to five years, or the related lease term. Amounts charged to expense for depreciation of property, equipment and leasehold improvements were approximately $7.6 million, $5.3 million, and $5.1 million for the years ended December 31, 2003, 2002, and 2001, respectively. Accumulated depreciation was $17.1 million and $14.2 million as of December 31, 2003 and 2002, respectively.

Repairs and maintenance are expensed as incurred.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the consolidated statements of income.

Property, equipment and leasehold improvements are reviewed for impairment whenever events or circumstances indicate that their carrying amounts may not be recoverable. As of December 31, 2003, the company does not believe that any of its property, equipment and leasehold improvements are impaired.

Goodwill—Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets acquired plus liabilities assumed arising from business combinations. There was no goodwill amortization expense for the years ended December 31, 2003 and 2002, and $5.9 million of amortization expense for the year ended December 31, 2001. Accumulated goodwill amortization was $17.0 million at December 31, 2003 and 2002.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which addresses the financial accounting and reporting for intangible assets upon acquisition and subsequent to acquisition. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosure of information about goodwill and other intangible assets. All goodwill and other intangible assets will be subject to annual impairment tests. The company adopted this statement on January 1, 2002, and in connection with its initial application, ceased the amortization of goodwill, and tested the goodwill balances for impairment. As of the adoption date, the Company determined that its goodwill balances were not impaired. The goodwill is not impaired as of December 31, 2003.

The following table reconciles previously reported net income for the year ended December 31, 2001, to net income as adjusted for the cessation of amortization expense related to our goodwill balances (amounts in thousands):

Net income—as reported	$42,141
Amortization of goodwill—net of foreign tax	5,865

Net income—as adjusted	$48,006

Goodwill—net consists of the following as of December 31, (amounts in thousands):

	2003	2002
Cash Advance	$93,167	$93,054
Central Credit	39,470	39,470
ATM	24,048	24,048

Total	$156,685	$156,572

Other Intangible Assets—Other intangible assets primarily consist of customer contracts (rights to provide processing services to clients acquired through business combinations and acquisitions) and capitalized software development costs. Other intangibles are amortized on a straight-line basis over the length of the contract or benefit period, from 3 to 10 years.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

Customer contracts and related accumulated amortization were as follows as of December 31, (amounts in thousands):

	2003	2002
Customer contracts	$34,516	$34,516
Accumulated amortization	(16,525)	(12,974)

Customer contracts—net	$17,991	$21,542

Capitalized software development costs and related accumulated amortization were as follows as of December 31, (amounts in thousands):

	2003	2002
Capitalized software development costs	$11,168	$10,826
Accumulated amortization	(8,540)	(6,238)

Capitalized software development costs—net	$2,628	$4,588

Amortization expense related to customer contracts was $3.5 million for each of the three years in the period ended December 31, 2003. Amortization expense related to capitalized software development costs was $3.0 million, $3.0 million and $2.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company accounts for the costs related to computer software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 (“SOP 98-1”), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes that computer software costs that are incurred in the preliminary project stage should be expensed as incurred. Costs incurred in the application development phase and any upgrades and enhancements that modify the existing software and result in additional functionality are capitalized and amortized over their useful lives, generally not to exceed three years. These costs consist of outside professional fees related to the development of our systems. As of December 31, 2003 and 2002 costs capitalized for internally developed software were $11.2 million and $11.4 million, respectively.

Chargebacks—The company also established an allowance for chargebacks on credit/debit card cash advance transactions based upon past experience with losses arising from disputed charges by customers. Management periodically reviews the recorded balance to ensure the recorded amount adequately covers the expected losses to be incurred from disputed charges. The recorded allowance for chargebacks was $0.1 million and $0.3 million as of December 31, 2003 and 2002, respectively.

Settlement Liabilities—Settlement liabilities represent amounts due to IPS for outstanding checks issued pursuant to cash advance transactions. These amounts are typically paid within three business days of the initiation of the original transaction. Due to the short duration between the transaction and the subsequent payment of these liabilities, their book value does not differ materially from their fair value.

Net Warranty Liability—Net warranty liability represents the cost to cover the estimated unreceived and uncollectible returned checks that TeleCheck had warranted as of December 31, 2003. GCA is obligated to reimburse TeleCheck for all warranted items paid on the company’s behalf. The company had $0.5 million accrued for net warranty liability as of December 31, 2003. In the prior year, the agreement between TeleCheck

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

and the company was structured such that TeleCheck retained the net warranty liability, so GCA had $0 accrued as of December 31, 2002.

To determine the net warranty liability, the Company determines the estimated gross warranty liability by applying the historical reimbursement percentage to the actual warranted checks for the month. The historical loss rate on reimbursed items is then applied to the difference between the estimated gross warranty liability and the actual warranty reimbursements processed within the month to arrive at the net warranty liability.

The Company evaluates the recorded balance of the net warranty liability on a monthly basis to ensure the recorded amount adequately covers the expected expense that will arise in future periods from losses on warranty presentments. The Company evaluates this accrual for adequacy based upon the expected warranty presentments compared to the revenue recorded for the comparable periods.

Revenue Recognition—The Company recognizes revenue when evidence of an arrangement exists, services have been rendered, our price fixed or determinable and collectibility is reasonably assured. The Company evaluates its revenue streams for proper timing of revenue recognition.

Cash advance revenue is recognized at the point an IPS check is generated by the casino cage for patron transactions.

ATM revenue is comprised of upfront patron transaction fees or surcharges assessed at the time the transaction is initiated and a percentage of interchange fees paid by the patron’s issuing bank. These issuing banks share the interchange revenue (reverse interchange) with GCA to cover the cost incurred by GCA to acquire the ATM transaction. Upfront patron transaction fees are recognized when a transaction is initiated, and reverse interchange is recognized on a monthly basis.

Check cashing revenues are recorded monthly based upon contractually agreed terms with the gaming establishment. The monthly fee is generally (as specified in the contract) either determined by an agreed upon percentage of the actual checks approved and warranted within the month through TeleCheck or based upon a percentage of the face amount of all returned checks presented for warranty reimbursement through TeleCheck.

Credit reporting revenue is based upon either a contractually negotiated flat monthly unlimited usage fee or a variable fee structure driven by the volume of patron credit histories generated. This revenue is recognized on a monthly basis.

Advertising Costs—The company expenses advertising costs as incurred. Total advertising expense (included in the “operating expenses” caption in the consolidated statements of income) was $0.6 million, $1.3 million, and $1.2 million for the years ended December 31, 2003, 2002, and 2001 respectively.

Project Development Costs—Certain project development costs are expensed as incurred. During the years ended December 31, 2003, 2002, and 2001, the Company expensed $0.7 million, $2.6 million, and $1.4 million, respectively, in project development costs, which related to activities primarily associated with software and hardware development for QuikPlay. As the Company had not received regulatory approval to commence operations until August 2003, we considered ourselves to be in a preliminary project stage. Accordingly, in accordance with AICPA SOP 98-1, all costs incurred for otherwise capitalizable software development activities, up until August 2003, were expensed for the amount of $0.5 million, $1.5 million, and $0.8 million for the years ended December 31, 2003, 2002, and 2001, respectively, and expensed as project development costs.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

Income Taxes—The Company and its subsidiaries, with the exception of CashCall, were formed as limited liability companies, or LLCs, which are treated similarly to partnerships under the Internal Revenue Code. As such, federal income taxes payable on net income of the company is the liability of its respective members. Canada does not recognize LLC’s as legal entities, and as such, CashCall operates as a corporation subject to both federal and provincial taxes. Related foreign income tax expense was $0.3 million, $1.5 million, and $0.4 million in US dollars for the years ended December 31, 2003, 2002, and 2001, respectively. The company had accrued amounts owed to Canadian taxing authorities of $0 and $0.8 million as of December 31, 2003, and December 31, 2002, respectively. Additionally, the company accrued for and owed $1.0 million and $0.9 million to First Data as of December 31, 2003, and 2002, respectively, for amounts First Data paid to the taxing authorities on behalf of CashCall.

Foreign Currency Translation—Foreign currency denominated assets and liabilities for those foreign entities for which the local currency is the functional currency are translated into U.S. dollars based on exchange rates prevailing at the end of each year. Revenues and expenses are translated at average exchange rates during the year. The effects of foreign exchange gains and losses arising from these translations are included as a component of other comprehensive income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates incorporated in the consolidated financial statements include the estimated useful lives for depreciable and amortizable assets, estimated cash flows in assessing the recoverability of long-lived assets, and estimated liabilities for chargebacks, litigation, claims and assessments. Actual results could differ from these estimates.

Recently Issued Accounting Standards—In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The most significant provisions of this statement relate to the rescission of Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt and it also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Under this new statement, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet certain defined criteria must be reclassified. SFAS No. 145 is effective for our 2003 fiscal year and may be adopted early. The company adopted this statement on January 1, 2003 and the adoption did not have a material effect on its financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The company adopted this statement on January 1, 2003 and its adoption did not have a material effect on its financial position or results of operations.

In November 2002, the FASB issued Interpretation No., or FIN, 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 expands the

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

disclosures required by guarantors for obligations under certain types of guarantees. It also requires initial recognition at fair value of a liability for such guarantees. The provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The company adopted these requirements as of January 1, 2003, and their adoption did not have a material effect to the company’s financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46R (revised December 2003), Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The revised effective date is now generally effective for financial statements of public companies for interim or annual periods ending after March, 2004. The company does not expect the adoption of this standard to have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. An issuer is required to classify a financial instrument that is within the scope of this statement as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The company adopted the standard on July 1, 2003, and its adoption did not have a material impact on its financial position of results of operations.

Reclassifications—Certain reclassifications have been made in the prior years’ consolidated financial statements to conform to the presentation used in 2003, these reclassifications had no effect on the company’s consolidated net income.

3. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements consist of the following as of December 31, (amounts in thousands):

	2003	2002
ATM equipment	$24,218	$19,417
Cash advance equipment	4,306	7,605
Office equipment	1,660	2,162
Leasehold and building improvements	2,115	2,110

	32,299	31,294
Less accumulated depreciation	(17,170)	(14,217)

Total	$15,129	$17,077

4. RETIREMENT PLANS

Defined Contribution Plan—GCA has a retirement savings plan, or the 401(k) plan, under Section 401(k) of the Internal Revenue Code covering its employees. The 401(k) plan allows employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 20% of their income on a pre-tax basis through

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

contributions to the 401(k) plan. The Company expensed voluntary contributions to the 401(k) plan of $0.3 million, $0.4 million, and $0.3 million for the years ended December 31, 2003, 2002, and 2001, respectively.

5. COMMITMENTS AND CONTINGENCIES

Lease Obligations—The Company leases certain office facilities and operating equipment under cancelable and noncancelable agreements. Total rent expense was approximately $1.3 million, $1.7 million, and $1.7 million for the years ended December 31, 2003, 2002, and 2001, respectively.

At December 31, 2003, the minimum aggregate rental commitment under all noncancelable operating leases for the years then ending was (amounts in thousands):

2004	$496
2005	480
2006	475
2007	475
2008	475
Thereafter	951

Total	$3,352

In May 2003, GCA and USA Payments, a Nevada Corporation, or USA Payments, agreed to retroactively enter into a sublease agreement for the portion of the company’s main corporate office facility that USA Payments uses to maintain their backup server equipment. Under the terms of the agreement, USA Payments made a one-time payment of $39,000 to catch up on the monthly rent from the date their equipment was placed in service in the facility. Additionally, USA Payments has agreed to pay $1,500 monthly in rent for as long as their equipment resides at the corporate facility. The Company has recorded $51,000 in rental income for the year ended December 31, 2003.

Litigation Claims and Assessments—In April 2003, an action was commenced against the Company and First Data by one of the Company’s competitors alleging breach of a confidentiality agreement between the competitor and First Data Corporation, interference with contract relations and interference with prospective economic advantage arising from a competitive bidding situation in which a gaming establishment entered into a contract with the Company rather than the competitor. The complaint alleges wrongful actions by the Company that resulted in the gaming establishment reneging on its prior indications that it would enter into a contract with the competitor. In the complaint, the competitor is seeking damages in excess of $1.0 million including lost profits, incidental and consequential damages, out-of-pocket losses and losses from damage to reputation, plus attorneys’ fees, costs and expenses. The company believes that the allegations of wrongdoing are without merit and intends to vigorously defend itself against them.

By amended interrogatory answers dated January 30, 2004, the competitor has claimed that it has lost incremental profits of approximately $7.2 million as a result of the alleged wrongdoing. In addition, the competitor has identified out-of-pocket expenses totalling approximately $330,000 which it claims it was unable to recoup after the alleged wrongdoing.

The Company is threatened with or named as a defendant in various lawsuits in the ordinary course of business, including the one noted above. It is not possible to determine the ultimate disposition of these matters;

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

however, management is of the opinion that the final resolution of any threatened or pending litigation is not likely to have a material adverse effect on the financial position or results of operations of the Company.

Compliance Letters from MasterCard International, Inc. and Visa U.S.A.—In the normal course of business, the Company routinely receives letters from MasterCard International, Inc. and Visa U.S.A., or the Associations, regarding non-compliance with various aspects of the respective Associations bylaws and regulations as they relate to transaction processing. The Company is periodically involved in discussions with their sponsoring bank and the Associations to resolve these issues. It is the opinion of management that all of the issues raised by the Associations will be resolved in the normal course of business and related changes to the bankcard transaction processing, if any, will not result in material adverse impact to the financial results of the company.

6. RELATED PARTY TRANSACTIONS

In the normal course of business, First Data and its subsidiaries have provided services to the Company to facilitate the provision of services for the Company’s customers. The Company was charged a fee by FDFS for all material services provided on its behalf based on the estimated fair value of the services provided. First Data POS, Inc., or FDPOS, deploys, warehouses, and maintains equipment for the Company. First Data provides support services, mainly tax, accounting, and licensing departments, corporate insurance coverage, and credit card rewards processing.

In connection with credit/debit card cash advance transactions, the Company incurs a settlement liability to IPS for checks written to gaming properties on cash accounts of IPS. GCA generally funds IPS for the checks on the third business day after the check is issued. The Company pays a check clearing and imaging fee to IPS. IPS pays the Company interest on the outstanding checks from the time they are funded until the check has cleared the IPS bank account. The balance of outstanding checks includes short-term balances as well as checks pending escheatment. Periodically, GCA deposits excess cash on hand with IPS on a short term basis. Interest is calculated daily on the total outstanding balance and the short-term cash deposits at the lesser of 7% or prime rate per annum.

In connection with the ATM business, FDFS Holdings, LLC provided ATM funding for which it charged the company interest. Interest was calculated daily on the total outstanding balance at the lesser of 7% or prime rate per annum. This arrangement was terminated on December 16, 2003.

GCA markets TeleCheck check authorization services and is an agent of Western Union in gaming establishments.

The company made payments for software development costs to Infonox, a company owned by its minority partner during each of the years presented. A portion of the software development costs are capitalized and reflected in intangible assets in the consolidated balance sheets and the remainder is classified in operating or preopening expenses in the consolidated statements of income.

GCA made processing payments based on authorized transactions to USA Payments. The processing payments have been reflected in interchange processing and other expenses in the consolidated statements of income. Additionally, USA Payments provides pass through invoices related mainly to gateway fees and other processing charges incurred on behalf of the Company from unrelated third parties and subleases a portion of GCA’s corporate facility from GCA. USA Processing, Inc. provides consulting services related to accounting and telecom billing review services pursuant to consolidating facilities and operations of the Company to realize the synergies of the joint venture structure.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

The following table represents the transactions with related parties for the years ended December 31, (amounts in thousands):

Name of Related Party	Description of Transaction	2003	2002	2001
First Data and Subsidiaries:

IPS	Invoices paid by IPS passed through as capitalized items to GCA with subsequent operating expense and depreciation expense treatment including capitalized check stock and casino equipment, respectively	$215	$305	$279

IPS	Invoices paid by IPS passed through and expensed in operating expenses by GCA including legal fees, bank fees, telecom, taxes, licenses, foreign employee reimbursement and other operating expenses	732	493	405

IPS	Call center operated by IPS included in operating expenses	—	(239)	3,293

IPS	Check clearing & imaging charges operated by IPS included in operating expenses	526	569	550

FDPOS	FDPOS equipment deployment, terminal repair and warehousing services	3	36	82

First Data	Other support services including tax, accounting and licensing departments, corporate insurance coverage and credit card rewards processing included in operating expenses	208	208	112

IPS	Interest income earned by GCA on outstanding checks and short-term cash deposits	(983)	(1,017)	(1,148)

FDFS Holdings, LLC	Interest expense recorded by GCA on bailment of ATM cash	6,213	4,335	3,149

TeleCheck	Check guarantee revenue included in check cashing revenue	(25,449)	(29,287)	(26,652)

TeleCheck	Check cashing warranties	9,848	9,827	8,532

TeleCheck	Operating expenses	6,212	11,626	9,980

Western Union	Money transfer commissions earned included in Central Credit and other revenues	(371)	(477)	(308)

Minority Interest Partner’s Subsidiaries:

Infonox on the Web	Software development costs and maintenance expense included in operating expenses, preopening expenses and other intangibles-net	3,643	5,993	3,753

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

Name of Related Party	Description of Transaction	2003	2002	2001
USA Payments	Transaction processing charges included in interchange and processing	$3,016	$2,117	$1,610

USA Payments	Pass through billing related to gateway fees, telecom and other items included in interchange and processing expense and operating expense	1,986	1,519	1,442

USA Payments	Payroll expense reimbursement for transition services, and accounting, and telecom consultation included in operating expenses	—	1	177

USA Payments	Sublease income earned for leasing out corporate office space for backup servers	(51)	—	—

The following table details the amounts due from related parties that are recorded as part of the consolidated balance sheets as of December 31, (amounts in thousands):

	2003	2002
Receivable from M&C	$3,166	$3,166
Receivable from First Data and Subsidiaries	2,058	(150)

	$5,224	$3,016

The settlement liabilities, due to related party line in the consolidated balance sheets as of December 31, 2003 and 2002, represents a liability to IPS for unpaid checks.

7. SEGMENT INFORMATION

Operating segments as defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. GCA’s chief operating decision-making group consists of the Chief Executive, Chief Operating, and Chief Financial Officers of the company and a management committee appointed by the Company’s owners. The operating segments are reviewed separately because each operating segment represents a strategic business unit that serves different markets.

GCA operates in four distinct business segments: cash advance, ATM, check cashing and credit reporting services. These segments are monitored separately by management for performance against its internal forecast and are consistent with GCA’s internal management reporting.

Other lines of business, none of which exceed the established materiality for segment reporting, include Western Union, direct marketing and QuikPlay.

The company’s business is predominantly domestic, with no specific regional concentrations.

Major customers – During 2003, GCA had one customer which generated total revenues of approximately $47.9 million from all segments. During 2002, one customer generated total revenues of approximately $45.6 million from all segments. During 2001, one customer generated total revenues of approximately $42.0 million from all segments.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies.

	Cash Advance	ATM	Check Cashing	Credit Reporting	Other	Total
Year Ended December 31, 2003
Revenues	$186,547	$132,341	$26,326	$9,965	$1,211	$356,390
Depreciation and amortization	5,872	7,290		364	535	14,061
Operating income (loss)	36,935	15,186	9,208	4,233	(1,802)	63,760
Interest income	1,312					1,312
Interest expense		(6,673)			(89)	(6,762)
Foreign income taxes	(321)					(321)
Minority ownership loss					400	400

Net income (loss)	$37,926	$8,513	$9,208	$4,233	$(1,491)	$58,389

Year Ended December 31, 2002
Revenues	$182,754	$119,424	$29,412	$9,519	$1,306	$342,415
Depreciation and amortization	5,953	4,704		623	540	11,820
Operating income (loss)	35,876	15,313	7,316	2,105	(4,844)	55,766
Interest income	1,283					1,283
Interest expense		(6,110)			(106)	(6,216)
Foreign income taxes	(1,451)					(1,451)
Minority ownership loss					1,040	1,040

Net income (loss)	$35,708	$9,203	$7,316	$2,105	$(3,910)	$50,422

Year Ended December 31, 2001
Revenues	$174,787	$110,074	$26,614	$9,797	$961	$322,233
Depreciation and amortization	9,963	4,272		1,896	707	16,838
Operating income (loss)	27,813	13,361	7,606	269	(1,804)	47,245
Interest income	1,873					1,873
Interest expense		(6,955)				(6,955)
Foreign income taxes	(442)					(442)
Minority ownership loss					420	420

Net income (loss)	$29,244	$6,406	$7,606	$269	$(1,384)	$42,141

	December 31,
	2003	2002
Total Assets
Cash advance	$154,497	$194,397
ATM	40,621	46,868
Check cashing	2,944	753
Credit reporting	40,764	40,991
Other	431	168

Total assets	$239,257	$283,177

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

8. SUBSEQUENT EVENTS

Employment Agreements—Effective February 21, 2004, the Company signed employment and non-compete agreements with the Chief Financial Officer and Chief Operating Officer providing for an immediate payment of $37,500 to each as a signing bonus, and a lump sum payment of $500,000 to each upon termination of employment for the non-compete provisions. These provisions prevent each executive from directly competing with the Company for a period of two years commencing on their termination date. Pursuant to the provisions of the agreements, the Company is required to set aside $1.0 million in a third-party escrow account.

Securities Purchase and Exchange Agreement—On April 21, 2004, Holdings entered into a Securities Purchase and Exchange Agreement whereby Holdings, the Company and each of the Company’s wholly owned subsidiaries agreed, among other things, to convert from limited liability companies to corporations organized under the laws of Delaware (the “Conversion”), and to exchange membership units in Holdings for various classes of common and preferred stock.

Income Taxes—On June 7, 2004, the Company changed its tax status from a limited liability company to a taxable corporation organized under the laws of Delaware. In accordance with generally accepted accounting principles, upon conversion to a taxable entity the Company recorded a one-time income tax benefit to establish a net deferred tax asset attributed to differences between the financial reporting and income tax basis of assets and liabilities. The pro forma unaudited income tax adjustments represent the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation. Pro forma expenses are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during the period. Actual rates and expenses could have differed had the Company been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes for all periods presented. The following table presents the computation of the pro forma income tax expense for the year ended December 31, (amounts in thousands):

	2003	2002	2001
Income before income taxes, as reported	$58,310	$50,833	$42,163
Effective pro forma income tax rate	36.12%	36.18%	39.36%

Pro forma income tax expense	$21,062	$18,391	$16,596

9. GUARANTOR INFORMATION

As part of the restructuring of ownership discussed in Note 1 to these consolidated financial statements, the company has proposed issuing $235 million in senior subordinated notes due 2012, or the Notes. The Notes as currently proposed will be guaranteed by all of the Company’s domestic wholly-owned existing subsidiaries. These guaranties will be full, unconditional, joint and several. CashCall, which is a combined, affiliated company and QuikPlay, which is a consolidated joint venture will not guaranty these notes. As such, the following consolidating schedules present separate condensed financial statement information on a combined basis for the parent only, as well as the Company’s guarantor subsidiaries and non-guarantor subsidiaries and affiliate, as of December 31, 2003, and 2002 and for the three years in the period ended December 31, 2003.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—BALANCE SHEET INFORMATION

DECEMBER 31, 2003

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non-Guarantors	Elimination Entries *	Consolidated
ASSETS
Cash and cash equivalents	$14,665	$195	$8,563	$—	$23,423
Settlement receivables	15,576	—	361	—	15,937
Receivables—other	575	707	4	—	1,286
Due from (to) related parties—net	(1,776)	10,123	3,147	(6,270)	5,224
Prepaid and other assets	954	—	—	—	954
Investment in subsidiaries	56,768	—	—	(56,768)	—
Property, equipment and leasehold improvements—net	15,108	21	—	—	15,129
Goodwill—net	116,575	39,470	640	—	156,685
Other intangibles—net	20,250	369	—	—	20,619

TOTAL	$238,695	$50,885	$12,715	$(63,038)	$239,257

LIABILITIES AND MEMBERS’ CAPITAL
Settlement liabilities—due to related party	$17,365	$—	$259	$—	$17,624
Accounts payable	17,489	371	156	—	18,016
Accrued expenses	4,594	—	6,046	(6,270)	4,370

Total liabilities	39,448	371	6,461	(6,270)	40,010

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—

MINORITY INTEREST	—	—	—	—	—

MEMBERS’ CAPITAL	199,247	50,514	6,254	(56,768)	199,247

TOTAL	$238,695	$50,885	$12,715	$(63,038)	$239,257

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—BALANCE SHEET INFORMATION

DECEMBER 31, 2002

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non-Guarantors	Elimination Entries *	Consolidated
ASSETS
Cash and cash equivalents	$45,365	$123	$12,096	$—	$57,584
Settlement receivables	20,424	—	404	—	20,828
Receivables—other	312	644	16	—	972
Due from (to) related parties—net	5,804	5,588	8	(8,384)	3,016
Prepaid and other assets	998	—	—	—	998
Investment in subsidiaries	50,273	—	—	(50,273)	—
Property, equipment and leasehold improvements—net	17,028	49	—	—	17,077
Goodwill—net	116,575	39,470	527	—	156,572
Other intangibles—net	25,426	704	—	—	26,130

TOTAL	$282,205	$46,578	$13,051	$(58,657)	$283,177

LIABILITIES AND MEMBERS’ CAPITAL
Settlement liabilities—due to related party	$56,687	$—	$275	$—	$56,962
Accounts payable	15,866	574	520	—	16,960
Accrued expenses	7,381	—	7,987	(8,384)	6,984

Total liabilities	79,934	574	8,782	(8,384)	80,906

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—

MINORITY INTEREST	—	—	—	—	—

MEMBERS’ CAPITAL	202,271	46,004	4,269	(50,273)	202,271

TOTAL	$282,205	$46,578	$13,051	$(58,657)	$283,177

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2003

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non-Guarantors	Elimination Entries *	Consolidated
REVENUES:
Cash advance	$181,982	$—	$4,565	$—	$186,547
ATM	132,341	—	—	—	132,341
Check cashing	26,326	—	—	—	26,326
Central Credit and other	5,692	9,965	23	(4,504)	11,176

Total revenues	346,341	9,965	4,588	(4,504)	356,390

COSTS AND EXPENSES:
Commissions	153,143	—	1,746	—	154,889
Interchange and processing	65,854	—	1,391	—	67,245
Check cashing warranties	9,848	—	—	—	9,848
Central Credit and other costs of revenues	109	305	—	—	414

Total costs and expenses	228,954	305	3,137	—	232,396

GROSS PROFIT	117,387	9,660	1,451	(4,504)	123,994
Operating expenses	(39,954)	(4,787)	(753)	—	(45,494)
Amortization	(6,173)	(335)	—	—	(6,508)
Depreciation	(7,524)	(29)	—	—	(7,553)
Preopening expenses	—	—	(679)	—	(679)

OPERATING INCOME	63,736	4,509	19	(4,504)	63,760

OTHER INCOME (EXPENSE):
Interest income	1,017	—	295	—	1,312
Interest expense	(6,762)	—	—	—	(6,762)

Total other (expense) income	(5,745)	—	295	—	(5,450)

INCOME BEFORE PROVISION FOR FOREIGN INCOME TAXES AND MINORITY OWNERSHIP LOSS	57,991	4,509	314	(4,504)	58,310

PROVISION FOR FOREIGN INCOME TAXES	—	—	(321)	—	(321)

INCOME (LOSS) BEFORE MINORITY OWNERSHIP LOSS	57,991	4,509	(7)	(4,504)	57,989

MINORITY OWNERSHIP LOSS	400	—	—	—	400

NET INCOME (LOSS)	$58,391	$4,509	$(7)	$(4,504)	$58,389

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2002

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non-Guarantors	Elimination Entries *	Consolidated
REVENUES:
Cash advance	$176,599	$—	$6,155	$—	$182,754
ATM	119,424	—	—	—	119,424
Check cashing	29,412	—	—	—	29,412
Central Credit and other	610	9,519	—	696	10,825

Total revenues	326,045	9,519	6,155	696	342,415

COSTS AND EXPENSES:
Commissions	144,806	—	2,018	—	146,824
Interchange and processing	57,612	—	1,962	—	59,574
Check cashing warranties	9,827	—	—	—	9,827
Central Credit and other costs of revenues	181	330	—	—	511

Total costs and expenses	212,426	330	3,980	—	216,736

GROSS PROFIT	113,619	9,189	2,175	696	125,679
Operating expenses	(47,973)	(6,462)	(1,092)	—	(55,527)
Amortization	(6,177)	(335)	—	—	(6,512)
Depreciation	(5,020)	(288)	—	—	(5,308)
Preopening expenses	—	—	(2,566)	—	(2,566)

OPERATING INCOME (LOSS)	54,449	2,104	(1,483)	696	55,766

OTHER INCOME (EXPENSE):
Interest income	1,149	—	134	—	1,283
Interest expense	(6,216)	—	—	—	(6,216)

Total other (expense) income	(5,067)	—	134	—	(4,933)

INCOME BEFORE PROVISION FOR FOREIGN INCOME TAXES AND MINORITY OWNERSHIP LOSS	49,382	2,104	(1,349)	696	50,833

PROVISION FOR FOREIGN INCOME TAXES	—	—	(1,451)	—	(1,451)

INCOME (LOSS) BEFORE MINORITY OWNERSHIP LOSS	49,382	2,104	(2,800)	696	49,382

MINORITY OWNERSHIP LOSS	1,040	—	—	—	1,040

NET INCOME (LOSS)	$50,422	$2,104	$(2,800)	$696	$50,422

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 31, 2001

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non-Guarantors	Elimination Entries *	Consolidated
REVENUES:
Cash advance	$167,283	$—	$7,504	$—	$174,787
ATM	110,074	—	—	—	110,074
Check cashing	26,614	—	—	—	26,614
Central Credit and other	666	9,797		295	10,758

Total revenues	304,637	9,797	7,504	295	322,233

COSTS AND EXPENSES:
Commissions	137,705	—	2,935	—	140,640
Interchange and processing	52,003	—	2,248	—	54,251
Check cashing warranties	8,532	—	—	—	8,532
Central Credit and other costs of revenues	128	364	—	—	492

Total costs and expenses	198,368	364	5,183	—	203,915

GROSS PROFIT	106,269	9,433	2,321	295	118,318
Operating expenses	(44,333)	(7,268)	(1,266)	—	(52,867)
Amortization	(9,901)	(1,795)	(20)	—	(11,716)
Depreciation	(5,007)	(101)	(14)	—	(5,122)
Preopening expenses	—	—	(1,368)	—	(1,368)

OPERATING INCOME (LOSS)	47,028	269	(347)	295	47,245

OTHER INCOME (EXPENSE):
Interest income	1,648	—	225	—	1,873
Interest expense	(6,955)	—	—	—	(6,955)

Total other (expense) income	(5,307)	—	225	—	(5,082)

INCOME BEFORE PROVISION FOR FOREIGN INCOME TAXES AND MINORITY OWNERSHIP LOSS	41,721	269	(122)	295	42,163

PROVISION FOR FOREIGN INCOME TAXES	—	—	(442)	—	(442)

INCOME (LOSS) BEFORE MINORITY OWNERSHIP LOSS	41,721	269	(564)	295	41,721

MINORITY OWNERSHIP LOSS	420	—	—	—	420

NET INCOME (LOSS)	$42,141	$269	$(564)	$295	$42,141

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF CASH FLOW INFORMATION

YEAR ENDED DECEMBER 31, 2003

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non- Guarantors	Elimination Entries *	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$58,391	$4,509	$(7)	$(4,504)	$58,389
Adjustments to reconcile income (loss) to cash provided by (used in) operating activities:
Amortization	6,173	335	—	—	6,508
Depreciation	7,524	29	—	—	7,553
Loss on sale or disposal of fixed assets	458	—	—	—	458
Equity income	(4,504)	—	—	4,504	—
Minority loss in subsidiaries	(400)	—	—	—	(400)
Changes in operating assets and liabilities:
Changes in settlement receivables	5,001	—	121	—	5,122
Changes in receivables—other	(265)	(62)	15	—	(312)
Changes in due from (to) related party—net	7,579	(4,534)	(2,910)	(2,635)	(2,500)
Changes in prepaid and other assets	44	—	—	—	44
Changes in settlement liabilities—due to related party	(39,426)	—	(70)	—	(39,496)
Changes in accounts payable	1,623	(203)	(389)	—	1,031
Changes in accrued expenses	(2,955)	—	(3,353)	3,419	(2,889)

Net cash (used in) provided by operating activities	39,243	74	(6,593)	784	33,508

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(6,010)	(2)	—	—	(6,012)
Purchase of other intangibles	(1,035)	—	—	—	(1,035)
Investment in subsidiaries	(1,000)	—	—	1,000	—

Net cash (used in) provided by investing activities	(8,045)	(2)	—	1,000	(7,047)

CASH FLOWS FROM FINANCING ACTIVITIES:
Minority capital contributions	400	—	—	—	400
Capital contributions	—	—	1,000	(1,000)	—
Distributions to partners	(63,467)	—	—	—	(63,467)

Net cash (used in) provided by financing activities	(63,067)	—	1,000	(1,000)	(63,067)

NET EFFECT OF EXCHANGE RATES ON CASH	1,169	—	2,060	(784)	2,445

NET CHANGE IN CASH AND CASH EQUIVALENTS	(30,700)	72	(3,533)	—	(34,161)

CASH AND CASH EQUIVALENTS—Beginning of period	45,365	123	12,096	—	57,584

CASH AND CASH EQUIVALENTS—End of period	$14,665	$195	$8,563	$—	$23,423

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF CASH FLOW INFORMATION

YEAR ENDED DECEMBER 31, 2002

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non- Guarantors	Elimination Entries *	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$50,422	$2,104	$(2,800)	$696	$50,422
Adjustments to reconcile income (loss) to cash provided by (used in) operating activities:
Amortization	6,177	335	—	—	6,512
Depreciation	5,020	288	—	—	5,308
Gain on sale or disposal of fixed assets	(151)	—	—	—	(151)
Equity income	696	—	—	(696)	—
Minority loss in subsidiaries	(1,040)	—	—	—	(1,040)
Changes in operating assets and liabilities:	—	—	—	—	—
Changes in settlement receivables	12,548	—	94	—	12,642
Changes in receivables—other	88	220	—	—	308
Changes in due from (to) related party—net	873	(3,156)	(8,149)	8,294	(2,138)
Changes in prepaid and other assets	360	—	—	—	360
Changes in settlement liabilities—due to related party	9,225	—	(180)	—	9,045
Changes in accounts payable	431	12	95	—	538
Changes in accrued expenses	1,164	(186)	7,464	(8,284)	158

Net cash provided by (used in) operating activities	85,813	(383)	(3,476)	10	81,964

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(7,785)	—	—	—	(7,785)
Purchase of other intangibles	(1,965)	—	—	—	(1,965)
Investment in subsidiaries	(2,600)	—	—	2,600	—

Net cash (used in) provided by investing activities	(12,350)	—	—	2,600	(9,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Minority capital contributions	1,040	—	—	—	1,040
Capital contributions	—	—	2,600	(2,600)	—
Distributions to partners	(53,373)	—	—	—	(53,373)

Net cash (used in) provided by financing activities	(52,333)	—	2,600	(2,600)	(52,333)

NET EFFECT OF EXCHANGE RATES ON CASH	145	—	68	(10)	203

NET CHANGE IN CASH AND CASH EQUIVALENTS	21,275	(383)	(808)	—	20,084

CASH AND CASH EQUIVALENTS—Beginning of period	24,090	506	12,904	—	37,500

CASH AND CASH EQUIVALENTS—End of period	$45,365	$123	$12,096	$—	$57,584

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(Formerly Global Cash Access, L.L.C. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF CASH FLOW INFORMATION

YEAR ENDED DECEMBER 30, 2001

(Amounts in thousands)

	Parent	Combined Guarantors	Combined Non- Guarantors	Elimination Entries *	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$42,141	$269	$(564)	$295	$42,141
Adjustments to reconcile income (loss) to cash provided by operating activities:
Amortization	9,901	1,795	20	—	11,716
Depreciation	5,007	101	14	—	5,122
Equity income	295	—	—	(295)	—
Minority loss in subsidiaries	(420)	—	—	—	(420)
Changes in operating assets and liabilities:
Changes in settlement receivables	12,142	—	1,096	—	13,238
Changes in receivables—other	(47)	(114)	(17)	—	(178)
Changes in due from (to) related party—net	538	(2,327)	(56)	2,571	726
Changes in prepaid and other assets	688	109	—	—	797
Changes in settlement liabilities—due to related party	(2,270)	—	(1,537)	—	(3,807)
Changes in accounts payable	2,855	330	91	—	3,276
Changes in accrued expenses	1,413	10	2,211	(2,635)	999

Net cash provided by operating activities	72,243	173	1,258	(64)	73,610

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(3,420)	(38)	—	—	(3,458)
Purchase of other intangibles	(2,766)	(71)	—	—	(2,837)
Investment in subsidiaries	(850)	—	—	850	—

Net cash (used in) provided by investing activities	(7,036)	(109)	—	850	(6,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Minority capital contributions	340	—	—	—	340
Capital contributions	—	—	850	(850)	—
Distributions to partners	(57,152)	—	—	—	(57,152)

Net cash (used in) provided by financing activities	(56,812)	—	850	(850)	(56,812)

NET EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(64)	—	(451)	64	(451)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,331	64	1,657	—	10,052

CASH AND CASH EQUIVALENTS—Beginning of period	15,759	442	11,247	—	27,448

CASH AND CASH EQUIVALENTS—End of period	$24,090	$506	$12,904	$—	$37,500

*	Eliminations include intercompany investments and management fees.

Global Cash Access, Inc.

and Subsidiaries formerly

Global Cash Access, L.L.C.

Quarterly Report for the Three Months and

Six Months Ended June 30, 2004

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except par value and shares)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$13,536	$23,423
Settlement receivables	13,844	15,937
Receivables, other	3,108	6,510
Prepaid and other assets	14,561	954
Property, equipment and leasehold improvements, net	12,764	15,129
Goodwill, net	156,661	156,685
Other intangibles, net	18,968	20,619
Deferred income taxes, net	209,776	—

Total assets	$443,218	$239,257

LIABILITIES AND STOCKHOLDER’S DEFICIT AND MEMBER’S CAPITAL

LIABILITIES:
Settlement liabilities	$3,444	$17,624
Accounts payable	18,018	18,016
Accrued expenses	13,648	4,370
Borrowings	491,750	—

Total liabilities	526,860	40,010

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	178	—

STOCKHOLDER’S DEFICIT AND MEMBER’S CAPITAL:
Common stock, $0.001 par value, 1,000 shares authorized and outstanding at June 30, 2004	—	—
Accumulated deficit	(85,237)	—
Accumulated other comprehensive income	1,417	—
Members’ capital	—	199,247

Total stockholder’s deficit and member’s capital	(83,820)	199,247

Total liabilities and stockholder’s deficit and member’s capital	$443,218	$239,257

See notes to unaudited condensed consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
REVENUES:
Cash advance	$50,352	$46,658	$100,806	$92,376
ATM	39,051	31,853	77,382	62,660
Check cashing	5,682	7,229	11,520	14,211
Central Credit and other revenues	2,920	2,804	5,928	5,494

Total revenues	98,005	88,544	195,636	174,741

COSTS AND EXPENSES:
Commissions	44,105	36,807	88,433	74,320
Interchange and processing	19,080	16,908	37,221	34,146
Check cashing warranties	2,471	1,784	5,129	4,902
Central Credit and other costs of revenues	81	131	155	213

Total costs and expenses	65,737	55,630	130,938	113,581

GROSS PROFIT:	32,268	32,914	64,698	61,160
Operating expenses	(13,919)	(12,232)	(24,872)	(25,765)
Amortization	(1,410)	(1,624)	(2,849)	(3,280)
Depreciation	(1,995)	(2,017)	(3,964)	(3,720)
Other operating expenses	—	(249)	—	(564)

OPERATING INCOME	14,944	16,792	33,013	27,831

OTHER INCOME (EXPENSE):
Interest income	295	388	589	720
Interest expense	(10,144)	(1,656)	(13,241)	(3,161)

Total other expense	(9,849)	(1,268)	(12,652)	(2,441)

INCOME BEFORE INCOME TAX BENEFIT (PROVISION) AND MINORITY OWNERSHIP LOSS	5,095	15,524	20,361	25,390

INCOME TAX BENEFIT (PROVISION)	209,245	(121)	208,082	(233)

INCOME BEFORE MINORITY OWNERSHIP LOSS	214,340	15,403	228,443	25,157

MINORITY OWNERSHIP LOSS	122	109	122	400

NET INCOME	$214,462	$15,512	$228,565	$25,557

PRO FORMA COMPUTATION RELATED TO CONVERSION TO C CORPORATION FOR TAX PURPOSES
INCOME BEFORE INCOME TAX BENEFIT (PROVISION) AND MINORITY OWNERSHIP LOSS—HISTORICAL	$5,095	$15,524	$20,361	$25,390
INCOME TAX PROVISION—HISTORICAL, EXCLUSIVE OF ONE-TIME TAX BENEFIT	(1,379)	(121)	(2,542)	(233)
PRO FORMA INCOME TAX PROVISION	(455)	(5,486)	(4,788)	(8,938)
MINORITY OWNERSHIP LOSS—HISTORICAL	122	109	122	400

PRO FORMA NET INCOME	$3,383	$10,026	$13,153	$16,619

See notes to unaudited condensed consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S (DEFICIT) EQUITY

(amounts in thousands, except shares)

(unaudited)

	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Members’ Capital	Total
	Number of Shares	Amount
BALANCE—January 1, 2004	—	$—	$—	$1,741	$197,506	$199,247
Net income before change in tax status					227,121	227,121
Net income after change in tax status			1,444			1,444
Other comprehensive loss:
Foreign currency translation				(324)		(324)

Comprehensive income						228,241

Distributions to members					(74,231)	(74,231)
Deemed distributions to members					(3,166)	(3,166)
Deemed contributions from members					964	964
Redemption of membership units					(434,875)	(434,875)
Change in tax status from a limited liability company to a corporation on June 7, 2004	1,000	—	(86,681)		86,681	—

BALANCE—June 30, 2004	1,000	$—	$(85,237)	$1,417	$—	$(83,820)

See notes to unaudited condensed consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Six months ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$228,565	$25,557
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Amortization of financing costs	638	—
Amortization of intangibles	2,849	3,280
Depreciation	3,964	3,720
Loss on sale or disposal of assets	—	458
Deferred income taxes	(209,776)	—
Minority ownership loss	(122)	(400)
Changes in operating assets and liabilities:
Settlement receivables	2,097	2,717
Receivables, other	98	(2,562)
Prepaid and other assets	(843)	86
Settlement liabilities	(14,187)	(48,129)
Accounts payable	6	4,912
Accrued expenses	10,270	(98)

Net cash provided by (used in) operating activities	23,559	(10,459)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(1,596)	(5,252)
Purchase of other intangibles	(1,198)	(664)

Net cash used in investing activities	(2,794)	(5,916)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	484,087	—
Repayments under credit facility	(3,250)	—
Debt issuance costs	(2,488)	—
Minority capital contributions	300	400
Redemption of membership interests and distributions to partners	(509,106)	(24,980)

Net cash used in financing activities	(30,457)	(24,580)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(195)	901

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,887)	(40,054)
CASH AND CASH EQUIVALENTS—Beginning of period	23,423	58,493

CASH AND CASH EQUIVALENTS—End of period	$13,536	$18,439

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$6,162	$3,194

Cash paid for income taxes, net of refunds	$331	$224

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution related to forgiveness of related party payable	$964

Distribution related to forgiveness of related party receivable	$3,166

Debt issuance costs treated as a reduction of credit facility proceeds	$10,913

See notes to unaudited condensed consolidated financial statements.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BUSINESS AND BASIS OF PRESENTATION

Global Cash Access, Inc. (the ”Company” or ”GCA”) is a financial services company that provides cash access products and services to the gaming industry. The Company’s cash access products and services allow gaming patrons to access funds through a variety of methods, including credit card cash advances, point-of-sale debit card cash advances, automated teller machine (“ATM”) withdrawals, check cashing transactions and money transfers. These services are provided to patrons at gaming establishments directly by the Company or through one of its consolidated subsidiaries: CashCall Systems, Inc. (“CashCall”) or QuikPlay, LLC (“QuikPlay”).

The Company also owns and operates one of the leading credit reporting agencies in the gaming industry, Central Credit, LLC (“Central”), and provides credit-information services to gaming establishments and credit-reporting history on gaming patrons to the various gaming establishments. Central operates in both international and domestic gaming markets.

The accompanying unaudited condensed consolidated financial statements include the accounts of GCA and its consolidated subsidiaries: CashCall, Central, and QuikPlay.

CashCall is a Canadian corporation directly owned by GCA that provides consumer cash access to gaming establishments in Canada through credit/debit card cash advance transactions. On August 30, 2001, GCA established a United Kingdom branch to provide credit/debit card cash advance and ATM withdrawal transactions to gaming patrons in the United Kingdom. The branch did not initiate these transactions until early 2002 when the regulatory approval to perform these types of transactions in gaming establishments was granted by Parliament.

QuikPlay is a joint venture formed on December 6, 2000, owned 60% by GCA and 40% by International Game Technology (“IGT”). IGT is one of the largest manufacturers of gaming equipment in the United States. QuikPlay was formed to develop cash advance capabilities to gaming patrons at or near the point of play. This product was in the initial development stages until August 28, 2003, at which time it received a Phase II approval letter issued by Gaming Laboratories International, Inc. providing regulatory approval to commence operations on a pilot tribal gaming location. Additional regulatory approval must still be obtained for all future tribal locations and non-tribal locations, but management has determined that the QuikPlay product is no longer in the development stage. As GCA is the managing member of this entity, it has been fully consolidated in the Company’s unaudited condensed consolidated financial statements in all periods presented.

GCA provides additional services in conjunction with companies wholly owned by First Data Corporation (“First Data”), including TRS Recovery Services, Inc., and TeleCheck Services, Inc., (collectively “TeleCheck”), and Western Union Financial Services, Inc. (“Western Union”). Prior to March 10, 2004, First Data owned 67% of the Company (see further discussion at Restructuring of Ownership below and in footnote 6). GCA is a money transfer agent for Western Union, a wholly owned subsidiary of First Data. Western Union contracts directly with the casinos and provides GCA commissions on the transactions processed by the casino. These commissions are included as part of other revenues in the accompanying unaudited condensed consolidated statements of income.

GCA markets check authorization services to gaming establishments pursuant to the TeleCheck Marketing Agreement dated July 9, 1998. GCA, through TeleCheck, provides gaming establishments who are merchant subscribers check authorization services that include check verification and returned item collection. GCA provides marketing and customer service to the gaming establishment on behalf of TeleCheck. Because GCA controls the primary customer relationship and GCA can choose to offer check warranty products other than those of TeleCheck (including our own), GCA views TeleCheck as our agent with respect to these services.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Under the TeleCheck Marketing Agreement and subsequent amendments, GCA receives the monthly fee charged to gaming establishments, net of the actual warranty losses and operating expenses reported by TeleCheck. GCA records the gross monthly fee charged to the gaming establishments in check cashing revenue. The actual warranty losses billed by TeleCheck are recorded as part of check cashing warranties expense. At month end, GCA estimates a liability for unpresented warranty claims and adjusts the month end accrual and warranty expense as necessary. The operating expenses invoiced by TeleCheck are recorded as part of operating expenses.

Restructuring of Ownership—On December 10, 2003, the principal owners of GCA, First Data Financial Services, LLC and FDFS Holdings, LLC (both of which are subsidiaries of First Data) and M&C International (“M&C”), entered into a restructuring agreement with the principals of M&C. This restructuring agreement and the subsequent amendments provided for the recapitalization of GCA’s membership so that all of the membership units in the Company were contributed to a holding company, GCA Holdings, L.L.C. (“Holdings”). GCA is a wholly owned subsidiary of Holdings.

Pursuant to the Restructuring of Ownership, all of the membership units in Holdings owned by FDFS Holdings, LLC were redeemed for an aggregate amount of $435.6 million. Additionally, certain of M&C’s membership units in Holdings were redeemed for $38.0 million.

Immediately prior to the redemption of First Data’s and M&C’s membership units in Holdings, M&C sold to Bank of America Corporation a portion of M&C’s membership units in Holdings for an aggregate purchase price of $20.2 million. Additionally as part of the Restructuring of Ownership, a $12.1 million distribution was made to M&C that was paid directly to Bank of America for settlement of a loan between Bank of America and M&C.

Upon the consummation of the restructuring transaction, which was completed on March 10, 2004, Holdings was approximately 95% owned by M&C and approximately 5% owned by a wholly owned subsidiary of Bank of America Corporation.

Securities Purchase and Exchange Agreement—On April 21, 2004, Holdings entered into a Securities Purchase and Exchange Agreement whereby Holdings, the Company and each of the Company’s wholly owned subsidiaries agreed, among other things, to convert from limited liability companies to corporations organized under the laws of Delaware (the “Conversion”), and to exchange membership units in Holdings for various classes of common and preferred stock. On June 7, 2004, the Company changed its tax status from a limited liability company to a taxable corporation organized under the laws of Delaware. In accordance with generally accepted accounting principles, upon conversion to a taxable entity the Company recorded a one-time income tax benefit to establish a net deferred tax asset attributed to differences between the financial reporting and the income tax basis of assets and liabilities. The results of operations have been revised to reflect the unaudited pro forma impact had the Company been a taxable entity for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—On June 7, 2004, the Company was incorporated under the laws of Delaware and became known as Global Cash Access, Inc. Prior to June 7, 2004, the Company operated as a limited liability company and was known as Global Cash Access, L.L.C. As part of the Restructuring of Ownership on March 10, 2004, an affiliated company, CashCall, was contributed to the Company by the owners. The unaudited condensed consolidated financial statements presented for the three and six months ended June 30, 2004 and 2003 and as of December 31, 2003 include the accounts of Global Cash Access, Inc. (and its predecessor Global Cash Access, L.L.C.), and its subsidiaries. The financial statements also include CashCall as a combined entity for the period prior to its contribution on March 10, 2004.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation—The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of results for the interim periods have been made. The results for the three and six months ended June 30, 2004 are not necessarily indicative of results to be expected for the full fiscal year.

These unaudited condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto included within the Company’s Registration Statement on Form S-4 filed on July 8, 2004.

ATM Funding Agreements—The Company obtains all of the cash required to operate their ATMs through various ATM Funding Agreements described in footnote 2. Under the terms of these agreements, neither the cash utilized within the ATMs nor the receivables generated for the amount of cash dispensed through transactions on the ATMs are owned or controlled by GCA. Therefore, these amounts have been excluded from the unaudited condensed consolidated balance sheets.

Settlement Receivables and Settlement Liabilities—In the credit/debit card cash advance transactions provided by GCA and CashCall, the gaming establishment is reimbursed for the cash disbursed to gaming patrons through a check issued by either Integrated Payment Systems, Inc. or IPS Canada Inc. (“IPS”). GCA is an agent of IPS, a licensed issuer of payment instruments that is wholly owned by First Data. Pursuant to these agency relationships, GCA indemnifies IPS for any losses incurred in conjunction with credit/debit card cash advance transactions, and thus, assumes all of the risks and rewards. GCA receives reimbursement from the patron’s credit/debit card issuer for the transaction in an amount equal to the check issued to the casino plus the cash advance fee charged to the patron. This reimbursement is included within the settlement receivables on the unaudited condensed consolidated balance sheets. GCA then funds IPS for the amount of their check issued to the casino. The amount of unpaid checks is included with settlement liabilities on the unaudited condensed consolidated balance sheets.

Income Taxes—As a result of the change in tax status resulting from the change in the Company’s organization as a limited liability company to a corporation, the Company is no longer a pass through entity for U.S. income tax purposes. Income tax expense includes U.S. and international income taxes, plus the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes.

Internally Developed Software—The Company accounts for the costs related to computer software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 (“SOP 98-1”), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes that computer software costs that are incurred in the preliminary project stage should be expensed as incurred. Costs incurred in the application development phase and any upgrades and enhancements that modify the existing software and result in additional functionality are capitalized and amortized over their useful lives, generally not to exceed three years. These costs consist of

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

outside professional fees related to the development of our systems. As of June 30, 2004 and December 31, 2003, costs capitalized for internally developed software were $11.4 million and $11.2 million, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Significant estimates incorporated in the unaudited condensed consolidated financial statements include the estimated useful lives for depreciable and amortizable assets, estimated cash flows in assessing the recoverability of long-lived assets, and estimated liabilities for chargebacks, litigation, claims and assessments. Actual results could differ from these estimates.

Recently Issued Accounting Standards—In January 2003, the FASB issued Interpretation No. (“FIN”) 46R (revised December 2003), Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The Company adopted this standard as of April 1, 2004, and the adoption of this standard did not have a material effect on the Company’s financial position or results of operations.

Reclassifications—Certain reclassifications have been made in the prior period unaudited condensed consolidated financial statements to conform to the presentation used at and for the period ended June 30, 2004. These reclassifications had no effect on the Company’s consolidated net income.

3. ATM FUNDING AGREEMENTS

Wells Fargo Vault Cash Custody Agreement—On November 17, 2003, the Company entered into a Vault Cash Custody Agreement (the “Agreement”) with Wells Fargo Bank, N.A. (“Wells Fargo”) to provide the currency needed for normal operating requirements for all the Company’s ATMs. This agreement provides up to $300 million in the Company’s ATMs, and replaced the existing Bailment Agreement between the Company and First Data. As part of this agreement, the Company agreed that Wells Fargo shall have absolute control over all of the cash and the settlement receivables resulting from ATM transactions at all times. Under the agreement with Wells Fargo, GCA was to pay a monthly funding fee to Wells Fargo equal to average daily dollars outstanding in all ATMs multiplied by the average Federal Funds rate published by the Federal Reserve Bank of San Francisco for the month plus a margin of 30 basis points multiplied by the number of days in the calendar month.

On March 4, 2004, the Company amended the Agreement with Wells Fargo to provide the currency needed for normal operating requirements for all the Company’s ATMs. Under terms of this amendment, Wells Fargo agreed to not exercise their right to terminate the Agreement for a period of 120 days and the interest rate utilized in the monthly funding fee computation was changed from average Federal Funds rate for the month plus a margin of 30 basis points to LIBOR plus 300 basis points. Until the services were terminated, the Company was also required to maintain a $5.0 million letter of credit as security for the performance of GCA’s obligations under the Agreement. Services under terms of this agreement and the letter of credit securing GCA’s obligations were terminated in June 2004.

Bank of America Amended Treasury Services Agreement—On March 8, 2004, the Company entered into an Amendment of the Treasury Services Agreement with Bank of America, N.A. that allowed for the Company to utilize up to $300 million in funds owned by Bank of America to provide the currency needed for normal operating requirements for all the Company’s ATMs. For use of these funds, GCA pays Bank of America a cash

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(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

usage fee equal to the average daily balance of funds utilized multiplied by the one-month LIBOR rate plus 25 basis points. The transition of the ATM funding from Wells Fargo to Bank of America was completed June 8, 2004.

Site Funded ATMs—The Company operates ATMs at certain customer locations where the customer provides the cash required for ATM operational needs. The Company is required to reimburse the customer for the amount of cash dispensed from these site-funded ATMs. As of June 30, 2004 and December 31, 2004, the Company operated 74 ATMs that were site funded.

4. COMMITMENTS AND CONTINGENCIES

Litigation Claims and Assessments

GameCash Litigation—On June 16, 2004, the Company entered into a settlement agreement containing mutual releases with Travelers Express Company, Inc., Viad Corp. and First Data Corporation related to the April 2003 action commenced by Game Financial Corporation against the Company relating to an alleged breach of a confidentiality agreement, alleged interference with contract and alleged interference with prospective economic advantage. Under terms of the settlement agreement, the Company paid Travelers Express Company, Inc. $2.1 million in full settlement of all claims against the Company, First Data Corporation and a customer of ours related to these claims. This settlement was recorded as part of operating expenses in the accompanying consolidated statements of income for the three and six months ended June 2004.

The Company is threatened with or named as a defendant in various lawsuits in the ordinary course of business, including the one noted above. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that the final resolution of any threatened or pending litigation is not likely to have a material adverse effect on the financial position, cash flows or results of operations of the Company.

Canadian Goods and Services Tax (“GST”)—In April 2004, CashCall was notified through one of its customers that the Canadian Revenue Agency (“CRA”) Appeals Division had taken the position against the customer in January 2004 related to a tax position that the Company was not liable for GST on commissions paid to the customer. Under the Canadian Excise Tax Act (“ETA”), a supply of goods or services is taxable unless it is identified as exempt specifically in the ETA. Included within this listing of exempt transactions are “financial services” transactions.

The preliminary position taken by the CRA is that the advancement of funds by the gaming establishment to gaming patrons in consideration for receipt of a negotiable instrument issued by CashCall is not an exempt financial services transaction. The CRA has requested that our customer remit to them on our behalf approximately $0.6 million in GST owed related to the period under audit. Our customer has made the payments to the CRA, and requested reimbursement of these amounts from the Company. In addition to the $0.6 million identified under the CRA audit, the Company may be liable for an additional $1.0 million for GST related to other Canadian customers and time periods not under audit plus possible interest and penalties.

The Company intends to pay the amount owed related to this specific customer, immediately file a refund claim for taxes paid in error with the CRA and provide the CRA with a history of the issue. If this claim is denied, which is expected, the Company intends to defend the rebate claim through the assessment process, the appeals process and then through court, if necessary.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The Company believes the transactions performed in Canada are financial services transactions that are exempt from GST and are therefore not taxable. As the Company intends to pay these obligations and file a refund claim to recover these amounts there is a risk of an adverse outcome from the appeals process. Accordingly, in the six months ended June 30, 2004, the Company recorded $1.6 million in operating expenses related to this potential tax exposure in the accompanying unaudited condensed consolidated income statements.

5. BORROWINGS

Senior Secured Credit Facility—In connection with the Restructuring of Ownership, the Company entered into a new senior secured credit facility (the “Credit Facility”) arranged by Banc of America Securities LLC in an aggregate principal amount of $280 million, consisting of a five-year revolving credit facility of $20.0 million and a six-year term loan of $260 million. Included within the revolving credit facility are a sub-facility that provides for up to $10.0 million in letters of credit and a sub-facility that provides for up to $5.0 million in swingline borrowings. The Credit Facility resulted in proceeds to the Company of $255.7 million net of issuance costs and offering expenses. Proceeds from the term loan portion of the Credit Facility were utilized to finance in part the Restructuring of Ownership and pay related fees and expenses.

The term loan portion of the Credit Facility will amortize at a rate of 5.0% per annum, payable in quarterly installments for the first five years with the remaining balance to be repaid in equal quarterly installments in the sixth year. Borrowings under the Credit Facility will bear interest at either a base rate (defined as the higher of the Bank of America prime rate or the Federal Funds rate plus 0.50%) plus an applicable margin or LIBOR plus an applicable margin. For the term loan portion of the Credit Facility the applicable margin for LIBOR loans will be 2.75% while base rate loans will have an applicable margin of 1.75%. Initially, for the revolving portion of the Credit Facility the applicable margin for LIBOR loans will be 2.75% while base rate loans will have an applicable margin of 1.75%. Beginning July 30, 2004, the applicable margin for the revolving portion of the Credit Facility will be adjusted from time-to-time based upon a the Company’s leverage ratio, provided that the applicable margins for base rate loans will always be 1% less than the applicable margins for LIBOR loans.

As of June 30, 2004, the Company had issued and outstanding $3.4 million in letters of credits under the revolving portion of the Credit Facility.

Senior Subordinated Notes—On March 10, 2004, the Company completed a private placement offering of $235 million 8.75% Senior Subordinated Notes (the “Notes Offering”) due March 15, 2012. The Notes Offering resulted in proceeds to the Company of $228.3 million net of issuance costs and offering expenses. Interest on the notes accrues based upon a 360-day year comprised of twelve 30-day months and is payable semiannually on March 15th and September 15th. Proceeds of the Notes Offering were utilized to finance in part the Restructuring of Ownership and pay related fees and expenses.

All of the Company’s existing and future domestic wholly owned subsidiaries will be guarantors of the notes on a senior subordinated basis. Up to 35% of these notes may be redeemed before March 15, 2007, at a price of 108.75% of face, out of the net proceeds from an equity offering. On or after March 15, 2008, the Company may redeem all or a portion of the notes at redemption prices of 104.375% on or after March 15, 2008, 102.188% on or after March 15, 2009 or 100.000% on or after March 15, 2010.

6. RELATED PARTY TRANSACTIONS

Prior to March 10, 2004, First Data held a 67% ownership interest in the Company (see Restructuring of Ownership section in footnote 1). In the normal course of business, First Data and its subsidiaries have provided

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

services to the Company to facilitate the provision of services for the Company’s customers. The Company was charged a fee by FDFS for all material services provided on its behalf based on the estimated fair value of the services provided. As part of the Restructuring of Ownership, the Company and First Data have agreed to transition certain corporate support functions to the Company. These services include tax, accounting, and licensing departments, corporate insurance coverage, and credit card rewards processing. These functions and responsibilities were transitioned over to the Company in April 2004.

As part of the Restructuring of Ownership, the Company and First Data have agreed for First Data to continue to provide the following services for a period of one year after closing. In connection with the credit/debit card cash advance transactions and the ACH check cashing transactions, the Company incurs a settlement liability to IPS for checks written to gaming properties on cash accounts of IPS. GCA generally funds IPS for the checks on the third business day after the check is issued. The Company pays a check clearing and imaging fee to IPS. IPS pays the Company interest on the outstanding checks from the time they are funded until the check has cleared the IPS bank account. The balance of outstanding checks includes short-term balances as well as checks pending escheatment. Interest is calculated daily on the total outstanding balance and the short-term cash deposits at the lesser of 7% or prime rate per annum.

In connection with the ATM business, FDFS Holdings, LLC provided ATM funding for which it charged the Company interest. Interest was calculated daily on the total outstanding balance at the lesser of 7% or prime rate per annum. This arrangement was terminated on December 16, 2003.

GCA markets TeleCheck check authorization and warranty services and is an agent of Western Union in gaming establishments. Under the TeleCheck Marketing Agreement and subsequent amendments, the Company is to receive the monthly fee revenue received from all gaming establishments, less the net warranty expense for the month and an amount equal to the operating expenses. These amounts are included within check cashing revenues, check cashing warranties, and operating expenses respectively. As an agent under the Western Union agreement the Company receives a monthly commission based on the total number of merchant outlets and of volume of transaction processed.

The Company made payments for software development costs to Infonox on the Web, a company owned by M&C during each of the periods presented.

A portion of the software development costs are capitalized and reflected in intangible assets in the unaudited condensed consolidated balance sheets and the remainder is classified in operating or other expenses in the unaudited condensed consolidated statements of income.

GCA made processing payments based on authorized transactions to USA Payments, a company owned by M&C. The processing payments have been reflected in interchange processing and other expenses in the unaudited condensed consolidated statements of income. Additionally, USA Payments provides pass through invoices related mainly to gateway fees and other processing charges incurred on behalf of the Company from unrelated third parties and subleases a portion of GCA’s corporate facility from GCA.

As part of the Restructuring of Ownership, Bank of America Corporation became a minority owner of Holdings, the parent company of GCA. The Company uses Bank of America, N.A. for general corporate banking purposes and is charged monthly servicing fees for these services, which are included in operating expenses. In connection with the ATM Funding agreement, GCA obtains cash for our ATMs from Bank of America, N.A. The fees paid to Bank of America for the preparation of the cash is included within operating expenses, while the cash usage fee is included as part of interest expense.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following table represents the transactions with related parties for the three and six months ended June 30, (amounts in thousands):

		Three months ended June 30,		Six months ended June 30,
Name of Related Party	Description of Transaction	2004	2003	2004	2003
First Data and Subsidiaries:

IPS	Invoices paid by IPS passed through as capitalized items to GCA with subsequent operating expense and depreciation expense treatment including capitalized check stock and casino equipment, respectively	$46	$56	$109	$95

IPS	Invoices paid by IPS passed through and expensed in operating expenses by GCA including legal fees, bank fees, telecom, taxes, licenses, foreign employee reimbursement and other operating expenses	25	100	142	178

IPS	Check clearing & imaging charges operated by IPS included in operating expenses	141	129	284	261

First Data	Other support services including tax, accounting and licensing departments, corporate insurance coverage and credit card rewards processing included in operating expenses	—	52	35	104

IPS	Interest income earned by GCA on outstanding checks and short-term cash deposits	(274)	(287)	(511)	(546)

FDFS Holdings, LLC	Interest expense recorded by GCA on bailment of ATM cash	—	1,558	—	2,802

TeleCheck	Check guarantee revenue included in check cashing revenue	(5,533)	(7,044)	(11,198)	(13,901)

TeleCheck	Check cashing warranties	2,471	1,784	5,129	4,903

TeleCheck	Operating expenses	741	2,077	1,522	4,328

Western Union	Money transfer commissions earned, included in Central Credit and other revenues	(98)	(104)	(211)	(277)

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

		Three months ended June 30,		Six months ended June 30,
Name of Related Party	Description of Transaction	2004	2003	2004	2003
M&C Subsidiaries:

Infonox on the Web	Software development costs and maintenance expense included in operating expenses, other expenses and other intangibles, net	$370	$1,032	$752	$2,617

USA Payments	Transaction processing charges included in interchange and processing	655	766	1,270	1,419

USA Payments	Pass through billing related to gateway fees, telecom and other items included in interchange and processing expense and operating expenses	412	479	924	952

USA Payments	Sublease income earned for leasing out corporate office space for backup servers included in operating expenses	(5)	(41)	(9)	(41)

Bank of America and Subsidiaries:

Bank of America, N.A.	Bank fees and cash preparation fees for cash accounts maintained included within operating expenses	147	226	228	735

Bank of America, N.A.	Cash usage fee included within interest expense	221	—	221	—

The following table details the amounts due from these related parties that are recorded as part of receivables, other in the unaudited condensed consolidated balance sheets (amounts in thousands):

	June 30, 2004	December 31, 2003
Receivable from M&C	$—	$3,166
Receivable from First Data and Subsidiaries	1,889	2,058

	$1,889	$5,224

The settlement liabilities caption on the unaudited condensed consolidated balance sheets as of June 30, 2004 and December 31, 2003, represents a liability to IPS for unpaid checks.

Bank of America is the acquiring member sponsoring GCA under applicable card rules through September 2010 for all credit/debit card cash advance transactions. Additionally, GCA pays Bank of America fees for services provided related to cash operating accounts maintained with Bank of America and cash usage fees for

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

funds provided for our ATMs. As of June 30, 2004 and December 31, 2003, the accrued unpaid balance of these amounts included within accounts payable and accrued expenses was $0.3 million and $0.4 million, respectively.

7. INCOME TAXES

As part of the Securities Purchase and Exchange Agreement mentioned in footnote 1, the Company was required to convert from a limited liability company, which was a pass through entity for U.S. income tax purposes, to a corporation. This conversion was completed on June 7, 2004, and resulted in the Company recognizing the net tax assets generated from the step up in tax basis created from the implied value of the Restructuring of Ownership and the Securities Purchase and Exchange Agreement. Accordingly, in the three months ended June 30, 2004, the Company recorded a one-time tax benefit of $210.6 million to establish a net deferred tax asset.

The following table presents the domestic and foreign components of pretax income and recorded income tax expense for the three and six months ended June 30, 2004 (amounts are in thousands):

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Components of pretax income:
Domestic	$3,841	$13,505	$19,129	$23,004
Foreign	1,254	2,019	1,232	2,386

Consolidated	$5,095	$15,524	$20,361	$25,390

Provision for income taxes:
Domestic	$(209,776)	$—	$(209,776)	$—
Foreign	531	121	1,694	233

Consolidated	$(209,245)	$121	$(208,082)	$233

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax basis of the Company’s assets and liabilities. The following table outlines the principal components of deferred tax items (amounts in thousands):

June 30, 2004
Deferred tax assets related to:
Accrued expenses	$222
Property, equipment and leasehold improvements	1,853
Net operating losses	1,961
Intangibles	207,288

Total deferred income tax assets	211,324

Deferred tax liabilities related to:
Sales allowances	(724)
Other	(824)

Total deferred income tax liabilities	(1,548)

Net deferred income taxes	$209,776

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

8. PRO FORMA INCOME TAX INFORMATION

The pro forma unaudited income tax adjustments represent the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation. Pro forma expenses are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during the period. Actual rates and expenses could have differed had the Company been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes for all periods presented.

The following table presents the computation of the pro forma income tax expense for the three and six month periods ended June 30, 2004 and June 30, 2003 (amounts in thousands):

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Income before income taxes, as reported	$5,095	$15,524	$20,361	$25,390
Effective pro forma income tax rate	36.00%	36.12%	36.00%	36.12%

Pro forma income tax expense	$1,834	$5,607	$7,330	$9,171

9. SEGMENT INFORMATION

Operating segments as defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. GCA’s chief operating decision-making group consists of the Chief Executive and Chief Financial Officers of the Company and a management committee appointed by the Company’s owners. The operating segments are reviewed separately because each operating segment represents a strategic business unit that serves different markets.

GCA operates in four distinct business segments: cash advance, ATM, check cashing and credit reporting services. These segments are monitored separately by management for performance against its internal forecast and are consistent with GCA’s internal management reporting.

Other lines of business, none of which exceed the established materiality for segment reporting, include Western Union, direct marketing and QuikPlay.

The Company’s business is predominantly domestic, with no specific regional concentrations.

Major customers—During the six months ended June 30, 2004, GCA had one customer that generated total revenues of approximately $24.7 million from all segments. During the six months ended June 30, 2003, one customer generated total revenues of approximately $22.5 million from all segments.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies. The tables below present the results of operations and total assets by operating segment as of, and for the three months and six months ended June 30, 2004 and 2003 (amounts in thousands):

	Cash Advance	ATM	Check Cashing	Credit Reporting	Other	Total
Three Months Ended June 30, 2004
Revenues	$50,352	$39,051	$5,682	$2,599	$321	$98,005
Depreciation and amortization	(1,209)	(1,981)	(2)	(92)	(121)	(3,405)
Operating income (loss)	8,071	3,650	2,059	1,190	(26)	14,944
Interest income	295	—	—	—	—	295
Interest expense	(4,301)	(5,109)	(485)	(222)	(27)	(10,144)
Income tax benefit	107,245	83,588	12,162	5,562	688	209,245
Minority ownership loss	—	—	—	—	122	122
Net income	$111,311	$82,129	$13,736	$6,530	$756	$214,462

Three Months Ended June 30, 2003
Revenues	$46,658	$31,853	$7,229	$2,458	$348	$88,546
Depreciation and amortization	(1,106)	(2,308)	—	(91)	(136)	(3,641)
Operating income (loss)	10,524	2,979	3,037	877	(625)	16,792
Interest income	388	—	—	—	—	388
Interest expense	—	(1,638)	—	—	(18)	(1,656)
Income taxes	(121)	—	—	—	—	(121)
Minority ownership loss	—	—	—	—	109	109
Net income (loss)	$10,791	$1,340	$3,037	$877	$(533)	$15,512

Six Months Ended June 30, 2004
Revenues	$100,806	$77,382	$11,520	$5,266	$662	$195,636
Depreciation and amortization	(2,470)	(3,913)	—	(183)	(247)	(6,813)
Operating income	17,192	8,988	4,276	2,568	(11)	33,013
Interest income	589	—	—	—	—	589
Interest expense	(5,385)	(6,925)	(615)	(281)	(35)	(13,241)
Income taxes	106,399	82,975	12,352	5,646	710	208,082
Minority ownership loss	—	—	—	—	122	122
Net income	$118,796	$85,037	$16,013	$7,933	$786	$228,565

Six Months Ended June 30, 2003
Revenues	$92,376	$62,660	$14,211	$4,816	$678	$174,741
Depreciation and amortization	(2,627)	(3,920)	—	(182)	(271)	(7,000)
Operating income (loss)	17,940	5,840	4,302	1,565	(1,816)	27,831
Interest income	720	—	—	—	—	720
Interest expense	—	(3,072)	—	—	(89)	(3,161)
Income taxes	(233)	—	—	—	—	(233)
Minority ownership loss	—	—	—	—	400	400
Net income (loss)	$18,427	$2,767	$4,302	$1,565	$(1,504)	$25,557

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

	June 30, 2004	December 31, 2003
Total Assets
Cash advance	$254,598	$154,461
ATM	125,803	40,667
Check cashing	15,538	3,273
Credit reporting	46,440	40,764
Other	839	92

Total assets	$443,218	$239,257

10. GUARANTOR INFORMATION

As part of the Restructuring of Ownership discussed in Note 1 to these unaudited condensed consolidated financial statements, the Company issued $235 million in senior subordinated notes due 2012 (the “Notes”). The Notes are guaranteed by all of the Company’s domestic wholly-owned existing subsidiaries. These guaranties are full, unconditional, joint and several. CashCall, which is a wholly owned subsidiary and QuikPlay, which is a consolidated joint venture do not guaranty these notes. As such, the following consolidating schedules present separate unaudited condensed financial statement information on a combined basis for the parent only, as well as the Company’s guarantor subsidiaries and non-guarantor subsidiaries and affiliate, as of June 30, 2004 and December 31, 2003, and for the three and six months ended June 30, 2004 and 2003.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—BALANCE SHEET INFORMATION

JUNE 30, 2004

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Elimination Entries*	Consolidated
ASSETS
Cash and cash equivalents	$9,585	$100	$3,851	$—	$13,536
Settlement receivables	13,573	—	271	—	13,844
Receivables, other	3,350	14,063	8	(14,313)	3,108
Prepaid and other assets	14,561	—	—	—	14,561
Investment in subsidiaries	55,562	—	—	(55,562)	—
Property, equipment and leasehold improvements, net	12,757	7	—	—	12,764
Goodwill, net	116,575	39,470	616	—	156,661
Other intangibles, net	18,766	202	—	—	18,968
Deferred income taxes, net	209,776	—	—	—	209,776

Total	$454,505	$53,842	$4,746	$(69,875)	$443,218

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
LIABILITIES:
Settlement liabilities	$3,257	$—	$187	$—	$3,444
Accounts payable	31,265	350	716	(14,313)	18,018
Accrued expenses	11,875	—	1,773	—	13,648
Borrowings	491,750	—	—	—	491,750

Total liabilities	538,147	350	2,676	(14,313)	526,860

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	178	—	—	—	178
STOCKHOLDER’S (DEFICIT) EQUITY	(83,820)	53,492	2,070	(55,562)	(83,820)

Total	$454,505	$53,842	$4,746	$(69,875)	$443,218

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—BALANCE SHEET INFORMATION

DECEMBER 31, 2003

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Elimination Entries *	Consolidated
ASSETS
Cash and cash equivalents	$14,665	$195	$8,563	$—	$23,423
Settlement receivables	15,576	—	361	—	15,937
Receivables, other	8,922	10,829	4	(13,245)	6,510
Prepaid and other assets	954	—	—	—	954
Investment in subsidiaries	56,768	—	—	(56,768)	—
Property, equipment and leasehold improvements, net	15,108	21	—	—	15,129
Goodwill, net	116,575	39,470	640	—	156,685
Other intangibles, net	20,250	369	—	—	20,619

Total	$248,818	$50,884	$9,568	$(70,013)	$239,257

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Settlement liabilities	$17,365	$—	$259	$—	$17,624
Accounts payable	27,900	370	2,991	(13,245)	18,016
Accrued expenses	4,306	—	64	0	4,370

Total liabilities	49,571	370	3,314	(13,245)	40,010

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	—	—	—	—	—
MEMBERS’ CAPITAL	199,247	50,514	6,254	(56,768)	199,247

Total	$248,818	$50,884	$9,568	$(70,013)	$239,257

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

THREE MONTHS ENDED JUNE 30, 2004

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Eliminations*	Consolidated
REVENUES:
Cash advance	$49,574	$—	$778	$—	$50,352
ATM	39,051	—	—	—	39,051
Check cashing	5,682	—	—	—	5,682
Central Credit and other revenues	1,424	2,599	19	(1,122)	2,920

Total revenues	95,731	2,599	797	(1,122)	98,005

COSTS AND EXPENSES:
Commissions	43,892	—	213	—	44,105
Interchange and processing	18,813	—	267	—	19,080
Check cashing warranties	2,471	—	—	—	2,471
Central Credit and other costs of revenues	8	73	—	—	81

Total costs and expenses	65,184	73	480	—	65,737

GROSS PROFIT	30,547	2,526	317	(1,122)	32,268
Operating expenses	(12,451)	(1,087)	(381)	—	(13,919)
Amortization	(1,326)	(84)	—	—	(1,410)
Depreciation	(1,988)	(7)	—	—	(1,995)
Other operating expenses	—	—	—	—	—

OPERATING INCOME (LOSS)	14,782	1,348	(64)	(1,122)	14,944

OTHER INCOME (EXPENSE):
Interest income	279	—	16	—	295
Interest expense	(10,144)	—	—	—	(10,144)

Total other (expense) income	(9,865)	—	16	—	(9,849)

INCOME (LOSS) BEFORE INCOME TAX BENEFIT (PROVISION) AND MINORITY OWNERSHIP LOSS	4,917	1,348	(48)	(1,122)	5,095
INCOME TAX BENEFIT (PROVISION)	209,423	—	(178)	—	209,245

INCOME (LOSS) BEFORE MINORITY OWNERSHIP LOSS	214,340	1,348	(226)	(1,122)	214,340
MINORITY OWNERSHIP LOSS	122	—	—	—	122

NET INCOME (LOSS)	$214,462	$1,348	$(226)	$(1,122)	$214,462

*	Eliminations include earnings on subsidiaries and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

THREE MONTHS ENDED JUNE 30, 2003

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Eliminations*	Consolidated
REVENUES:
Cash advance	$45,463	$—	$1,195	$—	$46,658
ATM	31,853	—	—	—	31,853
Check cashing	7,229	—	—	—	7,229
Central Credit and other revenues	1,250	2,458	—	(904)	2,804

Total revenues	85,795	2,458	1,195	(904)	88,544

COSTS AND EXPENSES:
Commissions	36,399	—	408	—	36,807
Interchange and processing	16,552	—	356	—	16,908
Check cashing warranties	1,784	—	—	—	1,784
Central Credit and other costs of revenues	56	75	—	—	131

Total costs and expenses	54,791	75	764	—	55,630

GROSS PROFIT	31,004	2,383	431	(904)	32,914
Operating expenses	(10,693)	(1,381)	(158)	—	(12,232)
Amortization	(1,540)	(84)	—	—	(1,624)
Depreciation	(2,010)	(7)	—	—	(2,017)
Other operating expenses	—	—	(249)	—	(249)

OPERATING INCOME	16,761	911	24	(904)	16,792

OTHER INCOME (EXPENSE):
Interest income	298	—	90	—	388
Interest expense	(1,656)	—	—	—	(1,656)

Total other expense	(1,358)	—	90	—	(1,268)

INCOME BEFORE INCOME TAX BENEFIT (PROVISION) AND MINORITY OWNERSHIP LOSS	15,403	911	114	(904)	15,524
INCOME TAX BENEFIT (PROVISION)	—	—	(121)	—	(121)

INCOME BEFORE MINORITY OWNERSHIP LOSS	15,403	911	(7)	(904)	15,403
MINORITY OWNERSHIP LOSS	109	—	—	—	109

NET INCOME	$15,512	$911	$(7)	$(904)	$15,512

*	Eliminations include earnings on subsidiaries and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

SIX MONTHS ENDED JUNE 30, 2004

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Eliminations*	Consolidated
REVENUES:
Cash advance	$98,914	$—	$1,892	$—	$100,806
ATM	77,382	—	—	—	77,382
Check cashing	11,520	—	—	—	11,520
Central Credit and other revenues	1,835	5,266	35	(1,208)	5,928

Total revenues	189,651	5,266	1,927	(1,208)	195,636

COSTS AND EXPENSES:
Commissions	87,845	—	588	—	88,433
Interchange and processing	36,625	—	596	—	37,221
Check cashing warranties	5,129	—	—	—	5,129
Central Credit and other costs of revenues	24	131	—	—	155

Total costs and expenses	129,623	131	1,184	—	130,938

GROSS PROFIT	60,028	5,135	743	(1,208)	64,698
Operating expenses	(20,673)	(1,975)	(2,224)	—	(24,872)
Amortization	(2,681)	(168)	—	—	(2,849)
Depreciation	(3,949)	(15)	—	—	(3,964)

OPERATING INCOME (LOSS)	32,725	2,977	(1,481)	(1,208)	33,013

OTHER INCOME (EXPENSE):
Interest income	518	—	71	—	589
Interest expense	(13,241)	—	—	—	(13,241)

Total other (expense) income	(12,723)	—	71	—	(12,652)

INCOME (LOSS) BEFORE INCOME TAX BENEFIT (PROVISION) AND MINORITY OWNERSHIP LOSS	20,002	2,977	(1,410)	(1,208)	20,361
INCOME TAX BENEFIT (PROVISION)	208,441	—	(359)	—	208,082

INCOME (LOSS) BEFORE MINORITY OWNERSHIP LOSS	228,443	2,977	(1,769)	(1,208)	228,443
MINORITY OWNERSHIP LOSS	122	—	—	—	122

NET INCOME (LOSS)	$228,565	$2,977	$(1,769)	$(1,208)	$228,565

*	Eliminations include earnings on subsidiaries and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF INCOME INFORMATION

SIX MONTHS ENDED JUNE 30, 2003

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Eliminations*	Consolidated
REVENUES:
Cash advance	$90,093	$—	$2,283	$—	$92,376
ATM	62,660	—	—	—	62,660
Check cashing	14,211	—	—	—	14,211
Central Credit and other revenues	1,697	4,816	—	(1,019)	5,494

Total revenues	168,661	4,816	2,283	(1,019)	174,741

COSTS AND EXPENSES:
Commissions	73,351	—	969	—	74,320
Interchange and processing	33,452	—	694	—	34,146
Check cashing warranties	4,902	—	—	—	4,902
Central Credit and other costs of revenues	60	153	—	—	213

Total costs and expenses	111,765	153	1,663	—	113,581

GROSS PROFIT	56,896	4,663	620	(1,019)	61,160
Operating expenses	(22,333)	(2,899)	(533)	—	(25,765)
Amortization	(3,113)	(167)	—	—	(3,280)
Depreciation	(3,706)	(14)	—	—	(3,720)
Other operating expenses	—	—	(564)	—	(564)

OPERATING INCOME (LOSS)	27,744	1,583	(477)	(1,019)	27,831

OTHER INCOME (EXPENSE):
Interest income	574	—	146	—	720
Interest expense	(3,161)	—	—	—	(3,161)

Total other (expense) income	(2,587)	—	146	—	(2,441)

INCOME (LOSS) BEFORE INCOME TAX PROVISION AND MINORITY OWNERSHIP LOSS	25,157	1,583	(331)	(1,019)	25,390
INCOME TAX PROVISION	—	—	(233)	—	(233)

INCOME (LOSS) BEFORE MINORITY OWNERSHIP LOSS	25,157	1,583	(564)	(1,019)	25,157
MINORITY OWNERSHIP LOSS	400	—	—	—	400

NET INCOME (LOSS)	$25,557	$1,583	$(564)	$(1,019)	$25,557

*	Eliminations include earnings on subsidiaries and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2004

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Eliminations*	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$228,565	$2,977	$(1,769)	$(1,208)	$228,565
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Amortization of financing costs	638	—	—	—	638
Amortization of intangibles	2,681	168	—	—	2,849
Depreciation	3,949	15	—	—	3,964
Loss on sale or disposal of assets	—	—	—	—	—
Deferred income taxes	(209,776)	—	—	—	(209,776)
Equity income (loss)	(1,208)	—	—	1,208	—
Minority ownership loss	(122)	—	—	—	(122)
Changes in operating assets and liabilities:
Settlement receivables	2,020	—	77	—	2,097
Receivables, other	2,270	(3,234)	(4)	1,066	98
Prepaid and other assets	(843)	—	—	—	(843)
Settlement liabilities	(14,125)	—	(62)	—	(14,187)
Accounts payable	3,275	(21)	(2,182)	(1,066)	6
Accrued expenses	8,550	—	1,720	—	10,270

Net cash provided by (used in) operating activities	25,874	(95)	(2,220)	—	23,559

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(1,596)	—	—	—	(1,596)
Purchase of other intangibles	(1,198)	—	—	—	(1,198)

Net cash used in investing activities	(2,794)	—	—	—	(2,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	484,087	—	—	—	484,087
Repayments under credit facility	(3,250)	—	—	—	(3,250)
Debt issuance costs	(2,488)	—	—	—	(2,488)
Minority capital contributions	300	—	—	—	300
Capital investments in subsidiaries	(750)	—	—	750	—
Redemption of membership interests and distributions to partners	(505,156)	—	(3,950)	—	(509,106)

Net cash used in financing activities	(27,257)	—	(3,950)	750	(30,457)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(903)	—	1,458	(750)	(195)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,080)	(95)	(4,712)	—	(9,887)
CASH AND CASH EQUIVALENTS—Beginning of period	14,665	195	8,563	—	23,423

CASH AND CASH EQUIVALENTS—End of period	$9,585	$100	$3,851	$—	$13,536

*	Eliminations include intercompany investments and management fees.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

GLOBAL CASH ACCESS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATING SCHEDULE—STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2003

(amounts in thousands)

(unaudited)

	Parent	Combined Guarantors	Combined Non- Guarantors	Eliminations*	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$25,557	$1,583	$(564)	$(1,019)	$25,557
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Amortization of intangibles	3,113	167	—	—	3,280
Depreciation	3,706	14	—	—	3,720
Loss on sale or disposal of assets	458	—	—	—	458
Equity income (loss)	(1,019)	—	—	1,019	—
Minority ownership loss	(400)	—	—	—	(400)
Changes in operating assets and liabilities:
Settlement receivables	2,827	—	(110)	—	2,717
Receivables, other	(3,496)	(1,601)	(7,296)	9,831	(2,562)
Prepaid and other assets	86	—	—	—	86
Settlement liabilities	(48,054)	—	(75)	—	(48,129)
Accounts payable	12,392	1	2,350	(9,831)	4,912
Accrued expenses	207	—	(305)	—	(98)

Net cash (used in) provided by operating activities	(4,623)	164	(6,000)	—	(10,459)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(5,252)	—	—	—	(5,252)
Purchase of other intangibles	(664)	—	—	—	(664)

Net cash used in investing activities	(5,916)	—	—	—	(5,916)

CASH FLOWS FROM FINANCING ACTIVITIES:
Minority capital contributions	(600)	—	1,000	—	400
Distributions to partners	(24,980)	—	—	—	(24,980)

Net cash (used in) provided by financing activities	(25,580)	—	1,000	—	(24,580)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	$(638)	$—	$1,539	$—	$901

NET DECREASE IN CASH AND CASH EQUIVALENTS	(36,757)	164	(3,461)	—	(40,054)
CASH AND CASH EQUIVALENTS—Beginning of period	45,546	123	12,824	—	58,493

CASH AND CASH EQUIVALENTS—End of period	$8,789	$287	$9,363	$—	$18,439

*	Eliminations include intercompany investments and management fees.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer covered by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the dates as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Until April 12, 2005 (180 days after the expiration date of this exchange offer) all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

The exchange agent for the exchange offer is:

THE BANK OF NEW YORK

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attention: Ms. Carolle Montreuil

By Facsimile Transmission:

(212) 298-1915

To confirm by telephone

or for information:

(212) 815-5920

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail).

$235,000,000

Offer to Exchange

8 3/4% Senior Subordinated Notes Due 2012,

Which Have Been Registered Under the Securities Act of 1933,

or any and all Outstanding 8 3/4% Senior Subordinated Notes Due 2012

PROSPECTUS

Dated September 14, 2004